The information contained herein is subject to completion or amendment. An offering statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement becomes qualified. This joint proxy statement/offering circular does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

[INSERT BLUE RIDGE AND RIVER LOGOS]

PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 18, 2016

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

The boards of directors of Blue Ridge Bankshares, Inc. and River Bancorp, Inc. have unanimously approved a strategic merger in which River will merge with and into Blue Ridge to create a community banking organization with enhanced scale and efficiency towards building long-term shareholder value. We are sending this document to ask you, as a Blue Ridge and/or River shareholder, to approve the merger.

If the merger is completed, each share of River common stock will be converted into the right to receive, at the holder’s election, either:

•	$16.57 per share in cash (the “cash consideration”); or

•	0.9821 shares of Blue Ridge common stock (the “stock consideration”); provided, however, that the stock consideration is subject to adjustment based on the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger (the “BRB VWAP”), as follows:

•	if the BRB VWAP is less than or equal to $16.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and

•	if the BRB VWAP is greater than or equal to $18.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP.

If you are a River shareholder, you have the opportunity to elect the form of consideration to be received for all shares of River common stock held by you, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/offering circular. These allocation procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive the stock consideration and 30% of the outstanding shares of River common stock will be converted into the right to receive the cash consideration. If you are a River shareholder, the form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other River shareholders, and may be different from what you elect. If the BRB VWAP was calculated substituting the date of this joint proxy statement/offering circular ([•], 2016) for the effective date of the merger, the exchange ratio for the stock consideration would be [•] shares of Blue Ridge common stock. The market price of Blue Ridge common stock is subject to change at all times based on the future financial condition and operating results of Blue Ridge, future market conditions and other factors. We urge you to obtain current market quotations for Blue Ridge (trading symbol “BRBS”).

If you are a Blue Ridge shareholder, you will continue to hold your shares of Blue Ridge common stock following the merger, assuming you do not exercise your appraisal rights. As of the date of this joint proxy statement/offering circular, Blue Ridge expects that it will issue approximately [•] shares of Blue Ridge common stock to the holders of River common stock in the merger (assuming no outstanding options of River are exercised before the consummation of the merger). At the completion of the merger, it is expected that there will be issued and outstanding approximately [•] shares of Blue Ridge common stock, with current Blue Ridge shareholders owning approximately [•]% of Blue Ridge’s outstanding common stock and former holders of River common stock owning approximately [•]% of Blue Ridge’s outstanding common stock.

Your vote is very important. We are holding special meetings of our respective shareholders to obtain approval of the merger agreement and related plan of merger as described in this joint proxy statement/offering circular. Approval of the merger agreement and related plan of merger requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of each of Blue Ridge and River common stock.

Whether or not you plan to attend the Blue Ridge or River special meeting, it is important that your shares be represented at the respective meetings and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the Blue Ridge or River special meeting and vote your shares in person. The boards of directors of Blue Ridge and River unanimously recommend that you vote “FOR” approval of the merger agreement and the related plan of merger.

This joint proxy statement/offering circular describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this joint proxy statement/offering circular, including the information in the “Risk Factors” section beginning on page 29.

Thank you for your support.

Brian K. Plum President and Chief Executive Officer Blue Ridge Bankshares, Inc.	Ronald D. Haley President and Chief Executive Officer River Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if the joint proxy statement/offering circular is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Blue Ridge or River, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/offering circular is dated [•], 2016 and is first being mailed to Blue Ridge and River shareholders on or about [•], 2016.

[Blue Ridge Logo]

BLUE RIDGE BANKSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [•], 2016

A special meeting of shareholders of Blue Ridge Bankshares, Inc. (“Blue Ridge”) will be held at [•], located at [•], Luray, Virginia, at [•]:[•] [•].m. local time, on [•], 2016 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of March 30, 2016, between Blue Ridge and River Bancorp, Inc. (“River”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which River will merge with and into Blue Ridge, as more fully described in the accompanying joint proxy statement/offering circular (the “Blue Ridge merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/offering circular.

2.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Blue Ridge merger proposal and the articles amendment proposal (the “Blue Ridge adjournment proposal”).

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of Blue Ridge common stock at the close of business on [•], 2016, are entitled to notice of and to vote at the meeting and any adjournments thereof.

Each holder of Blue Ridge common stock is entitled to assert appraisal rights in connection with the merger and seek an appraisal of the fair value of his or her shares, provided the proper procedures of Article 15 of Section 13.1 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Appendix D to the accompanying joint proxy statement/offering circular.

By Order of the Board of Directors,

Amanda G. Story

Corporate Secretary

[•], 2016

The Blue Ridge board of directors unanimously recommends that you vote “FOR” the Blue Ridge merger proposal and “FOR” the Blue Ridge adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

[River Logo]

RIVER BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [•], 2016

A special meeting of shareholders of River Bancorp, Inc. (“River”) will be held at [•], located at [•], Martinsville, Virginia, at [•]:[•][•].m. local time, on [•], 2016, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of March 30, 2016, between Blue Ridge Bankshares, Inc. (“Blue Ridge”) and River, including the related Plan of Merger (together, the “merger agreement”), pursuant to which River will merge with and into Blue Ridge, as more fully described in the accompanying joint proxy statement/offering circular (the “River merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/offering circular.

2.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the River merger proposal (the “River adjournment proposal”).

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of River common stock at the close of business on [•], 2016, are entitled to notice of and to vote at the meeting and any adjournments thereof.

Each holder of River common stock is entitled to assert appraisal rights in connection with the merger and seek an appraisal of the fair value of his or her shares, provided the proper procedures of Article 15 of Section 13.1 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Appendix D to the accompanying joint proxy statement/offering circular.

By Order of the Board of Directors,

Mary S. Handy

Corporate Secretary

[•], 2016

The River board of directors unanimously recommends that you vote “FOR” the River merger proposal and “FOR” the River adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

In this joint proxy statement/offering circular:

•	Blue Ridge Bankshares, Inc. is referred to as “Blue Ridge”

•	River Bancorp, Inc. is referred to as “River”

•	River Community Bank, National Association, the wholly-owned national bank subsidiary of River, is referred to as “River Community Bank”

•	The merger of River with and into Blue Ridge is referred to as the “merger”

•	The Agreement and Plan of Reorganization, dated as of March 30, 2016, by and between Blue Ridge and River, including the related Plan of Merger, is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this joint proxy statement/offering circular

•	The effective date and time of the merger set forth on the certificate of merger issued by the Virginia State Corporation Commission effecting the merger are referred to collectively as the “effective date” of the merger

•	Blue Ridge’s proposal to approve the merger agreement is referred to as the “Blue Ridge merger proposal”

•	Blue Ridge’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Blue Ridge merger proposal is referred to as the “Blue Ridge adjournment proposal”

•	River’s proposal to approve the merger agreement is referred to as the “River merger proposal”

•	River’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the River merger proposal is referred to as the “River adjournment proposal”

•	The special meeting of stockholders of Blue Ridge is referred to as the “Blue Ridge special meeting”

•	The special meeting of stockholders of River is referred to as the “River special meeting”

•	The special meeting of stockholders of Blue Ridge and the special meeting of stockholders of River are sometimes referred to collectively as the “special meetings”

•	the merger of Blue Ridge Bank with and into River Community Bank, which will occur as soon as practicable after the merger of River into Blue Ridge, is referred to as the “subsidiary bank merger”

•	the subsidiary bank continuing in operation after the subsidiary bank merger, which will be a national bank named “Blue Ridge Bank, National Association,” is referred to as the “continuing bank” or the “surviving bank”

i

Appendix A	Agreement and Plan of Reorganization, including the Plan of Merger (excluding certain exhibits)	A-1
Appendix B	Opinion of Sandler O’Neill & Partners, L.P., Financial Advisor to Blue Ridge	B-1
Appendix C	Opinion of BSP Securities, LLC, Financial Advisor to River	C-1
Appendix D	Virginia Stock Corporation Act Article 15 – Appraisal Rights	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all of the information that is important to Blue Ridge and River shareholders. We urge shareholders to read carefully this joint proxy statement/offering circular, including the appendices and the other documents referred to herein.

Q:	What is the merger?

A:	Blue Ridge and River have entered into the merger agreement whereby River will merge with and into Blue Ridge, with Blue Ridge being the surviving company. Blue Ridge and River currently expect to complete the merger in the third quarter of 2016. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Appendix A.

If the merger is completed, Blue Ridge Bank, the wholly-owned bank subsidiary of Blue Ridge, will merge with and into River Community Bank, the wholly-owned bank subsidiary of River as soon as practicable after the merger of River into Blue Ridge. The surviving bank in the subsidiary bank merger will continue in operation under the name “Blue Ridge Bank, N.A.”

Q:	Why do Blue Ridge and River want to merge?

A:	Blue Ridge and River believe that the proposed merger has significant strategic benefits to both parties, and that the merger will create a stronger community bank franchise, with enhanced scale and efficiency towards building long-term shareholder value. To review the reasons for the merger in more detail, see “The Merger – Blue Ridge’s Reasons for the Merger; Recommendation of Blue Ridge’s Board of Directors” on page [•] and “The Merger – River’s Reasons for the Merger; Recommendation of River’s Board of Directors” on page [•].

Q:	What will River shareholders receive in the merger?

A:	River shareholders will have the opportunity to elect to receive cash or Blue Ridge common stock, or a combination of cash and Blue Ridge common stock, for their shares of River common stock, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/offering circular. In the proposed merger, each share of River common stock will be converted into the right to receive, at the election of the holder, either:

•	$16.57 per share in cash (the “cash consideration”); or

•	0.9821 shares of Blue Ridge common stock (the “stock consideration”); provided, however, that the stock consideration is subject to adjustment based on the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger (the “BRB VWAP”), as follows:

•	if the BRB VWAP is less than or equal to $16.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and

•	if the BRB VWAP is greater than or equal to $18.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP.

The allocation and proration procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive shares of Blue Ridge common stock and 30% of the outstanding shares of River common stock will be converted into the right to receive cash. Because of these procedures, the actual allocation of Blue Ridge common stock and/or cash River shareholders receive will depend on the elections of other River shareholders and may be different from what each River shareholder elects. For more information, see “The Merger Agreement – Merger Consideration” on page [•], “– Cash or Stock Election for River Shareholders” on page [•] and “ – Allocation Procedures” on page [•].

Blue Ridge shareholders will continue to own their existing shares, which will not be affected by the merger.

Q:	Why am I receiving this joint proxy statement/offering circular?

A:	In order to approve the merger, Blue Ridge and River have each called a special meeting of their respective shareholders. The Blue Ridge and River boards of directors are soliciting proxies from their shareholders and this document serves as the proxy statement for both companies’ special meetings and describes the proposals to be presented at each company’s special meeting. This document is also an offering circular that is being delivered to River shareholders because Blue Ridge is offering shares of its common stock to River shareholders in connection with the merger.

This joint proxy statement/offering circular contains important information about the merger. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What do I need to do now to vote my shares?

A:	After carefully reading and considering the information contained in this joint proxy statement/offering circular, please vote your shares as soon as possible so that your shares will be represented at the Blue Ridge or River special meeting, as applicable. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee (“street name”).

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:	No. Your broker or other nominee does not have authority to vote on the proposals described in this joint proxy statement/offering circular if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:	When and where is the Blue Ridge special meeting of shareholders?

A:	The special meeting of Blue Ridge shareholders will be held at [•]:[•] [•].m. local time, on [•], 2016, at [•], located at [•], Luray, Virginia.

Q:	When and where is the River special meeting of shareholders?

A:	The special meeting of River shareholders will be held at [•]:[•] [•].m. local time, on [•], 2016, at [•], located at [•], Martinsville, Virginia.

Q:	What vote is required to approve each proposal at the Blue Ridge special meeting?

A:	The Blue Ridge merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Blue Ridge common stock entitled to vote on the proposal.

The Blue Ridge adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What vote is required to approve each proposal at the River special meeting?

A:	The River proposal requires the affirmative vote of more than two-thirds of the outstanding shares of River common stock entitled to vote on the proposal.

The River adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you are a Blue Ridge shareholder. With respect to the Blue Ridge merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the Blue Ridge merger proposal. If you respond with an “abstain” vote on such proposal, your proxy will have the same effect as a vote against the Blue Ridge merger proposal. If you are a shareholder of record of Blue Ridge common stock and you sign and return your proxy card but do not indicate how you want to vote on the Blue Ridge merger proposal, your proxy will be counted as a vote in favor of the proposal.

If you are a River shareholder. With respect to the River merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the River merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the River merger proposal. If you are a shareholder of record of River common stock and you sign and return your proxy card but do not indicate how you want to vote on the River merger proposal, your proxy will be counted as a vote in favor of the proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a shareholder of record of Blue Ridge or River common stock, you may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•	by sending a notice of revocation to either the Blue Ridge corporate secretary or the River corporate secretary, as the case may be;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

•	by attending the Blue Ridge or River special meeting and voting in person; your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the applicable special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

Q:	What are the material U.S. federal income tax consequences of the merger to River shareholders?

A:

Blue Ridge and River intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies for such treatment, a holder of River common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of River common stock solely for shares of Blue Ridge common stock pursuant to the merger. However, River shareholders generally will recognize gain (but not loss) in an amount limited to the amount of cash they receive for their shares of River common stock. Additionally, a holder will recognize gain or loss on any cash he receives in lieu of fractional shares of Blue Ridge common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Do I have dissenters’ or appraisal rights?

A:	Yes. Under Virginia law, shareholders of Blue Ridge and River are entitled to exercise appraisal rights in connection with the merger. However, under the terms of the merger agreement, if holders of 10% or more of the outstanding shares of River common stock determine to exercise their appraisal rights, Blue Ridge has the right to terminate the merger agreement and the merger.

You are urged to read the summary of appraisal rights contained in this joint proxy statement/offering circular under the section titled “The Merger – Appraisal Rights” beginning on page [•], as well as Article 15 of Section 13.1 of the Virginia Stock Corporation Act, which is attached as Appendix D to this this joint proxy statement/offering circular.

Q:	If I am a River shareholder with shares represented by stock certificates, should I send in my River stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of River common stock, you will receive written instructions from Computershare Trust Company, N.A. (the “exchange agent”) within five business days after the merger is completed on how to exchange your River stock certificates for the merger consideration and receive your check in lieu of any fractional shares of Blue Ridge common stock.

Q:	As a River shareholder, how do I make my election to receive the stock consideration or the cash consideration?

A:	River shareholders will receive a separate mailing that will allow them to make an election to receive the stock consideration, cash consideration, a mixture thereof, or to indicate that they have no preference. These forms must be returned separately no later than the deadline stated in the election materials.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/offering circular or the enclosed proxy card:

•	if you are a Blue Ridge shareholder, you should contact Blue Ridge’s Corporate Secretary by calling (540) 843-5208 or by writing to Blue Ridge Bankshares, Inc., 17 West Main Street, Luray, Virginia 22835, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting [ ], Blue Ridge’s proxy solicitor, at 1-800-[ ].

•	if you are a River shareholder, you should contact River’s Corporate Secretary by calling (276) 643-3030 or by writing to River Bancorp, Inc., 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting [ ], River’s proxy solicitor, at 1-800-[ ].

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/offering circular. We urge you to read carefully the joint proxy statement/offering circular and the other documents to which this joint proxy statement/offering circular refers to understand fully the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page [•]. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (pages [•] and [•])

Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a bank holding company headquartered in Luray, Virginia providing a wide array of financial services through Blue Ridge Bank, its community bank subsidiary. Blue Ridge Bank currently operates five banking offices in its market area, which stretches from Charlottesville to Luray, covering the Shenandoah Valley. As of March 31, 2016, Blue Ridge had total consolidated assets of approximately $272.2 million, total consolidated gross portfolio loans of approximately $207.7 million, total consolidated deposits of approximately $209.7 million, and consolidated stockholders’ equity of approximately $24.6 million.

The principal executive offices of Blue Ridge are located at 17 West Main Street, Luray, Virginia 22835, and its telephone number is (540) 743-6521. Blue Ridge’s website can be accessed at https://www.mybrb.com. Information contained in Blue Ridge’s website does not constitute part of, and is not incorporated into, this joint proxy statement/offering circular. Blue Ridge’s common stock is traded on the OTC Pink marketplace under the symbol “BRBS.”

River Bancorp, Inc.

River Bancorp, Inc. is a bank holding company headquartered in Martinsville, Virginia providing full consumer and commercial banking services through River Community Bank, its community bank subsidiary. River Community Bank currently operates four banking offices in its primary market area, which covers the counties of Charlotte, Henry and Patrick as well as the city of Martinsville, Virginia. River Community Bank also has a loan production office in Greensboro, North Carolina and mortgage production offices located in Cary, Raleigh, Greensboro, Eden, Kernersville, Wilmington and Whiteville, North Carolina and Martinsville, Virginia. As of March 31, 2016, River had total consolidated assets of approximately $111.9 million, total consolidated gross portfolio loans of approximately $98.3 million (including $9.3 million of mortgage loans held for sale), total consolidated deposits of approximately $94.7 million, and consolidated stockholders’ equity of approximately $11.5 million.

The principal executive offices of River are located at 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112, and its telephone number is (276) 638-3600. River’s website can be accessed at http://www.rcbna.com. Information contained in River’s website does not constitute part of, and is not incorporated into, this joint proxy statement/offering circular. River’s common stock is not traded on a public market or exchange.

The Merger and the Merger Agreement (page [•])

The merger agreement provides for the merger of River into Blue Ridge, with Blue Ridge being the surviving corporation in the merger. The merger agreement also calls for Blue Ridge Bank, the wholly-owned bank subsidiary of Blue Ridge, to be merged with and into River Community Bank, the wholly-owned bank subsidiary of River, as soon as practicable after the merger of River into Blue Ridge. The surviving bank in the subsidiary bank merger will continue in operation under the name “Blue Ridge Bank, N.A.”

The parties expect to complete the merger in the third quarter of 2016, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement.

The merger agreement is attached to this joint proxy statement/offering circular as Appendix A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Consideration to be Received in the Merger by River Shareholders (page [•])

If the merger is completed, each share of River common stock will be converted into the right to receive, at the election of the holder, either:

•	$16.57 per share in cash (the “cash consideration”); or

•	0.9821 shares of Blue Ridge common stock (the “stock consideration”); provided, however, that the stock consideration is subject to adjustment based on the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger (the “BRB VWAP”), as follows:

•	if the BRB VWAP is less than or equal to $16.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and

•	if the BRB VWAP is greater than or equal to $18.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP.

The cash consideration and the stock consideration are sometimes together referred to in this joint proxy statement/offering circular as the “merger consideration.”

If you are a River shareholder, you have the opportunity to elect the form of consideration to be received for all shares of River common stock held by you, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/offering circular. These allocation procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive shares of Blue Ridge common stock and 30% of the outstanding shares of River common stock will be converted into the right to receive cash. If you are a River shareholder, the form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other River shareholders, and may be different from what you elect.

If the BRB VWAP was calculated substituting the last trading day before public announcement of the merger (March 30, 2016) for the effective date of the merger, the exchange ratio for the stock consideration would be 0.9821 shares of Blue Ridge common stock. If the BRB VWAP was calculated substituting the date of this joint proxy statement/offering circular ([•], 2016) for the effective date of the merger, the exchange ratio for the stock consideration would be [•] shares of Blue Ridge common stock. The market price of Blue Ridge common stock is subject to change at all times based on the future financial condition and operating results of Blue Ridge, future market conditions and other factors.

Blue Ridge’s shareholders will continue to own their existing shares of Blue Ridge common stock. Each share of Blue Ridge common stock will continue to represent one share of common stock of Blue Ridge following the merger.

As of the date of this joint proxy statement/offering circular, Blue Ridge expects that it will issue approximately [•] shares of Blue Ridge common stock to the holders of River common stock in the merger (assuming no outstanding options of River are exercised before the consummation of the merger). At the completion of the merger, it is expected that there will be issued and outstanding approximately [•] shares of Blue Ridge common stock, with current Blue Ridge shareholders owning approximately [•]% of Blue Ridge’s outstanding common stock and former holders of River common stock owning approximately [•]% of Blue Ridge’s outstanding common stock.

Election of Cash or Stock Consideration by River Shareholders (page [•])

If you are a River shareholder, an election form is being sent to you in a separate mailing so that you can indicate whether your preference is to receive cash, Blue Ridge common stock or a combination of cash and Blue Ridge common stock (a mixed election), in exchange for your shares of River common stock, or whether you have no preference. The River shares in these three categories are referred to herein as stock election shares, cash election shares and no election shares. In order to make an effective election, you must send in your properly completed election form to Computershare Trust Company, N.A., the exchange agent for the merger, no later than [•]:[•] [•].m., Eastern Time on [•], 2016.

All elections by River shareholders are subject to the allocation and proration procedures described in the merger agreement that are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock and the remaining 30% of the outstanding shares of River common stock will be converted into the right to receive cash. It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if River shareholders in the aggregate elect to receive stock consideration in exchange for more or fewer than 70% of the outstanding shares of River common stock. These procedures are summarized below.

•	If stock consideration is oversubscribed. If the total number of stock election shares (including stock election shares that are part of mixed elections) is more than 70% of the outstanding shares of River common stock, then each cash election share and no election share will be converted into the right to receive the cash consideration and a sufficient number of shares from among the holders of stock election shares will be converted on a pro rata basis into cash election shares to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock (taking into account dissenting shares described below under “– Appraisal Rights”). This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

•	If stock consideration is undersubscribed. If the total number of stock election shares (including stock election shares that are part of mixed elections) is less than 70% of the outstanding shares of River common stock, then each stock election share will be converted into the right to receive the stock consideration and a sufficient number of other shares will be converted into stock election shares, first from among the holders of no election shares and then, if necessary, from among the holders of cash election shares, on a pro rata basis, to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock (taking into account dissenting shares. This proration will reflect the proportion that the number of no election shares of each holder of no election shares bears to the total number of no election shares and the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares, as the case may be.

The above-described allocation will be made by Blue Ridge’s exchange agent within five business days after the completion of the merger.

Treatment of River Stock Options (page [•])

In the merger, each option to purchase shares of River common stock that is outstanding immediately prior to the effective date of the merger, whether vested or unvested, will be converted into the right to receive cash from Blue Ridge in an amount equal to the product of (i) the amount equal to (a) the product of the BRB VWAP and the exchange ratio relating to the stock consideration, minus (b) the per share exercise price of such stock option, and (ii) the number of shares of River common stock subject to such option. In the event that the product obtained by such calculation is zero or a negative number, then such option will be cancelled for no consideration.

Dividend Information (pages [•] and [•])

Blue Ridge is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.1175 per share, and has a decades-long history of consistently paying a dividend on its common stock. Blue Ridge has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the Blue Ridge board of directors considers relevant to the dividend decision process. River currently pays a quarterly cash dividend on shares of its common stock at a rate of $0.10 per share.

Material U.S. Federal Income Tax Consequences (page [•])

The merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and it is a condition to the obligations to complete the merger of each of Blue Ridge and River that it receive a legal opinion to that effect. Accordingly, the merger generally will be tax free to River shareholders with respect to the shares of Blue Ridge common stock received in the merger and taxable with respect to the cash received in the merger. The amount of gain that River shareholders recognize in the merger generally will be limited to the lesser of the amount of gain that is realized and the amount of cash that is received in the merger. The amount of gain that is realized generally is equal to the excess, if any, of the sum of the cash and the fair market value of the Blue Ridge common stock that River shareholders receive over their tax basis in the River common stock surrendered in the merger.

The federal income tax consequences described above may not apply to all holders of River common stock. If you are a River shareholder, your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Blue Ridge’s Board of Directors Unanimously Recommends that Blue Ridge Shareholders Vote “FOR” the Blue Ridge Merger Proposal and “FOR” the Blue Ridge Adjournment Proposal (page [•])

Blue Ridge’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Blue Ridge and its shareholders and has unanimously approved the merger agreement. The Blue Ridge board of directors unanimously recommends that Blue Ridge shareholders vote “FOR” the Blue Ridge merger proposal and “FOR” the Blue Ridge adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the Blue Ridge board, including, among others:

•	River’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Blue Ridge’s due diligence investigation of River;

•	Blue Ridge’s belief that the merger enables it to enhance shareholder value by generating additional scale and increased shareholder liquidity;

•	the fact that the merger will provide Blue Ridge a significant noninterest income stream through River’s mortgage division that can be developed into Blue Ridge’s current footprint;

•	Blue Ridge’s expectations and analyses, and its financial advisor’s analyses, that the merger offers the opportunity to significantly improve earnings per share in a transaction with tangible book value dilution being recovered in a period less than two years;

•	Blue Ridge’s belief that the merger will accelerate achievement of its financial performance goals; and

•	the financial and other terms of the transaction, including that the merger consideration is a mix of stock and cash, expected tax treatment, deal protection and termination fee provisions, which Blue Ridge reviewed with its outside financial and legal advisors.

Blue Ridge also considered the oral opinion of Sandler O’Neill & Partners (“Sandler O’Neill”) rendered to the Blue Ridge board of directors on March 30, 2016 (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated March 30, 2016) with respect to the fairness of the merger consideration in the merger pursuant to the merger agreement, from a financial point of view, to Blue Ridge. For additional discussion of the factors considered by Blue Ridge’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – Blue Ridge’s Reasons for the Merger; Recommendation of Blue Ridge’s Board of Directors.”

River’s Board of Directors Unanimously Recommends that River Shareholders Vote “FOR” the River Merger Proposal and “FOR” the River Adjournment Proposal (page [•])

River’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of River and its shareholders and has unanimously approved the merger agreement. The River board of directors unanimously recommends that River shareholders vote “FOR” the River merger proposal and “FOR” the River adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the River board, including, among others:

•	the value and form of the consideration to be received by River’s shareholders relative to the book value and earnings per share of River’s common stock and River’s estimated future value;

•	the positive effects on the businesses and future prospects of River and River Community Bank, going forward after the merger, which the board viewed favorably in view of Blue Ridge’s business and the business opportunities of the combined entities and the ongoing influence that management of River is expected to have following the merger;

•	the board’s view of Blue Ridge’s ability to produce long-term value for River’s shareholders who receive shares of Blue Ridge common stock in the merger; and

•	the board’s view that the merger represents a continuation of River’s strategic goal to be a community-based lending organization providing long-term shareholder value.

River also considered the oral opinion of BSP Securities, LLC (“BSP Securities”) rendered to the River board of directors on March 29, 2016 (which was subsequently confirmed in writing by delivery of BSP Securities’ written opinion dated March 29, 2016) with respect to the fairness of the merger consideration in the merger pursuant to the merger agreement, from a financial point of view, to the holders of River common stock. For additional discussion of the factors considered by River’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – River’s Reasons for the Merger; Recommendation of River’s Board of Directors.”

Opinion of Blue Ridge’s Financial Advisor (page [•])

At the March 30, 2016 meeting of the Blue Ridge board of directors, Sandler O’Neill rendered its oral opinion to the Blue Ridge board of directors, which was subsequently confirmed by delivery of its written opinion dated March 30, 2016 to the Blue Ridge board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, that the merger consideration provided for in the merger agreement was fair, from a financial point of view, to Blue Ridge.

A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Sandler O’Neill, is attached to this joint proxy statement/offering circular as Appendix B. We encourage you to read carefully the entire opinion of Sandler O’Neill. The opinion of Sandler O’Neill has not been updated prior to the date of this joint proxy statement/offering circular and does not reflect any change in circumstances after March 30, 2016.

Sandler O’Neill’s opinion as to the fairness, from a financial point of view, of the merger consideration to Blue Ridge was provided to the Blue Ridge board of directors in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any Blue Ridge shareholder as to how to vote or act with respect to the merger.

Opinion of River’s Financial Advisor (page [•])

At the March 29, 2016 meeting of the River board of directors, BSP Securities rendered its oral opinion to the River board of directors, which was subsequently confirmed by delivery of its written opinion dated March 29, 2016 to the River board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, that the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of River common stock.

A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by BSP Securities, is attached to this joint proxy statement/offering circular as Appendix C. We encourage you to read carefully the entire opinion of BSP Securities. The opinion of BSP Securities has not been updated prior to the date of this joint proxy statement/offering circular and does not reflect any change in circumstances after March 29, 2016.

BSP Securities’ opinion as to the fairness, from a financial point of view, of the merger consideration to holders of River common stock was provided to the River board of directors in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any River shareholder as to how to vote or act with respect to the merger.

Regulatory Approvals (page [•])

Blue Ridge and River cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia State Corporation Commission (the “Virginia SCC”). On [•], 2016, Blue Ridge filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger.

The subsidiary bank merger cannot be completed without the prior approval from the Office of the Comptroller of the Currency (the “OCC”) and, with respect to Blue Ridge’s acquisition of all outstanding shares of River Community Bank, the Virginia SCC. On [•], 2016, River Community Bank filed the required application with the OCC seeking approval of the subsidiary bank merger and on [•], 2016, Blue Ridge filed the required application with the Virginia SCC seeking approval of the acquisition of all outstanding shares of River Community Bank.

As of the date of this joint proxy statement/offering circular, Blue Ridge has not yet received the required regulatory approvals for the merger and the acquisition of all outstanding shares of River Community Bank, and River Community Bank has not yet received the required regulatory approval for the subsidiary bank merger. While Blue Ridge and River do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, or why they would be received with conditions unacceptable to Blue Ridge or River, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Conditions to Completion of the Merger (page [•])

Blue Ridge’s and River’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, as follows:

•	approval of the Blue Ridge merger proposal and the River merger proposal by the shareholders of each of Blue Ridge and River;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the qualification of Blue Ridge’s offering statement on Form 1-A, of which this joint proxy statement/offering circular is a part;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	the receipt by each party from its outside legal counsel of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and, for River only, that except with respect to cash received in the merger, no gain or loss will be recognized by any of the holders of River common stock.

In addition, Blue Ridge’s obligation to complete the merger is subject to the satisfaction or waiver of certain other conditions set forth below:

•	the aggregate number of shares of River common stock whose holders are seeking appraisal rights under the Virginia Stock Corporation Act does not represent 10% or more of the outstanding shares of River common stock;

•	River not incurring losses or having been notified of potential losses with respect to residential mortgage loans sold in the secondary mortgage market and which have been re-purchased by it or which River has been notified of potential re-purchase, which in the aggregate exceed $1,000,000 between the date of the merger agreement and the closing date of the merger; and

•	Blue Ridge receiving resignations, effective as of the effective date of the subsidiary bank merger, from all of the directors of River Community Bank other than those individuals who will serve as directors of the continuing bank immediately after the subsidiary bank merger.

Where the merger agreement and law permits, Blue Ridge and River could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page [•])

Blue Ridge and River expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective special meetings of Blue Ridge and River and all required regulatory approvals are received. We currently expect to complete the merger in the third quarter of 2016. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.

Interests of Certain River Directors and Executive Officers in the Merger (page [•])

In considering the recommendation of the River board of directors that River shareholders vote in favor of the River merger proposal, River shareholders should be aware that River directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of River. These interests exist because of, among other things:

•	the appointment of Ronald D. Haley, President and Chief Executive Officer of River and River Community Bank, as President and Chief Operating Officer of the continuing bank after the subsidiary bank merger;

•	the assumption by Blue Ridge of employment agreements between River and certain officers of River, and the receipt by such officers of change in control, severance or termination payments regardless of the arrangements, if any, Blue Ridge makes for the continuation of employment of such officers after the merger;

•	the appointment of three current River directors, Hunter H. Bost, Kenneth E. Flynt and Mr. Haley, to the Blue Ridge board of directors, and such directors and Robert B. Burger, Jr., a current director of River Community Bank, also being appointed to the board of directors of the continuing bank; and

•	the agreement by Blue Ridge to indemnify the directors and officers of River against certain liabilities arising before the effective date of the merger and Blue Ridge’s purchase of a six year “tail” prepaid policy for the current directors and officers of River, subject to a cap equal to 250% of River’s current annual premium.

The members of the River board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger – Interests of Certain River Directors and Executive Officers in the Merger” on page [•].

No Solicitation (page [•])

River has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit River from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page [•])

Termination by Blue Ridge and River. The merger agreement may be terminated and the merger abandoned by Blue Ridge and River, at any time before the merger is completed, by mutual consent of the parties.

Termination by Blue Ridge or River. The merger agreement may be terminated and the merger abandoned by Blue Ridge or River if:

•	the merger has not been completed by January 15, 2017, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•	the River shareholders do not approve the River merger proposal or the Blue Ridge shareholders do not approve the Blue Ridge merger proposal;

•	there is a breach or inaccuracy of any representation or warranty of Blue Ridge or River contained in the merger agreement that would cause the failure of the closing conditions described above to be met by the other party, which is not cured within 30 days following notice or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement;

•	there is a material breach by Blue Ridge or River of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following notice to the other party or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement; or

•	any of the conditions precedent to the obligations of Blue Ridge or River to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by January 15, 2017, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement.

Termination by Blue Ridge. Blue Ridge may terminate the merger agreement at any time before the merger is completed if:

•	without Blue Ridge’s prior consent, River or River Community Bank enters into an agreement with respect to a business combination transaction, a sale or lease of substantially all assets, or an acquisition directly from River of securities representing 10% or more of River common stock;

•	a tender offer or exchange offer for 20% or more of the outstanding shares of River common stock is commenced, and the River board recommends that River shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

•	at any time before the River special meeting, (i) River materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of River fails to recommend, or withdraws, modifies or changes its recommendation to the River shareholders that the River merger proposal be approved in any way that is adverse to Blue Ridge, or (iii) River materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the River merger proposal.

Termination by River. River may terminate the merger agreement at any time before the merger is completed if:

•	at any time before the Blue Ridge special meeting, (i) the board of directors of Blue Ridge fails to recommend, or withdraws, modifies or changes its recommendation to the Blue Ridge shareholders that the Blue Ridge merger proposal be approved in any way that is adverse to River, or (ii) Blue Ridge materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Blue Ridge merger proposal; or

•	at any time before the River special meeting, it determines to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement) which has been received and considered by River in compliance with the merger agreement, provided that River has notified Blue Ridge in advance of any such termination and given Blue Ridge the opportunity to promptly make an offer at least as favorable as the superior proposal, as determined by the River board of directors.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (pages [•] and [•])

River must pay Blue Ridge a termination fee of $495,000 if the merger agreement is terminated by either party under certain specified circumstances. Blue Ridge must pay River a termination fee of $200,000 if the merger agreement is terminated by River under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this joint proxy statement/offering circular. See “The Merger Agreement – Termination Fee” on page [•] and in Article 7 of the merger agreement.

In general, whether or not the merger is completed, Blue Ridge and River will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of all filing fees paid to the SEC and other governmental authorities. The costs of printing and mailing this joint proxy statement/offering circular will be borne by Blue Ridge and River in proportion to their number of shareholders.

The Blue Ridge Special Meeting (page [•])

The Blue Ridge special meeting will be held on [•], 2016 at [•]:[•] [•].m. local time, at [•], located at [•], Luray, Virginia.

At the special meeting, the shareholders of Blue Ridge will be asked to vote on the following matters:

•	the Blue Ridge merger proposal; and

•	the Blue Ridge adjournment proposal.

The River Special Meeting (page [•])

The River special meeting will be held on [•], 2016 at [•]:[•] [•].m. local time, at [•], located at [•], Martinsville, Virginia.

At the special meeting, the shareholders of River will be asked to vote on the following matters:

•	the River merger proposal; and

•	the River adjournment proposal.

Record Date and Votes Required – Blue Ridge Special Meeting (page [•])

You can vote at the Blue Ridge special meeting of shareholders if you owned Blue Ridge common stock at the close of business on [•], 2016. On that date, Blue Ridge had [•] shares of common stock outstanding and entitled to vote. For each proposal presented at the Blue Ridge special meeting, a shareholder can cast one vote for each share of Blue Ridge common stock owned on the record date.

The votes required to approve the proposals at the Blue Ridge special meeting are as follows:

•	The Blue Ridge merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Blue Ridge common stock entitled to vote on the proposal.

•	The Blue Ridge adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Record Date and Votes Required – River Special Meeting (page [•])

You can vote at the River special meeting of shareholders if you owned River common stock at the close of business on [•], 2016. On that date, River had [•] shares of common stock outstanding and entitled to vote. For each proposal presented at the River special meeting, a shareholder can cast one vote for each share of River common stock owned on the record date.

The votes required to approve the proposals at the River special meeting are as follows:

•	The River merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of River common stock entitled to vote on the proposal.

•	The River adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Affiliate Agreements and Voting by Blue Ridge and River Directors and Executive Officers (page [•])

Each of Blue Ridge’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of the shares of Blue Ridge common stock over which he or she has the right and power to vote in favor of the Blue Ridge merger proposal. As of [•], 2016, the record date for the Blue Ridge special meeting, directors and executive officers of Blue Ridge are entitled to vote [•] shares of Blue Ridge common stock, or approximately [•]% of the total voting power of the shares of Blue Ridge common stock outstanding on that date.

Each of River’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of the shares of River common stock over which he or she has the right and power to vote in favor of the River merger proposal and against any competing acquisition proposal. As of [•], 2016, the record date for the River special meeting, directors and executive officers of River are entitled to vote [•] shares of River common stock, or approximately [•]% of the total voting power of the shares of River common stock outstanding on that date.

Appraisal Rights (page [•])

Under Virginia law, holders of Blue Ridge common stock or River common stock may exercise appraisal rights and, if the merger is consummated and all requirements of law are satisfied by holders seeking to exercise such rights, may receive payment equal to the “fair value” of their shares of Blue Ridge common stock or River common stock, as the case may be, determined in the manner set forth under Virginia law. The procedures which must be followed in connection with the exercise of appraisal rights by shareholders are described in this joint proxy statement/offering circular under “The Merger – Appraisal Rights” and in Article 15, Sections 13.1-729 through 13.1-741.1 of the Virginia Stock Corporation Act (“Virginia SCA”), a copy of which is attached as Appendix D to this joint proxy statement/offering circular. A shareholder seeking to exercise appraisal rights must deliver to the company of which he or she is a shareholder, before the shareholder vote on the merger agreement at the respective company’s special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights, and must not vote his or her shares in favor of the merger agreement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger agreement or abstain from voting will be considered a vote to approve the merger agreement. A shareholder vote against the merger agreement or an abstention alone, however, will not satisfy the notice requirement of Article 15 of the Virginia SCA. Any failure to follow the specific procedures set forth in Article 15 of the Virginia SCA may result in a shareholder losing the right to claim fair value as described above.

Shareholders of Blue Ridge and River Have Different Rights (page [•])

Blue Ridge and River are Virginia corporations governed by the Virginia SCA. In addition, the rights of Blue Ridge and River shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, River shareholders will become shareholders of Blue Ridge, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Blue Ridge, each as amended, and by the Virginia SCA. The rights of shareholders of Blue Ridge differ in certain respects from the rights of shareholders of River.

The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page [•])

Blue Ridge will use the acquisition method of accounting to account for the merger.

Market Prices and Share Information (page [•])

Blue Ridge’s common stock is currently quoted on the OTC Pink marketplace under the symbol “BRBS.” The closing bid price on the OTC Pink marketplace for a share of Blue Ridge common stock prior to the date of this joint proxy statement/offering circular was $[•] on [•], 2016.

River’s common stock does not currently trade on any securities exchange or interdealer quotation system. The last known sale price for a share of River common stock prior to the date of this joint proxy statement/offering circular was $[•] on [•], 2016.

Risk Factors (page [•])

You should consider all the information contained in or incorporated by reference into this joint proxy statement/offering circular in deciding how to vote for the proposals presented in the joint proxy statement/offering circular. In particular, you should consider the factors under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF BLUE RIDGE

The following table sets forth certain of Blue Ridge’s consolidated financial data as of the end of and for the years ended December 31, 2015 and 2014 and as of and for the three months ended March 31, 2016 and 2015. The historical consolidated financial information as of the end of and for the years ended December 31, 2015 and 2014 is derived from Blue Ridge’s audited consolidated financial statements, which are included in this joint proxy statement/offering circular beginning on page F-1. The consolidated financial information as of and for the three months ended March 31, 2016 and 2015 is derived from Blue Ridge’s unaudited consolidated financial statements, which are included in this joint proxy statement/offering circular beginning on page F-37. In Blue Ridge’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2016. The selected historical financial data below is only a summary and should be read in conjunction with Blue Ridge’s consolidated financial statements that are included in this joint proxy statement/offering circular and their accompanying notes.

Blue Ridge Bankshares, Inc.

	Three Months Ended March 31, (Unaudited)		December 31,
	2016	2015	2015	2014
	(Amounts in thousands, except per share data)
Results of Operations:
Interest income	$2,888	$2,506	$10,669	$9,290
Interest expense	699	472	2,044	1,684

Net interest income	2,189	2,034	8,625	7,606
Provision for loan losses	90	40	320	70

Net interest income after provision for loan losses	2,099	1,994	8,305	7,536
Noninterest income	216	243	1,145	983
Noninterest expenses	1,578	1,454	5,904	5,699

Income before income taxes	737	783	3,546	2,820
Income tax expense	213	228	1,048	791

Net income	$524	$555	$2,498	$2,029

Financial Condition:
Assets	$272,214	$244,703	$268,910	$239,354
Loans, net of unearned income	207,722	188,646	207,284	186,845
Deposits	209,733	189,073	196,492	183,899
Stockholders’ equity	24,645	27,029	24,101	24,786
Ratios:
Return on average assets	0.78%	0.92%	0.98%	0.89%
Return on average equity	8.61%	8.57%	10.22%	9.22%
Efficiency ratio	59.30%	61.80%	57.30%	64.20%
Common equity to total assets	9.05%	9.21%	8.96%	8.48%
Tangible common equity / tangible assets	8.93%	9.07%	8.84%	8.34%

Asset Quality:
Allowance for loan losses	$2,401	$2,130	$2,348	$2,121
Nonaccrual loans	$364	$315	$384	$131
Other real estate owned	$—	$210	$70	$210
ALL / total outstanding loans	1.16%	1.13%	1.13%	1.14%
ALL / nonperforming loans	633.5%	676.2%	578.1%	858.7%
NPAs / total outstanding loans	0.18%	0.29%	0.23%	0.25%
Net charge-offs / total outstanding loans	0.02%	0.02%	0.05%	0.01%
Provision / total outstanding loans	0.04%	0.02%	0.15%	0.04%
Per Share Data:
Earnings per share, basic	$0.37	$0.43	$1.79	$2.11
Earnings per share, diluted	0.37	0.43	1.79	2.11
Cash dividends paid	0.1175	0.115	0.46	0.44
Book value per common share	17.58	16.07	17.20	15.97
Price to earnings ratio, diluted	11.83	10.80	9.71	9.45
Price to book value ratio	1.01	1.04	0.99	0.92
Dividend payout ratio	31.41%	27.01%	25.70%	20.90%
Weighted average shares outstanding, basic	1,401,511	1,276,375	1,370,656	938,286
Weighted average shares outstanding, diluted	1,401,511	1,276,375	1,370,656	938,286

SELECTED HISTORICAL FINANCIAL DATA OF RIVER

The following table sets forth certain of River’s consolidated financial data as of the end of and for the years ended December 31, 2015 and 2014 and as of and for the three months ended March 31, 2016 and 2015. The historical consolidated financial information as of the end of and for the years ended December 31, 2015 and 2014 is derived from River’s audited consolidated financial statements, which are included in this joint proxy statement/offering circular beginning on page G-1. The consolidated financial information as of and for the three months ended March 31, 2016 and 2015 is derived from River’s unaudited consolidated financial statements, which are included in this joint proxy statement/offering circular beginning on page G-36. In River’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended March 31, 2016 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2016. The selected historical financial data below is only a summary and should be read in conjunction with River’s consolidated financial statements that are included in this joint proxy statement/offering circular and their accompanying notes.

River Bancorp, Inc.

	Three Months Ended March 31, (Unaudited)		December 31,
	2016	2015	2015	2014
	(Amounts in thousands, except per share data)
Results of Operations:
Interest income	$1,407	$1,401	$5,858	$5,601
Interest expense	160	161	659	621

Net interest income	1,247	1,240	5,199	4,980
Provision for loan losses	140	40	1	1,048

Net interest income after provision for loan losses	1,107	1,200	5,198	3,932
Noninterest income	1,660	1,938	7,742	8,477
Noninterest expenses	2,511	2,685	10,798	10,816

Income before income taxes	256	453	2,142	1,593
Income tax expense	88	157	738	575

Net income	$168	$296	$1,404	$1,018

Financial Condition:
Assets	$111,891	$117,583	$114,620	$113,870
Loans, net of unearned income	88,881	88,350	88,631	87,435
Loans held for sale, at fair value	9,263	12,325	11,603	11,626
Deposits	94,672	96,442	97,563	93,288
Federal Home Loan Bank Advances	5,000	10,000	5.000	10,000
Stockholders’ equity	11,486	10,133	11,361	9,838
Ratios:
Return on average assets	0.60%	1.06%	1.20%	0.96%
Return on average equity	6.17%	12.82%	13.61%	11.04%
Efficiency ratio	90.72%	85.55%	83.44%	87.16%
Common equity to total assets	10.63%	8.61%	9.90%	8.91%
Tangible common equity / tangible assets	10.63%	8.61%	9.90%	8.91%

Asset Quality:
Allowance for loan losses	$1,104	$1,338	$1,410	$1,298
Nonaccrual loans	$1,288	$1,206	$1,257	$1,243
Other real estate owned	$787	$294	$838	$352
ALL / total outstanding loans	1.24%	1.51%	1.59%	1.48%
ALL / total outstanding loans, adjusted for acquired	1.24%	1.51%	1.59%	1.48%
ALL / nonperforming loans	85.68%	110.92%	112.14%	104.39%
NPAs / total outstanding loans	2.33%	1.69%	2.36%	1.82%
Net charge-offs / total outstanding loans	0.50%	0.00%	(0.12%)	0.69%
Provisions / total outstanding loans	0.16%	0.05%	0.00%	1.19%
Per Share Data:
Earnings per share, basic	$0.23	$0.42	$1.98	$1.44
Earnings per share, diluted	0.23	0.42	1.98	1.44
Cash dividends paid	0.10	0.08	0.38	0.13
Book value per common share	15.63	14.34	15.46	13.92
Weighted average shares outstanding, basic	734,921	706,681	711,109	706,681
Weighted average shares outstanding, diluted	736,276	706,681	711,109	706,681

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Blue Ridge and River, as an acquisition by Blue Ridge of River using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of River will be recorded by Blue Ridge at their respective fair values as of the date the merger is completed. Certain reclassifications have been made to the historical financial statements of River to conform to the presentation in Blue Ridge’s financial statements.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on March 31, 2016. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2016 and the year ended December 31, 2015 give effect to the merger as if the transaction had occurred on January 1, 2015.

A final determination of the fair values of River’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of River that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to a bargain purchase value or goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by Blue Ridge upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Blue Ridge and its subsidiaries, which are included in this joint proxy statement/offering circular, and the historical consolidated financial statements and related notes thereto of River and its subsidiaries, which are also included in this joint proxy statement/offering circular.

BLUE RIDGE BANKSHARES, INC. AND RIVER BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

As of March 31, 2016

(Dollars in thousands)

	Blue Ridge Bankshares, Inc. (As Reported)	River Bancorp, Inc. (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$7,359	$5,229	$(3,768	) (a)	$8,820
Securities available for sale, at fair value	20,966	5,205	—		26,171
Securities held to maturity	14,198	—	—		14,198
Restricted stock, at cost	2,224	584	—		2,808
Loans held for sale	12,239	9,263	—		21,502
Loans, net of unearned income	207,722	88,881	(700	) (b)	295,903
Less allowance for loan losses	2,401	1,104	(1,104	) (c)	2,401

Net loans	205,321	87,777	404		293,502

Bank premises and equipment, net	2,052	710	(500	) (d)	2,262
Bank owned life insurance	3,430	—	—		3,430
Other real estate owned, net of valuation allowance	—	787	(200	) (e)	587
Core deposit intangibles, net	—	—	600	(f)	600
Goodwill	366	—	819	(g)	1,185
Other assets	4,059	2,336	—		6,395

Total assets	$272,214	$111,891	$(2,645)		$381,460

LIABILITIES
Noninterest-bearing demand deposits	36,086	15,308	—		51,394
Interest-bearing deposits	173,647	79,364	50	(h)	253,061

Total deposits	209,733	94,672	50		304,455

Other borrowed funds	26,779	5,000	—		31,779
Subordinated debt, net of issuance costs	9,673	—	—		9,673
Other liabilities	1,384	733	—		2,117

Total liabilities	247,569	100,405	50		348,024

STOCKHOLDERS’ EQUITY
Common stock and surplus	7,124	7,942	849	(i)(j)	15,915
Retained earnings	18,046	3,509	(3,509	) (i)	18,046
Accumulated other comprehensive income	(17)	35	(35	) (i)	(17)

	25,153	11,486	(2,695)		33,944
Unearned ESOP Shares	(508)	—	—		(508)

Total stockholders’ equity	24,645	11,486	(2,695)		33,436

Total liabilities and stockholders’ equity	$272,214	$111,891	$(2,645)		$381,460

See accompanying notes to condensed consolidated financial statements.

BLUE RIDGE BANKSHARES, INC. AND RIVER BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2016

(Dollars and shares in thousands, except per share amounts)

	Blue Ridge	River	Merger
	Bankshares, Inc.	Bancorp, Inc.	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
Interest and dividend income:
Interest and fees on loans	$2,609	$1,356	$(35	) (k)	$3,930
Other interest income	279	51	—		330

Total interest and dividend income	2,888	1,407	(35)		4,260

Interest expense:
Interest on deposits	402	154	(6	) (l)	550
Other interest expense	297	6			303

Total interest expense	699	160	(6)		853

Net interest income	2,189	1,247	(29)		3,407
Provision for loan losses	90	140	—		230

Net interest income after provision for loan losses	2,099	1,107	(29)		3,177

Noninterest income:
Service charges on deposit accounts	77	79			156
Other service charges, commissions and fees	—	544	—		544
Gains on sales of mortgage loans, net of commissions	—	946	—		946
Other operating income	139	91	—		230

Total noninterest income	216	1,660	—		1,876

Noninterest expenses:
Salaries and benefits	741	1,470	—		2,211
Occupancy expenses	79	167	—		246
Furniture and equipment expenses	69	133	—		202
Other expenses	689	741	38	(m)	1,468

Total noninterest expenses	1,578	2,511	38		4,127

Income before income taxes	737	256	(66)		927
Income tax expense	213	88	(23)		278

Net income	$524	$168	$(44)		$648

Earnings per common share, basic	$0.37	$0.23			$0.34

Earnings per common share, diluted	$0.37	$0.23			$0.34

Weighted average common shares outstanding, basic	1,402	735	(230	) (p)	1,907
Weighted average common shares outstanding, diluted	1,402	736	(231	) (p)	1,907

See accompanying notes to condensed consolidated financial statements.

BLUE RIDGE BANKSHARES, INC. AND RIVER BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31, 2015

(Dollars and shares in thousands, except per share amounts)

	Blue Ridge	River	Merger
	Bankshares, Inc.	Bancorp, Inc.	Pro Forma		Pro Forma
	(As Reported)	(As Reported)	Adjustments		Combined
Interest and dividend income:
Interest and fees on loans	$9,661	$5,635	$(140	) (k)	$15,156
Other interest income	1,008	223	—		1,231

Total interest and dividend income	10,669	5,858	(140)		16,387

Interest expense:
Interest on deposits	1,482	634	(25	) (l)	2,091
Other interest expense	562	25			587

Total interest expense	2,044	659	(25)		2,678

Net interest income	8,625	5,199	(115)		13,709
Provision for loan losses	320	1	—		321

Net interest income after provision for loan losses	8,305	5,198	(115)		13,388

Noninterest income:
Service charges on deposit accounts	304	311	—		615
Other service charges, commissions and fees	—	3,328	—		3,328
Gains on sales of mortgage loans, net of commissions	—	3,875	—		3,875
Other operating income	841	228	—		1,069

Total noninterest income	1,145	7,742	—		8,887

Noninterest expenses:
Salaries and benefits	2,703	6,480	—		9,183
Occupancy expenses	303	741	—		1,044
Furniture and equipment expenses	264	500	—		764
Other expenses	2,634	3,077	2,150	(m)(n)	7,861

Total noninterest expenses	5,904	10,798	2,150		18,852

Income before income taxes	3,546	2,142	(2,265)		3,423
Income tax expense	1,048	738	(770)		1,016

Net income	$2,498	$1,404	$(1,495)		$2,407

Earnings per common share, basic	$1.79	$1.97			$1.28

Earnings per common share, diluted	$1.79	$1.97			$1.28

Weighted average common shares outstanding, basic	1,371	711	(206	) (o)	1,876
Weighted average common shares outstanding, diluted	1,371	711	(206	) (o)	1,876

See accompanying notes to condensed consolidated financial statements.

NOTE A – BASIS OF PRESENTATION

On March 30, 2016, Blue Ridge entered into the merger agreement with River. The merger agreement provides that at the effective date of the merger, each outstanding share of common stock of River will be converted into the right to receive, at the election of the holder, either $16.57 per share in cash, or 0.9821 shares of Blue Ridge common stock, no par value, subject to allocation and proration procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive shares of Blue Ridge common stock and 30% of the outstanding shares of River common stock will be converted into the right to receive cash. Per share stock consideration is subject to change based on the BRB VWAP.

The unaudited pro forma condensed combined financial information of Blue Ridge’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with River was consummated on January 1, 2015 for purposes of the unaudited pro forma condensed combined statements of income and on March 31, 2016 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of River at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of River’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Blue Ridge will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(a)	Estimated cash portion of transaction, which represents 30% of the total purchase price, and $2.0 million of one time transaction costs.

(b)	A fair value adjustment was recorded to River’s outstanding loan portfolio. This fair value adjustment consists of:

i.	An adjustment for credit deterioration of the acquired portfolio in the amount of $1.4 million which represented a mark of 1.6% on River’s outstanding loan portfolio. In order to determine the adjustment related to credit deterioration, Blue Ridge engaged an independent third party loan review team to review and perform analytics on River’s loan portfolio.

ii.	A further fair value adjustment (premium) to reflect differences in interest rates in the amount of $700,000 partially offset the credit deterioration adjustment. This portion of the fair value adjustment was based on current market interest rates and spreads including the consideration for liquidity concerns.

(c)	Elimination of River’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(d)	Estimated fair value adjustments of acquired fixed assets as of acquisition date. The discount of $500,000 represents 70.4% of River’s fixed assets.

(e)	Estimated fair value adjustment of the acquired other real estate owned (“OREO”) as of the acquisition date. The discount of $200,000 is based on an independent third party valuation utilizing market data for similar assets and applying judgment based on the individual circumstances of the OREO.

(f)	Blue Ridge’s estimate of the fair value of the core deposit intangible asset ($600,000). This will be amortized over ten years using sum-of-years digits method. This estimate represents a 1.5% premium on River’s core deposits based on current market data for similar transactions.

(g)	Addition of goodwill generated as a result of the total purchase price and the fair value of assets acquired exceeding the fair value of liabilities assumed. (See Note C).

(h)	Estimated fair value adjustment on deposits at current market rates and spreads for similar products.

(i)	Elimination of River’s stockholders’ equity representing conversion of all of River’s common shares into Blue Ridge common shares.

(j)	Recognition of the equity portion of the merger consideration. The adjustment to common stock and surplus represents 70% of the total purchase price to effect the transaction.

(k)	Represents the net premium amortization on acquired loans assuming the merger closed on January 1, 2015 (see Note D). Premium will be amortized over five years using the straight-line method.

(l)	Represents premium amortization on deposits assumed as part of the merger assuming the merger closed on January 1, 2015 (see Note D). Premium will be amortized over two years using the straight-line method.

(m)	Represents amortization of core deposit premium assuming the merger closed on January 1, 2015 (see Note E). Premium will be amortized over seven years using the sum-of-years digits method.

(n)	Represents one time transaction related costs.

(o)	Weighted average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for River’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

(In thousands)
Purchase Price:
Fair value of consideration		$12,559

Total pro forma purchase price		$12,559
Fair value of assets acquired:
Cash and cash equivalents	$5,229
Securities available for sale	5,205
Restricted stock, at cost	584
Loans held for sale	9,263
Net loans	88,181
Bank premise and equipment	210
OREO, net of valuation allowance	587
Core deposit intangible	600
Other assets	2,336

Total assets	112,195
Fair value of liabilities assumed:
Deposits	94,722
Long-term borrowings	5,000
Other liabilities	733

Total liabilities	100,455
Net assets acquired		$11,740

Preliminary pro forma goodwill		$819

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Blue Ridge’s common stock at a price of $17.40 as of March 31, 2016:

Share Price Sensitivity (unaudited, dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 20%	$15,071	$3,331
Up 10%	$13,815	$2,075
As presented in proforma	$12,559	$819
Down 10%	$11,303	$(437	)(1)
Down 20%	$10,047	$(1,693	)(1)

(1)	Transaction would result in a bargin purchase.

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of Blue Ridge after the merger with River (unaudited, dollars in thousands):

	Discount Accretion (Premium Amortization)
	For the Years Ended December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
Loans	$(140)	$(140)	$(140)	$(140)	$(140)	$—	$(700)
Deposits	(25)	(25)	—	—	—	—	(50)
Core Deposit Intangible	(150)	(129)	(107)	(86)	(64)	(64)	(600)

The actual effect of purchase accounting adjustments on the future pre-tax income of Blue Ridge will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE E– ESTIMATED COST SAVINGS

Estimated cost savings, expected to approximate 13% of River’s annualized pre-tax non-interest expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 100%.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

Summarized below is historical unaudited per share information for Blue Ridge and River and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.

The River pro forma equivalent per share amounts are calculated by multiplying the Blue Ridge pro forma combined book value per share and net income per share by an assumed exchange ratio of 0.9821 for the stock consideration so that the per share amounts equate to the respective values for one share of River common stock. The actual exchange ratio with respect to the stock consideration may be subject to adjustment based on the BRB VWAP.

It is expected that both Blue Ridge and River will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of River that will exist on the date of completion of the merger.

The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for Blue Ridge and River incorporated by reference into, or contained in, this joint proxy statement/offering circular.

	Historical
	Blue Ridge Bankshares, Inc.	River Bancorp, Inc.	Pro Forma Combined		Pro Forma Equivalent River Share
Basic Earnings Per Common Share
For the year ended December 31, 2015	$1.7900	$1.9800	$1.2836	(1)	$1.2607	(2)
For the three months ended March 31, 2016	$0.3700	$0.2300	$0.3399	(1)	$0.3339	(2)
Diluted Earnings Per Common Share
For the year ended December 31, 2015	$1.7900	$1.9800	$1.2836	(1)	$1.2607	(2)
For the three months ended March 31, 2016	$0.3700	$0.2300	$0.3399	(1)	$0.3339	(2)
Cash Dividends Per Common Share
For the year ended December 31, 2015	$0.4363	$0.3800	$0.4363	(3)	$0.4285	(2)
For the three months ended March 31, 2016	$0.1175	$0.1000	$0.1175	(3)	$0.1173	(2)
Book Value Per Common Share
At December 31, 2015	$17.2000	$15.4600	$17.8232	(4)	$17.5042	(2)
At March 31, 2016	$17.5800	$15.6300	$17.5335	(4)	$17.2196	(2)

(1)	Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the assumed 0.9821 exchange ratio.
(3)	Pro forma dividends per share represent Blue Ridge’s historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

RISK FACTORS

In addition to general investment risks and the other information contained in this joint proxy statement/offering circular, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [•], you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/offering circular.

Risks Related to the Merger

The form of merger consideration that River shareholders ultimately receive could be different from the form elected depending on the form of merger consideration elected by other River shareholders.

All River shareholders will be permitted to make an election as to the form of consideration they wish to receive. The exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a River shareholder will receive in order to ensure that 70% of the outstanding shares of River common stock are converted into shares of Blue Ridge common stock and 30% of the shares of River common stock are converted into cash. Consequently, if either the stock consideration or the cash consideration is oversubscribed, River shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income tax purposes with respect to the cash received). If River shareholders do not make an election, they will receive the merger consideration in cash, shares or a combination of cash and shares as provided for in the merger agreement.

Because the market price of Blue Ridge common stock will fluctuate, River shareholders who receive stock consideration will not know until the effective date of the merger the value of the consideration they will receive in the merger.

Each share of River common stock converted into the right to receive the stock consideration will receive 0.9821 shares of Blue Ridge common stock or (i) if the BRB VWAP is less than or equal to $16.00, such number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and (ii) if the BRB VWAP is greater than or equal to $18.00, such number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP. Based on fluctuations in the value of Blue Ridge common stock prior to the effective date, however, the value of shares of Blue Ridge common stock delivered for each such share of River common stock may be greater than, less than, or equal to (a) $16.45, the value of the stock consideration immediately before the public announcement of the merger or (b) $16.57, the per share cash consideration in the merger. Changes in the price of the Blue Ridge common stock may result from a variety of factors, including, among others, general market and economic conditions, changes in Blue Ridge’s business, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond Blue Ridge’s control.

As a result of changes in Blue Ridge’s stock price, the market value of the shares of Blue Ridge common stock that River shareholders receiving the stock consideration will receive at the time that the merger is completed could be lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this joint proxy statement/offering circular, on the date of the River special meeting or on the date on which the River shareholders actually receive their shares of Blue Ridge common stock. Accordingly, at the time of the River special meeting, River shareholders will not know or be able to calculate the exact market value of Blue Ridge common stock that shareholders receiving the stock consideration will receive upon completion of the merger.

Because there is a limited public market for Blue Ridge common stock, it is difficult to determine how the fair value of Blue Ridge common stock compares with the merger consideration.

The outstanding shares of Blue Ridge common stock are quoted on the OTC Pink marketplace of the OTC Markets Group, Inc., but historically trading has been limited. This limited public market makes it difficult to determine the fair value of Blue Ridge common stock. Blue Ridge’s and River’s boards of directors, respectively, obtained fairness opinions from their financial advisors; however, because there is no public market for Blue Ridge’s common stock such opinions may not be indicative of the fair value of the shares of Blue Ridge common stock that may be received by certain River shareholders in the merger.

The market price of Blue Ridge common stock after the merger may be affected by factors different from those affecting the shares of Blue Ridge or River currently.

Upon completion of the merger, certain holders of River common stock will become holders of Blue Ridge common stock. Blue Ridge’s business differs in important respects from that of River, and, accordingly, the results of operations of the combined company and the market price of Blue Ridge common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Blue Ridge and River. For a discussion of the businesses of Blue Ridge and River and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/offering circular.

Future results of the combined company after the merger may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this joint proxy statement/offering circular because such financial statements do not reflect actual merger-related expenses and restructuring charges.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/offering circular are presented for illustrative purposes only and do not necessarily indicate the future financial condition or operating results of the combined company. The pro forma financial data reflect adjustments, which are based on preliminary estimates, to record River’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Additionally, Blue Ridge estimates that the combined company will record an aggregate of approximately $2.0 million, on a pre-tax basis, in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company available for future profitable, income-earning investments.

Combining Blue Ridge and River may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on Blue Ridge’s ability to realize the anticipated benefits and cost savings from combining the businesses of Blue Ridge and River and to combine the businesses of Blue Ridge and River in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of River or Blue Ridge or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, Blue Ridge must successfully combine the businesses of Blue Ridge and River. If Blue Ridge is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Blue Ridge and River have operated, and, until the completion of the merger, will continue to operate, independently. To realize anticipated benefits from the merger, after the completion of the merger, Blue Ridge will integrate River’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Blue Ridge’s ability to successfully conduct its business in the markets in which River now operates, which could have an adverse effect on Blue Ridge’s financial results and the value of its common stock. If Blue Ridge experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause Blue Ridge and River to lose customers or cause customers to withdraw their deposits from River’s or Blue Ridge’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on Blue Ridge’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of River and Blue Ridge during this transition period and for an undetermined period after consummation of the merger.

Blue Ridge may not be able to effectively integrate the operations of River Community Bank and Blue Ridge Bank.

The future operating performance of Blue Ridge and the continuing bank will depend, in part, on the success of the merger of River Community Bank and Blue Ridge Bank, which is expected to occur as soon as practicable after the merger. The success of the merger of the banks will, in turn, depend on a number of factors, including Blue Ridge’s ability to (i) integrate the operations and branches of River Community Bank and Blue Ridge Bank, (ii) retain the deposits and customers of River Community Bank and Blue Ridge Bank, (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the continuing bank to improve its overall operating efficiencies and (iv) retain and integrate the appropriate personnel of River Community Bank with the operations of Blue Ridge Bank, particularly with regard to River’s mortgage operation, as well as reducing overlapping bank personnel. The integration of River Community Bank and Blue Ridge Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If Blue Ridge Bank and River Community Bank are unable to successfully integrate, Blue Ridge may not be able to realize expected operating efficiencies and eliminate redundant costs.

A substantial percentage of River’s historical earnings are attributable to its mortgage operation, and the success of the merger is largely dependent upon Blue Ridge’s ability to integrate and continue the success of that operation.

River runs a successful “full correspondent” mortgage operation. For the three months ended March 31, 2016, pretax income from River’s mortgage operation accounted for 45.1% of its pretax income, and River’s mortgage operation accounted for 41.3% of River’s total pretax income for the year ended December 31, 2015. While Blue Ridge currently offers mortgage loan products to its customers, its mortgage operation is not as expansive as River’s. While the scope of River’s mortgage operation offers many benefits, it also has risks that Blue Ridge does not face today, including risks related to retention of key mortgage personnel, risks related to lease obligations and capital markets risks related to hedging interest rate risk inherent in River’s available for sale loan portfolio. If Blue Ridge is not able to successfully integrate and operate River’s mortgage operation, including by managing the risks of the operation, Blue Ridge may not achieve the expected benefits of the merger, which could have a material adverse effect on Blue Ridge’ financial condition and results of operations and the value of its common stock.

The continuing bank will have a different regulator from the regulators that currently supervise and regulate Blue Ridge Bank.

Blue Ridge Bank is currently a state-chartered bank that is a member of the Federal Reserve System. As a result, Blue Ridge Bank is currently supervised and regulated by the Virginia SCC and the Federal Reserve. Following the merger, the continuing bank will be a national bank, supervised and regulated by the OCC. While management of Blue Ridge Bank has no reason to believe its regulatory standing will not continue to be satisfactory following the merger, the OCC is not familiar with Blue Ridge Bank’s management and operating philosophy. It is possible that the OCC could have different views as to the policies and procedures of Blue Ridge Bank than those held by the Virginia SCC and the Federal Reserve, which could cause the regulatory standing of Blue Ridge Bank to suffer. Such event could have a material adverse effect on Blue Ridge Bank’s future prospects.

The merger may distract management of Blue Ridge and River from their other responsibilities.

The merger could cause the respective management groups of Blue Ridge and River to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Blue Ridge or River before the merger, or the business and earnings of Blue Ridge after the merger.

Termination of the merger agreement could negatively impact Blue Ridge or River.

If the merger agreement is terminated, Blue Ridge’s or River’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Blue Ridge’s or River’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Blue Ridge’s or River’s board of directors, a termination fee may be payable. See “The Merger Agreement – Termination Fee” on page [•].

The fairness opinions received by Blue Ridge and River in connection with the merger have not been updated to reflect changes in circumstances since the signing of the merger agreement, and they likely will not be updated before completion of the merger.

The opinions rendered by Sandler O’Neill, financial advisor to Blue Ridge, on March 30, 2016 and BSP Securities, financial advisor to River, on March 29, 2016, are based upon information available as of such dates. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Blue Ridge or River, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Blue Ridge or River or the prices of shares of Blue Ridge common stock or River common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the dates of such opinions. Blue Ridge and River do not currently anticipate asking their respective financial advisors to update the opinions prior to the time the merger is completed. For a description of the opinion that Blue Ridge received from its financial advisor, please see “The Merger – Opinion of Blue Ridge’s Financial Advisor,” beginning on page [•]. For a description of the opinion that River received from its financial advisor, please see “The Merger – Opinion of River’s Financial Advisor,” beginning on page [•].

River’s directors and executive officers have interests in the merger that differ from the interests of River’s other shareholders.

River shareholders, in deciding how to vote on the River merger proposal, should be aware that River’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of River shareholders generally. These interests exist because of, among other things, (i) offers of employment after the merger, (ii) the receipt and potential receipt certain executive officers of River of change in control, severance or termination payments, (iii) the appointment of certain current River directors to the board of directors of Blue Ridge and/or the continuing bank, and (iv) the agreement by Blue Ridge to indemnify the directors and officers of River against certain liabilities arising before the effective date of the merger and Blue Ridge’s purchase of a six year “tail” prepaid policy for the current directors and officers of River. These interests may cause directors and executive officers of River to view the merger proposal differently than other River shareholders view the proposal. See “The Merger – Interests of Certain River Directors and Executive Officers in the Merger” on page [•].

The merger agreement limits the ability of River to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of River to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of its company. In addition, under certain circumstances, if the merger agreement is terminated and River, subject to certain restrictions, consummates a similar transaction other than the merger, River must pay Blue Ridge a termination fee of $495,000. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant percentage of ownership of River from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market value than that proposed in the merger. See “The Merger Agreement – Termination Fee” on page [•].

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, Blue Ridge and River must obtain approvals from the Federal Reserve, the OCC and the Virginia SCC. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Blue Ridge and River do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, in which case the merger may not be completed, or if completed, such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger – Regulatory Approvals” on page [•].

If the merger is not completed, Blue Ridge and River will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Blue Ridge and River has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/offering circular and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger. If the merger is not completed, Blue Ridge and River would have to incur these expenses without realizing the expected benefits of the merger.

Current holders of Blue Ridge common stock, and certain current holders of River common stock, will have less influence as holders of Blue Ridge common stock after the merger.

It is expected that, as a group, the current holders of common stock of River will own approximately 26.5% of the outstanding common stock of Blue Ridge after the merger. Each current holder of River common stock will own a significantly smaller percentage of Blue Ridge after the merger than they currently own of River. As a result of the merger, holders of River common stock will have less influence on the management and policies of Blue Ridge than they currently have on the management and policies of River.

River shareholders who receive Blue Ridge common stock in the merger will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Blue Ridge relative to their percentage ownership interest in River prior to the merger. If the merger is consummated, current River shareholders would own approximately 26.5% of Blue Ridge’s issued and outstanding common stock, on a fully diluted basis, based on the number of shares of outstanding River common stock as of March 31, 2016. Accordingly, even if such shareholders were to vote as a group, such a group could still be outvoted by other Blue Ridge shareholders.

In addition, the current holders of Blue Ridge common stock will have their ownership interest in Blue Ridge diluted by the issuance of common stock to the common stock holders of River. Consequently, while the current Blue Ridge shareholders will still own a majority of the Blue Ridge common stock after the merger, they will have less voting power per share.

Risks Related to Blue Ridge’s Business

Blue Ridge’s business may be adversely affected by conditions in the financial markets and economic conditions generally and in the market in which it operates.

The community banking industry is directly affected by national, regional and local economic conditions. The economies in Blue Ridge’s market areas improved during 2015, though growth remained sluggish. Management allocates significant resources to mitigate and respond to risks associated with the current economic conditions, however, such conditions cannot be predicted or controlled. Therefore, such conditions, including a reduction in federal government spending, a flatter yield curve and extended low interest rates, could adversely affect the credit quality of Blue Ridge’s loans, and/or Blue Ridge’s results of operations and financial condition. Blue Ridge’s financial performance is dependent on the business environment in the markets where Blue Ridge operates, in particular, the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services Blue Ridge offers. In addition, Blue Ridge holds securities which can be significantly affected by various factors including credit ratings assigned by third parties, and an adverse credit rating in securities held by Blue Ridge could result in a reduction of the fair value of its securities portfolio and have an adverse impact on its financial condition. While general economic conditions in markets served by Blue Ridge and the U.S. continued to improve in 2015, there can be no assurance that this improvement will continue.

The competition Blue Ridge faces is increasing and may reduce its customer base and negatively impact Blue Ridge’s results of operations.

There is significant competition among banks in the market areas served by Blue Ridge. In addition, as a result of deregulation of the financial industry, it also competes with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, mortgage companies, insurance companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to less extensive regulations than Blue Ridge with respect to the products and services they provide. Some of Blue Ridge’s competitors have greater resources than Blue Ridge and, as a result, may have higher lending limits and may offer other services not offered by Blue Ridge.

Blue Ridge may not be able to successfully manage its long-term growth, which may adversely affect its results of operations and financial condition.

A key aspect of Blue Ridge’s long-term business strategy is its continued growth and expansion. Blue Ridge’s ability to continue to grow depends, in part, upon its ability to (i) open new branch offices or acquire existing branches or other financial institutions, (ii) attract deposits to those locations, and (iii) identify attractive loan and investment opportunities.

Blue Ridge may not be able to successfully implement its growth strategy if it is unable to identify attractive markets, locations or opportunities to expand in the future, or if Blue Ridge is subject to regulatory restrictions on growth or expansion of its operations. Blue Ridge’s ability to manage its growth successfully also will depend on whether it can maintain capital levels adequate to support its growth, maintain cost controls and asset quality and successfully integrate any businesses Blue Ridge acquires into its organization. As Blue Ridge identifies opportunities to implement its growth strategy by opening new branches or acquiring branches or other banks, it may incur increased personnel, occupancy and other operating expenses. In the case of new branches, Blue Ridge must absorb those higher expenses while it begins to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, any plans for branch expansion could decrease Blue Ridge’s earnings in the short run, even if it efficiently executes its branching strategy.

Blue Ridge’s results of operations are significantly affected by the ability of borrowers to repay their loans.

A significant source of risk for Blue Ridge is the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loan agreements. Most of Blue Ridge’s loans are secured but some loans are unsecured. With respect to the secured loans, the collateral securing the repayment of these loans may be insufficient to cover the obligations owed under such loans. Collateral values may be adversely affected by changes in economic, environmental and other conditions, including declines in the value of real estate, changes in interest rates, changes in monetary and fiscal policies of the federal government, widespread disease, terrorist activity, environmental contamination and other external events. In addition, collateral appraisals that are out of date or that do not meet industry recognized standards may create the impression that a loan is adequately collateralized when it is not. Blue Ridge has adopted underwriting and credit monitoring procedures and policies, including regular reviews of appraisals and borrower financial statements, that management believes are appropriate to mitigate the risk of loss. An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on Blue Ridge’s financial condition and results of operations.

Changes in interest rates may have an adverse effect on Blue Ridge’s profitability.

The operations of financial institutions such as Blue Ridge are dependent to a large degree on net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. An institution’s net interest income is significantly affected by market rates of interest that in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government and by the policies of various regulatory agencies. The Federal Reserve regulates the national money supply in order to manage recessionary and inflationary pressures. In doing so, the Federal Reserve may use techniques such as engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits. The interest rate environment, which includes both the level of interest rates and the shape of the U.S. Treasury yield curve, has a significant impact on net interest income and may also impact the value of Blue Ridge’s securities portfolio. Like all financial institutions, Blue Ridge’s balance sheet is affected by fluctuations in interest rates. Volatility in interest rates can also result in disintermediation, which is the flow of deposits away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than bank deposit products.

Blue Ridge’s liquidity needs could adversely affect results of operations and financial condition.

Blue Ridge’s primary sources of funds are deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including, but not limited to, changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, availability of, and/or access to, sources of refinancing, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including, but not limited to, rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, Blue Ridge may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank of Atlanta (“FHLB”) advances, sales of securities and loans, federal funds lines of credit from correspondent banks and borrowings from the Federal Reserve Discount Window, as well as additional out-of-market time deposits and brokered deposits. While Blue Ridge believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Blue Ridge continues to grow and experiences increasing loan demand. Blue Ridge may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Blue Ridge’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses.

Blue Ridge assumes credit risk by virtue of making loans and leases and extending loan commitments and letters of credit. Blue Ridge manages credit risk through a program of underwriting standards, the review of certain credit decisions and a continuous quality assessment process of credit already extended. Blue Ridge’s exposure to credit risk is managed through the use of consistent underwriting standards that emphasize local lending while avoiding highly leveraged transactions, as well as excessive industry and other concentrations. Blue Ridge’s credit administration function employs risk management techniques to help ensure that problem loans and leases are promptly identified. While these procedures are designed to provide Blue Ridge with the information needed to implement policy adjustments where necessary and to take appropriate corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

Blue Ridge’s allowance for loan losses may be insufficient, and any increases in the allowance for loan losses will result in a decrease in net income and possibly capital, and may have a material adverse effect on Blue Ridge’s financial condition and results of operations.

Blue Ridge maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.

The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires Blue Ridge to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside Blue Ridge’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review Blue Ridge’s allowance for loan losses and have in the past required an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. Further, if charge-offs in future periods exceed the allowance for loan losses, Blue Ridge will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and possibly capital, and may have a material adverse effect on Blue Ridge’s financial condition and results of operations.

Blue Ridge’s focus on lending to small to mid-sized community-based businesses may increase its credit risk.

Most of Blue Ridge’s commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the market areas in which Blue Ridge operates negatively impact this important customer sector, results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by Blue Ridge in recent years and the borrowers may not have experienced a complete business or economic cycle. Any deterioration of the borrowers’ businesses may hinder their ability to repay their loans with Blue Ridge, which could have a material adverse effect on its financial condition and results of operations.

Blue Ridge’s concentration in loans secured by real estate may increase its future credit losses, which would negatively affect Blue Ridge’s financial results.

Blue Ridge offers a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Credit risk and credit losses can increase if its loans are concentrated to borrowers who, as a group, may be uniquely or disproportionately affected by economic or market conditions. Approximately 80.8% of Blue Ridge’s loans are secured by real estate, both residential and commercial, substantially all of which are located in its market area. A major change in the region’s real estate market, resulting in a deterioration in real estate values, or in the local or national economy, including changes caused by raising interest rates, could adversely affect Blue Ridge customers’ ability to pay these loans, which in turn could adversely impact Blue Ridge. Risk of loan defaults and foreclosures are inherent in the banking industry, and Blue Ridge tries to limit its exposure to this risk by carefully underwriting and monitoring its extensions of credit. Blue Ridge cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

Blue Ridge relies upon independent appraisals to determine the value of the real estate that secures a significant portion of its loans and the value of foreclosed properties carried on its books, and the values indicated by such appraisals may not be realizable if it is forced to foreclose upon such loans or liquidate such foreclosed property.

As indicated above, a significant portion of Blue Ridge’s loan portfolio consists of loans secured by real estate and it still holds a significant portfolio of foreclosed properties. Blue Ridge relies upon independent appraisers to estimate the value of such real estate. Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment that adversely affect the reliability of their appraisals. In addition, events occurring after the initial appraisal may cause the value of the real estate to increase or decrease. As a result of any of these factors, the real estate securing some of Blue Ridge’s loans and the foreclosed properties held by Blue Ridge may be more or less valuable than anticipated. If a default occurs on a loan secured by real estate that is less valuable than originally estimated, Blue Ridge may not be able to recover the outstanding balance of the loan. It may also be unable to sell its foreclosed properties for the values estimated by their appraisals.

A substantial decline in the value of Blue Ridge’s securities portfolio may result in an “other-than-temporary” impairment charge.

The total amount of Blue Ridge’s available-for-sale securities portfolio was $20.9 million at March 31, 2016. The measurement of the fair value of these securities involves significant judgment due to the complexity of the factors contributing to the measurement. Market volatility makes measurement of the fair value of Blue Ridge’s securities portfolio even more difficult and subjective. More generally, as market conditions continue to be volatile, Blue Ridge cannot provide assurance with respect to the amount of future unrealized losses in the portfolio. To the extent that any portion of the unrealized losses in these portfolios is determined to be other than temporary, and the loss is related to credit factors, Blue Ridge would recognize a charge to its earnings in the quarter during which such determination is made, and its capital ratios could be adversely affected.

Blue Ridge’s success depends on its management team, and the unexpected loss of any of these personnel could adversely affect operations.

Blue Ridge’s success is, and is expected to remain, highly dependent on its management team, including current River officers that will join the management team in connection with the merger. This is particularly true because, as a community bank, Blue Ridge depends on the management team’s ties to the community and customer relationships to generate business. Blue Ridge’s growth will continue to place significant demands on management, and the loss of any such person’s services may have an adverse effect upon growth and profitability. If Blue Ridge fails to retain or continue to recruit qualified employees, growth and profitability could be adversely affected.

Blue Ridge is subject to extensive supervision and regulation, which is subject to change, the compliance or noncompliance with which could adversely affect Blue Ridge.

Blue Ridge is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, and not security holders. These regulations affect lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. These provisions, or any other aspects of current proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of Blue Ridge’s business activities or change certain of its business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads, and could expose Blue Ridge to additional costs, including increased compliance costs. These changes also may require Blue Ridge to invest significant management attention and resources to make any necessary changes to its operations in order to comply, and could therefore also materially adversely affect its business, financial condition and results of operations. Furthermore, failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Blue Ridge’s business, financial condition and results of operations.

Blue Ridge will be subject to more stringent capital requirements in the future, which could adversely affect results of operations and future growth.

Blue Ridge is subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital which we must maintain. In July 2013, the Federal Reserve and the federal banking agencies issued final rules revising risk-based and leverage capital requirements and the method for calculating risk-weighted assets. The rules implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The rules establish a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and a higher minimum Tier 1 risk-based capital requirement (6% of risk-weighted assets) and assign higher risk weightings to loans that are past due and certain loans financing the acquisition, development or construction of commercial real estate. The final rule also establishes a “capital conservation buffer” of 2.5% above the regulatory minimum capital ratios, which buffer will be phased in beginning in January 2016 at 0.625% each year until fully implemented in January 2019. Because Blue Ridge’s total assets are less than $1.0 billion, it is considered a small bank holding company under the Federal Reserve’s capital adequacy regulations and is subject to capital requirements applied on a bank-only basis. These requirements and any other new regulations, could adversely affect Blue Ridge’s ability to pay dividends, or could require it to reduce business levels or to raise capital, including in ways that may adversely affect its financial condition or results of operations. See “Supervision and Regulation – Regulation of Blue Ridge Bank – Capital Requirements” on page [•].

New regulations issued by the Consumer Financial Protection Bureau could adversely impact earnings due to, among other things, increased compliance costs or costs due to noncompliance.

The Consumer Financial Protection Bureau (the “CFPB”) has broad rulemaking authority to administer and carry out the provisions of the Dodd-Frank Act with respect to financial institutions that offer covered financial products and services to consumers. The CFPB has also been directed to write rules identifying practices or acts that are unfair, deceptive or abusive in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. For example, the CFPB issued a final rule, effective January 10, 2014, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms, or to originate “qualified mortgages” that meet specific requirements with respect to terms, pricing and fees. The new rule also contains new disclosure requirements at mortgage loan origination and in monthly statements. The requirements under the CFPB’s regulations and policies could limit Blue Ridge’s ability to make certain types of loans or loans to certain borrowers, or could make it more expensive and/or time consuming to make these loans, which could adversely impact Blue Ridge’s profitability.

The deposit insurance assessments that Blue Ridge is required to pay may increase in the future, which would have an adverse effect on its earnings.

As an insured depository institution, Blue Ridge is required to pay quarterly deposit insurance premium assessments to the Federal Deposit Insurance Corporation (the “FDIC”) to maintain the level of the FDIC deposit insurance reserve ratio. The past failures of financial institutions have significantly increased the loss provisions of the FDIC’s Deposit Insurance Fund (the “DIF”), resulting in a decline in the reserve ratio. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC revised its assessment rates, which raised deposit premiums for certain insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. Blue Ridge is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional bank or financial institution failures, the FDIC may increase the deposit insurance assessment rates. Any future assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect earnings and could negatively affect Blue Ridge’s stock price.

Blue Ridge’s business and earnings are impacted by governmental, fiscal and monetary policy over which it has no control.

Blue Ridge is affected by domestic monetary policy. For example, the Federal Reserve regulates the supply of money and credit in the United States and its policies determine in large part Blue Ridge’s cost of funds for lending, investing and capital raising activities and the return it earns on those loans and investments, both of which affect Blue Ridge’s net interest margin. The actions of the Federal Reserve also can materially affect the value of financial instruments that Blue Ridge holds, such as loans and debt securities, and the Federal Reserve’s policies also can affect Blue Ridge’s borrowers, potentially increasing the risk that they may fail to repay their loans. Blue Ridge’s business and earnings also are affected by the fiscal or other policies that are adopted by various regulatory authorities of the United States. Changes in fiscal or monetary policy are beyond Blue Ridge’s control and hard to predict.

Changes in accounting standards could impact reported earnings.

The authorities that promulgate accounting standards, including the Financial Accounting Standards Board, the SEC and other regulatory authorities, periodically change the financial accounting and reporting standards that govern the preparation of Blue Ridge’s consolidated financial statements. These changes are difficult to predict and can materially impact how Blue Ridge records and reports its financial condition and results of operations. In some cases, Blue Ridge could be required to apply a new or revised standard retroactively, resulting in the restatement of financial statements for prior periods. Such changes could also require Blue Ridge to incur additional personnel or technology costs.

Blue Ridge may need to raise capital that may not ultimately be available to it.

Regulatory authorities require Blue Ridge to maintain certain levels of capital to support its operations. While Blue Ridge remained “well capitalized” at March 31, 2016 and expects to be “well capitalized” following the merger, it may need to raise additional capital in the future if it incurs losses or due to regulatory mandates. The ability to raise capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside Blue Ridge’s control, and on Blue Ridge’s financial performance. Accordingly, Blue Ridge may not be able to raise capital, if and when needed, on terms acceptable to it, or at all. If Blue Ridge cannot raise capital when needed, its ability to increase capital ratios could be materially impaired, and it could face regulatory challenges.

Blue Ridge relies on other companies to provide key components of its business infrastructure.

Third parties provide key components of Blue Ridge’s business infrastructure, for example, system support and network access. While Blue Ridge has selected these third party vendors carefully, it does not control their actions. Any problems caused by these third parties, including those resulting from their failure to provide services for any reason or their poor performance of services, could adversely affect Blue Ridge’s ability to deliver products and services to its customers and otherwise conduct its business. Replacing these third party vendors could also entail significant delay and expense.

The soundness of other financial institutions could adversely affect Blue Ridge.

Blue Ridge’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Blue Ridge has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Blue Ridge or by other institutions. Many of these transactions expose Blue Ridge to credit risk in the event of default of its counterparty or client. In addition, credit risk may be exacerbated when the collateral held cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due. There is no assurance that any such losses would not materially and adversely affect results of operations.

Blue Ridge is subject to a variety of operational risks, including reputational risk, legal and compliance risk, and the risk of fraud or theft by employees or outsiders.

Blue Ridge is exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, and unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Because the nature of the financial services business involves a high volume of transactions, certain errors may be repeated or compounded before they are discovered and successfully rectified. Blue Ridge’s necessary dependence upon automated systems to record and process its transaction volume may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. Blue Ridge also may be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control (for example, computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. Blue Ridge is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as Blue Ridge is) and to the risk that its (or its vendors’) business continuity and data security systems prove to be inadequate. The occurrence of any of these risks could result in a diminished ability of Blue Ridge to operate its business, potential liability to clients, reputational damage and regulatory intervention, which could adversely affect its business, financial condition and results of operations, perhaps materially.

Blue Ridge’s operations may be adversely affected by cyber security risks.

In the ordinary course of business, Blue Ridge collects and stores sensitive data, including proprietary business information and personally identifiable information of its customers and employees in systems and on networks. The secure processing, maintenance, and use of this information is critical to operations and Blue Ridge’s business strategy. Blue Ridge has invested in accepted technologies, and continually reviews processes and practices that are designed to protect its networks, computers, and data from damage or unauthorized access. Despite these security measures, Blue Ridge’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. A breach of any kind could compromise systems and the information stored there could be accessed, damaged or disclosed. A breach in security could result in legal claims, regulatory penalties, disruption in operations, and damage to Blue Ridge’s reputation, which could adversely affect its business and financial condition. Furthermore, as cyber threats continue to evolve and increase, Blue Ridge may be required to expend significant additional financial and operational resources to modify or enhance its protective measures, or to investigate and remediate any identified information security vulnerabilities.

In addition, multiple major U.S. retailers have recently experienced data systems incursions reportedly resulting in the thefts of credit and debit card information, online account information and other financial or privileged data. Retailer incursions affect cards issued and deposit accounts maintained by many banks, including Blue Ridge. Although Blue Ridge’s systems are not breached in retailer incursions, these events can cause it to reissue a significant number of cards and take other costly steps to avoid significant theft loss to Blue Ridge and its customers. In some cases, Blue Ridge may be required to reimburse customers for the losses they incur. Other possible points of intrusion or disruption not within Blue Ridge’s control include internet service providers, electronic mail portal providers, social media portals, distant-server (cloud) service providers, electronic data security providers, telecommunications companies, and smart phone manufacturers.

Consumers may increasingly decide not to use the Blue Ridge Bank to complete their financial transactions, which would have a material adverse impact on Blue Ridge’s financial condition and operations.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on Blue Ridge’s financial condition and results of operations.

Negative perception of Blue Ridge through social media may adversely affect its reputation and business.

Blue Ridge’s reputation is critical to the success of its business. Blue Ridge believes that its brand image has been well received by customers, reflecting the fact that the brand image, like its business, is based in part on trust and confidence. Blue Ridge’s reputation and brand image could be negatively affected by rapid and widespread distribution of publicity through social media channels. Blue Ridge’s reputation could also be affected by its association with customers affected negatively through social media distribution, or other third parties, or by circumstances outside of its control. Negative publicity, whether true or untrue, could affect Blue Ridge’s ability to attract or retain customers, or cause Blue Ridge to incur additional liabilities or costs, or result in additional regulatory scrutiny.

Risks Related to Blue Ridge’s Common Stock

An investment in Blue Ridge common stock is not an insured deposit and, as with any stock, inherent market risk may cause you to lose some or all of your investment.

Blue Ridge common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in Blue Ridge common stock is inherently risky and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire Blue Ridge common stock, you may lose some or all of your investment.

Blue Ridge common stock currently has a limited trading market stock and is thinly traded, and a more liquid market for its common stock may not develop after the merger, which may limit the ability of shareholders to sell their shares and may increase price volatility.

Blue Ridge’s common stock is quoted on the OTC Pink marketplace of the OTC Markets Group, Inc. Although price quotations are available, Blue Ridge common stock is thinly traded and has substantially less liquidity than the trading markets for many other bank holding companies. Blue Ridge cannot assure you that a more active trading market for Blue Ridge common stock will develop or be sustained following the merger. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within Blue Ridge’s control. As a result, it may be difficult for you to sell your shares of Blue Ridge common stock at the times or prices that you desire.

Blue Ridge is not obligated to pay cash dividends on its common stock, and its ability to pay dividends depends upon the results of operations of its bank subsidiary.

Blue Ridge is a bank holding company that conducts substantially all of its operations through Blue Ridge Bank. As a result, Blue Ridge’s ability to make dividend payments on its common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from Blue Ridge Bank. There are various regulatory restrictions on the ability of banks, such as Blue Ridge Bank, to pay dividends or make other payments to their holding companies. Blue Ridge is currently paying a quarterly cash dividend to holders of its common stock at a rate of rate of $0.1175 per share. Although Blue Ridge has historically paid a cash dividend to the holders of its common stock, holders of the common stock are not entitled to receive dividends, and Blue Ridge is not obligated to pay dividends in any particular amounts or at any particular times. Regulatory, economic and other factors may cause Blue Ridge’s board of directors to consider, among other things, the reduction of dividends paid on its common stock. See “Description of Blue Ridge Capital Stock” on page [•] and “Market for Common Stock and Dividends” on page [•].

Future issuances of Blue Ridge’s common stock could adversely affect the market price of the common stock and could be dilutive.

Blue Ridge is not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. Issuances of a substantial number of shares of common stock, or the expectation that such issuances might occur, including in connection with acquisitions by Blue Ridge, could materially adversely affect the market price of the shares of common stock and could be dilutive to Blue Ridge shareholders. Because Blue Ridge’s decision to issue common stock in the future will depend on market conditions and other factors, it cannot predict or estimate the amount, timing, or nature of possible future issuances of its common stock. Accordingly, Blue Ridge’s shareholders bear the risk that future issuances will reduce the market price of the common stock and dilute their stock holdings in Blue Ridge.

Blue Ridge’s governing documents and Virginia law contain provisions that may discourage or delay an acquisition of Blue Ridge that is supported by shareholders.

Certain provisions of Blue Ridge’s articles could delay or make a merger, tender offer or proxy contest involving Blue Ridge more difficult, even in instances where the shareholders deem the proposed transaction to be beneficial to their interests. One provision, among others, provides that a plan of merger, share exchange, sale of all or substantially all of Blue Ridge’s assets, or similar transaction must be approved and recommended by the affirmative vote of 80% of the outstanding capital stock of Blue Ridge entitled to vote on the transaction if the transaction is with a corporation, person or entity that is a beneficial owner, directly or indirectly, of more than 5% of the shares of capital stock of Blue Ridge. In addition, certain provisions of state and federal law may also have the effect of discouraging or prohibiting a future takeover attempt in which Blue Ridge shareholders might otherwise receive a substantial premium for their shares over then-current market prices. To the extent that these provisions discourage or prevent takeover attempts, they may tend to reduce the market price for Blue Ridge’s common stock.

Blue Ridge’s board of directors is authorized to issue preferred stock without shareholder approval.

Blue Ridge’s board of directors, without shareholder approval, is empowered under Blue Ridge’s articles to authorize the issuance, in one or more classes or series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. In connection with any such issuance, the Blue Ridge board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights to powers, and the limitations, qualifications and restrictions of such shares of preferred stock. Such preferred stock may have voting and conversion rights that could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of Blue Ridge.

The rights of holders of Blue Ridge common stock are subordinate in some respects to the rights of holders of Blue Ridge’s debt securities.

Blue Ridge has issued certain debt securities and may issue more debt securities or otherwise incur debt in the future. The rights of holders of Blue Ridge’s debt to receive payments are superior to the rights of the holders of Blue Ridge’s common stock to receive payments of dividends and payments upon a sale or liquidation of Blue Ridge. If Blue Ridge is not able to service its debt obligations in the future, the rights of holders of Blue Ridge common stock will be limited.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Blue Ridge and River desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this joint proxy statement/offering circular and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of Blue Ridge and River with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	statements relating to the ability of Blue Ridge and River to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•	projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of Blue Ridge and River based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, Blue Ridge and River cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of Blue Ridge and River may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	deterioration in asset quality and/or a reduced demand for, or supply of, credit;

•	increased information security risk, including cyber security risk, which may lead to potential business disruptions or financial losses;

•	volatility in the securities markets generally or in the market price of Blue Ridge’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page [•].

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/offering circular or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither Blue Ridge nor River undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE BLUE RIDGE SPECIAL MEETING

Date, Place and Time

This joint proxy statement/offering circular is first being mailed on or about [•], 2016 to Blue Ridge shareholders who held shares of Blue Ridge common stock, no par value per share, on the record date for the Blue Ridge special meeting of shareholders. This joint proxy statement/offering circular is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Blue Ridge for use at the special meeting to be held on [•], 2016 at [•]:[•] [•].m. local time, at [•], located at [•], Luray, Virginia, and at any adjournments of that meeting.

Purposes of the Blue Ridge Special Meeting

At the Blue Ridge special meeting, the shareholders of Blue Ridge will be asked:

•	to approve the Blue Ridge merger proposal as more fully described in this joint proxy statement/offering circular; and

•	to approve the Blue Ridge adjournment proposal as more fully described in this joint proxy statement/offering circular.

Recommendation of the Blue Ridge Board of Directors

The Blue Ridge board believes that the proposed merger with River is fair to and is in the best interests of Blue Ridge and its shareholders and unanimously recommends that Blue Ridge shareholders vote “FOR” the Blue Ridge merger proposal and the Blue Ridge adjournment proposal.

Record Date and Voting Rights; Quorum

The Blue Ridge board of directors has fixed the close of business on [•], 2016 as the record date for determining the shareholders of Blue Ridge entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Blue Ridge common stock at the close of business on the record date. At that date, [•] shares of Blue Ridge common stock were outstanding and entitled to vote.

To have a quorum that permits Blue Ridge to conduct business at the Blue Ridge special meeting, we require the presence, whether in person or by proxy, of the holders of Blue Ridge’s common stock representing a majority of the voting shares outstanding on the record date. You are entitled to one vote for each outstanding share of Blue Ridge common stock you held as of the close of business on the record date.

Holders of shares of Blue Ridge common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Blue Ridge Merger Proposal. The approval of the Blue Ridge merger proposal requires the affirmative vote of more than two-thirds of the shares of Blue Ridge common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the Blue Ridge merger proposal requires the affirmative vote of more than two-thirds of the shares of Blue Ridge common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Blue Ridge merger proposal.

Vote Required for Approval of the Blue Ridge Adjournment Proposal. The approval of the Blue Ridge adjournment proposal requires the affirmative vote of a majority of the shares of Blue Ridge common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Blue Ridge adjournment proposal has been approved.

Stock Ownership of Blue Ridge Executive Officers and Directors

As of the record date for the Blue Ridge special meeting, directors and executive officers of Blue Ridge beneficially owned and were entitled to vote approximately [•] shares of Blue Ridge common stock at the Blue Ridge special meeting, or approximately [•]% of the total voting power of Blue Ridge shares entitled to vote at the special meeting. Each director and executive officer of Blue Ridge has entered into an agreement with Blue Ridge and River pursuant to which he or she has agreed to vote all of his or her shares in favor of the Blue Ridge merger proposal, subject to certain exceptions.

Voting at the Blue Ridge Special Meeting

Record Holders. If your shares of Blue Ridge common stock are held of record in your name, your shares can be voted at the Blue Ridge special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Blue Ridge common stock represented by it will be voted at the Blue Ridge special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Blue Ridge common stock represented by each such proxy card will be considered to be voted “FOR” the Blue Ridge merger proposal and “FOR” the Blue Ridge adjournment proposal.

•	By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (http://www.[ ]) or by calling 1-[ ]. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by Internet or telephone only until [•]:[•] [•].m. Eastern Time on [•], 2016, which is the day of the Blue Ridge special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the Blue Ridge special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the Blue Ridge special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of Blue Ridge common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Blue Ridge common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/offering circular. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the Blue Ridge special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Blue Ridge special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the Blue Ridge special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of Blue Ridge common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Blue Ridge special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the Blue Ridge special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (http://www.[ ]) or use the same telephone number (1-[ ]) before [•]:[•] [•]. m. Eastern Time on [•], 2016 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give Blue Ridge’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify Blue Ridge’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying Blue Ridge’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to Blue Ridge’s Corporate Secretary at Blue Ridge Bankshares, Inc., Attention: Corporate Secretary, 17 West Main Street, Luray, Virginia 22835, and must be received no later than the beginning of the Blue Ridge special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Blue Ridge’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	Blue Ridge’s Corporate Secretary by calling (540) 843-5208 or by writing to Blue Ridge Bankshares, Inc., 17 West Main Street, Luray, Virginia 22835, Attention: Corporate Secretary; or

•	[ ] [Proxy solicitor information to be completed]

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Blue Ridge board of directors, and Blue Ridge will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by Blue Ridge’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Blue Ridge has currently engaged [                    ] to assist it in the distribution and solicitation of proxies for a fee of $[            ], plus reasonable expenses. Blue Ridge will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE BLUE RIDGE SPECIAL MEETING

Approval of the Blue Ridge Merger Proposal (Blue Ridge Proposal No. 1)

At the special meeting, shareholders of Blue Ridge will be asked to approve the Blue Ridge merger proposal providing for the merger of River with and into Blue Ridge. Shareholders of Blue Ridge should read this joint proxy statement/offering circular carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Appendix A.

After careful consideration, the Blue Ridge board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger to be advisable and in the best interests of Blue Ridge and the shareholders of Blue Ridge. See “The Merger – Blue Ridge’s Reasons for the Merger; Recommendation of Blue Ridge’s Board of Directors” included elsewhere in this joint proxy statement/offering circular for a more detailed discussion of the Blue Ridge board of directors’ recommendation.

The Blue Ridge board of directors unanimously recommends that Blue Ridge shareholders vote “FOR” the Blue Ridge merger proposal.

Approval of the Blue Ridge Adjournment Proposal (Blue Ridge Proposal No. 2)

If at the Blue Ridge special meeting there are not sufficient votes to approve the Blue Ridge merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Blue Ridge merger proposal. In that event, Blue Ridge shareholders will be asked to vote on the Blue Ridge adjournment proposal, and will not be asked to vote on the Blue Ridge merger proposal.

In order to allow proxies that have been received by Blue Ridge at the time of the Blue Ridge special meeting to be voted for the Blue Ridge adjournment proposal, Blue Ridge is submitting the Blue Ridge adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks Blue Ridge shareholders to authorize the holder of any proxy solicited by the Blue Ridge board of directors on a discretionary basis to vote in favor of adjourning the Blue Ridge special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Blue Ridge shareholders who have previously voted.

If it is necessary to adjourn the Blue Ridge special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the Blue Ridge special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The Blue Ridge board of directors unanimously recommends that Blue Ridge shareholders vote “FOR” the Blue Ridge adjournment proposal.

THE RIVER SPECIAL MEETING

Date, Place and Time

This joint proxy statement/offering circular is first being mailed on or about [•], 2016 to River shareholders who held shares of River common stock, par value $5.00 per share, on the record date for the River special meeting of shareholders. This joint proxy statement/offering circular is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of River for use at the special meeting to be held on [•], 2016 at [•]:[•] [•].m. local time, at [•], located at [•], Martinsville, Virginia, and at any adjournments of that meeting.

Purposes of the River Special Meeting

At the River special meeting, the shareholders of River will be asked:

•	to approve the River merger proposal as more fully described in this joint proxy statement/offering circular; and

•	to approve the River adjournment proposal as more fully described in this joint proxy statement/offering circular.

Recommendation of the River Board of Directors

The River board believes that the proposed merger with Blue Ridge is fair to and is in the best interests of River and its shareholders and unanimously recommends that River shareholders vote “FOR” the River merger proposal and the River adjournment proposal.

Record Date and Voting Rights; Quorum

The River board of directors has fixed the close of business on [•], 2016 as the record date for determining the shareholders of River entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of River common stock at the close of business on the record date. At that date, [•] shares of River common stock were outstanding and entitled to vote.

To have a quorum that permits River to conduct business at the River special meeting, we require the presence, whether in person or by proxy, of the holders of River’s common stock representing a majority of the voting shares outstanding on the record date. You are entitled to one vote for each outstanding share of River common stock you held as of the close of business on the record date.

Holders of shares of River common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the River Merger Proposal. The approval of the River merger proposal requires the affirmative vote of more than two-thirds of the shares of River common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the River merger proposal requires the affirmative vote of more than two-thirds of the shares of River common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the River merger proposal.

Vote Required for Approval of the River Adjournment Proposal. The approval of the River adjournment proposal requires the affirmative vote of a majority of the shares of River common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the River adjournment proposal has been approved.

Stock Ownership of River Executive Officers and Directors

As of the record date for the River special meeting, directors and executive officers of River beneficially owned and were entitled to vote approximately [•] shares of River common stock at the River special meeting, or approximately [•]% of the total voting power of River shares entitled to vote at the special meeting. Each director and executive officer of River has entered into an agreement with Blue Ridge and River pursuant to which he or she has agreed to vote all of his or her shares in favor of the River merger proposal, subject to certain exceptions.

Voting at the River Special Meeting

Record Holders. If your shares of River common stock are held of record in your name, your shares can be voted at the River special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of River common stock represented by it will be voted at the River special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the River common stock represented by each such proxy card will be considered to be voted “FOR” the River merger proposal and “FOR” the River adjournment proposal.

•	By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (http://www.[ ]) or by calling 1-[ ]. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by Internet or telephone only until [•]:[•] [•].m. Eastern Time on [•], 2016, which is the day of the River special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the River special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the River special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of River common stock, or their appointed proxies, may vote those shares. As a result, if your shares of River common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/offering circular. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the River special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the River special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the River special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of River common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the River special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the River special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (http://www.[ ]) or use the same telephone number (1-[ ]) before [•]:[•] [•].m. Eastern Time on [•], 2016 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give River’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify River’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying River’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to River’s Corporate Secretary at River Bancorp, Inc., Attention: Corporate Secretary, 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112, and must be received no later than the beginning of the River special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by River’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	River’s Corporate Secretary by calling (276) 638-3600 or by writing to River Bancorp, Inc., 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112, Attention: Corporate Secretary; or

•	[ ] [Proxy solicitor information to be completed]

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the River board of directors, and River will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by River’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. River has currently engaged [                    ] to assist it in the distribution and solicitation of proxies for a fee of $[                    ], plus reasonable expenses. River will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE RIVER SPECIAL MEETING

Approval of the River Merger Proposal (River Proposal No. 1)

At the special meeting, shareholders of River will be asked to approve the River merger proposal providing for the merger of River with and into Blue Ridge. Shareholders of River should read this joint proxy statement/offering circular carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Appendix A.

After careful consideration, the River board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger to be advisable and in the best interests of River and the shareholders of River. See “The Merger – River’s Reasons for the Merger; Recommendation of River’s Board of Directors” included elsewhere in this joint proxy statement/offering circular for a more detailed discussion of the River board of directors’ recommendation.

The River board of directors unanimously recommends that River shareholders vote “FOR” the River merger proposal.

Approval of the River Adjournment Proposal (River Proposal No. 2)

If at the River special meeting there are not sufficient votes to approve the River merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the River merger proposal. In that event, River shareholders will be asked to vote on the River adjournment proposal, and will not be asked to vote on the River merger proposal.

In order to allow proxies that have been received by River at the time of the River special meeting to be voted for the River adjournment proposal, River is submitting the River adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks River shareholders to authorize the holder of any proxy solicited by the River board of directors on a discretionary basis to vote in favor of adjourning the River special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from River shareholders who have previously voted.

If it is necessary to adjourn the River special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the River special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The River board of directors unanimously recommends that River shareholders vote “FOR” the River adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/offering circular and incorporated herein by reference. We urge you to read carefully this joint proxy statement/offering circular, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The Blue Ridge board of directors and the River board of directors have each unanimously approved the merger agreement, which provides for the merger of River with and into Blue Ridge, with Blue Ridge as the surviving entity.

After the merger, Blue Ridge Bank, the wholly-owned Virginia chartered bank subsidiary of Blue Ridge, will merge with and into River Community Bank, the wholly-owned national bank subsidiary of River. River Community Bank will be the surviving bank in the subsidiary bank merger, and will continue in operation under the name “Blue Ridge Bank, N.A.”

Pursuant to the terms of the merger agreement, as a result of the merger, each share of River common stock issued and outstanding immediately prior to the effective date of the merger will cease to be outstanding and will be converted into the right to receive, at the election of the holder, either:

•	$16.57 per share in cash; or

•	0.9821 shares of Blue Ridge common stock; provided, however, that the stock consideration is subject to adjustment based on the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger, which we refer to BRB VWAP, as follows:

•	if the BRB VWAP is less than or equal to $16.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and

•	if the BRB VWAP is greater than or equal to $18.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP.

As of the date of this joint proxy statement/offering circular, Blue Ridge expects that it will issue approximately [•] shares of Blue Ridge common stock to the holders of River common stock in the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately [•] shares of Blue Ridge common stock, with current Blue Ridge shareholders owning approximately [•]% of Blue Ridge’s outstanding common stock and former holders of River common stock owning approximately [•]% of Blue Ridge’s outstanding common stock.

Background of the Merger

The board of directors of River has regularly assessed and considered strategic alternatives that might maximize value for its shareholders.

In September 2010, River engaged BSP Securities to identify potential strategic partners, including potential acquirers, entities that might present a merger of equals or strategic investors. In the period through April 2011, BSP Securities approached 39 potential strategic partners to gauge interest in River. These potential partners were identified in several different ways, including, without limitation, logical and strategic bank acquirers based on size, geographic market, expected cost savings, ability to execute a transaction, perceived cultural fit and business prospects and strategic investment groups and private equity firms identified through industry and local market knowledge.

Of these 39 potential partners, 25 signed non-disclosure agreements (each an “NDA”), 19 were granted access to a virtual data room containing information on River and three conducted onsite due diligence. None of these three potential partners chose to pursue a transaction after due diligence. In addition, in April 2011, another potential partner submitted a written non-binding letter of intent (a “LOI”) to acquire River for $7.9 million in cash, which at that time represented a slight premium to River’s book value. This LOI was accepted by River but was withdrawn by the issuing party the following month after further due diligence.

In February 2012, BSP Securities, at the direction of River, began discussions with another potential strategic partner. In March 2012, this financial institution signed an NDA and commenced due diligence on River. There were multiple meetings among management of the two institutions following the execution of the NDA, as well as contact between their directors. River and the potential partner signed an LOI in March 2012, but in July 2012 both parties decided not to pursue a transaction for financial and cultural reasons.

As part of Blue Ridge’s ongoing consideration and evaluation of its operations and prospects, the Blue Ridge board of directors and management have periodically reviewed and assessed the company’s business strategy and objectives, including the strategic opportunities and challenges facing the company. These reviews have included, among other things, the business and regulatory environment in which Blue Ridge and other similar community banks operate, as well as market and other conditions in the financial services industry generally.

In March 2013, management of River and Blue Ridge had informal discussions about a potential business combination of their respective companies. Following the execution of an NDA, extensive due diligence was conducted by each company on the other party. On June 4, 2013, Blue Ridge delivered an LOI proposing to acquire River in an all-stock transaction. On June 11, 2013, the board of directors of River met to review the LOI and voted in favor of entering into the LOI with Blue Ridge. On June 13, 2013, River executed and delivered the LOI to Blue Ridge. On August 16, 2013, after a meeting of the Blue Ridge board of directors, Blue Ridge withdrew its LOI, mainly because of certain business and strategic considerations that had developed since it had delivered the LOI to River in June 2013.

In May 2014, management of another financial institution (“Party X”) contacted BSP Securities to express interest in a merger with River, and the parties signed an NDA in June 2014. Preliminary due diligence was then conducted by Party X and there were meetings between management of River and Party X. In July 2014, Party X presented an LOI to acquire River in an all-stock transaction. After negotiations and revisions to the LOI, the parties signed the LOI in August 2014 and mutual due diligence commenced. In September 2014, Party X decided to terminate the LOI based on a perceived lack of fit between certain business units of the two companies.

In early 2015, BSP Securities had contact with three financial institutions regarding a possible strategic transaction with River. The first financial institution (“Party Y”) signed an NDA with River in February 2015 and the second financial institution signed an NDA with River in March 2015. Management of the second financial institution and River had multiple meetings and each conducted preliminary due diligence on the other party, but ultimately in May 2015 the second financial institution decided not to pursue a transaction due to lack of operational fit between certain business units of the two companies. Management of the third financial institution and River had multiple discussions, but the third potential merger partner decided not to proceed based on execution risk on its own side. In addition, in May 2015, there was an informal discussion between management of River and Blue Ridge regarding a strategic transaction, but Blue Ridge indicated to River that it did not want to reconsider a transaction at that time.

Beginning in February 2015, management of Party Y and River held multiple meetings and conducted preliminary due diligence on each other’s businesses and operations. On May 27, 2015, Party Y submitted an LOI to River proposing an all-cash acquisition of River. The executive committee of the board of directors of River, consisting of Hunter H. Bost, Chairman of the Board, Robert B. Burger, Jr., Kenneth E. Flynt and Ronald D. Haley, President and Chief Executive Officer of River, met on June 2, 2015 and June 9, 2015 to discuss the terms of the LOI submitted by Party Y. During this period, BSP Securities provided feedback to Party Y and on June 19, 2015, Party Y submitted a revised LOI to River containing changes to the terms of the proposed acquisition based on such feedback. On June 23, 2015, River’s executive committee met to consider the revised LOI and to formulate a proper response. Based on such meeting, BSP Securities delivered to Party Y proposed modifications with respect to the LOI dated June 19, 2015 and again on June 29, 2015, Party Y submitted a revised LOI to River. On July 2, 2015, the board of directors of River met to review and consider the latest revised LOI and unanimously voted to approve entering into such LOI. On July 3, 2015, River executed and delivered the latest revised LOI to Party Y. The executed LOI with Party Y included a debt financing contingency by Party Y to complete the merger, given the all-cash nature of the proposed merger consideration and Party Y’s financial condition at such time. Subsequently, advisors to Party Y determined that equity financing would also be required under applicable banking regulations.

In August 2015, Party Y delivered an initial draft of a merger agreement to River, and the parties proceeded to negotiate the agreement and exchange drafts through December 2015. On November 5, Party Y delivered a revised LOI containing an increase in purchase price, among other changes, based on feedback from River. On November 6, 2015, the board of directors of River met via teleconference and reviewed and approved the revised LOI and discussed its expectation that Party Y would obtain firm commitments for its equity and debt financing by December 31, 2015. On November 9, 2015, the parties executed and delivered to each other the revised LOI, which contained a 60-day exclusivity period.

On December 24, 2015, financial advisors to Party Y informed BSP Securities that Party Y’s equity and debt financing plans would be delayed. On or about January 8, 2016, the exclusivity period in the LOI with Party Y expired.

Following the expiration of the exclusivity period in Party Y’s LOI, Mr. Haley contacted Brian K. Plum, President and Chief Executive Officer of Blue Ridge, to gauge Blue Ridge’s interest in a business combination transaction with River. Mr. Plum replied that Blue Ridge would be open for a discussion on such a potential transaction and, on January 13, 2016, Messrs. Haley and Plum met and discussed the possibility of a merger between their respective companies.

On January 20, 2016, at a regular meeting of the board of directors of Blue Ridge, Mr. Plum informed the board of his January 13 meeting with Mr. Haley. The Blue Ridge board reviewed business and financial information on River provided by Blue Ridge management. After discussion on River’s expression of interest, the board concluded that Blue Ridge should explore the possibilities of a merger transaction with River. The Blue Ridge board then authorized Mr. Plum to move forward with merger discussions and to contact Sandler O’Neill with respect to assisting Blue Ridge’s management on the financial modeling and analysis of a business combination with River, as well as producing an LOI within certain transaction parameters.

On January 29, 2016, River and Blue Ridge entered into an NDA. Following the execution of the NDA, the companies exchanged information and financial analysis to further advance the merger discussions.

On February 12, 2016, Blue Ridge delivered an LOI to River. After discussions with River’s management and members of its executive committee, BSP Securities provided initial feedback to Blue Ridge on the LOI and the proposed terms of a potential merger with River, without commenting on pricing.

On February 17, 2016, at a regular meeting of Blue Ridge’s board of directors, Mr. Plum informed the board on the feedback received on Blue Ridge’s initial LOI to River. Sandler O’Neill provided additional financial analysis and modeling of the proposed business combination based on due diligence performed to date. The Blue Ridge board of directors approved an updated LOI based on its discussions and analysis at the meeting, and authorized Mr. Plum to negotiate additional outstanding merger terms in consultation with Larry Dees, Blue Ridge’s Chairman of the Board, and the advice of Sandler O’Neill and LeClairRyan, A Professional Corporation (“LeClairRyan”), legal counsel for Blue Ridge.

On February 17, 2016, River received a letter dated February 16, 2016, from a foreign (non-U.S.) individual investor (“Party Z”) expressing interest in initially acquiring up to 55% of the outstanding common stock of River from its shareholders at a price representing River’s book value based on its latest available audited financial statements. Party Z further stated in the letter that his ultimate goal was to acquire all of the outstanding common stock of River and that he understood that, based on contact Party Z’s representatives had with certain shareholders of River, a number of River shareholders collectively owning approximately 41.2% of such stock had expressed an interest in his offer. Party Z’s letter requested that River allow him to conduct due diligence on River as soon as practicable and further stated that he intended to request a period of exclusivity from River shareholders interested in selling.

On February 22, 2016, Blue Ridge delivered a revised LOI to River, with changes made from the initial LOI based on its February 17 board meeting and information provided to Blue Ridge by BSP Securities. On February 24, 2016, the executive committee of the board of directors of River met to review and consider the revised LOI and, at the direction of the executive committee, BSP Securities responded to Blue Ridge with proposed changes to the pricing and transaction structure.

On February 29, 2016, at a special meeting of Blue Ridge’s board of directors, Mr. Plum informed the board of River’s proposed changes to the pricing and transaction structure from that outlined in Blue Ridge’s LOI of February 22. Sandler O’Neill presented additional and updated analysis and modeling of the proposed business combination. After thorough discussion of River’s proposed terms and recognizing the opportunity that existed for Blue Ridge to enhance shareholder value and liquidity through the transaction as proposed, the Blue Ridge board authorized Mr. Plum to deliver to River a revised LOI that contained the revisions requested by River. On February 29, 2016, Blue Ridge delivered a further revised LOI to River.

On February 29, 2016, Mr. Bost sent a letter on behalf of River to Party Z responding to Party Z’s February 16, 2016 letter. River’s response letter stated that, in light of the fact Party Z’s letter proposed transactions directly between Party Z and certain individual shareholders, it would not be appropriate for River to comment on those transactions and River was not willing to provide confidential information to Party Z or agree to any period of exclusive dealing with Party Z.

On March 1, 2016, the board of directors of River met via teleconference and reviewed the terms of the revised Blue Ridge LOI. BSP Securities updated the board on the status of Party Y’s interest in continuing to pursue a transaction and procurement of financing, noting that there was significant execution risk in such financing and that market pressures would likely prevent Party Y from raising the per share cash price for River common stock that Party Y offered in the November 9, 2015 LOI to the value level of that offered by Blue Ridge in its February 29, 2016 LOI. BSP Securities informed the board that Party Z had sent a letter to River expressing an interest in acquiring up to 55% of the outstanding common stock of River from its shareholders and asserting that a significant number of River shareholders had expressed interest in selling to Party Z. BSP Securities also described the response letter sent by Mr. Bost to Party Z on February 29, 2016. BSP Securities further noted that the per share price offered by Party Z was below the per share price offered by Blue Ridge in the February 29, 2016 LOI and that there was very significant due diligence and execution risks inherent in a transaction with Party Z. River’s legal counsel, Bryan Cave LLP (“Bryan Cave”) explained in further detail the regulatory risk related to pursuing a transaction with Party Z. BSP Securities provided a detailed presentation regarding the terms of the latest LOI from Blue Ridge, including a comparison with the terms of the LOI with Party Y dated November 9, 2015. Management of River described its views of a potential merger with Blue Ridge, which included the fact it would be a good cultural fit and that the merged entity would have very strong business and strategic prospects. The River board thereafter voted unanimously to approve the LOI with Blue Ridge, and authorized Mr. Haley to execute and deliver such LOI to Blue Ridge, which he did on March 2, 2016, beginning a 30-day exclusivity period to negotiate the merger and merger agreement with Blue Ridge.

On March 8, 2016, as the directed by Blue Ridge, LeClairRyan delivered an initial draft of a merger agreement to Bryan Cave and River’s other legal counsel, Woods Rogers, PLC (“Woods Rogers”).

On March 10, 2016, Mr. Plum and representatives of LeClairRyan and Sandler O’Neill conducted onsite due diligence at the headquarters office of River. Mr. Plum and these representatives met with River’s senior management to discuss River’s business, results of operations and business prospects.

On March 11, 2016, the executive committee of the board of directors of River held a teleconference with Bryan Cave and Woods Rogers to discuss the draft merger agreement and various communications from Party Z.

On March 16, 2016, Bryan Cave and Woods Rogers delivered a revised draft of the merger agreement to LeClairRyan that contained certain changes to the initial draft based on River’s board meeting of March 11. Also, on March 16, 2016, Mr. Haley and a representative of BSP Securities conducted onsite due diligence at the headquarters office of Blue Ridge.

On March 16, 2016, the board of directors of Blue Ridge held a regularly scheduled meeting at which Mr. Plum provided the board with an update on the status of the merger negotiations with River. The results of the onsite due diligence of River performed by Blue Ridge and its legal and financial advisors also were reviewed and discussed. Mr. Plum informed the board that Blue Ridge had received a revised draft of the merger agreement from River’s legal counsel and briefed the board on certain outstanding items in the merger agreement based on such revised draft.

On March 18, 2016, the board of directors of River met via teleconference. Mr. Haley provided an update on the status of the draft merger agreement, the negotiations with Blue Ridge and the onsite due diligence by both River and Blue Ridge. Mr. Haley also noted that he had a brief phone call with a representative of Party Y before signing the Blue Ridge LOI, and Bryan Cave described the exclusivity period with Blue Ridge as set forth in the LOI with Blue Ridge. BSP Securities and Bryan Cave then provided an update on communications from Party Z and an analysis of the terms of Party Z’s potential offer to acquire 100% of the stock of River and the execution and regulatory risks of a transaction with Party Z, noting in particular that there was a very high risk of delay without regulatory approval ever being obtained. The board had a full discussion of Party Z’s potential offer, with questions asked by directors and answered by Mr. Haley, BSP Securities and River’s legal counsel. Mr. Haley and BSP Securities discussed the results of due diligence on Blue Ridge. Woods Rogers briefed the board on several key legal terms in the draft merger agreement that were not covered in the Blue Ridge LOI.

On March 21, 2016, a River shareholder forwarded to River management a letter from Party Z containing an unsolicited offer to purchase no less than 51% of the outstanding common stock of River for cash at a price equal to River’s book value as of December 31, 2015 (representing approximately $15.46 per share of River’s outstanding common stock), with the ultimate goal of acquiring all of River’s outstanding common stock. Based on information obtained by River management, such letter was delivered by Party Z to a select number of River shareholders.

On March 22, 2016, LeClairRyan delivered a revised draft of the merger agreement to Bryan Cave and Woods Rogers. The revised document contained changes to the draft merger agreement of March 16 that were based on discussions between management of Blue Ridge and River as well as their respective legal counsel and financial advisors.

On March 23, 2016, the board of directors of River met via teleconference. Mr. Haley provided an update on the status of the transaction with Blue Ridge, including the draft merger agreement. He also reported to the River board that credit quality due diligence had been completed by the parties on each other’s loan portfolio, with no surprises found in terms of asset quality. Mr. Haley then informed the board that a number of River shareholders had received an offer letter from Party Z, as described above. BSP Securities provided a detailed presentation regarding the terms, contingencies and risks of the proposed merger with Blue Ridge, including a comparison with the terms, contingencies and risks of the LOI with Party Y of November 9 and the offer from Party Z delivered to certain River shareholders. BSP Securities and Bryan Cave went into detail regarding the very significant execution and regulatory risks inherent with Party Z’s offer. BSP Securities’ presentation also compared Party Y with Blue Ridge with respect to certain financial and banking performance metrics and branch maps. Bryan Cave and Woods Rogers advised the River board that it was appropriate to regard Party Z’s offer as a tender offer under applicable SEC rules, thus requiring the board to take a position regarding the offer. After a full discussion with questions asked and answered, and the input of BSP Securities, Bryan Cave and Woods Rogers, the board unanimously voted to recommend to River shareholders that they reject the offer from Party Z.

On March 24, 2016, Bryan Cave and Woods Rogers delivered a revised draft of the merger agreement to LeClairRyan based on further review and discussions between the parties and their respective legal counsel and financial advisors. The respective legal counsel continued to communicate revisions to the merger agreement on March 25 through March 29, 2016, with all key terms agreed upon as of March 29, 2016.

On March 28, 2016, Party Z communicated with the River shareholders that had received his letter that he was withdrawing his prior offer to purchase shares of River common stock held by such shareholders.

On March 29, 2016, the board of directors of River met via teleconference to consider the proposed merger and the merger agreement. Bryan Cave provided an update on the withdrawn offer from Party Z. Woods Rogers reviewed with the board a memorandum on its legal duties under Virginia law in a change-in-control transaction. Representatives of BSP Securities then provided a detailed presentation to the board in connection with the delivery of its report and opinion, as to the fairness, from a financial point of view, of the consideration to be paid to River’s shareholders in the merger with Blue Ridge. See the section titled “The Merger – Opinion of River’s Financial Advisor” beginning on page [•]. The presentation covered the process followed by BSP Securities since its retention in September 2010 to identify potential strategic partners, an overview and analysis of the merger, its analysis of the value of the merger consideration to River shareholders and the state of the market for comparable banks. Woods Rogers then reviewed a summary of the terms of the merger agreement. Bryan Cave provided detail on the applicable “no shop” provisions contained therein and discussed the anticipated timing of the transaction. After a full discussion with questions asked and answered and the input of BSP Securities and legal counsel and after consideration of the factors described under “— River’s Reasons for the Merger; Recommendation of River’s Board of Directors” beginning on page [•], and consideration of the above referenced memorandum, presentation and summary, the board unanimously voted to approve the merger agreement and the merger and other associated transactions, to determine that the merger is advisable and the best interests of River and its shareholders and to recommend the merger and the merger agreement to the shareholders for their approval. Finally, Mr. Haley discussed the process for the announcement of the merger agreement and other communications with River shareholders.

On March 30, 2016, the board of directors of Blue Ridge held a special meeting to consider the proposed merger and the merger agreement. At the meeting, the board received an update from Mr. Plum on the status of the negotiations with River, as reflected in the draft merger agreement presented at the meeting. Blue Ridge’s management and board discussed the proposed representation that River would have on the Blue Ridge board after the merger, as well as the officer positions proposed to certain members of River’s management and the general terms of employment for such individuals. Also at the meeting, representatives of Sandler O’Neill reviewed its financial analysis of the terms of the merger, including the merger consideration in the merger agreement presented to the board, and delivered to Blue Ridge’s board of directors an oral opinion (which was subsequently confirmed in writing) to the effect that, as of March 30, 2016 and based on and subject to various assumptions and limitations described in the opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Blue Ridge. Representatives of LeClairRyan discussed with Blue Ridge’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements. Following these discussions, including consideration of the factors described under “— Blue Ridge’s Reasons for the Merger; Recommendation of Blue Ridge’s Board of Directors” beginning on page [•], and consideration of the above referenced presentations, Blue Ridge’s board of directors unanimously determined to approve the merger, the merger agreement and the related plan of merger, and directed Blue Ridge’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

On March 30, 2016, following the meeting of Blue Ridge’s board of directors, the merger agreement was finalized, and River and Blue Ridge executed and delivered the merger agreement and ancillary documents.

On March 31, 2016, before the financial markets opened, River and Blue Ridge issued a joint press release announcing the merger agreement and describing the terms of the transaction.

Blue Ridge’s Reasons for the Merger; Recommendation of Blue Ridge’s Board of Directors

After careful consideration, Blue Ridge’s board of directors, at a meeting held on March 30, 2016, unanimously determined that the merger agreement is in the best interests of Blue Ridge and its shareholders. Accordingly, Blue Ridge’s board of directors adopted and approved the merger agreement and unanimously recommends that Blue Ridge shareholders vote “FOR” the Blue Ridge merger proposal and “FOR” the Blue Ridge adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, Blue Ridge’s board of directors consulted with Blue Ridge management, as well as Blue Ridge’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

•	River’s financial condition, earnings, business, operations, asset quality, reputation and prospects, taking into account the results of Blue Ridge’s due diligence investigation of River;

•	its belief that the merger enables Blue Ridge to enhance shareholder value by generating additional scale and increased shareholder liquidity;

•	its belief that the merger is aligned with Blue Ridge’s strategy of consistent and meaningful balance sheet growth to assist in the absorption of current and future higher operating costs resulting from growth in noninterest expenses, particularly personnel, technology, and compliance;

•	the fact that the merger will provide Blue Ridge a significant noninterest income stream through River’s mortgage division that can be developed into Blue Ridge’s current footprint;

•	its belief that current River mortgage production offices offer future opportunities to grow Blue Ridge’s core banking franchise in attractive and growing markets;

•	its expectations and analyses, and its financial advisor’s analyses, that the merger offers the opportunity to significantly improve earnings per share in a transaction with tangible book value dilution being recovered in a period less than two years;

•	its belief that the merger will accelerate Blue Ridge’s achievement of its financial performance goals;

•	the merger will result in a larger capital base which will allow Blue Ridge to better service loan customers through a larger legal lending limit and create additional opportunities for which Blue Ridge may currently be inhibited from making competitive loan proposals due to size;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•	the financial and other terms of the transaction, including that the merger consideration is a mix of stock and cash, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the social and economic effects of the merger on the depositors, employees, suppliers, customers and other constituents of Blue Ridge and on the communities that Blue Ridge serves; and

•	the opinion of Sandler O’Neill & Partners, L.P. delivered to the Blue Ridge board of directors on March 30, 2016 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration in the merger agreement was fair, from a financial point of view, to Blue Ridge.

The Blue Ridge board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with River were likely to outweigh substantially these risks and factors. The risk factors included:

•	the potential for an initial negative impact on the market price of Blue Ridge common stock;

•	the possibility that the merger and related integration process could result in the loss of key employees, the disruption of Blue Ridge’s ongoing business and the loss of customers;

•	the potential risks and costs associated with integrating River’s business, operations and workforce with those of Blue Ridge;

•	the potential risks of diverting management attention and resources from the operation of Blue Ridge’s business and towards the completion of the merger;

•	the possibility of encountering difficulties in achieving cost savings in the amount currently estimated or in the timeframe currently contemplated;

•	the significant merger and integration related expenses, estimated at approximately $2.0 million on a pre-tax basis; and

•	the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and in filings of Blue Ridge incorporated in this joint proxy statement/offering circular by reference.

The foregoing discussion of the information and factors considered by Blue Ridge’s board of directors is not intended to be exhaustive but includes the material factors considered by Blue Ridge’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Blue Ridge’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Blue Ridge’s board of directors may have given different weight to different factors. Blue Ridge’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Blue Ridge management and Blue Ridge’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of Blue Ridge’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

River’s Reasons for the Merger; Recommendation of River’s Board of Directors

After careful consideration, River’s board of directors, at a meeting held on March 29, 2016, unanimously determined that the merger agreement is in the best interests of River and its shareholders. Accordingly, River’s board of directors adopted and approved the merger agreement and unanimously recommends that River shareholders vote “FOR” the approval of the River merger proposal and “FOR” the approval of the River adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, River’s board of directors consulted with River management, as well as River’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

•	the value and form of the consideration to be received by River’s shareholders relative to the book value and earnings per share of River’s common stock and River’s estimated future value;

•	information concerning the financial condition, results of operations and business prospects of River and of Blue Ridge;

•	the positive effects on the businesses and future prospects of River and River Community Bank, going forward after the merger, which the board viewed favorably in view of Blue Ridge’s business and the business opportunities of the combined entities and the ongoing influence that management of River is expected to have following completion of the merger;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Blue Ridge;

•	a report and opinion presented by BSP Securities, River’s independent financial advisor, as to the fairness, from a financial point of view, of the consideration to be paid to River’s shareholders;

•	the execution risk of the merger versus other strategic alternatives, including the relatively low due diligence risk with Blue Ridge due to its familiarity with River, the likelihood of gaining regulatory approvals for the merger in a timely fashion in light of Blue Ridge’s financial and regulatory standing and the view that the fact many key employees know and hold Blue Ridge’s management in high regard should mitigate the risk of key employees leaving River prior to closing;

•	the relative liquidity of the cash and stock consideration to be received by River’s shareholders in the merger as compared to the existing liquidity of shares of River’s common stock, particularly in view of Blue Ridge’s stock being quoted on the OTC Pink marketplace, even though such trading is limited at this time;

•	Blue Ridge’s historical dividend payment, which is expected to allow River shareholders who receive Blue Ridge common stock in the merger to continue to receive dividend payments;

•	the board’s view of Blue Ridge’s ability to produce long-term value for River’s shareholders who receive shares of Blue Ridge common stock in the merger;

•	the board’s view that the merger represents a continuation of River’s strategic goal to be a community-based lending organization providing long-term shareholder value;

•	the alternatives to the merger, including remaining an independent institution and pursuing other expressions of interest made to River;

•	the competitive and regulatory environment for financial institutions generally; and

•	the fact that the merger is structured as a tax-free reorganization with no immediate tax consequences to River’s shareholders to the extent that they receive Blue Ridge common stock in the merger.

The River board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Blue Ridge were likely to outweigh substantially these risks and factors. The risk factors included:

•	the lack of control of the River board and River shareholders over the future operations and strategy of the combined company;

•	the fact that certain benefits of the merger are reliant on the successful operation of Blue Ridge in the future, as opposed to selling River entirely for cash, which would deliver all value to River shareholders upon closing of such a sale; and

•	the limited liquidity of Blue Ridge common stock, even though it is quoted on the OTC Pink marketplace.

The foregoing discussion of the information and factors considered by River’s board of directors is not intended to be exhaustive but includes the material factors considered by River’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, River’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of River’s board of directors may have given different weight to different factors. River’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, River management and River’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of River’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Blue Ridge’s Financial Advisor

By letter dated February 29, 2016, Blue Ridge retained Sandler O’Neill to act as financial advisor to the Blue Ridge board of directors in connection with Blue Ridge’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions, and Blue Ridge selected Sandler O’Neill as its financial advisor on that basis. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as financial advisor to the Blue Ridge board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 30, 2016 meeting at which the Blue Ridge board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the Blue Ridge board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair to Blue Ridge from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this joint proxy statement/offering circular. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Blue Ridge common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Blue Ridge board of directors in connection with its consideration of the merger agreement and the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to Blue Ridge. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Blue Ridge common stock as to how such holder of Blue Ridge common stock should vote at any meeting of shareholders called to consider and vote upon the adoption of the merger agreement and approval of the merger or issuance of additional shares of Blue Ridge common stock in connection with the merger. It does not address the underlying business decision of Blue Ridge to engage in the merger, the form or structure of the merger or any transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Blue Ridge or the effect of any other transaction in which Blue Ridge might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Blue Ridge or River officer, director, or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated March 25, 2016;

•	certain publicly available financial statements and other historical financial information of Blue Ridge and Blue Ridge Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of River that Sandler O’Neill deemed relevant;

•	internal financial projections for Blue Ridge for the years ending December 31, 2016 through December 31, 2020, as reviewed with and confirmed by the senior management of Blue Ridge;

•	internal financial projections for River for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of River;

•	the pro forma financial impact of the merger on Blue Ridge based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, an adjustment to River’s estimated provision expense as well as a core deposit intangible asset, as provided by the senior management of Blue Ridge;

•	the publicly reported historical price and trading activity for Blue Ridge common stock, including a comparison of certain stock market information for Blue Ridge common stock and certain stock indices as well as similar publicly available information for certain other similar companies the securities of which are publicly traded;

•	a comparison of certain financial information for Blue Ridge and River with similar institutions for which publicly available information is available;

•	the financial terms of certain recent business combinations in the commercial banking industry on a regional basis, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria that Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Blue Ridge the business, financial condition, results of operations and prospects of Blue Ridge and held similar discussions with certain members of the senior management of River regarding the business, financial condition, results of operations and prospects of River.

In performing its review, Sandler O’Neill relied upon, the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Blue Ridge or River, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification. Sandler O’Neill relied, at the direction of Blue Ridge, without independent verification or investigation, on the assessments of the management of Blue Ridge as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with Blue Ridge’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of Blue Ridge and River that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not make an independent verification of any such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Blue Ridge or River, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Blue Ridge or River. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Blue Ridge or River, or the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Blue Ridge or River. Sandler O’Neill assumed, with Blue Ridge’s consent, that the respective allowances for loan losses for both Blue Ridge and River were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Blue Ridge for the years ending December 31, 2016 through December 31, 2020, as reviewed with and confirmed by the senior management of Blue Ridge, as well as internal financial projections for River for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of River. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, an adjustment to River’s estimated provision expense as well as a core deposit intangible asset, as provided by the senior management of Blue Ridge. With respect to the foregoing information, the respective senior managements of Blue Ridge and River confirmed to Sandler O’Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Blue Ridge and River, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in Blue Ridge’s or River’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that Blue Ridge and River would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Blue Ridge’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Blue Ridge, River or the merger or any related transaction, (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill, with Blue Ridge’s consent, relied upon the advice that Blue Ridge received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Blue Ridge common stock at any time or what the value of Blue Ridge’s common stock would be once it is actually received by the holders of River common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Blue Ridge board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Blue Ridge or River and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Blue Ridge and River and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Blue Ridge, River, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Blue Ridge board of directors at its March 30, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Blue Ridge common stock or the price at which Blue Ridge common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Blue Ridge board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Blue Ridge board of directors or senior management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, upon the effective time of the merger, all shares of River common stock issued and outstanding immediately prior to the effective time, other than certain shares of River common stock as described in the merger agreement, will be converted into and exchanged for the right to receive, at the election of the holder thereof, either: (a) cash in the amount of $16.57 per share; or (b) 0.9821 shares of Blue Ridge common stock, subject to certain adjustments, as set forth in the merger agreement. The merger agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 30% of River common stock being converted into the right to receive the cash consideration and 70% of River common stock being converted into the right to receive the stock consideration. Based on the shares of River common stock and stock options of River common stock outstanding as of March 28, 2016, Sandler O’Neill calculated an aggregate implied transaction value of approximately $12.4 million. Based upon financial information for River as of or for the twelve months ended December 31, 2015, Sandler O’Neill calculated the following implied transaction metrics.

Transaction Price / LTM Earnings Per Share	8.6x
Transaction Price / 2016 Estimated Earnings Per Share (1)	9.5x
Transaction Price / 2017 Estimated Earnings Per Share (1)	8.9x
Transaction Price / Book Value	107%
Transaction Price / Tangible Book Value	107%
Tangible Book Premium / Core Deposits (2)	1.2%

(1)	River earnings estimates based on management projections.
(2)	Core deposits defined as total deposits less time deposits with balances of more than $250,000.

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of Blue Ridge common stock for the three-year period ended March 28, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Blue Ridge common stock to movements in its peer group (as described on page 68) as well as certain stock indices.

Blue Ridge’s Three-Year Stock Performance

	Beginning Value March 28, 2013	Ending Value March 28, 2016
Blue Ridge	100%	161.9%
Blue Ridge Peer Group	100%	134.1%
NASDAQ Bank Index	100%	127.6%
S&P 500 Index	100%	129.8%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Blue Ridge with a group of financial institutions selected by Sandler O’Neill. The group consisted of banks whose securities are publicly traded on a United States exchange, are headquartered in Virginia or North Carolina and with assets between $200 million and $400 million, excluding targets of announced merger transactions (the “Blue Ridge Peer Group”). The Blue Ridge Peer Group consisted of the following companies:

Blue Ridge Peer Group

Aquesta Financial Holdings, Inc.	Little Bank, Inc.
Bank of Botetourt	M&F Bancorp, Inc.
Bank of McKenney	Oak Ridge Financial Services, Inc.
Carolina Trust Bank	Pinnacle Bankshares Corporation
Citizens Bancorp of Virginia, Inc.	Premara Financial, Inc.
Cordia Bancorp Inc.	Surrey Bancorp
Grayson Bankshares, Inc.	The Farmers Bank of Appomattox
KS Bancorp, Inc.	Virginia Community Bankshares, Inc.

The analysis compared publicly available financial information for Blue Ridge with corresponding data for the Blue Ridge Peer Group as of or for the twelve months ended December 31, 2015 (unless otherwise indicated), with pricing data as of March 28, 2016. The table below sets forth the data for Blue Ridge and the high, low, mean, and median data for the Blue Ridge Peer Group.

Blue Ridge Comparable Company Analysis (Blue Ridge Peer Group)

Blue Ridge (1)(2)	Blue Ridge Peer Group High	Blue Ridge Peer Group Low	Blue Ridge Peer Group Mean	Blue Ridge Peer Group Median
Total Assets ($ millions) (3)	$269	$371	$215	$304	$327
Tangible Common Equity / Tangible Assets (4)	8.82%	13.46%	6.79%	9.63%	9.40%
Leverage Ratio (4)	10.86%	13.48%	7.82%	10.30%	9.89%
Total Risk Based Capital Ratio (4)	16.45%	24.42%	10.30%	15.20%	13.80%
Last Twelve Months Return on Average Assets (4)	0.99%	1.17%	(0.17%)	0.62%	0.74%
Last Twelve Months Return on Average Equity (4)	9.35%	10.63%	(1.82%)	6.06%	7.53%
Last Twelve Months Net Interest Margin (4)(5)	3.80%	4.76%	2.68%	3.75%	3.72%
Last Twelve Months Efficiency Ratio (4)	60.4%	100.3%	59.2%	78.2%	76.7%
Loan Loss Reserves / Gross Loans (3)	1.08%	2.22%	0.33%	1.33%	1.35%
Nonperforming Assets / Total Assets (4)(6)(7)(8)(9)	0.18%	9.79%	0.31%	2.29%	1.75%
Net Charge-Offs / Average Loans (7)(10)	0.03%	0.64%	(0.04%)	0.09%	0.02%
Price / Tangible Book Value	101%	131%	25%	86%	85%
Price / Last Twelve Months Earnings per Share	9.5	x	32.8	x	8.6	x	13.6	x	11.0	x
Current Dividend Yield	2.8%	4.2%	0.0%	1.7%	1.5%
Market Capitalization ($ millions)	$24	$43	$6	$25	$24

(1)	Leverage Ratio and Total Risk Based Capital Ratio reflect bank level financial data as it was not available at the holding company.
(2)	Nonperforming Assets/Total Assets as of the period ending September 30, 2015.
(3)	Total Assets and Loan Loss Reserves/Gross Loans for Virginia Community Bankshares, Inc. as of the period ending June 30, 2015.

(4)	Tangible Common Equity/Tangible Assets, Leverage Ratio, Total Risk Based Capital Ratio, Return on Average Assets, Return on Average Equity, Net Interest Margin, Efficiency Ratio and Nonperforming Assets/Total Assets for Virginia Community Bankshares, Inc. reflect bank level financial data as data was not available at the holding company.
(5)	Net Interest Margin for Aquesta Financial Holdings, Inc. reflects bank level financial data as data was not available at the holding company.
(6)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(7)	Nonperforming Assets/Total Assets and Net Charge-Offs/Average Loans for Cordia Bancorp, Inc. as of the period ending September 30, 2015.
(8)	Nonperforming Assets/Total Assets for Citizens Bancorp of Virginia, Inc., KS Bancorp, Inc. and Oak Ridge Financial Services, Inc. reflects bank level financial data as data was not available at the holding company.
(9)	Nonperforming Assets/Total Assets for Citizens Bancorp of Virginia, Inc., KS Bancorp, Inc. and Oak Ridge Financial Services, Inc. reflects bank level financial data as data was not available at the holding company.
(10)	Net Charge-Offs/Average Loans for Aquesta Financial Holdings, Inc. as of the period ending September 30, 2015.

Sandler O’Neill used publicly available information to perform a similar analysis for River and a group of financial institutions selected by Sandler O’Neill. The group consisted of banks whose securities are publicly traded on a United States exchange, are headquartered in Virginia or North Carolina, with assets between $50 million and $200 million and with positive Last Twelve Months Return on Average Assets, excluding targets of announced merger transactions (the “River Peer Group”). The River Peer Group consisted of the following companies:

River Peer Group

BlueHarbor Bank	Oak View National Bank
CB Financial Corporation	Peoples Bankshares, Inc
CCB Bankshares, Inc.	Pioneer Bankshares, Inc.
First Capital Bancshares, Inc.	Sound Banking Company
Great State Bank	Virginia Bank Bankshares, Inc

The analysis compared publicly available financial information for River with corresponding data for the River Peer Group as of or for the twelve months ended December 31, 2015 (unless otherwise indicated), with pricing data as of March 28, 2016. The table below sets forth the data for River and the high, low, mean, and median data for the River Peer Group.

River Comparable Company Analysis (River Peer Group)

River	River Peer Group High	River Peer Group Low	River Peer Group Mean	River Peer Group Median
Total Assets ($ millions) (1)	$114	$186	$52	$148	$166
Tangible Common Equity / Tangible Assets	9.41%	14.68%	4.59%	10.85%	10.32%
Leverage Ratio (1)	9.41%	14.61%	8.71%	11.19%	10.51%
Total Risk Based Capital Ratio (1)	12.98%	21.26%	11.08%	16.07%	15.65%
Last Twelve Months Return on Average Assets	1.33%	1.16%	0.42%	0.64%	0.57%
Last Twelve Months Return on Average Equity	15.26%	17.44%	3.68%	6.84%	5.25%
Last Twelve Months Net Interest Margin (2)(3)	5.22%	5.45%	3.18%	4.04%	3.85%
Last Twelve Months Efficiency Ratio (2)(3)	81.5%	86.6%	69.4%	76.2%	76.2%
Loan Loss Reserves / Gross Loans (2)	1.41%	2.40%	1.00%	1.43%	1.28%
Nonperforming Assets / Total Assets (2)(3)(4)	1.83%	6.29%	0.00%	2.31%	1.58%
Net Charge-Offs / Average Loans (2)(3)	(0.49%)	1.26%	(1.35%)	0.09%	0.01%
Price / Tangible Book Value	—	131%	20%	80%	90%
Price / Last Twelve Months Earnings per Share	—	33.1	x	9.4	x	17.1	x	14.9	x
Current Dividend Yield	—	6.1%	0.0%	1.2%	0.0%
Market Capitalization ($ millions)	—	$29	$1	$15	$14

(1)	Total Assets, Leverage Ratio and Total Risk Based Capital Ratio reflect financial data from the bank level and do not match River’s audited consolidated financial statements.
(2)	Net Interest Margin, Efficiency Ratio, Loan Loss Reserves/Gross Loans, Nonperforming Assets/Total Assets and Net Charge-Offs/Average Loans for Pioneer Bankshares, Inc. reflect financial data from the bank level as data was not available at the holding company.
(3)	Net Interest Margin, Efficiency Ratio, Nonperforming Assets/Total Assets and Net Charge-Offs/Average Loans for CB Financial Corporation reflect financial data from the bank level as data was not available at the holding company.
(4)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Financial data for First Capital Bancshares, Inc., and Peoples Bankshares, Inc as of or for the period ending September 30, 2015.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions. The group consisted of 10 regional bank and thrift transactions announced between January 1, 2013 and March 29, 2016 with reported deal values between $5 million and $25 million and where the target was headquartered in North Carolina or Virginia (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Acquiror	Target
American National Bankshares Inc.	MainStreet BankShares, Inc.
BNC Bancorp	Randolph Bank & Trust Company
Carolina Alliance Bank	Forest Commercial Bank
Eastern Virginia Bankshares, Inc.	Virginia Company Bank
Entegra Financial Corp.	Oldtown Bank
HomeTrust Bancshares, Inc.	Bank of Commerce
NewBridge Bancorp	Premier Commercial Bank
Southern BancShares (N.C.), Inc.	Heritage Bancshares, Inc.
Summit Financial Group, Inc.	Highland County Bankshares, Inc.
Xenith Bankshares, Inc.	Colonial Virginia Bank

Using the latest publicly available information prior to the announcement of the relevant transactions, Sandler O’Neill reviewed the following quantitative transaction metrics: transaction price to last twelve months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and one-month market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Precedent Transactions group.

	Blue Ridge / River		Precedent Transactions High		Precedent Transactions Low		Precedent Transactions Mean		Precedent Transactions Median
Transaction Price / Last Twelve Months Earnings per Share	8.6	x	40.2	x	9.1	x	21.3	x	18.6	x
Transaction Price / Tangible Book Value per Share	107%		138%		60%		99%		105%
Tangible Book Premium / Core Deposits	1.1%		6.0%		(5.3%)		0.1%		0.6%
1-Month Market Premium	—		105.3%		24.9%		53.8%		51.5%

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Blue Ridge common stock, assuming that Blue Ridge performed in accordance with the internal projections reviewed with and confirmed by Blue Ridge management for the years ending December 31, 2016 through December 31, 2020. To approximate the terminal value of Blue Ridge common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 10.0x to 20.0x and multiples of December 31, 2020 tangible book value ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Blue Ridge common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Blue Ridge common stock of $14.29 to $32.17 when applying earnings multiples and $10.23 to $19.51 when applying multiples of tangible book value.

Earnings per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	$16.90	$19.95	$23.01	$26.06	$29.12	$32.17
13.0%	$16.19	$19.11	$22.04	$24.96	$27.88	$30.80
14.0%	$15.52	$18.32	$21.12	$23.91	$26.71	$29.51
15.0%	$14.89	$17.57	$20.24	$22.92	$25.60	$28.27
16.0%	$14.29	$16.85	$19.41	$21.98	$24.54	$27.10

Tangible Book Value Multiples

Discount Rate	70%	80%	90%	100%	110%	120%
12.0%	$12.05	$13.54	$15.03	$16.52	$18.02	$19.51
13.0%	$11.56	$12.99	$14.41	$15.84	$17.26	$18.69
14.0%	$11.09	$12.46	$13.82	$15.18	$16.55	$17.91
15.0%	$10.65	$11.95	$13.26	$14.57	$15.87	$17.18
16.0%	$10.23	$11.48	$12.73	$13.98	$15.23	$16.48

Sandler O’Neill also considered and discussed with the Blue Ridge board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Blue Ridge’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Blue Ridge common stock, applying the price to 2020 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 14.00%, which was the midpoint of the 12% to 16% discount rate range referred to above.

Earnings per Share Multiples

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(20.0%)	$12.73	$14.97	$17.20	$19.44	$21.68	$23.91
(15.0%)	$13.43	$15.80	$18.18	$20.56	$22.93	$25.31
(5.0%)	$14.83	$17.48	$20.14	$22.79	$25.45	$28.11
0.0%	$15.52	$18.32	$21.12	$23.91	$26.71	$29.51
5.0%	$16.22	$19.16	$22.10	$25.03	$27.97	$30.90
15.0%	$17.62	$20.84	$24.05	$27.27	$30.48	$33.70
20.0%	$18.32	$21.68	$25.03	$28.39	$31.74	$35.10

Sandler O’Neill also performed an analysis that estimated the net present value per share of River common stock assuming that River performed in accordance with the internal projections for the years ending December 31, 2016 through December 31, 2020, as provided by River senior management. To approximate the terminal value of River common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of River common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of River common stock of $13.13 to $29.02 when applying multiples of earnings and $9.58 to $17.88 when applying multiples of tangible book value.

Earnings per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
12.0%	$15.48	$18.19	$20.90	$23.60	$26.31	$29.02
13.0%	$14.85	$17.44	$20.03	$22.62	$25.21	$27.80
14.0%	$14.24	$16.72	$19.20	$21.68	$24.16	$26.63
15.0%	$13.67	$16.04	$18.42	$20.79	$23.16	$25.53
16.0%	$13.13	$15.40	$17.67	$19.94	$22.21	$24.48

Tangible Book Value Multiples

Discount Rate	70%	80%	90%	100%	110%	120%
12.0%	$11.26	$12.58	$13.91	$15.23	$16.56	$17.88
13.0%	$10.81	$12.07	$13.34	$14.61	$15.88	$17.14
14.0%	$10.38	$11.59	$12.80	$14.02	$15.23	$16.44
15.0%	$9.97	$11.13	$12.29	$13.45	$14.61	$15.78
16.0%	$9.58	$10.69	$11.81	$12.92	$14.03	$15.14

Sandler O’Neill also considered and discussed with the Blue Ridge board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming River’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following range of per share values for River common stock, applying the price to 2020 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 14.00%, which was the midpoint of the 12% to 16% discount rate range referred to above.

Earnings per Share Multiples

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(30.0%)	$10.53	$12.26	$14.00	$15.73	$17.47	$19.20
(20.0%)	$11.77	$13.75	$15.73	$17.71	$19.70	$21.68
(10.0%)	$13.01	$15.24	$17.47	$19.70	$21.93	$24.16
0.0%	$14.24	$16.72	$19.20	$21.68	$24.16	$26.63
10.0%	$15.48	$18.21	$20.93	$23.66	$26.39	$29.11
20.0%	$16.72	$19.70	$22.67	$25.64	$28.62	$31.59
30.0%	$17.96	$21.18	$24.40	$27.62	$30.85	$34.07

In connection with its analyses, Sandler O’Neill considered and discussed with the Blue Ridge board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on certain assumptions, including the following: (i) 70% of the outstanding shares of River common stock are converted into stock consideration at the 0.9821 exchange ratio; (ii) 30% of the outstanding shares of River common stock are converted into $16.57 per share in cash; and (iii) all outstanding River stock options are to receive $16.57 per share in cash. Sandler O’Neill also utilized the following assumptions: (a) internal earnings projections for River, as provided by the senior management of River; (b) internal earnings projections for Blue Ridge, as reviewed with and confirmed by the senior management of Blue Ridge, (c) a purchase accounting adjustment of a credit mark on loans, as provided by the senior management of Blue Ridge; (d) a purchase accounting adjustment of an interest rate mark on time deposits based on the Wells Fargo Brokered CD curve from March 15, 2016; (e) an adjustment to River’s estimated provision expense, as provided by the senior management of Blue Ridge; (f) a core deposit premium on River’s non-time deposits with sum-of-the-years’ digits amortization over 10 years, as provided by the senior management of Blue Ridge; (g) cost savings projections, as provided by Blue Ridge senior management; (h) estimated pre-tax one-time transaction costs and expenses, as provided by Blue Ridge senior management; and (i) an annual pre-tax opportunity cost of cash, as provided by Blue Ridge senior management. The analysis indicated that the merger could be accretive to Blue Ridge’s estimated earnings per share (excluding one-time transaction costs and expenses) in the year ended December 31, 2017 and dilutive to estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the Blue Ridge board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as the financial advisor to the Blue Ridge board of directors in connection with the merger and will receive a transaction fee in connection with the merger in an amount equal to $200,000, a substantial portion of which is contingent upon consummation of the merger. Sandler O’Neill also received a fee for rendering its fairness opinion, which will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon consummation of the merger. Blue Ridge has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to Blue Ridge and received fees for such services. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Blue Ridge, River and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Blue Ridge or their affiliates for its own account and for the accounts of its customers.

Opinion of River’s Financial Advisor

Pursuant to its engagement, River requested that BSP Securities render a written opinion to the River board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by Blue Ridge to River shareholders as set forth in the merger agreement. BSP Securities is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP Securities has been involved in numerous bank-related business combinations. No limitations were imposed by River upon BSP Securities with respect to rendering its opinion.

At the March 29, 2016 meeting at which the River board of directors considered and approved the merger agreement, BSP Securities delivered to the River board of directors its written opinion that, as of such date, the merger consideration was fair to River shareholders from a financial point of view.

The full text of BSP Securities’ opinion is attached as Appendix C to this joint proxy statement/offering circular. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BSP Securities in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the River board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to River’s shareholders. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of its opinion and in connection with its review of the proposed transactions, BSP Securities, among other things, did the following:

•	reviewed the terms of the merger agreement in a draft dated March 25, 2016;

•	participated in discussions with River management concerning River’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings and management succession, and River’s and Blue Ridge’s future financial performance;

•	reviewed River’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;

•	reviewed Blue Ridge’s audited financial statements for the years ended December 31, 2015 and 2014;

•	reviewed internal budgets of River, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

•	analyzed certain aspects of River’s financial performance and condition and compared such financial performance with similar data of publicly traded companies BSP Securities deemed similar to River;

•	analyzed certain aspects of Blue Ridge’s financial performance and condition and compared such financial performance with similar data of publicly traded companies BSP Securities deemed similar to Blue Ridge;

•	reviewed historical trading activity of Blue Ridge’s common stock;

•	compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions involving companies that BSP Securities deemed to be relevant; and

•	performed such other analyses and considered such other information, financial studies and investigations and financial, economic and market criteria as BSP Securities deemed relevant.

BSP Securities assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by River, Blue Ridge and their respective representatives, and of the publicly available information that was reviewed by it. BSP Securities is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of River and Blue Ridge were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP

Securities was not retained to and did not conduct a physical inspection of any of the properties or facilities of River or Blue Ridge, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of River or Blue Ridge, was not furnished with any such evaluation or appraisal other than third-party loan reviews and did not review any individual credit files. BSP Securities’ opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of March 29, 2016.

BSP Securities, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies and various other financial services companies, in connection with mergers and acquisitions, private placements of securities and valuations for other purposes. In rendering its fairness opinion, BSP Securities acted on behalf of the River board of directors.

BSP Securities’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of River common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement or the likelihood of the merger receiving regulatory approval. Although BSP Securities was retained on behalf of the River board of directors, our opinion does not constitute a recommendation to any director of River as to how such director, or any shareholder, should vote with respect to the merger agreement.

Based upon and subject to the foregoing and based on BSP Securities’ experience as investment bankers, BSP Securities’ activities as described above and other factors they deemed relevant, BSP Securities rendered its opinion that, as of March 29, 2016, the merger consideration to be paid to the holders of River’s common stock in the merger is fair, from a financial point of view.

The following is a summary of material analyses performed by BSP Securities in connection with its opinion to the River board of directors on March 29, 2016. The summary does not purport to be a complete description of the analyses performed by BSP Securities but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger. BSP Securities reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of River common stock issued and outstanding, other than dissenting shares, will be converted into and exchanged for the right to receive either: (i) $16.57 in cash; or (ii) 0.9821 shares of Blue Ridge common stock; provided, however, that, notwithstanding the foregoing, (A) if the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger, which we refer to BRB VWAP, is less than or equal to $16.00, then the number of shares (rounded to the nearest 1/1000th of a share) of Blue Ridge common stock to be exchanged for each share of River common stock will be determined by dividing $15.71 by the BRB VWAP, and (B) if the BRB VWAP is greater than or equal to $18.00, then the number of shares (rounded to the nearest 1/1000th of a share) of Blue Ridge common stock to be exchanged for each share of River common stock will be determined by dividing $17.68 by the BRB VWAP.

Based on Blue Ridge’s volume-weighted average price for the 30 trading days ending March 28, 2016 of $16.79 per share, total implied merger consideration is $12.4 million, or $16.51 per share of River common stock. BSP Securities summarized the merger terms, based on River’s financial information as of December 31, 2015, in the table below.

Pricing

Total Transaction Value	$12,393,903
Blue Ridge Volume-Weighted Average Price as of 3/28/2016	$16.79
Blue Ridge 12/31/2015 Tangible Book Value Per Share	$16.90
Price / Tangible Book Value	99.3%
Price / LTM Earnings per Share (1) (2)	9.4	x
Price / 2016 Estimated Earnings per Share (1)	9.4	x

Current Offer per Common Share	$16.51
River 12/31/2015 Tangible Book Value per Share	$15.46
Price / LTM Earnings per Share (1) (2)	8.8	x
Price / 2016 Estimated Earnings per Share (1)	9.5	x
Price / Tangible Book Value	109.1%
Price / Assets	10.8%
Premium / Core Deposits	1.2%

(1)	Amount is fully diluted to reflect outstanding options.
(2)	“LTM” refers to the last twelve months.

Relative Contribution Analysis. BSP Securities reviewed the relative contributions of River and Blue Ridge to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on December 31, 2015 financials for both parties. BSP Securities then compared these contributions to the pro forma implied stock ownership interests of River and Blue Ridge shareholders based on the merger agreement’s exchange ratio.

The following table indicates what River’s and Blue Ridge’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed (dollars in thousands, as of December 31, 2015):

	Blue Ridge	River	River Contribution
Total Assets	$268,910	$114,620	29.9%
Total Loans	$216,599	$88,630	29.0%
Total Deposits	$196,492	$97,563	33.2%
Tangible Common Equity	$23,692	$11,361	32.4%
2015 Net Income	$2,498	$1,405	36.0%
2016 Projected Net Income	$2,500	$1,304	34.3%
Average Contribution			32.5%
River Pro Forma Common Ownership			26.5%
River Pro Forma Common Ownership, If All Stock (1)			34.0%

(1)	Calculated by dividing (i) the product of 0.9821 and River’s shares outstanding by (ii) Blue Ridge’s pre-merger shares outstanding plus the product of 0.9821 and River’s shares outstanding.

Sum-of-the-Parts Selected Peer Mergers Analysis. BSP Securities conducted a sum-of-the-parts analysis, calculating separate acquisition values for River’s two major business segments – commercial banking and mortgage banking – by applying median pricing multiples of publicly announced merger transactions that BSP Securities deemed relevant for purposes of its analysis. BSP Securities compared selected operating results of River’s commercial banking operations to (a) 14 mergers in the Southeast announced since January 1, 2014 for whole banks with total assets less than $200 million, nonperforming assets/total assets between 0.75% and 4.50% and LTM ROAA greater than 0.50% as of merger announcement; (b) 13 mergers in the Southeast announced since January 1, 2015 for whole banks with total assets less than $200 million and involving sellers headquartered in Metropolitan Statistical Areas with a total population less than 200,000; and (c) seven mergers for whole banks announced since January 1, 2014 with the seller headquartered in Virginia or North Carolina. BSP Securities compared selected operating results of River’s mortgage banking operations to (a) nine mergers for mortgage companies announced since January 1, 2004 with a total transaction value less than $100 million; and (b) 14 mergers for mortgage companies announced since January 1, 2004. BSP Securities used the median pricing multiples from each merger peer group and applied these multiples to River commercial banking metrics and River mortgage banking metrics to determine a range of implied acquisition values for each business segment. BSP Securities then assigned valuation weights to each implied acquisition value to determine the weighted average valuation for each business segment. These weighted average valuations for River’s commercial banking segment and River’s mortgage banking segment were then added together to determine an implied acquisition value for River of $16.67 per common share. Comparing this implied acquisition value to the transaction value of $16.51 per River share indicated pricing in line with peer mergers.

	Weighted Mean Valuation	Highest Estimated Valuation	Median Estimated Valuation	Lowest Estimated Valuation
River Commercial Banking Valuation Range	$11.67	$17.83	$13.39	$9.75
River Mortgage Banking Valuation Range	$5.00	$6.16	$5.48	$4.48
Consolidated Valuation	$16.67	$24.00	$18.87	$14.23

No target company used in the sum-of-the-parts selected peer merger group analysis described above is identical to River. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which River is being compared.

Net Present Value Analysis of Common Stock. BSP Securities calculated potential net present values for River common stock. The purpose of the analysis was to compare the implied value of River’s common stock to the merger consideration offered by Blue Ridge. Because River’s stock is not publicly traded and receives no coverage by independent equity research analysts, BSP Securities estimated tangible common equity and net income for fiscal year 2019, applied a range of terminal multiples as of December 31, 2019, and discounted these terminal values, along with intermediate cash dividends, back to the present using discount rates ranging from 12% to 16% and determined that the Net Present Value of the River common stock fell within a range of $9.30 to $19.84. The following table shows the calculated Net Present Value of River common stock at varying terminal multiples and discount rates.

	Terminal Tangible Book Value Multiples
Discount Rates	80%	90%	100%	110%
12%	$12.80	$14.25	$15.70	$17.15
13%	$12.40	$13.80	$15.20	$16.61
14%	$12.02	$13.37	$14.73	$16.09
15%	$11.65	$12.96	$14.27	$15.59
16%	$11.30	$12.57	$13.84	$15.11

	Terminal Earnings Multiples
Discount Rates	6.0	8.0	10.0	12.0
12%	$10.52	$13.63	$16.74	$19.84
13%	$10.20	$13.20	$16.21	$19.21
14%	$9.89	$12.79	$15.70	$18.61
15%	$9.59	$12.40	$15.21	$18.03
16%	$9.30	$12.02	$14.75	$17.47

Conclusion. Based on the results of the various analyses described above, BSP Securities concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to River’s shareholders.

The opinion expressed by BSP Securities was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of River or Blue Ridge could materially affect the assumptions used in preparing the opinion.

As described above, BSP Securities’ opinion was among the many factors taken into consideration by the River board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP Securities assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP Securities cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this joint proxy statement/offering circular, BSP Securities has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP Securities. BSP Securities will be paid a fee of $290,000 for services as River’s financial advisor in connection with the merger, $50,000 of which was paid upon the signing of the merger agreement, $40,000 of which was paid for the fairness opinion and $200,000 of which will be paid at the closing of the merger. In addition, River has agreed to indemnify BSP Securities and its directors, officers and employees from liability in connection with the transaction, and to hold BSP Securities harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP Securities’ acts or decisions made in good faith and in the best interest of River.

Interests of Certain River Directors and Executive Officers in the Merger

In considering the recommendation of the River board of directors that River shareholders vote in favor of the River merger proposal, River shareholders should be aware that River directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of River. The River board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.

Indemnification and Insurance. Blue Ridge has agreed to indemnify the directors and officers of River against certain liabilities arising before the effective date of the merger. Blue Ridge has also agreed to purchase a six year “tail” prepaid policy, on the same terms as River’s existing directors’ and officers’ liability insurance, for the current directors and officers and directors of River, subject to a cap on the cost of such policy equal to 250% of River’s current annual premium.

Director Appointments. Blue Ridge has agreed to take all actions necessary prior to the effective date of the merger to appoint three current River directors to the Blue Ridge board of directors effective upon consummation of the merger. The directors to be appointed to Blue Ridge’s board are Hunter H. Bost, Kenneth E. Flynt and Ronald D. Haley. The appointed directors will serve in such capacity until the next annual meeting of shareholders of Blue

Ridge following the merger, and, subject to the good faith consideration by the nominating committee of Blue Ridge’s board of the selection criteria set forth in its charter, such persons will be nominated to sit for election at such annual meeting. Such directors, and Robert B. Burger, Jr., a current director of River Community Bank, will also be appointed to the board of directors of the continuing bank effective upon consummation of the subsidiary bank merger. The directors will receive the same compensation for their services as all other directors of Blue Ridge and its subsidiary bank. Membership on the Blue Ridge board and the continuing bank’s board is conditional upon execution of an agreement providing that such member will not engage in activities competitive with Blue Ridge until the later of the date that is one year following the merger or the date on which he or she ceases to be a member of such board.

Advisory Board. In connection with the merger, Blue Ridge will establish an advisory board with respect to its operations in the market area currently served by River. The advisory board will initially be comprised of the current River Community Bank directors who are not designated to serve on the board of directors of the continuing bank, together with other business and community leaders chosen by Blue Ridge after consultation with River. Membership on the advisory board is conditional upon execution of an agreement providing that such member will not engage in activities competitive with Blue Ridge until the later of the date that is one year following the merger or the date on which he or she ceases to be a member of the advisory board.

Officer Appointments. Blue Ridge has agreed to appoint the following officers of River to officer positions with Blue Ridge upon completion of the merger and the subsidiary bank merger, as set forth below:

•	Ronald D. Haley, President and Chief Executive Officer of River and River Community Bank, to be appointed as President and Chief Operating Officer of the continuing bank after the subsidiary bank merger.

•	Mary S. Handy, Senior Vice President and Chief Financial Officer of River and Executive Vice President and Chief Financial Officer of River Community Bank, to be appointed as Chief Accounting Officer of Blue Ridge and the continuing bank after the subsidiary bank merger.

•	Betty J. Gibson, Executive Vice President of River Community Bank’s Mortgage Division, to be appointed as the President – Mortgage Division of the continuing bank after the subsidiary bank merger.

Mr. Haley, Ms. Handy and Ms. Gibson are expected to continue to receive their respective current annual base salaries after the merger and the subsidiary bank merger for their services to Blue Ridge.

River Employment Agreements with Executive Officers. River currently has employment agreements with Ronald D. Haley, Mary S. Handy and Betty J. Gibson, each of whom is an executive officer of River.

River Employment Agreement with Mr. Haley. Blue Ridge has agreed to assume the employment agreement, dated as of May 10, 2010, by and among River, River Community Bank and Mr. Haley, the current President and Chief Executive Officer of River and River Community Bank. Under the terms of Mr. Haley’s employment agreement, in the event of a “change of control” (as defined in the agreement) of River or River Community Bank, he is entitled to receive in one lump sum payment an amount equal to 2.0 times his annual base salary in effect immediately before the change of control. If the merger is completed, such event will constitute a change of control under the agreement and Mr. Haley will be entitled to receive such payment regardless of whether he remains employed after the merger. Blue Ridge does not contemplate entering into a separate employment agreement and/or change of control agreement with Mr. Haley with respect to his continued employment following completion of the merger, but has offered him the opportunity, which he has accepted, to serve as the President and Chief Operating Officer of the continuing bank following the merger and the subsidiary bank merger. In such position, he will continue to receive his current annual base salary of $178,500. If the merger is completed, based on such salary, the approximate payment to Mr. Haley pursuant to his current employment agreement would be $357,000.

Under the terms of Mr. Haley’s employment agreement, and if he otherwise remains eligible, he will be entitled to the continuation of health and life insurance as presently provided by River for a period of one year after the merger or his termination of employment. In addition, following the termination of his employment for any reason, Mr. Haley is subject to a six month covenant not to compete, a one year covenant not to solicit existing customers or employees and a six month covenant not to solicit prospective customers.

River Employment Agreement with Ms. Handy. Blue Ridge has agreed to assume the employment agreement, dated as of May 10, 2010, by and among River, River Community Bank and Ms. Handy, currently Senior Vice President and Chief Financial Officer of River and Executive Vice President and Chief Financial Officer of River Community Bank. Under the terms of Ms. Handy’s employment agreement, if (i) a “change of control” (as defined in the agreement) of River or River Community Bank occurs, (ii) she is not offered an employment agreement for continued employment for a period of at least six months after the change of control at the same location, at the same or higher compensation, with the same benefits and with substantially the same duties as immediately prior to the change of control, (iii) she does not elect to remain in the employ of the acquiring entity after the change of control, and (iv) she executes a severance/release agreement, then Ms. Handy is entitled to receive in one lump sum payment an amount equal to 1.0 times her annual base salary in effect immediately before the change of control.

If the merger is completed, such event will constitute a change of control under the agreement. Blue Ridge does not contemplate entering into a separate employment agreement and/or change of control agreement with Ms. Handy with respect to her continued employment following completion of the merger, but has offered her the opportunity, which she has accepted, to serve as Chief Accounting Officer of Blue Ridge and the continuing bank after the subsidiary bank merger. In the event Ms. Handy elects not to remain in the employ of Blue Ridge after the merger and executes a severance/release agreement, she will be entitled to receive approximately $122,400, based on her current annual base salary.

Under the terms of Ms. Handy’s employment agreement, following the termination of her employment for any reason, Ms. Handy is subject to a six month covenant not to compete, a one year covenant not to solicit existing customers, a six month covenant not to solicit existing employees and a six month covenant not to solicit prospective customers.

River Employment Agreement with Ms. Gibson. Blue Ridge has agreed to assume the employment agreement, dated as of July 1, 2012, by and between River Community Bank and Ms. Gibson, current Executive Vice President of River Community Bank’s Mortgage Division. Under the terms of Ms. Gibson’s employment agreement, if (i) a majority interest in River Community Bank is sold to an outsider, and (ii) she is not offered to remain employed with the new owner at the same location, at the same compensation and benefits, and performing substantially similar duties as immediately prior to the change of owners, and (iii) she executes a severance/release agreement, then Ms. Gibson is entitled to receive in one lump sum payment an amount equal to 1.0 times her annual base salary in effect immediately before the change of control. Under the terms of Ms. Gibson’s employment agreement, following the termination of her employment for any reason, Ms. Gibson is subject to a six month covenant not to compete, a one year covenant not to solicit existing customers, a six month covenant not to solicit existing employees and a six month covenant not to solicit prospective customers.

If the merger is completed, such event will constitute a change of control under the agreement. Ms. Gibson has accepted an offer to serve as the President – Mortgage Division of the continuing bank following the merger and the subsidiary bank merger, and Blue Ridge contemplates entering into an employment agreement with Ms. Gibson with respect to her continued employment with substantially the same terms and provisions as her existing agreement with River Community Bank. In such position, she will continue to receive her current annual base salary of $146,192 and earn certain production-based compensation. Accordingly, it is not expected that Ms. Gibson will receive any severance payment in connection with the merger.

Stock Options. River has awarded certain directors and officers stock options pursuant to its equity compensation plan. In the merger, each option to purchase shares of River common stock that is outstanding immediately prior to the effective date of the merger, whether vested or unvested, will be converted into the right to receive cash from Blue Ridge in an amount equal to the product of (i) the amount equal to (a) the product of the BRB VWAP and the exchange ratio relating to the stock consideration, minus (b) the per share exercise price of such stock option, and (ii) the number of shares of River common stock subject to such option.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of River who continue on as employees of Blue Ridge will be entitled to participate in the Blue Ridge health and welfare benefit and similar plans on the same terms and conditions as employees of Blue Ridge. Subject to certain exceptions, these employees will receive credit for their years of service to River or River Community Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. A River employee (i) whose employment is involuntarily terminated other than for cause, (ii) has his or her primary office location relocated by Blue Ridge to an office outside the counties in which River Community Bank currently has a banking office or (iii) has his or her base compensation amount reduced by Blue Ridge, within six months after the effective date of the merger, will receive severance payments in an amount equal to two weeks of pay for each year of service to River and Blue Ridge, subject to a minimum of six weeks and a maximum of 26 weeks of pay. Such severance payments are not available if the employee accepts the change proposed by Blue Ridge in the case of clause (ii) or (iii) in the preceding sentence or if the River employee has a contract providing for severance.

Regulatory Approvals

Blue Ridge and River cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC. The subsidiary bank merger cannot be completed without the prior approval from the OCC and, with respect to Blue Ridge’s acquisition of all outstanding shares of River Community Bank, the Virginia SCC. On [•], 2016, Blue Ridge filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger. On [•], 2016, River Community Bank filed the required application with the OCC seeking approval of the subsidiary bank merger and on [•], 2016, Blue Ridge filed the required application with the Virginia SCC seeking approval of the acquisition of all outstanding shares of River Community Bank.

As of the date of this joint proxy statement/offering circular, Blue Ridge has not yet received the required regulatory approvals for the merger and the acquisition of all outstanding shares of River Community Bank, and River Community Bank has not yet received the required regulatory approval for the subsidiary bank merger. While Blue Ridge and River do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, or why they would be received with conditions unacceptable to Blue Ridge or River, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Appraisal Rights

Shareholders of record of Blue Ridge common stock or River common stock who comply with the procedures described below will be entitled to appraisal rights under Article 15 of Section 13.1 of the Virginia Stock Corporation Act. Where appropriate, such shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent to demand payment (as described below). No further notice of the events giving rise to appraisal rights or deadlines for related actions will be provided by Blue Ridge or River to shareholders prior to the special meetings.

The following discussion is only a summary, does not purport to be a complete statement of the law pertaining to appraisal rights under the Virginia SCA and is qualified in its entirety by reference to Article 15, Section 13.1 of the Virginia SCA. Shareholders of Blue Ridge or River are urged to consult Article 15 of the Virginia SCA, which is reprinted in its entirety as Appendix C to this joint proxy statement/offering circular.

Shareholders who follow the procedures set forth in Article 15 of the Virginia SCA will be entitled to receive payment of the “fair value” of their shares of Blue Ridge common stock or River common stock, as the case may be. Any shareholder of Blue Ridge or River who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the Virginia SCA.

A holder of shares of Blue Ridge common stock who wishes to exercise appraisal rights must deliver to Blue Ridge, prior to or at the Blue Ridge special meeting, and a holder of shares of River common stock who wishes to exercise appraisal rights must deliver to River, prior to or at the River special meeting, but in any event before any vote is taken at each company’s special meeting, a written notice of intent to demand payment for such shareholder’s shares if the merger becomes effective. A shareholder delivering a notice of intent must not vote his or her shares in favor of the merger proposal or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered:

•	if you are a Blue Ridge shareholder, to Blue Ridge’s corporate secretary, Amanda G. Story, at Blue Ridge’s principal executive offices located at 17 West Main Street, Luray, Virginia 22835, or they may be hand delivered to her at the Blue Ridge special meeting (before the voting begins).

•	if you are a River shareholder, to River’s corporate secretary, Mary S. Handy, at River’s principal executive offices located at 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112, or they may be hand delivered to her at the River special meeting (before the voting begins).

If the merger agreement is approved and the merger becomes effective, within 10 days after the effective date of the merger, Blue Ridge or River, as the case may be, will deliver an appraisal notice in writing to all Blue Ridge or River shareholders who correctly and timely delivered a notice of intent (as described above) and also did not vote for approval of the merger agreement (each, an “eligible shareholder”). The appraisal notice will:

•	state where the eligible shareholder’s payment demands should be sent and where and when stock certificates should be deposited;

•	set a date by which Blue Ridge or River must receive the payment demand (which date may not be fewer than 40 days nor more than 60 days after the date the appraisal notice is sent);

•	provide an estimate of the fair value of the shares of Blue Ridge common stock or shares of River common stock that are the subject of the appraisal right demand;

•	set the date by which a notice to withdraw the appraisal right demand must be received (a date within 20 days of the date indicated in the second bullet point above); and

•	include such other information as required by the Virginia SCA.

An eligible shareholder to whom an appraisal notice is sent must demand payment within the time specified in the appraisal notice, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the Virginia SCA. If an eligible shareholder fails to take such actions, the shareholder loses his or her appraisal rights.

Within 30 days of the due date for receipt of any payment demands, if an eligible shareholder has complied with the provisions of Article 15 of the Virginia SCA, Blue Ridge must pay each eligible shareholder Blue Ridge’s estimate of the fair value of the shareholder’s shares of Blue Ridge common stock or River common stock, as the case may be, plus accrued interest. With any payment, Blue Ridge must provide its most recent annual and quarterly financial statements, an explanation of how it calculated the fair value of the shares of Blue Ridge common stock or River common stock and interest, and a description of the procedure an eligible shareholder may follow if he or she is not satisfied with the payment.

An eligible shareholder who is not satisfied with the amount paid or offered by Blue Ridge must notify Blue Ridge in writing of his or her own estimate of the fair value of his or her shares of Blue Ridge common stock or River common stock and the amount of interest due (less any amount that may have been already received by the shareholder from Blue Ridge) and demand that Blue Ridge pay this estimated amount. This notice must be given in writing within 30 days of the date that Blue Ridge made or offered to make payment for the shareholder’s shares of Blue Ridge common stock or River common stock.

If an eligible shareholder’s demand for payment remains unsettled, Blue Ridge is obligated to commence a proceeding in a Virginia circuit court to determine the fair value of the shares of Blue Ridge common stock or River common stock and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If Blue Ridge fails to commence such proceeding in accordance with the Virginia SCA, it must pay the shareholder the amount demanded by him or her.

Eligible shareholders considering seeking appraisal should be aware that the fair value of their shares of River common stock as determined under Article 15 of the Virginia SCA, could be more than, the same as or less than the merger consideration that would be paid to them pursuant to the merger agreement. In addition, the costs and expenses of any appraisal proceeding will be determined by the court and assessed against Blue Ridge unless the court determines that the shareholder seeking appraisal did not act in good faith in demanding payment of the fair value of his or her shares of Blue Ridge common stock or River common stock, as the case may be, in which case such costs and expenses may be assessed against the shareholder. Eligible shareholders will only be entitled to receive payment in accordance with Article 15 of the Virginia SCA and will not be entitled to vote their shares of Blue Ridge common stock or River common stock or exercise any other rights as a holder of Blue Ridge common stock or River common stock. After the date by which a notice to withdraw the appraisal right demand must be received, an eligible shareholder demanding appraisal may withdraw his or her demand only with the consent of Blue Ridge.

If any River shareholder who demands appraisal of his or her shares under Article 15 of the Virginia SCA fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Virginia SCA, such shareholder’s shares of River common stock will be converted into the right to receive the merger consideration in accordance with the merger agreement. Shares of Blue Ridge common stock held by any Blue Ridge shareholder who demands appraisal of his or her shares under Article 15 of the Virginia SCA but fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Virginia SCA, will not be effected.

Certain Differences in Rights of Shareholders

Blue Ridge and River are Virginia corporations governed by the Virginia SCA. In addition, the rights of Blue Ridge and River shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, River shareholders will become shareholders of Blue Ridge, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Blue Ridge, each as amended, and by the Virginia SCA. The rights of shareholders of Blue Ridge differ in certain respects from the rights of shareholders of River.

A summary of the material differences between the rights of a River shareholder under the Virginia SCA and River’s articles of incorporation and bylaws, on the one hand, and the rights of a Blue Ridge shareholder under the Virginia SCA and the articles of incorporation and bylaws of Blue Ridge, on the other hand, is provided in this joint proxy statement/offering circular in the section “Comparative Rights of Shareholders” on page [•].

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of River will be recorded, as of completion of the merger, at their respective fair values and added to those of Blue Ridge. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of Blue Ridge issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of River. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/offering circular and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

The Blue Ridge board of directors and the River board of directors have each unanimously approved the merger agreement, which provides for the merger of River with and into Blue Ridge, with Blue Ridge as the surviving entity.

After the merger, Blue Ridge Bank, the wholly-owned Virginia chartered bank subsidiary of Blue Ridge, will merge with and into River Community Bank, the wholly-owned national bank subsidiary of River. River Community Bank will be the surviving bank in the subsidiary bank merger, and will continue in operation under the name “Blue Ridge Bank, National Association.”

Blue Ridge’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined company after completion of the merger.

Effective Date; Closing

The effective date of the merger will be the effective date and time set forth in the articles of merger that Blue Ridge and River will file with the Virginia SCC. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, the parties will use their reasonable best efforts to cause the effective date to occur as soon as practicable after all required regulatory and shareholder approvals to consummate the merger have been received.

We anticipate that we will complete the merger in the third quarter of 2016, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “— Conditions to Completion of the Merger” at page [•].

There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or continued or that the merger will be completed. If we do not complete the merger by January 15, 2017, either party may terminate the merger agreement, provided that such termination right is not available to a party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur on or before such date.

Merger Consideration

General. Pursuant to the terms of the merger agreement, as a result of the merger, each share of River common stock issued and outstanding immediately prior to the effective date of the merger will cease to be outstanding and will be converted into the right to receive, at the election of the holder, either:

•	$16.57 per share in cash (the “cash consideration”); or

•	0.9821 shares of Blue Ridge common stock (the “stock consideration”); provided, however, that the stock consideration is subject to adjustment based on the volume weighted average price of Blue Ridge common stock for the 30 consecutive trading days (or such longer period as a minimum of 2,500 Blue Ridge shares are traded) prior to and including the second trading day prior to the effective date of the merger (the “BRB VWAP”), as follows:

•	if the BRB VWAP is less than or equal to $16.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $15.71 by the BRB VWAP, and

•	if the BRB VWAP is greater than or equal to $18.00, then the stock consideration will equal the number of shares of Blue Ridge common stock determined by dividing $17.68 by the BRB VWAP.

The cash consideration and the stock consideration are sometimes referred to in this joint proxy statement/offering circular as the “merger consideration.” If the number of shares of Blue Ridge common stock changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the stock consideration.

If you are a River shareholder, you have the opportunity to elect the form of consideration to be received for all shares of River common stock held by you, subject to allocation and proration procedures set forth in the merger agreement and described in this joint proxy statement/offering circular. These allocation procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive shares of Blue Ridge common stock and 30% of the outstanding shares of River common stock will be converted into the right to receive cash. Any merger consideration is subject to ratable proration, as described below under “– Cash or Stock Election for River Shareholders.”

The market price of Blue Ridge common stock is subject to change at all times based on the future financial condition and operating results of Blue Ridge, future market conditions and other factors. The BRB VWAP at the effective date of the merger or at the time that River shareholders who receive Blue Ridge common stock in the merger actually receive stock certificates or book- entry notification evidencing those shares may be higher or lower than recent prices of Blue Ridge common stock. For further information concerning the historical prices of Blue Ridge common stock, see “Market for Common Stock and Dividends” on page [•].

If you are a River shareholder, the form of the consideration ultimately received by you will depend upon the election, allocation and proration procedures described below and the choices of other River shareholders. Accordingly, no guarantee can be given that your choice will be honored.

Blue Ridge’s shareholders will continue to own their existing shares of Blue Ridge common stock. Each share of Blue Ridge common stock will continue to represent one share of common stock of Blue Ridge following the merger.

Fractional Shares. Blue Ridge will not issue any fractional shares of common stock. Instead, a River shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of Blue Ridge common stock to which such holder would otherwise be entitled multiplied by the BRB VWAP.

Cash or Stock Election for River Shareholders

If you are a River shareholder, an election form is being sent to you in a separate mailing, permitting you:

•	to elect to receive shares of Blue Ridge common stock in exchange for shares of River common stock held by you, plus cash in lieu of any fractional share interest,

•	to elect to receive cash in exchange for shares of River common stock held by you, or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of River common stock.

The River shares in these three categories are referred to below as stock election shares, cash election shares and no election shares. River shareholders will also be permitted to make mixed elections, wherein a portion of their shares will be stock election shares and the remainder will be cash election shares.

In order to make an effective election, you must send in your properly completed election form to the exchange agent no later than [•]:[•] [•].m., Eastern Time on [•], 2016, the election deadline. If you either (a) do not submit a properly completed election form by the election deadline or (b) revoke your election form prior to the election deadline and do not resubmit a properly completed election form by the election deadline, the shares of River common stock held by you will be designated no election shares.

All elections must be made on the election form. To make an effective election with respect to your shares of River common stock, you must, in accordance with the election form, properly complete and return the election form to the exchange agent designated by Blue Ridge to receive these materials.

If you have a particular preference as to the form of consideration to be received for your shares of River common stock, you must make an election, because shares as to which an election has been made will be given priority in allocating the selected consideration over shares for which no election was made. The River or Blue Ridge boards, and their financial advisors, do not make any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to your election, bearing in mind the tax consequences of the election you choose. See “Material U.S. Federal Income Tax Consequences” beginning on page on [•].

Allocation Procedures

All elections by River shareholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock and the remaining 30% of the outstanding shares of River common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if River shareholders in the aggregate elect to receive stock consideration in exchange for more or fewer than 70% of the outstanding shares of River common stock. These procedures are summarized below.

•	If stock consideration is oversubscribed. If the total number of stock election shares (including stock election shares that are part of mixed elections) is more than 70% of the outstanding shares of River common stock, then each cash election share and no election share will be converted into the right to receive the cash consideration and a sufficient number of shares from among the holders of stock election shares will be converted on a pro rata basis into cash election shares to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock (taking into account dissenting shares described below under “– Appraisal Rights”). This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

•	If stock consideration is undersubscribed. If the total number of stock election shares (including stock election shares that are part of mixed elections) is less than 70% of the outstanding shares of River common stock, then each stock election share will be converted into the right to receive the stock consideration and a sufficient number of other shares will be converted into stock election shares, first from among the holders of no election shares and then, if necessary, from among the holders of cash election shares, on a pro rata basis, to ensure that 70% of the outstanding shares of River common stock will be converted into the right to receive Blue Ridge common stock (taking into account dissenting shares. This proration will reflect the proportion that the number of no election shares of each holder of no election shares bears to the total number of no election shares and the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares, as the case may be.

The above-described allocation will be made by Blue Ridge’s exchange agent within five business days after the completion of the merger.

Neither River nor Blue Ridge is making any recommendation as to whether River shareholders should elect to receive cash or Blue Ridge common stock in the merger. Each River shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this joint proxy statement/offering circular and in the merger agreement, you may receive Blue Ridge common stock or cash in amounts that vary from the amounts you elected to receive.

Procedures for Exchanging River Stock Certificates

On or before the closing date of the merger, Blue Ridge will cause to be deposited with the exchange agent certificates representing shares of Blue Ridge common stock for the stock consideration to be delivered in the merger, cash equal to the aggregate amount of the cash consideration payable in the merger and cash instead of any fractional shares that would otherwise be issued to River shareholders in the merger.

Within five business days after the exchange agent completes the allocation procedures described above, the exchange agent will send transmittal materials to each holder of a certificate for River common stock for use in exchanging River stock certificates for the merger consideration. The exchange agent will deliver the merger consideration allocated to each River shareholder, and a check instead of any fractional shares, promptly once it receives the properly completed transmittal materials, together with certificates representing a holder’s shares of River common stock.

River stock certificates should not be returned with the enclosed proxy card. They also should not be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

River stock certificates may be exchanged for the merger consideration with the exchange agent for up to six months after the completion of the merger. At the end of that period, any Blue Ridge stock certificates and cash will be returned to Blue Ridge. Any holders of River stock certificates who have not exchanged their certificates will be entitled to look only to Blue Ridge, and only as general creditors of Blue Ridge, for the merger consideration and any cash to be received instead of fractional shares of Blue Ridge common stock.

Please be aware that you will not receive the merger consideration you are entitled to until you return your properly completed transmittal materials and your River common stock. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares) during this time. Until you exchange your River stock certificates for the merger consideration, you will not receive any dividends or other distributions in respect of shares of Blue Ridge common stock, to the extent you receive Blue Ridge common stock in the merger. Once you exchange your River stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to any shares of Blue Ridge common stock, as well as any dividends with respect to River stock declared before the effective date of the merger but unpaid.

If your River stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. Blue Ridge may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Blue Ridge with respect to the lost, stolen or destroyed River stock certificate.

Neither Blue Ridge nor River, nor any other person, will be liable to any former holder of River stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Treatment of River Stock Options

In the merger, each option to purchase shares of River common stock that is outstanding immediately prior to the effective date of the merger, whether vested or unvested, will be converted into the right to receive cash from Blue Ridge in an amount equal to the product of (i) the amount equal to (a) the product of the BRB VWAP and the exchange ratio relating to the stock consideration, minus (b) the per share exercise price of such stock option, and (ii) the number of shares of River common stock subject to such option. In the event that the product obtained by such calculation is zero or a negative number, then such option will be cancelled for no consideration.

Corporate Governance

Director Appointments. Blue Ridge has agreed to take all actions necessary prior to the effective date of the merger to appoint three current River directors to the Blue Ridge board of directors effective upon consummation of the merger. The directors to be appointed to Blue Ridge’s board are Hunter H. Bost, Kenneth E. Flynt and Ronald D. Haley. The appointed directors will serve in such capacity until the next annual meeting of shareholders of Blue Ridge following the merger, and, subject to the good faith consideration by the nominating committee of Blue Ridge’s board of the selection criteria set forth in its charter, such persons will be nominated to sit for election at such annual meeting. Such directors, and Robert B. Burger, Jr., a current director of River Community Bank, will also be appointed to the board of directors of the continuing bank effective upon consummation of the subsidiary bank merger. The directors will receive the same compensation for their services as all other directors of Blue Ridge and its subsidiary bank.

Advisory Board. In connection with the merger, Blue Ridge will establish an advisory board with respect to its operations in the market area currently served by River. The advisory board will initially be comprised of the current River Community Bank directors who are not designated to serve on the board of directors of the continuing bank, together with other business and community leaders chosen by Blue Ridge after consultation with River. Membership on the advisory board is conditional upon execution of an agreement providing that such member will not engage in activities competitive with Blue Ridge until the later of the date that is one year following the merger or the date on which he or she ceases to be a member of the advisory board.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties relating to Blue Ridge and River’s respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the merger agreement;

•	required governmental filings and consents;

•	capital structure;

•	financial statements and accounting controls;

•	regulatory reports filed with governmental agencies and other regulatory matters;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	ownership and leasehold interests in properties;

•	employee benefit plans;

•	insurance;

•	loan portfolio and allowance for loan losses;

•	environmental matters;

•	books and records;

•	intellectual property;

•	derivative instruments;

•	brokered deposits;

•	investment securities;

•	transaction with affiliates;

•	required shareholder vote to approve the merger agreement; and

•	engagement of financial advisors and receipt of fairness opinions.

In addition, the merger agreement contains representations and warranties relating to River’s business specifically, as follows:

•	mortgage loan buy-backs and reserve for repossession of mortgage loans; and

•	anti-takeover statutes and regulations.

With the exception of specified representations and warranties relating to corporate authority, that must be true and correct in all material respects, and representations and warranties relating to absence of conflict with organizational documents, capitalization (except de minimus in amount and effect) and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “material adverse effect” or similar terms or phrases in any such representation or warranty.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between Blue Ridge and River instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/offering circular.

Conditions to Completion of the Merger

Blue Ridge’s and River’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, as follows:

•	approval of the Blue Ridge merger proposal and the River merger proposal by Blue Ridge and River shareholders, respectively;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the qualification of Blue Ridge’s offering statement on Form 1-A, of which this joint proxy statement/offering circular is a part;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•	the receipt by each party from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and, for River only, that except with respect to cash received in the merger, no gain or loss will be recognized by any of the holders of River common stock.

In addition, Blue Ridge’s obligation to complete the merger is subject to the satisfaction or waiver of certain other conditions set forth below:

•	the aggregate number of shares of River common stock whose holders are seeking appraisal rights under the Virginia Stock Corporation Act does not represent 10% or more of the outstanding shares of River common stock;

•	River not incurring losses or having been notified of potential losses with respect to residential mortgage loans sold in the secondary mortgage market and which have been re-purchased by it or which River has been notified of potential re-purchase, which in the aggregate exceed $1,000,000 between the date of the merger agreement and the closing date of the merger; and

•	Blue Ridge receiving resignations, effective as of the effective date of the subsidiary bank merger, from all of the directors of River Community Bank other than those individuals who will serve as directors of the continuing bank immediately after the subsidiary bank merger.

Where the merger agreement and law permits, Blue Ridge and River could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

Blue Ridge and River have made customary agreements that place restrictions on them until the completion of the merger. The parties have agreed that, with certain exceptions, they will not, and will not permit any of their subsidiaries to, without the prior written consent of the other party:

•	conduct their respective businesses other than in the ordinary and usual course consistent with past practice;

•	take any action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis;

•	amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments (however, Blue Ridge may do so unless it would have a material adverse effect on River, the shareholders of River or the transactions contemplated by the merger agreement);

•	issue or sell any additional shares of capital stock, other than pursuant to stock options outstanding as of the date of the merger agreement, or grant any stock options, restricted shares or other stock-based awards;

•	make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock (however, Blue Ridge may pay quarterly cash dividends, not to exceed $0.1175 per share, on its common stock consistent with current practice);

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $50,000 in the aggregate for River and $250,000 in the aggregate for Blue Ridge;

•	take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to closing the merger not being satisfied on a timely basis, except as may be required by applicable law;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment of an amount that exceeds $50,000 for River and $150,000 for Blue Ridge and/or would impose any material restriction on its business or create precedent for claims that are reasonably likely to be material to it;

•	enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•	incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments and the creation of deposit liabilities and federal funds purchased in the ordinary course of business consistent with past practice;

•	enter into or settle any derivative contract;

•	other than as a loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•	take any action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

•	agree to take any of the actions prohibited by the preceding bullet points.

River also agreed that, until the effective date of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Blue Ridge:

•	enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for normal individual merit increases in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than 2% without prior consultation with and approval from Blue Ridge and that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from Blue Ridge, except for incentive based compensation to a single loan collector and to employees engaged in selling mortgage products and services in the ordinary course of business;

•	enter into, establish, adopt, amend, terminate or make any contributions to (except as required by law, to satisfy contractual obligations as previously disclosed to Blue Ridge or to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercise of any benefits payable thereunder;

•	hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to Blue Ridge and (ii) persons hired to fill any employee or non-executive officer vacancies arising after the date of the merger agreement and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger, the subsidiary bank merger or the completion thereof;

•	implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by generally accepted accounting principles in the U.S., regulatory accounting guidelines or applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a River subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	enter into, amend, modify, cancel, fail to renew or terminate any River “material contract” (as defined in the merger agreement) or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a River material contract if entered into prior to the date of the merger agreement, except as permitted under the terms of the merger agreement of as previously disclosed to Blue Ridge;

•	introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Blue Ridge prior to the date of the merger agreement);

•	(i) make, renew, restructure or otherwise modify any loan to be held in its loan portfolio other than loans made or acquired in the ordinary course of business consistent with past practice and that have (a) in the case of unsecured loans, a principal balance not in excess of $50,000 in total, or (b) in the case of secured loans, a principal balance not in excess of $1,200,000 in total, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of one year or less, or dispose of any debt security or equity investment;

•	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended tax return; or

•	agree to take any of the actions prohibited by the preceding bullet points.

Regulatory Matters

Blue Ridge and River have each agreed to cooperate and use their commercially reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger. On [•], 2016, Blue Ridge filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger. On [•], 2016, River Community Bank filed the required application with the OCC seeking approval of the subsidiary bank merger and on [•], 2016, Blue Ridge filed the required application with the Virginia SCC seeking approval of the acquisition of all outstanding shares of River Community Bank. No regulatory approvals have been received as of the date of this joint proxy statement/offering circular.

While Blue Ridge and River do not know of any reason why they would not be able to obtain the necessary regulatory approvals in a timely manner, or why they would be received with conditions unacceptable to Blue Ridge or River, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Shareholder Meetings and Recommendations of Boards of Directors

Blue Ridge and River have each agreed to call a meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes to approve the merger agreement. In addition, Blue Ridge and River have each agreed, subject to the fiduciary duties of their respective boards of directors, to use their reasonable best efforts to obtain from their shareholders the required shareholder votes in favor of the Blue Ridge merger proposal or River merger proposal, respectively, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/offering circular, unless, with respect to River, it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).

No Solicitation

River has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving River or River Community Bank:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

•	any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of River or 10% or more of any class of equity or voting securities of River or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of River; or

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of River or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of River.

Under the merger agreement, however, if River receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

•	the River board of directors receives the proposal prior to the River special meeting;

•	the River board concludes in good faith, after consultation with and based upon the written advice of outside legal counsel and its financial advisors, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under Virginia law;

•	the River board also concludes in good faith, after consultation with outside legal counsel and its financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	River receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with River.

River has agreed to advise Blue Ridge, within 24 hours of reaching the conclusions set forth in the second and third bullet points immediately above, of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep Blue Ridge apprised of any related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of River concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

•	is more favorable to the shareholders of River from a financial point of view, than the transactions contemplated by the merger agreement; and

•	is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “10% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving River or River Community Bank.

Except as otherwise provided in the merger agreement, nothing contained in the non-solicitation provisions of the merger agreement will permit River to terminate the merger agreement or affect any of its other obligations under the merger agreement.

Termination of the Merger Agreement

Termination by Blue Ridge and River. The merger agreement may be terminated and the merger abandoned by Blue Ridge and River, at any time before the merger is completed, by mutual consent of the parties.

Termination by Blue Ridge or River. The merger agreement may be terminated and the merger abandoned by Blue Ridge or River if:

•	the merger has not been completed by January 15, 2017, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•	the River shareholders do not approve the River merger proposal or the Blue Ridge shareholders do not approve the Blue Ridge merger proposal;

•	there is a breach or inaccuracy of any representation or warranty of Blue Ridge or River contained in the merger agreement that would cause the failure of the closing conditions described above to be met by the other party, which is not cured within 30 days following notice or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement;

•	there is a material breach by Blue Ridge or River of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following notice to the other party or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement; or

•	any of the conditions precedent to the obligations of Blue Ridge or River to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by January 15, 2017, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement.

Termination by Blue Ridge. Blue Ridge may terminate the merger agreement at any time before the merger is completed if:

•	without Blue Ridge’s prior consent, River or River Community Bank enters into an agreement with respect to a business combination transaction, a sale or lease of substantially all assets, or an acquisition directly from River of securities representing 10% or more of River common stock;

•	a tender offer or exchange offer for 20% or more of the outstanding shares of River common stock is commenced, and the River board recommends that River shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

•	at any time before the River special meeting, (i) River materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of River fails to recommend, or withdraws, modifies or changes its recommendation to the River shareholders that the River merger proposal be approved in any way that is adverse to Blue Ridge, or (iii) River materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the River merger proposal.

Termination by River. River may terminate the merger agreement at any time before the merger is completed if:

•	at any time before the Blue Ridge special meeting, (i) the board of directors of Blue Ridge fails to recommend, or withdraws, modifies or changes its recommendation to the Blue Ridge shareholders that the Blue Ridge merger proposal be approved in any way that is adverse to River, or (ii) Blue Ridge materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the Blue Ridge merger proposal; or

•	at any time before the River special meeting, it determines to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement) which has been received and considered by River in compliance with the merger agreement, provided that River has notified Blue Ridge in advance of any such termination and given Blue Ridge the opportunity to promptly make an offer at least as favorable as the superior proposal, as determined by the River board of directors.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

Termination Fee Paid to Blue Ridge. The merger agreement provides that River must pay Blue Ridge a $495,000 termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by Blue Ridge for any of the reasons described in the bullet points under “– Termination of the Merger Agreement – Termination by Blue Ridge” beginning on page [•] or by River for the reason described in the second bullet point under “– Termination of the Merger Agreement – Termination by River” on page [•], River must pay the termination fee to Blue Ridge concurrently with the termination of the merger agreement; or

•	if the merger agreement is terminated

•	by Blue Ridge for any of the reasons described in the third or fourth bullet points under “– Termination of the Merger Agreement – Termination by Blue Ridge or River” on page [•] or by Blue Ridge for the reason described in the fifth bullet point under “– Termination of the Merger Agreement – Termination by Blue Ridge or River” on page [•] due to a breach by River of any representation, warranty, covenant or agreement under the merger agreement,

•	by either Blue Ridge or River because the merger has not been completed by January 15, 2017 due to an intentional delay by River in not using commercially reasonable efforts to take all actions necessary to consummate the merger, or

•	by either Blue Ridge or River because the merger has not been approved by the shareholders of River at the River special meeting,

and in the case of termination pursuant to the three bullets immediately above an acquisition proposal (as described under “– No Solicitation” on page [•]) has been publicly announced or otherwise communicated or made known to the shareholders of River or senior management or the board of directors of River (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) after March 30, 2016 and prior to the taking of the vote of the shareholders of River contemplated by the merger agreement, in the case of the first immediate bullet above, or prior to the date of termination, in the case of the second and third immediate bullet above, then

•	if within 12 months after such termination River enters into an agreement or consummates a transaction with respect to such acquisition proposal or any other acquisition proposal by the same third party (including for these purposes, any related party of such third party, an entity under direct or indirect control of such third party, or any individual, group of individuals or entity acting in concert with such third party), then River must pay to Blue Ridge the termination fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this agreement) or the consummation of such transaction, or

•	if a transaction with respect to such acquisition proposal or any other acquisition proposal by the same third party (including for these purposes, any related party of such third party, an entity under direct or indirect control of such third party, or any individual, group of individuals or entity acting in concert with such third party) is consummated otherwise than pursuant to an agreement with River within 15 months after the termination of the merger agreement, then River must pay to Blue Ridge the termination fee on the date when such transaction is consummated.

Termination Fee Paid to River. The merger agreement provides that Blue Ridge must pay River a $200,000 termination fee if the merger agreement is terminated by River for the reason described in the first bullet point under “– Termination of the Merger Agreement – Termination by River” on page [•].

Any termination fee that becomes payable pursuant to the merger agreement is to be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee payment. If one party fails to timely pay the termination fee owed to the other party, the party failing to pay also will be obligated to pay the costs and expenses incurred to collect such payment, together with interest.

Indemnification and Insurance

Blue Ridge has agreed to indemnify the directors and officers of River against certain liabilities arising before the effective date of the merger. Blue Ridge has also agreed to purchase a six year “tail” prepaid policy, on the same terms as River’s existing directors’ and officers’ liability insurance, for the current directors and officers and directors of River, subject to a cap on the cost of such policy equal to 250% of River’s current annual premium.

Expenses

In general, whether or not the merger is completed, Blue Ridge and River will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of all filing fees paid to the SEC and other governmental authorities. The costs of printing and mailing this joint proxy statement/offering circular will be borne by Blue Ridge and River in proportion to their number of shareholders.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the dates of their respective special meetings, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.

Affiliate Agreements

The directors and executive officers of Blue Ridge and River have entered into agreements with the companies pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares over which they have voting authority in favor of the Blue Ridge merger proposal or the River merger proposal, respectively, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreements. The agreements entered into by the directors and executive officers of River also require them to vote against any competing acquisition proposal.

The affiliate agreements prohibit, subject to limited exceptions, the directors and executive officers of Blue Ridge or River from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Blue Ridge or River stock. In addition, the agreements entered into by the directors and executive officers of Blue Ridge prohibit them from acquiring shares of Blue Ridge common stock in a transaction effected over the OTC market. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

The merger agreement provides that Blue Ridge and River may mutually agree to change the method or structure of the merger. However, no change may be made that:

•	alters or changes the merger consideration to be provided to River shareholders upon consummation of the merger;

•	adversely affects the tax treatment of Blue Ridge or River pursuant to the merger agreement; or

•	materially impedes or delays completion of the merger in a timely manner.

Resales of Blue Ridge Stock

The shares of Blue Ridge common stock to be issued in the merger will be qualified under the Regulation A exemption from registration under the Securities Act. River shareholders who are not deemed to be an affiliate of Blue Ridge may generally freely trade their Blue Ridge common stock upon completion of the merger. The term “affiliate” generally means each person who is an executive officer, director or 10% shareholder of Blue Ridge after the merger.

Those shareholders who are deemed to be affiliates of Blue Ridge may only sell their Blue Ridge common stock as provided by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations and other restrictions on the manner of sale of the shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of River common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this joint proxy statement/offering circular.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to Blue Ridge’s obligation to complete the merger that Blue Ridge receive an opinion from LeClairRyan, dated the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to River’s obligation to complete the merger that River receive an opinion from Bryan Cave, dated the closing date of the merger, to the effect that (i) the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in Blue Ridge common stock, no gain or loss will be recognized by any of the holders of River common stock in the merger. These conditions are waivable, and Blue Ridge and River will undertake to circulate updated information and resolicit if either condition is waived, and the change in tax consequences is material. These opinions are and will be based on representation letters provided by Blue Ridge and River and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. Blue Ridge and River have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of River common stock that hold their River common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of River common stock in light of their individual circumstances or to holders of River common stock that are subject to special rules, such as

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold River common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of River common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds River common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

If you are a River shareholder, the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Blue Ridge or River. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Blue Ridge or River as a result of the merger;

•	except as discussed below with respect to cash received instead of a fractional share of Blue Ridge common stock, under “– Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Blue Ridge Common Stock,” no gain or loss will be recognized by U.S. holders who exchange all of their River common stock solely for Blue Ridge common stock pursuant to the merger;

•	gain (but not loss) will be recognized by U.S. holders of River common stock who receive shares of Blue Ridge common stock and cash (not including cash received in lieu of a fractional share) in exchange for shares of River common stock pursuant to the merger in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Blue Ridge common stock and cash (not including cash received in lieu of a fractional share) received by a U.S. holder of River common stock exceeds such U.S. holder’s basis in its River common stock and (ii) the amount of cash received (not including cash received in lieu of a fractional share) by such U.S. holder of River common stock (except with respect to U.S. holders who receive the entirety of their consideration in cash, which is discussed below under “– Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Blue Ridge Common Stock”);

•

the aggregate basis of the Blue Ridge common stock received by a U.S. holder of River common stock in the merger (including fractional shares of Blue Ridge common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the River common stock for which it is exchanged, decreased by the amount of basis allocated to the fractional share deemed received and then redeemed, and then by the amount of cash received in the merger (other than cash received in lieu of a fractional share in Blue Ridge common stock), and then increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share in Blue Ridge common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “– Potential Recharacterization of Gain from Exchange of Common Stock as a Dividend”); and

•	the holding period of Blue Ridge common stock received in exchange for shares of River common stock (including fractional shares of Blue Ridge common stock deemed received and redeemed as described below) will include the holding period of the River common stock for which it is exchanged.

If a U.S. holder of River common stock acquired different blocks of River common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of River common stock, and the cash and shares of Blue Ridge common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Blue Ridge common stock received in the merger.

At the time a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and Blue Ridge common shares that such U.S. holder will receive in the merger.

Taxation of Holders of Common Stock as Capital Gain

Except as described under “– Potential Recharacterization of Gain from Exchange of Common Stock as a Dividend” below, gain that U.S. holders of River common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their River common stock for more than one year as of the date of the merger. For U.S. holders of River common stock that are noncorporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2016 is 20%. An additional 3.8% tax imposed on certain investment income (as discussed below under “– Net Investment Income Tax”) also may apply. There is uncertainty as to the rates that will be in effect after 2016.

Potential Recharacterization of Gain from Exchange of Common Stock as a Dividend

All or part of the gain that a particular U.S. holder of River common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of Blue Ridge or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, of Blue Ridge stock after the merger is not meaningfully reduced as compared to the percentage ownership of Blue Ridge common stock such River shareholder would have held if the River shareholder had received solely shares of Blue Ridge common stock rather than a combination of cash and shares of Blue Ridge common stock in the merger. This could happen, for example, because of ownership of additional shares of Blue Ridge common stock by such holder outside of those received in the merger, ownership of shares of Blue Ridge common stock by a person related to such holder or a share repurchase by Blue Ridge from other holders of Blue Ridge common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. While treatment of any gain recognized as a result of the merger as dividend income under these rules generally will be taxed at the same rates as long-term capital gain, the rules for computing such gain and the basis in the Blue Ridge common stock received in the merger may vary from the rules as described above under “– Tax Consequences of the Merger Generally.” Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of River common stock, including the application of certain constructive ownership rules, holders of River common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of Blue Ridge Common Stock

A U.S. holder of River common stock who receives the entirety of his or her consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her River common stock. In addition, a U.S. holder of River common stock who receives cash in lieu of a fractional share of Blue Ridge common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Blue Ridge. As a result, such U.S. holder of River common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trust that is exempt from such tax (the “net investment income tax”), may be subject to the net investment income tax on any gain recognized in the merger. This tax amounts to an additional 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). An individual’s “net investment income” generally includes, among other items, and subject to certain exceptions, dividends and capital gain from the disposition of stock. U.S. holders who are individuals, estates or trusts should consult their tax advisors regarding the potential applicability of this tax to them.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the merger will be a fully taxable transaction to the shareholders of River common stock. In such case, U.S. shareholders will recognize gain or loss measured by the difference between the total consideration received in the merger and such shareholders’ tax basis in the shares of River common stock surrendered in the merger. Each shareholder of River common stock is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated among different blocks of River common stock surrendered in the merger. The aggregate tax basis in the shares of River common stock received pursuant to the merger will be equal to the fair market value of such River common stock as of the closing date of the merger. The holding period of such shares of River common stock will begin on the date immediately following the closing date of the merger. In addition, River will recognize gain or loss as if it sold all of its assets in exchange for the merger consideration and then liquidated for income tax purposes. To mitigate this risk, it is a condition to closing of the merger that Blue Ridge and River receive from their respective legal counsel a legal opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Backup Withholding and Information Reporting

Payments of cash to a U.S. holder of River common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of River common stock who receives Blue Ridge common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of River common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Blue Ridge common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S.

Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the River common stock surrendered and the fair market value of the Blue Ridge common stock and cash received in the merger. A “significant holder” is a holder of River common stock who, immediately before the merger, owned at least 5% of the outstanding stock of River or securities of River with a basis for federal income tax purposes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you, if you are a River shareholder, will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

DESCRIPTION OF BLUE RIDGE CAPITAL STOCK

The following summary description of the material features of the capital stock of Blue Ridge is qualified in its entirety by reference to the applicable provisions of Virginia law and by Blue Ridge’s articles of incorporation and bylaws, each as amended.

As a result of the merger, River shareholders who receive shares of Blue Ridge common stock in the merger will become shareholders of Blue Ridge. Your rights as shareholders of Blue Ridge will be governed by Virginia law and the articles of incorporation and the bylaws of Blue Ridge, each as amended. We urge you to read the applicable provisions of the Virginia SCA, Blue Ridge’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Blue Ridge’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The authorized capital stock of Blue Ridge consists of (i) 5,000,000 shares of common stock, no par value per share, and (ii) 250,000 shares of preferred stock, par value $50.00 per share. As of the record date of the Blue Ridge special meeting, [•], 2016, there were [•] shares of common stock issued and outstanding held by approximately [•] holders of record and no shares of preferred stock issued and outstanding. As of the date of this joint proxy statement/offering circular, there were no options outstanding to purchase shares of Blue Ridge common stock and no shares are subject to unvested restricted stock awards. Blue Ridge does not have an equity compensation plan.

Common Stock

General. Each share of Blue Ridge common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Blue Ridge’s common stock is traded on the OTC Pink marketplace under the symbol “BRBS.” The transfer agent for Blue Ridge’s common stock is Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021.

Voting Rights. The holders of Blue Ridge common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors.

Dividends. Blue Ridge’s shareholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by Blue Ridge is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, Blue Ridge’s ability to pay dividends is affected by the ability of Blue Ridge Bank, its bank subsidiary, to pay dividends to the holding company. The ability of Blue Ridge Bank, as well as Blue Ridge Bankshares, Inc., to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines. See “Supervision and Regulation” on beginning on page [•].

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Blue Ridge, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of Blue Ridge and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Blue Ridge available for distribution in cash or in kind.

Directors and Classes of Directors. Blue Ridge’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Blue Ridge Board consists of nine directors. Under the Virginia SCA, a director of Blue Ridge may be removed, with or without cause, by shareholders if the number of votes cast to remove such director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which such director was elected.

No Preemptive Rights; Redemption and Assessment. Holders of shares of Blue Ridge common stock are not be entitled to preemptive rights with respect to any shares that may be issued. Blue Ridge common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

For more information regarding the rights of holders of Blue Ridge common stock, see “Comparative Rights of Shareholders.”

Preferred Stock

The board of directors of Blue Ridge is empowered to authorize the issuance of shares of preferred stock, in one or more classes or series, at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The Blue Ridge board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The Blue Ridge board of directors, without shareholder approval, may authorize the issuance of one or more classes or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Blue Ridge common stock and, under certain circumstances, discourage an attempt by others to gain control of Blue Ridge.

The creation and issuance of any class or series of preferred stock, and the relative rights, designations and preferences of such class or series, if and when established, will depend upon, among other things, the future capital needs of Blue Ridge, then existing market conditions and other factors that, in the judgment of the Blue Ridge board, might warrant the issuance of preferred stock.

In August 2011, Blue Ridge amended its articles of incorporation to establish 4,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, and issue such shares to the U.S. Department of Treasury as part of the Small Business Lending Fund (“SBLF”) program. The shares were issued at a price of $1,000 per share, which was also the liquidation value, for a total aggregate price of $4.5 million. Dividend rates on the preferred stock fluctuated with the amount of Blue Ridge’s qualified small business lending, as defined by the SBLF program and as provided for in the terms of the preferred stock. In December 2015, Blue Ridge fully redeemed all of the preferred shares using proceeds from a private placement of $10.0 million of subordinated notes in November 2015. Blue Ridge has no current plans to issue any preferred stock in the future.

Liability and Indemnification of Directors and Officers

As permitted by the Virginia SCA, Blue Ridge’s articles of incorporation contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to the company or its shareholders in excess of one dollar, except to the extent such indemnification or elimination of liability is prohibited by the Virginia SCA. These provisions do not limit or eliminate the rights of Blue Ridge or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, Blue Ridge’s articles of incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. Blue Ridge has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

Blue Ridge Common Stock is Not Insured by the FDIC

Blue Ridge’s common stock is not a deposit or a savings account and is not insured or guaranteed by the FDIC or any other government agency.

COMPARATIVE RIGHTS OF SHAREHOLDERS

Blue Ridge and River are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of Blue Ridge and River are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, River shareholders will become shareholders of Blue Ridge and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of Blue Ridge and will continue to be governed by the Virginia SCA.

The following is a summary of the material differences in the rights of shareholders of Blue Ridge and River, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of Blue Ridge and River. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Blue Ridge and River and to the provisions of the Virginia SCA.

Authorized Capital Stock

Blue Ridge. Blue Ridge is authorized to issue 5,000,000 shares of common stock, no par value per share, of which [•] shares were issued and outstanding as of the record date for the Blue Ridge special meeting, and 250,000 shares of preferred stock, par value $50.00 per share, of which no shares were issued and outstanding as of the record date for the Blue Ridge special meeting.

Blue Ridge’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations and relative rights of its preferred stock and to establish classes or series of such preferred stock and determine the variations between each class or series. Holders of Blue Ridge stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Blue Ridge, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

River. River is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, of which [•] shares were issued and outstanding as of the record date for the River special meeting.

River’s articles of incorporation do not permit the company to issue preferred stock. Accordingly, if the River board determined that it was in the best interest of the Company to issue preferred stock, the Company would be required to receive shareholder approval of an amendment to its articles to either establish a series of preferred stock or provide the River board with the authority to establish one or more series of preferred stock.

Dividend Rights

The holders of Blue Ridge and River common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. Blue Ridge’s articles of incorporation permit its board to issue preferred stock with terms set by the Blue Ridge board, which terms may include the right to receive dividends ahead of the holders of the Blue Ridge common stock. River’s articles of incorporation do not permit it to issue preferred stock. Blue Ridge does not currently have any outstanding shares of preferred stock.

Voting Rights

The holders of both Blue Ridge and River common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholders meeting. Directors of Blue Ridge and River are elected by a plurality of the votes cast, and each company’s shareholders do not have the right to accumulate their votes in the election of directors.

Directors and Classes of Directors

Blue Ridge. The Blue Ridge board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors may be increased or decreased by the Blue Ridge board in its discretion or by the Blue Ridge shareholders at any shareholder meeting, provided that the number cannot be less than five nor more than 25.

The articles of incorporation of Blue Ridge do not contain a provision regarding the removal of a director by its shareholders. Accordingly, under the Virginia SCA, a director of Blue Ridge may be removed with or without cause by a majority vote of the holders of Blue Ridge’s common stock.

On or prior to the effective date of the merger, the Blue Ridge board will cause the number of directors that will comprise the full board of Blue Ridge at the effective date to be fixed at 12, and the vacancies so created are to be filled by three current members of the board of directors of River or River Community Bank and approved by Blue Ridge.

River. The River board is divided into two classes, apportioned as evenly as possible, with directors serving staggered two-year terms. The River articles require the board to have not less than five nor more than 25 directors, and the board is authorized to set and change the actual number of directors from time to time within those limits. Currently, the River board consists of nine directors.

Similar to Blue Ridge, the articles of incorporation of River do not contain a provision regarding the removal of a director by River shareholders. Accordingly, under the Virginia SCA, a director of River may be removed with or without cause by a majority vote of the holders of River’s common stock.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of Blue Ridge and River may discourage attempts to acquire control of Blue Ridge or River, respectively, that the majority of either company’s shareholders may determine was in their best interests. These provisions also may deter or delay corporate changes of control that the Blue Ridge or River boards did not approve.

Classified Board of Directors. The provisions of Blue Ridge’s articles of incorporation providing for classification of the board of directors into three separate classes may have certain anti-takeover effects. For example, at least two annual meetings of shareholders may be required for the shareholders of Blue Ridge to replace a majority of the directors serving on its board of directors, subject to the shareholders’ ability to remove directors with or without cause by vote of the holders of a majority of Blue Ridge’s outstanding common shares.

The provisions of River’s articles of incorporation providing for classification of the board of directors into two separate classes also may have certain anti-takeover effects, but less so than Blue Ridge. While it is possible that at least two annual meetings of shareholders may be required for the shareholders of River to replace a majority or all of the directors serving on its board of directors, it is also possible that a majority of River’s directors could be replaced at one annual meeting.

Authorized Preferred Stock. The articles of incorporation of Blue Ridge authorize the issuance of preferred stock. The Blue Ridge board may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as the board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Blue Ridge by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

River’s articles of incorporation do not authorize the issuance of preferred stock.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

•	adoption of plans of merger or share exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The articles of incorporation of Blue Ridge provide that the actions set out above must be approved by the affirmative vote of the holders of two-thirds of the outstanding capital stock of Blue Ridge entitled to vote on the transaction, unless any of the transactions identified above is with a corporation, person or entity that is the beneficial owner, directly or indirectly, of more than 5% of the shares of capital stock of Blue Ridge outstanding and entitled to vote on the transaction (a “significant shareholder”). If such a proposed transaction is with a significant shareholder, then the transaction must be approved by the affirmative vote of the holders of 80% of the outstanding capital stock of Blue Ridge entitled to vote on the transaction.

The voting provisions described in this paragraph do not apply to any transaction which is approved in advance by a majority of those directors of Blue Ridge (i) who were directors before the corporation, person or entity became a significant shareholder and who are not affiliates of such significant shareholder, and (ii) who became directors of Blue Ridge at the recommendation of the directors referred to in clause (i) above.

The articles of incorporation of River do not increase or decrease the vote required to approve such actions. Accordingly, the actions must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on the matter.

Cumulative Voting. The articles of incorporation of both Blue Ridge and River do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by making it more difficult for shareholders of Blue Ridge or River to elect nominees opposed by the board of directors of Blue Ridge or River, respectively.

Special Meetings of Shareholders. The bylaws of Blue Ridge contain a provision pursuant to which special meetings of the shareholders of Blue Ridge may be called by the president and shall be called upon a request in writing stating the purposes thereof delivered to the president and signed by a majority of the directors or by three or more shareholders owning, in the aggregate, not less than 20% of the outstanding shares of Blue Ridge common stock. River’s articles and bylaws do not contain a provision regarding the calling of special meetings of its shareholders; therefore, under the Virginia SCA, such special meetings may be called only upon request of the chairman of the board of directors, the president or River’s board of directors. Both of these provisions are designed to afford anti-takeover protection by making it more difficult (or impossible in the case of River) for shareholders to call a special meeting of shareholders to consider a proposed merger or other business combination.

Evaluation of Offer. The articles of incorporation of Blue Ridge provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Blue Ridge, shall consider, among other things, the following factors: the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of Blue Ridge and on the communities in which Blue Ridge operates or is located, the business reputation of the other party proposing the transaction and the evaluation of the then value of Blue Ridge in a freely negotiated sale and of the future prospects of Blue Ridge as an independent entity. This provision is designed to afford anti-takeover protection by providing the board of directors of Blue Ridge the latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of Blue Ridge and its shareholders.

River’s articles of incorporation and bylaws do not specify any factors to which the River board of directors must give consideration in evaluating a transaction involving a potential change in control of River.

Shareholder Nominations. The bylaws of Blue Ridge require a shareholder who intends to nominate a candidate for election to the board of directors at an annual shareholders meeting to deliver written notice to the secretary of Blue Ridge not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting if first made. A shareholder wishing to nominate any person for election as a director must provide Blue Ridge with certain information concerning the nominee and the proposing shareholder. Such requirements may discourage Blue Ridge’s shareholders from submitting director nominations.

River’s articles of incorporation and bylaws do not contain a similar provision relating to the timing and mechanics of shareholder nominations of directors.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders of record. Corporations may opt out of the Affiliated Transactions Statute and/or the Control Share Acquisitions Statute in their articles of incorporation or bylaws. Neither Blue Ridge nor River has opted-out of the Affiliated Transactions Statute or Control Share Acquisitions Statute, but the statutes do not apply to River or Blue Ridge because neither is a public corporation that has more than 300 shareholders of record. Management of Blue Ridge expects that Blue Ridge will be considered a “public corporation” for the purposes of the Affiliated Transactions Statute and the Control Share Acquisitions Statute following the merger.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

Blue Ridge. Blue Ridge’s articles of incorporation state that approval by at least 80% of its shareholders is required to approve an amendment to the articles of incorporation with respect to provisions relating to (i) staggered terms of directors, (ii) voting on a merger, share exchange or other business combination, the issuance of shares resulting in the acquisition of control of Blue Ridge, any sale of all or substantially all of Blue Ridge’s assets, the liquidation or dissolution of Blue Ridge, or any reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity, and (iii) items the Blue Ridge board may consider when evaluating business combinations. The voting requirements of the Virginia SCA set forth above for approval of amendments to articles of incorporation govern all other amendments to Blue Ridge’s articles of incorporation.

Blue Ridge’s bylaws may be amended, altered, or repealed by the Blue Ridge shareholders upon the affirmative vote of the holders of a majority of the common stock issued and outstanding. Blue Ridge’s bylaws may also be amended, altered, or repealed by the board of directors of Blue Ridge upon the affirmative vote of a majority thereof, provided the substance of the proposed amendment shall have been stated in the notice of the meeting of directors unless notice is waived by all the directors. Bylaws made by the directors of Blue Ridge may be altered or repealed by the Blue Ridge shareholders, provided the substance of the amendment is stated in the notice of the meeting of shareholders. Any action taken or authorized by Blue Ridge’s shareholders, or by Blue Ridge’s board, which would be inconsistent with the bylaws then in effect, but is taken or authorized by affirmative vote of not less than a number of shares or the number of directors required to amend the bylaws so that the bylaws would be consistent with such action, will be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

River. River’s articles of incorporation do not contain a provision with respect to voting requirements on amendments to the articles of incorporation. Accordingly, the voting requirements of the Virginia SCA set forth above for approval of amendments to articles of incorporation govern any amendment to River’s articles of incorporation.

River’s bylaws generally may be amended, altered or repealed and new bylaws adopted upon a vote of two-thirds of the directors present and voting at a meeting at which a quorum is present. No amendment may be made unless the bylaw, as amended, is consistent with the requirements of the laws of the United States and of River’s articles of incorporation. The shareholders of River may amend, alter or repeal the bylaws of River even though the bylaws also may be altered, amended or repealed by the board of directors of River.

Appraisal Rights

The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide for appraisal rights regardless of an available exception (neither Blue Ridge’s nor River’s articles of incorporation authorize such special appraisal rights);

•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that (i) are either listed on a national securities exchange or held by more than 2,000 shareholders of record and (ii) have a public float of at least $20 million, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction,” as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

Neither the common stock of Blue Ridge nor River is listed on a national securities exchange or held by at least 2,000 shareholders of record and neither the common stock of Blue Ridge nor River and has a public float of at least $20 million. Therefore, holders of shares of Blue Ridge common stock and holders of River common stock are entitled to appraisal rights. See “The Merger – Appraisal Rights” on page [•].

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of Blue Ridge and River, respectively, provide that to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, the director or officer of Blue Ridge or River is not liable to Blue Ridge or River, respectively, or its respective shareholders for monetary damages.

Indemnification

The articles of incorporation of Blue Ridge and River provide that, to the full extent permitted by the Virginia SCA, each of Blue Ridge and River is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or a knowing violation of criminal law. Each of Blue Ridge’s and River’s board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

INFORMATION ABOUT BLUE RIDGE

The following provides additional information regarding Blue Ridge and should be read in conjunction with Blue Ridge’s financial statements and the notes thereto beginning on page F-1 and the other information on Blue Ridge included elsewhere herein.

General

Blue Ridge Bankshares, Inc. is a bank holding company that conducts substantially all of its operations through its wholly-owned bank subsidiary, Blue Ridge Bank (for the purposes of this section only, the “bank”). Blue Ridge was incorporated under the laws of the Commonwealth of Virginia in July 1988 in connection with the holding company reorganization of the bank, which was completed in July 1988.

Blue Ridge Bank is a Virginia-chartered bank and a member of the Federal Reserve System. The bank opened for business in 1893 as the Page Valley Bank of Virginia and since its formation the bank has operated under the names of The Page Valley Bank of Virginia, The Page Valley National Bank of Luray, The Page Valley National Bank and The Page Valley Bank. In October 2011, the bank changed its name from The Page Valley Bank to Blue Ridge Bank, Inc. and in October 2015 changed its name to Blue Ridge Bank. The bank currently operates five banking offices in its market area, which stretches from Charlottesville to Luray, Virginia covering a significant portion of the Shenandoah Valley in Virginia. In addition to its headquarters office in Luray, the bank has branches in Shenandoah, McGaheysville, Charlottesville and Harrisonburg, Virginia.

As of March 31, 2016, Blue Ridge had total consolidated assets of approximately $272.2 million, total consolidated gross portfolio loans of approximately $207.7 million, total consolidated deposits of approximately $209.7 million, and consolidated stockholders’ equity of approximately $24.6 million.

Blue Ridge Bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services and mortgage banking. Products include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, individual retirement accounts, commercial and industrial loans, residential mortgages, commercial mortgages, home equity loans, consumer installment loans, investment accounts, insurance, credit cards, online banking, telephone banking and mobile banking. A substantial amount of the bank’s deposits are interest bearing, and the majority of the bank’s loan portfolio is secured by real estate. Deposits of the bank are insured by the Deposit Insurance Fund of the FDIC.

The bank’s primary source of revenue is interest income from its lending activities. The bank’s other major sources of revenue are interest and dividend income from investments, interest income from its interest-earning deposit balances in other depository institutions, and transactions and fee income from its lending and deposit activities. The major expenses of Blue Ridge Bank are interest on deposits and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses and office occupancy expenses.

As a Virginia-chartered bank holding company, Blue Ridge is subject to regulation by the Federal Reserve and the Virginia SCC. The bank’s primary regulators are the Federal Reserve and the Virginia SCC, as it is a state-chartered bank that is a member of the Federal Reserve System.

On November 20, 2015, Blue Ridge entered into a Subordinated Note Purchase Agreement (the “Note Purchase Agreement”) under which it issued an aggregate of $10.0 million of fixed-to-floating rate subordinated notes (the “Notes”) to certain accredited investors. The Notes have a maturity date of December 1, 2025 and bear interest at the rate of 6.75% per year until December 1, 2020, at which date the rate will reset quarterly, equal to LIBOR determined on the determination date of the applicable interest period plus 512.8 basis points. Interest on the Notes is payable semi-annually on December 1 and June 1 of each year through December 1, 2020 and quarterly thereafter on March 1, June 1, September 1 and December 1 of each year through the maturity date or early redemption date. The Notes are not convertible into common stock or preferred stock, and are not callable by the holders. Blue Ridge has the right to redeem the Notes, in whole or in part, without premium or penalty, at any interest payment date on or after December 1, 2020 and prior to the maturity date, but in all cases in a principal amount with integral multiples of $1,000, plus interest accrued and unpaid through the date of redemption. If an event of default occurs, such as the bankruptcy of Blue Ridge, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. The Notes are unsecured, subordinated obligations of Blue Ridge and rank junior in right of payment to Blue Ridge’s existing and future senior indebtedness. The Notes qualify as Tier 2 capital for regulatory reporting.

In December 2015, with the proceeds from the issuance of the Notes, Blue Ridge redeemed all $4.5 million of its outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series A. Such preferred stock was originally issued to the U. S. Department of the Treasury under the Small Business Lending Fund, with the proceeds from the issuance of the Notes.

The principal executive offices of Blue Ridge are located at 17 West Main Street, Luray, Virginia 22835, and its telephone number is (540) 743-6521. Blue Ridge’s website can be accessed at https://www.mybrb.com. Information contained in Blue Ridge’s website does not constitute part of, and is not incorporated into, this joint proxy statement/offering circular. Blue Ridge’s common stock is traded on the OTC Pink marketplace under the symbol “BRBS.”

Market Area

Blue Ridge draws customers from the cities of Charlottesville and Harrisonburg, Virginia and the counties of Albemarle, Page and Rockingham in Virginia. Interstates 64 and 81, and major Routes 29 and 33, all pass through the trade area and provide efficient access to other regions of the state and beyond. Blue Ridge’s primary market area covers a significant portion of the Shenandoah Valley and Piedmont regions in Virginia.

Products and Services

Mortgage Loans on Real Estate. Blue Ridge’s mortgage loans on real estate comprise the largest segment of its loan portfolio. The majority of the bank’s real estate loans are mortgages on owner-occupied one-to-four family residential properties, including both fixed-rate and adjustable-rate structures. Residential mortgages are underwritten and documented within the guidelines of the regulations of Federal Reserve. Home equity lines of credit are also offered. Construction loans with a twelve-month term are another component of the bank’s portfolio. Underwritten at 80% loan to value, and to qualified builders and individuals, these loans are disbursed as construction progresses and verified by bank inspection. Blue Ridge also offers commercial loans that are secured by real estate. These mortgages are also typically written at a maximum of 80% loan to value.

Blue Ridge also offers secondary market residential loan origination. Through the bank, customers may apply for home mortgages that are underwritten in accordance with the guidelines of either the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association (“Fannie Mae”). These loans are then sold into the secondary market on a loan-by-loan basis, usually directly to Fannie Mae. The bank earns origination and servicing fees from this service.

Commercial and Industrial Loans. Commercial lending activities of Blue Ridge include small business loans, asset based loans, and other secured and unsecured loans and lines of credit. Commercial and industrial loans may entail greater risk than residential mortgage loans, and are therefore underwritten with strict risk management standards. Among the criteria for determining the borrower’s ability to repay is a cash flow analysis of the business and business collateral.

Consumer Loans. As part of its full range of services, Blue Ridge’s consumer lending services include automobile and boat financing, home improvement loans, credit cards and unsecured personal loans. These consumer loans historically entail greater risk than loans secured by real estate, but also generate a higher return.

Consumer Deposit Services. Consumer deposit products offered by Blue Ridge include checking accounts, savings accounts, money market accounts, certificates of deposit, online banking, mobile banking and electronic statements.

Commercial Banking Services. Blue Ridge offers a variety of services to commercial customers. These services include analysis checking, cash management deposit accounts, wire services, direct deposit payroll service, online banking, telephone banking, remote deposit and a full line of commercial lending options. The bank also offers Small Business Administration loan products under the 504 Program, which provides long-term funding for commercial real estate and long-lived equipment. This allows commercial customers to obtain favorable rate loans for the development of business opportunities, while providing the bank with a partial guarantee of the outstanding loan balance.

Competition

The financial services industry is highly competitive. Blue Ridge competes for loans, deposits and financial services directly with other bank and nonbank institutions located within its markets, internet-based banks, out-of-market banks and bank holding companies that advertise or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, and insurance companies or other commercial entities that offer financial services products. Competition involves efforts to retain current customers and to obtain new loans and deposits, the scope and type of services offered, interest rates paid on deposits and charged on loans. Many of Blue Ridge’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Blue Ridge believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the communities in which it operates.

Properties

Blue Ridge, through its subsidiaries, owns or leases buildings and office space that are used in the normal course of business. The headquarters of each of Blue Ridge and the bank are located at 17 West Main Street, Luray, Virginia, in a building owned by the bank.

Unless otherwise noted, the properties listed below are owned by Blue Ridge and its subsidiaries as of March 31, 2016.

•	17 West Main Street, Luray, Virginia 22835

•	1807 Seminole Trail, Charlottesville, Virginia 22901 (leased)

•	563 Neff Avenue, Suite B, Harrisonburg, Virginia 22801 (leased)

•	9972 Spotswood Trail (Route 33), McGaheysville, Virginia 22840 (leased)

•	600 South Third Street, Shenandoah, Virginia 22849

Employees

Blue Ridge had 42 full-time and six part-time employees as of March 31, 2016. None of its employees is represented by any collective bargaining unit and Blue Ridge believes that relations with its employees are good.

Legal Proceedings

In the ordinary course of its operations, Blue Ridge is a party to various legal proceedings. As of the date of this joint proxy statement/offering circular, Blue Ridge is not involved in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on Blue Ridge.

Security Ownership of Principal Shareholders

The following table sets forth, as of the record date for the Blue Ridge special meeting ([•], 2016), certain information with respect to the beneficial ownership of Blue Ridge common stock held by each holder of more than 10% of Blue Ridge common stock known to Blue Ridge.

Name	Number of Shares Beneficially Owned (1)		Percent of Class
Richard T. Spurzem	228,370	(2)	16.29%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days.
(2)	The mailing address of Mr. Spurzem is 819 Catalpa Court, Charlottesville, Virginia 22903.

Security Ownership of Management

The following table sets forth, as of the record date for the Blue Ridge special meeting ([•], 2016), certain information with respect to the beneficial ownership of Blue Ridge common stock held by each director and executive officer of Blue Ridge, and all the directors and executive officers of Blue Ridge as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Mensel D. Dean.	20,000	(2)	1.43%
Larry Dees	4,714		*
James E. Gander, II.	4,750	(2)	*
John H. H. Graves	1,214		*
Benjamin T. Horne, IV	3,156	(3)	*
Robert S. Janney	36,224	(2)	2.59%
Richard L. Masincup	6,000	(2)	*
Brian K. Plum	7,333	(3)	*
William W. Stokes	2,000		*
Amanda G. Story	754	(3)	*
Malcolm R. Sullivan, Jr.	1,500		*
All directors and executive officers as a group (11 persons)	87,645	(2) (3)	6.25%

*	Represents less than 1% of Blue Ridge common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 17 West Main Street, Luray, Virginia 22835.
(2)	Includes shares held by affiliated corporations, close relatives and dependent children, and shares held jointly with spouses, or as custodians or trustees, as follows: Mr. Dean, 20,000; Mr. Gander, 3,550; Mr. Janney, 24,885; and Mr. Masincup.
(3)	Includes shares allocated to the participants account in Blue Ridge’s Employee Stock Ownership Plan, as follows: Mr. Horne, 1,371; Mr. Plum, 1,612, and Ms. Story, 397.

BLUE RIDGE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion describes Blue Ridge’s results of operations and also analyzes its financial condition as of and for the periods indicated. The financial information as of December 31, 2015 and for each of the years ended December 31, 2015 and 2014 is derived from the Blue Ridge audited financial statements that are included beginning on page F-1 of this joint proxy statement/offering circular. The financial information as of March 31, 2016 and for three month period ended March 31, 2016 is derived from the Blue Ridge unaudited financial statements that are included beginning on page F-37 of this joint proxy statement/offering circular. For a complete understanding of this discussion, reference should be made to the consolidated financial statements of Blue Ridge included beginning on page F-1 of this proxy statement/offering circular.

Years Ended December 31, 2015 and 2014

Overview

Blue Ridge is a bank holding company whose primary asset and principal activity are its ownership of 100% of the outstanding shares of Blue Ridge Bank. Like most community bank holding companies, Blue Ridge derives a significant portion of its income from interest received on loans and investments. Blue Ridge’s primary source of funds for making these loans and investments is deposits, on which it pays interest. Consequently, one of the key measures of success is the amount of net interest income, or the difference between the income on interest-earning assets, such as loans and investments, and the expense on interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield earned on these interest-earning assets and the rate paid on interest-bearing liabilities.

Blue Ridge has included a number of tables to assist in the description of these measures. For example, the “Average Balances and Yields” table shows the average balance during 2015 and 2014 of each category of assets and liabilities, as well as the yield earned or the rate we paid with respect to each category. A review of this table shows that loans typically provide higher interest yields than do other types of interest earning assets, which is why Blue Ridge intends to continue to direct a substantial percentage of earning assets into the loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. In addition, Blue Ridge has included a number of tables in the notes to the audited consolidated financial statements which provide details about investment securities, loans and deposits.

Of course, there are risks inherent in all loans, so an allowance for loan losses is maintained to absorb possible losses on existing loans that may become uncollectible. Blue Ridge establishes and maintains this allowance by charging a provision for loan losses against operating earnings. The following section includes a detailed discussion of this process, as well as several tables describing allowance for loan losses. See comments in the section below entitled “– Results of Operations – Provision and Allowance for Loan Losses.”

In addition to earning interest on loans and investments, Blue Ridge earns income through fees, gains on sales of loans and marketable securities, cash surrender value of life insurance and other service charges to customers. Blue Ridge describes the various components of this noninterest income, as well as noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected Blue Ridge’s financial position and operating results during the periods included in the accompanying financial statements.

Analysis of Financial Condition

Total assets increased to $268.9 million at December 31, 2015 from $239.4 million at December 31, 2014. The primary source of the increase in assets was in loans held for investment and loans held for sale. Loans held for investment, net of allowance, increased by $20.2 million, or 11%, during 2015. Additionally, loans held for sale increased $9.3 million, or 100%, during 2015. These increases in loans were slightly offset by decreases in cash and due from banks and premises and equipment. Cash and due from banks decreased $676,000, or 9%, and premises and equipment decreased $167,000, or 8% during 2015.

During 2015, total liabilities increased $30.2 million, or 14%, when compared to December 31, 2014. The increase in liabilities was driven by an increase in total deposits of $12.6 million, or 7%, and borrowings which rose by $8.1 million, or 27%, in 2015. The increase in the level of borrowings reflects the increased liquidity demand to fund the rising balance of mortgage loans held for sale and was limited primarily to short term secured borrowings from the FHLB. Additionally, $10.0 million in subordinated debt was issued in 2015 to allow for the repayment of $4.5 million of Senior Non-Cumulative Perpetual Preferred Stock, Series A that were originally issued to the United States Department of the Treasury under the Small Business Lending Fund, as well as to support growth and for general corporate purposes.

Investment Securities. Total investment securities at December 31, 2015 remained consistent with the balance at December 31, 2014. During 2014, the rising balance of held for investment loans created a need for additional liquidity, some of which was obtained through the sale of investment securities. As a result, the balance of investment securities declined to $35.3 million at December 31, 2014 from $45.8 million at December 31, 2013. Blue Ridge has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 320, and classified investments as held to maturity or available for sale.

The following table sets forth the cost and fair value of Blue Ridge’s investment securities at the dates indicated:

	December 31,
	2015		2014		2013
(Dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale
Mortgage backed securities	$17,962	$17,572	$18,940	$18,542	$28,428	$27,794
Corporate bonds	3,100	3,145	1,033	1,021	1,975	1,989
Equity securities	336	373	356	375	614	624

	21,398	21,090	20,329	19,938	31,017	30,407

Held to Maturity
State and municipal securities	14,227	14,616	14,966	15,375	15,409	15,404
Mortgage backed securities	—	—	—	—	3	3

	14,227	14,616	14,966	15,375	15,412	15,407

Total Investment Securities	$35,625	$35,706	$35,295	$35,313	$46,429	$45,814

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities.

	Held to Maturity		Available for Sale
Maturities at December 31, 2015 (Dollars in thousands)	State and Municipal Securities	Weighted Average Yields	Mortgage- Backed Securities	Weighted Average Yields	Corporate Bonds	Weighted Average Yields	Equities	Weighted Average Yields
Within 1 year	$—	—	$—	—	$—	—	$—	—
After 1 through 5 years	1,123	3.50%	430	4.32%	—	—	—	—
After 5 through 10 years	6,512	3.97%	—	—	3,145	5.70%	—	—
After 10 years	6,981	4.49%	17,142	1.91%	—	—	—	—

	14,616	3.99%	17,572	3.12%	3,145	5.70%	—	—
No maturity	—	—	—	—	—	—	373	2.81%

Total	$14,616	3.99%	$17,572	3.12%	$3,145	5.70%	$373	2.81%

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Loans and Asset Quality. Blue Ridge’s loans are diversified by borrower and industry group and are concentrated in real estate loans. At December 31, 2015, Blue Ridge’s loan portfolio, net of allowance for loan losses, was $204.9 million, an increase of $20.2 million, or 10.9%, when compared to total loans, net of allowance for loan losses, of $184.7 million at December 31, 2014.

The following table shows the loan portfolio at the dates indicated:

	At December 31,
	2015		2014
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial and financial	$30,325	13.99%	$25,510	13.64%
Agricultural	257	0.12%	194	0.10%
Real estate – construction, commercial	13,890	6.41%	11,449	6.12%
Real estate – construction, residential	3,305	1.52%	2,224	1.19%
Real estate – mortgage, commercial	59,845	27.60%	60,585	32.39%
Real estate – mortgage, residential	84,317	43.19%	76,400	40.85%
Real estate – mortgage, farmland	5,144	2.37%	6,148	3.29%
Consumer installment loans	10,413	4.80%	4,536	2.43%

Gross loans	207,496	100.00%	187,046	100.00%
Less: Unearned Income	(212)		(201)
Gross loans, net of unearned income	207,284		186,845
Less: Allowance for loan losses	(2,347)		(2,121)

Net loans	$204,937		$184,724

Loans and leases held for sale	$9,315		$—

(not included in totals above)

	At December 31,
	2013		2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and financial	$22,166	14.21%	$17,626	12.75%	$18,079	3.78%
Agricultural	212	0.14%	220	0.16%	196	0.06
Real estate – construction, commercial	10,386	6.66%	7,744	5.60%	10,080	19.16
Real estate – construction, residential	809	0.52%	569	0.41%	1,219	4.52
Real estate – mortgage, commercial	49,159	31.52%	41,095	29.73%	33,112	32.79
Real estate – mortgage, residential	64,074	41.08%	53,858	46.77%	49,477	38.81
Real estate – mortgage, farmland	7,645	4.90%	4,500	3.26%	2,836	—
Consumer installment loans	1,510	0.97%	1,832	1.33%	2,322	0.88

Gross loans	155,961	100.00%	127,444	100.00%	117,321	100.00%

Less: Unearned Income	(103)		(317)		(315)
Gross loans, net of unearned income	155,858		127,127		117,006
Less: Allowance for loan losses	(2,071)		(1,781)		(1,457)

Net loans	$153,787		$125,346		$115,549

Loans and leases held for sale	$—		$10,793		$9,610

(not included in totals above)

The following table sets forth certain information at December 31, 2015 regarding the dollar amount of loan principal repayments becoming due during the periods indicated.

(Dollars in thousands)	Commercial, Financial and Agricultural	Real Estate Construction Commercial	Real Estate Construction Residential	Real Estate Mortgage Commercial	Real Estate Mortgage Residential	Real Estate Mortgage Farmland	Consumer Installment Loans	Total Loans
Amounts due in:
One year or less	$5,045	$7,278	$2,805	$4,654	$13,673	$382	$321	$34,158
More than 1-5 years	15,290	5,815	500	29,528	16,358	272	9,994	77,757
More than 5-10 years	4,658	797	—	7,058	13,378	1,187	99	27,177
More than 10 years	5,589	—	—	18,605	50,223	3,302	—	77,719

Total	$30,582	$13,890	$3,305	$59,845	$93,632	$5,143	$10,414	$216,811

The following table sets forth all loans at December 31, 2015 that are due after December 31, 2016 and have either fixed interest rates or floating or adjustable interest rates:

(Dollars in thousands)	Fixed Rates	Floating or Adjustable Rates	Total at December 31, 2016
Commercial, financial and agricultural	$24,309	$1,227	$25,536
Real estate:
Construction, commercial	2,500	4,112	6,612
Construction, residential	500	—	500
Mortgage, commercial	36,771	18,419	55,190
Mortgage, residential	33,470	46,489	79,959
Mortgage, farmland	3,620	1,142	4,762
Consumer and other loans	9,809	285	10,094

Total	$110,979	$71,674	$182,653

Blue Ridge’s financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a non-accrual basis. Loans are placed on non-accrual when there are serious doubts regarding the collectability of all principal and interest due under the terms of the loan. Amounts received on non-accrual loans generally are applied first to principal and then to interest after all principal has been collected. The classification of a loan on non-accrual status does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectability is made by Blue Ridge on a case-by-case basis. Blue Ridge considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect non-accrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are foreclosure, collecting on guaranties, restructuring the loan, or initiating collection lawsuits.

The following table provides information with respect to Blue Ridge’s non-performing assets at the dates indicated:

	At December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Non-accrual loans:
Commercial and financial	$74	$31	$21	$11	$—
Agricultural	—	—	—	—	—
Real estate – construction, commercial	12	—	—	—	406
Real estate – construction, residential	—	—	—	—	—
Real estate – mortgage, commercial	—	—	—	379	—
Real estate – mortgage, residential	249	98	—	—	73
Real estate – mortgage, farmland	—	—	—	—	—
Consumer installment loans	49	2	5	—	8

Total non-accrual loans	384	131	26	390	487
Accruing loans past due 90 days or more:
Commercial and financial	—	—	—	18	—
Agricultural	—	—	—	—	—
Real estate – construction, commercial	—	—	—	—	—
Real estate – construction, residential	—	—	—	—	—
Real estate – mortgage, commercial	—	—	—	—	—
Real estate – mortgage, residential	—	105	—	—	—
Real estate – mortgage, farmland	—	—	—	—	—
Consumer installment loans	22	11	—	—	7

Total accruing loans past due 90 days or more	22	116	—	18	7

Total non-performing loans	406	247	26	408	494
Other real estate owned	70	210	140	440	497
Troubled debt restructurings, accruing	—	—	—	—	—

Total non-performing assets	$476	$457	$166	$848	$991

Total non-performing loans to total loans	0.20%	0.13%	0.02%	0.32%	0.42%
Total non-performing assets to total assets	0.18%	0.19%	0.08%	0.41%	0.50%

In originating loans, Blue Ridge’s management recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the collateral for such loan. The allowance for loan losses represents Blue Ridge’s estimate of the allowance necessary to provide for potential loan loss exposure. In making this determination, Blue Ridge analyzes the ultimate collectability of its loan portfolio, incorporating feedback provided by internal loan staff, third part credit reviewers and examinations performed by regulatory agencies.

The allowance for loan losses is based on estimates and ultimate losses will vary from current estimates. These estimates are reviewed monthly and adjustments are reported as provision expense if it becomes necessary to increase or decrease the allowance to ensure the balance is adequate given the risk inherent in the loan portfolio.

The following table sets forth an analysis of the activity in Blue Ridge’s allowance for loan losses for the periods indicated:

	At or For the Year Ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Allowance at beginning of period	$2,121	$2,071	$1,781	$1,457	$1,294
Provision for loan losses	320	70	310	670	325
Charge-offs:
Commercial, financial and agricultural	28	—	—	14	2
Real estate—construction	—	—	—	267	109
Real estate—mortgage	—	1	—	41	33
Consumer and other loans	91	23	34	43	28

Total charge-offs	119	24	34	365	172
Recoveries:
Commercial, financial and agricultural	—	—	—	—	3
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	—	—	—	—
Consumer and other loans	25	4	14	19	7

Total recoveries	25	4	14	19	10
Net charge-offs	(93)	(20)	(20)	(346)	(162)
Allowance at end of period	$2,347	$2,121	$2,071	$1,781	$1,457

Allowance to non-performing loans	578.1%	858.7%	7,965.4%	436.5%	294.9%
Allowance to total loans	1.13%	1.14%	1.33%	1.40%	1.25%
Net charge-offs to average loans	0.047%	0.012%	0.014%	0.28%	0.15%

The following table sets forth the breakdown of Blue Ridge’s allowance for loan losses by loan category at the dates indicated:

	At December 31,
(Dollars in thousands)	2015		2014
	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans
Commercial	$418	0.20%	$415	0.22%
Real estate – Commercial	680	0.33	746	0.40
Real estate – Residential	487	0.23	484	0.26
Municipal	287	0.14	268	0.14
Consumer and other loans	476	0.23	208	0.11

Total allowance for loan losses	$2,348	1.13%	$2,121	1.14%

	At December 31,
(Dollars in thousands)	2013		2012		2011
	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans	Allowance Allocated to Loan Portfolio	Loan Category as a % of Total Loans
Commercial	$306	0.20%	$284	0.22%	$262	0.22%
Real estate – Commercial	1,073	0.69	751	0.59	665	0.57
Real estate – Residential	322	0.21	360	0.28	158	0.14
Municipal	314	0.20	344	0.27	316	0.27
Consumer and other loans	56	0.03	43	0.04	56	0.05

Total allowance for loan losses	$2,071	1.33%	$1,782	1.40%	$1,457	1.25%

Other Real Estate Owned. Other real estate owned represents collateral property taken back from borrowers in partial or full satisfaction of their defaulted debt obligation to Blue Ridge. Blue Ridge tracks its historical experience of loans that ultimately convert to OREO by collateral type as shown on the following tables:

	Book Value of Other Real Estate at December 31, 2015
(Dollars in thousands)	Virginia	Total
Residential	$70	$70
Commercial	—	—
Finished lots	—	—
Raw land	—	—

	$70	$70

	Number of Parcels at December 31, 2015
	Virginia	Total
Residential	1	1
Commercial	—	—
Finished lots	—	—
Raw land	1	1

	1	1

	Book Value of Other Real Estate at December 31, 2014
(Dollars in thousands)	Virginia	Total
Residential	$70	$70
Commercial	—	—
Finished lots	—	—
Raw land	140	140

	$210	$210

	Number of Parcels at December 31, 2014
	Virginia	Total
Residential	1	1
Commercial	—	—
Finished lots	—	—
Raw land	1	1

	2	2

During the year ended December 31, 2015, Blue Ridge sold one of its two OREO properties with a total book value of $140,000. The net proceeds from this sale were $138,000, which resulted in a net recovery of approximately 34% of the original loan amounts and 98.8% of the book value of the other real estate sold. Blue Ridge did not sell any OREO properties in 2014.

Deposit Activities. Retail deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including jumbo certificates in denominations of $100,000 or more) and retirement savings plans. These retail deposit products are offered through three depository branches primarily to customers within Blue Ridge’s branch geographic footprint. Blue Ridge also utilizes non-core deposit collection channels that include traditional brokered deposits, internet deposit listing services to attract institutional deposits, and the Certificate of Deposit Account Registry System (“CDARS”) reciprocal deposit platform.

The following table sets forth Blue Ridge’s deposits as a percentage of total deposits for the dates indicated:

	At December 31,
	2015		2014		2013
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Non-interest bearing demand deposits	$36,169	18.4%	$27,878	15.2%	$23,451	13.9%
Interest bearing demand deposits	48,514	24.7	43,447	23.6	42,726	25.4
Savings deposits	14,973	7.6	12,240	6.7	10,501	6.2
Certificates of deposit $100,000 and over	52,563	26.8	50,934	27.7	35,323	21.0
Other time deposits	44,273	22.5	49,400	26.9	56,344	33.5

Total	$196,492	100.0%	$183,899	100.0%	$168,345	100.0%

The following table sets forth the time remaining until maturity for certificate of deposits of $100,000 or more at December 31, 2015.

(Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$3,820
Over three through six months	5,088
Over six through twelve months	16,547
Over twelve months	27,108

Total	$52,563

Balances within the major deposit categories are as follows:

	December 31, 2015
(Dollars in thousands)	Core Retail Deposits	Brokered Deposits	Total Deposits
Noninterest-bearing demand deposits	$36,169	$—	$36,169
Interest-bearing demand deposits	44,506	4,008	48,514
Savings deposits	14,973	—	14,973
Certificates of deposit $100,000 and over	45,095	7,468	52,563
Other time deposits	44,273	—	44,273

	$185,016	$11,476	$196,492

	December 31, 2014
(Dollars in thousands)	Core Retail Deposits	Brokered Deposits	Total Deposits
Noninterest-bearing demand deposits	$27,878	$—	$27,878
Interest-bearing demand deposits	43,404	43	43,447
Savings deposits	12,240	—	12,240
Certificates of deposit $100,000 and over	39,696	11,238	50,934
Other time deposits	49,400	—	49,400

	$172,618	$11,281	$183,899

Borrowing Activities and Liquidity. FHLB borrowings totaled $37.7 million at December 31, 2015, an increase of $8.1 million, or 27.2%, from December 31, 2014. The increase is attributable to short-term borrowings to fund loans available for sale.

Blue Ridge Bank maintains a relationship with a correspondent bank for a federal funds purchased line of credit that is available on short notice. The bank also has access to brokered deposits through CDARS which will allow balances up to 15% of assets.

As of December 31, 2015, Blue Ridge had $109.3 million in total borrowing capacity, of which $40.6 million was utilized, or 37.2%, leaving remaining available liquidity of $68.7 million. The following tables present available sources of liquidity at December 31, 2015, December 31, 2014 and December 31, 2013:

	December 31, 2015
	Total Line of Credit	Funds Borrowed	Funds Available
Available sources of liquidity (in thousands)
Federal funds purchased lines of credit	$5,000	$—	$5,000
Available brokered certificates of deposit	40,026	2,980	37,046
Federal Home Loan Bank Advance Availability	64,291	37,657	26,634

Total sources of liquidity	$109,317	$40,637	$68,680

	December 31, 2014
	Total Line of Credit	Funds Borrowed	Funds Available
Available sources of liquidity
Federal funds purchased lines of credit	$5,000	$—	$5,000
Available brokered certificates of deposit	35,795	9,478	26,317
Federal Home Loan Bank Advance Availability	57,060	29,586	27,474

Total sources of liquidity	$97,855	$39,064	$58,791

	December 31, 2013
	Total Line of Credit	Funds Borrowed	Funds Available
Available sources of liquidity
Federal funds purchased lines of credit	$5,000	$—	$5,000
Available brokered certificates of deposit	32,101	15,231	16,870
Federal Home Loan Bank Advance Availability	52,810	26,757	26,053

Total sources of liquidity	$89,911	$41,988	$47,923

The following table sets forth Blue Ridge’s outstanding borrowings and weighted averages for the dates indicated:

	At or For the Year Ended December 31,
(Dollars in thousands)	2015	2014	2013
Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$37,657	$31,714	$33,586
Average outstanding balance during period:
Federal Home Loan Bank advances	$30,299	$29,762	$30,267
Weighted average interest rate during period:
Federal Home Loan Bank advances	1.26%	1.14%	0.98%
Balance outstanding at end of period:
Federal Home Loan Bank advances	$37,657	$29,586	$26,757
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	1.08%	1.30%	1.11%

The balance of FHLB borrowings increased to $37.7 million at December 31, 2015 from $29.6 million at December 31, 2014 as a result of Blue Ridge’s increase of $9.3 million in available for sale mortgages. Short-term FHLB borrowings were used as the primary funding vehicle for these mortgages.

Capital Resources. Blue Ridge’s stockholders’ common equity at December 31, 2015 was $24.1 million compared with $20.3 million at December 31, 2014. The increase is attributable to retained earnings and the issuance of additional common shares. As of December 31, 2015, Blue Ridge Bank’s Tier 1 leverage ratio was 10.86%, which is more than twice the “well capitalized” federal regulatory capital maintenance requirements. In addition, Blue Ridge Bank had a common equity tier 1 capital ratio and tier 1 capital ratio of 15.20% and a total capital ratio of 16.54%, all of which are within the “well capitalized” federal regulatory requirements.

Results of Operations

General. The following table summarizes Blue Ridge’s results of operations and sets forth Blue Ridge’s return on equity and assets for the periods indicated:

Year Ended December 31,				Change 2015/2014		Change 2014/2013
(Dollars in thousands)	2015	2014	2013	$	%	$	%
Net interest income	$8,625	$7,606	$6,695	$1,019	13.40%	$911	13.61%
Provision for loan losses	320	70	310	250	357.00	(240)	(77.42)
Non-interest income	1,145	983	996	162	16.48	(13)	(1.31)
Non-interest expense	5,904	5,699	4,826	205	3.60	873	18.09
Income tax expense (benefit)	1,048	791	710	257	32.49	81	11.41
Net income	2,498	2,029	1,845	469	23.11	184	9.97

Return on average equity	10.22%	9.22%	9.78%		1.00		(.56)
Return on average assets	0.98	0.89	0.87		0.09		0.02
Dividend payout ratio	25.70	20.85	19.43		4.85		1.42
Equity to assets ratio	8.96	10.36	8.96		(1.40)		1.40

Net Income. Blue Ridge’s net income was $2.5 million for the year ended December 31, 2015 compared to $2.0 million for the year ended December 31, 2014. The largest single factor contributing to the improvement in net income was the $1.0 million increase to net interest income from growth in the average balance of loans. Additionally, non-interest income increased by $162,000 from returns related to investments in small business investment companies (“SBICs”). These favorable impacts to income were partially offset by a $205,000 increase to non-interest expense related to higher operating costs, a $250,000 increase to the provision for loan losses related to growth in the held-for-investment loan portfolio and a $257,000 increase to tax expense.

Blue Ridge’s net income was $2.0 million for the year ended December 31, 2014 compared to $1.8 million for the year ended December 31, 2013. The largest single factor contributing to the improvement in net income was the $900,000 increase to net interest income from growth in the average balance of loans. This favorable impact to income was partially offset by an $873,000 increase to non-interest expense related to higher operating costs, part of which resulted from Blue Ridge’s expansion into the Harrisonburg, Virginia market.

Interest Income. Interest income was $10.7 million for the year ended December 31, 2015 compared to $9.3 million for the year ended December 31, 2014, a year-over-year increase of $1.4 million, or 14.8%. The primary factor contributing to the increase in interest income was a $25.9 million, or 11.9%, increase in the average balance of earning assets. Interest income from loans, including fees, increased $1.5 million to $9.7 million for the year ended December 31, 2015. The average balance of loans was $198.4 million in 2015 compared to $167.9 million in 2014, for a year-over-year rise of 18.2%. The weighted average rate earned on loans was largely unchanged at 4.91% for 2015 compared to 4.86% in 2014. Interest income from securities decreased $122,000 in 2015 on a tax equivalent basis. The average balance of investments was $36.0 million in 2015, a decrease of 15.9% from the average balance of $42.9 million in 2014. The average rate earned on investments increased slightly at 3.45% for 2015 compared to 3.33% in 2014.

Interest income was $9.3 million for the year ended December 31, 2014 compared to $8.3 million for the year ended December 31, 2013, a year-over-year increase of $1.0 million, or 12.2%. The primary factor contributing to the increase in interest income was a 6.1% increase in the balance of earning assets during 2014. Interest income from loans, including fees, increased $1.1 million to $8.2 million for the year ended December 31, 2014. The average balance of loans was $167.9 million in 2014 compared to $143.6 million in 2013. The weighted average rate earned on loans was 4.86% for 2014 compared to 5.01% in 2013. Interest income from securities decreased $39,000 on a tax equivalent basis. The average balance of investments was $42.9 million in 2014 compared to $56.3 million in 2013. The weighted average rate earned on investments was 3.33% for 2014 compared to 3.07% in 2013.

Interest Expense. Interest expense was $2.0 million for the year ended December 31, 2015 compared to $1.7 million for the year ended December 31, 2014, a year-over-year increase of $360,000, or 21.4%. This increase is attributable to an overall increase in average interest-bearing liabilities of $13.9 million or 7.8% during 2015. In addition, the average cost of funds increased 12-basis points in 2015.

Interest expense was $1.7 million for the year ended December 31, 2014 compared to $1.6 million for the year ended December 31, 2013, a year-over-year increase of $100,000, or 7.2%. The primary factors contributing to the increase in interest expense was an increase in average interest-bearing liabilities of $7.5 million, or 4.4%.

Provision and Allowance for Loan Losses. The provision for loan losses is the periodic charge to operating earnings that management believes is necessary to maintain the allowance for possible loan losses at an adequate level. The amounts of these periodic charges are based on management’s analysis of the potential risk in the loan portfolio.

There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Blue Ridge establishes and maintains an allowance for loan losses based on a number of qualitative factors including, among other things, historical experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and a number of assumptions about future events, which are believed to be reasonable, but which may not prove to be accurate. Blue Ridge believes that changes in economic and industry conditions capture the impact of general declines in the value of collateral property, and in this way Blue Ridge’s qualitative factors reflect general declines in collateral values.

For the year ended December 31, 2015, Blue Ridge recorded a provision for loan losses of $320,000 with a provision for loan losses of $70,000 for the year ended December 31, 2014. The year-over-year increase in the provision for loan losses of $250,000 was the result of a combination of loan portfolio growth and an increase in the balance of loans on nonaccrual. During 2015, the balance of loans grew by $20.4 million, or 10.9%, to reach the level of $207.5 million at December 31, 2015. Also during 2015, the balance of loans on non-accrual increased from $247,000, or 0.13% of total loans at December 31, 2014 to $406,000, or 0.20% of total loans. Management believes that the increase in the provision for loan losses during 2015 was consistent with the increase in the portfolio and the balance of loans on nonaccrual.

For the year ended December 31, 2014, Blue Ridge recorded a provision for loan losses of $70,000 compared with a provision for loan losses of $310,000 for the year ended December 31, 2013. The $240,000 decrease in the provision for loan losses during 2014 was a reflection of the consistent improvement in the business environment and general market credit conditions. The loan portfolio grew by $30.9 million, or 19.9%, in 2014, reaching a balance of $186.8 million. Non-accruals rose from a 5-year low of $26,000 in 2013 to $247,000 in 2014, but remained at a very low 0.13% of total loans.

Management believes that the changes in the level of the allowance for loan losses are directionally consistent with the trends observed in the asset quality metrics discussed above. Management acknowledges that future asset quality results may vary from Blue Ridge’s estimates and expectations, resulting in negative asset quality metrics, which could have a material adverse effect on Blue Ridge’s results of operations and financial condition.

Non-Interest Income. Non-interest income is generated primarily from service charges on deposit accounts and income recognized from distributions received from investments in SBICs. Non-interest income for the year ended December 31, 2015 was $1.1 million as compared to $983,000 for the year ended December 31, 2014. Service charges on deposit accounts increased $24,000 or 8.7% in 2015, from $280,000 during the year ended December 31, 2014 to $304,000 during the year ended December 31, 2015. Additionally, SBIC income increased to $313,000 from $180,000 during 2015, an increase of 73.9%. Two-thirds of income distributions from SBIC funds are shown as a reduction to Blue Ridge’s principal investment. The remaining one-third is recognized as income until the investment principal has been recovered. At the time of recovery, all distributions in excess of initial investment are recognized as income.

Non-interest income for the year ended December 31, 2014 was $983,000 as compared to $996,000 for the year ended December 31, 2013, a year-over-year decrease of $13,000, or 1.3%. The decrease in non-interest income was primarily due to a one-time gain on sale of assets recognized in 2013 in the amount of $110,000 that was not repeated in 2014. This decline was partially offset by distributions received from Blue Ridge’s investment in SBIC funds of $180,000 during 2014. Additionally, gains on sales of securities declined $50,000 from $67,000 during the year ended December 31, 2013 to $17,000 during the year ended December 31, 2014.

Non-Interest Expense. Non-interest expense totaled $5.9 million during the year ended December 31, 2015 as compared to $5.7 million during the year ended December 31, 2014, for a year-over-year increase of $205,000, or 3.6%. The increase in non-interest expense was primarily due to higher data processing and advertising costs incurred during the year ended December 31, 2015.

Salaries and benefits totaled $2.7 million for the year ended December 31, 2015, compared to $2.7 million for the same period in 2014, and on a more granular level had a slight increase of $14,000.

Advertising expense increased significantly in 2015 at $367,000, representing a 13.4% increase from the $324,000 expensed in 2014. This $43,000 year-over-year increase reflects increased marketing efforts in Blue Ridge’s growth markets.

Data processing fees increased by $25,000 during 2015 from $431,000 for the year ended December 31, 2014 to $456,000 for the year ended December 31, 2015. This increase is attributable to growth in the number of accounts serviced by Blue Ridge and the addition of a new branch in the second quarter of 2014 and recognizing a full year of expenses in 2015 associated with this branch opening.

Total noninterest expense for the year ended December 31, 2014 was $5.7 million as compared to $4.8 million for 2013. The year-over-year increase in noninterest operating expense of $872,000 is due largely to increased costs associated with salary and benefits, advertising expenses, occupancy expenses, and data processing costs.

Salaries and benefits totaled $2.7 million for the year ended December 31, 2014, compared to $2.3 million for the same period a year ago, for an increase of $423,000, reflecting an overlap in staffing at the management level as Blue Ridge prepared for the retirement of its president/chief executive officer and the transition of certain management positions. Additionally, a new bank branch was opened during the second quarter of 2014, which required the hiring of additional retail staff.

Advertising expenses increased significantly in 2014 at $324,000, representing a 21.5% increase from the $267,000 expensed in 2013. This $57,000 year-over-year increase reflects expenses related to the opening of a new branch during the second quarter of 2014 and efforts to boost marketing in Blue Ridge’s growth markets and create more brand awareness.

Occupancy and equipment expense increased $87,000 to $554,000 for 2014 compared to $467,000 during 2013. This increase is attributable to the opening of a new bank branch in the second quarter of 2014.

Data processing fees increased by $65,000 during 2014 from $366,000 for the year ended December 31, 2013 to $431,000 for the year ended December 31, 2014. This increase is attributable to growth in the number of accounts serviced by Blue Ridge and the addition of a new branch in the second quarter of 2014.

Income Tax Expense. During 2015, income tax expense was $1.0 million, compared to income tax expense of $791,000 during 2014. Blue Ridge’s effective tax rate was 29.6% in 2015 and 28.0% in 2014. The fluctuation in effective tax rates was minimal and reflects the impact of a normalized tax provision for both years.

During 2014, income tax expense was $791,000, compared to income tax expense of $710,000 during 2013. Blue Ridge’s effective tax rate was 28.1% in 2014 and 27.8% in 2013. The fluctuation in effective tax rates was minimal and reflects the impact of a normalized tax provision for both years.

Average Balances and Yields

The table below shows the average balance outstanding for each category of interest-earning assets and interest-bearing liabilities for 2015, 2014 and 2013, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated. Non-accrual loans and the interest income recorded on these loans, if any, are included in the yield calculation for loans in all periods reported. Amounts are presented on a tax equivalent basis.

	For the Years Ended December 31,
	2015			2014			2013
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Loans available for sale	$3,076	$76	2.47%	$—	$—	—	$5,370	$182	3.39%
Loans held for investments (including loan fees)	195,310	9,585	4.91%	167,958	8,169	4.86%	138,233	6,931	5.01%
Taxable investments	27,132	710	2.62%	33,380	810	2.43%	46,786	838	1.79%
Tax-free investments	8,913	381	4.27%	9,519	403	4.23%	9,546	414	4.34%
Interest-bearing deposits in other banks	6,526	11	0.17%	4,396	7	0.16%	3,235	5	0.15%
Federal funds sold	1,632	4	0.25%	1,483	3	0.20%	1,155	2	0.17%

Total interest-earning assets	242,589	10,767	4.44%	216,736	9,392	4.33%	204,325	8,372	4.10%
Other noninterest earning assets	9,694			9,401			9,071

Total assets	$252,283			$226,137			$213,396

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and savings deposits	$57,606	$220	0.38%	$56,036	$185	0.33%	$51,052	$166	0.33%
Time deposits	100,897	1,263	1.25%	93,604	1,087	1.16%	91,721	1,030	1.12%
Other borrowings	35,037	562	1.60%	29,914	412	1.38%	29,242	376	1.29%

Total interest-bearing liabilities	193,540	2,045	1.06%	179,554	1,684	0.94%	172,015	1,572	0.91%
Other noninterest bearing liabilities	34,299			26,720			22,519
Shareholders’ equity	24,444			19,863			18,862
Total liabilities and shareholders’ equity	$252,283			$226,137			$213,396

Excess of interest-earning assets over interest bearing liabilities	$49,049			$37,182			$32,310

Ratio of interest-earning assets to interest-bearing liabilities	125%			121%			119%
Tax equivalent adjustment		(97)			(102)			(105)

Net interest income		$8,625			$7,606			$6,695

Net interest spread			3.38%			3.39%			3.18%

Net interest margin			3.56%			3.51%			3.28%

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on Blue Ridge’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2015 Compared to 2014 Increase (decrease) due to changes in			2014 Compared to 2013 Increase (decrease) due to changes in
(Dollars in thousands)	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest income on:
Available for sale loans	$76	$—	$76	$(182)	$—	$(182)
Loans (including loan fees)	1,343	75	1,418	1,446	(207)	1,239
Taxable investments	(162)	63	(99)	(325)	297	(28)
Non-taxable investments	(26)	4	(22)	(1)	(9)	(10)
Interest bearing deposits in other banks	3	1	4	(12)	15	3
Federal funds sold	—	—	—	—	—	—

Total interest income	1,234	143	1,377	926	96	1,022

Interest expense on:
Interest-bearing demand and savings deposits	5	29	34	16	2	18
Time deposits	91	84	175	22	35	57
Other borrowings	82	67	149	9	27	36

Total interest expense	178	180	358	47	64	111

Net interest income	$1,056	$(37)	$1,019	$879	$32	$911

Three Month Period Ended March 31, 2016

Total assets increased to $272.2 million at March 31, 2016 from $268.9 million at December 31, 2015. The primary source of the increase in assets was in loans held for sale and bank owned life insurance. Loans held for sale increased by $2.9 million, or 31.4%, during the first quarter of 2016. Additionally, bank owned life insurance increased $1.0 million, or 42.1%, during the first quarter of 2016. These increases were slightly offset by a decrease in cash and due from banks. Cash and due from banks decreased $1.0 million, or 13.8%, during the first quarter of 2016.

During the first quarter of 2016, total liabilities increased $2.8 million, or 1.1%, when compared to December 31, 2015. The increase in liabilities was driven by an increase in total deposits of $13.2 million, or 6.7%. This increase was slightly offset by a decrease in borrowings, which declined by $11.2 million, or 29.5%, during the first quarter of 2016. The decrease in the level of borrowings is a direct result of growth in total deposits.

Blue Ridge’s stockholders’ common equity at March 31, 2016 was $24.6 million compared to $24.1 million at December 31, 2015. The increase is attributable to retained earnings. As of March 31, 2016, Blue Ridge Bank’s Tier 1 leverage ratio was 10.79%, which is more than twice the “well capitalized” federal regulatory capital maintenance requirements. In addition, Blue Ridge Bank had a common equity tier 1 capital ratio and tier 1 capital ratio of 15.23% and a total capital ratio of 16.48%, all of which are within the “well capitalized” federal regulatory requirements.

Blue Ridge’s net income was $524,000 for the quarter ended March 31, 2016 compared to $555,000 for the quarter ended March 31, 2015. The largest single factor contributing to the slight decline in net income was a $185,000 increase in interest on borrowed funds due to the issuance of subordinated debt in late 2015. Additionally, non-interest expense rose $123,000, or 8.5% during this period. This increase is attributable to the addition of new positions resulting in increased salaries and benefits. These declines were partially offset by improvements in net interest income of $105,000 from growth in the average balance of loans.

MANAGEMENT OF BLUE RIDGE

Continuing Directors of Blue Ridge

Blue Ridge’s board of directors consists of nine members. The articles of incorporation of Blue Ridge provide that its board of directors shall be divided into three classes, with one-third of the directors being in each class to the extent possible. Directors in each class are elected for three-year terms. Each of Blue Ridge’s directors is also a director of its wholly-owned subsidiary, Blue Ridge Bank.

Set forth below is information about each of the Blue Ridge continuing directors. The information with respect to years served on the board also includes service as a director of Blue Ridge Bank prior to its reorganization into a holding company form of organization in July 1988.

Class I Directors (Term Expiring 2018)

Mensel D. Dean, Jr., 70, has served as a director of Blue Ridge since 2013. He is employed at the accounting firm PBMares, LLP and has over 47 years of public accounting experience, consulting clients in numerous industries. Mr. Dean is an U.S. Army veteran with service during the Vietnam War. He is a graduate of Bridgewater College with a Bachelor of Science in Business Administration. Mr. Dean is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Larry Dees, 68, has served as a director of Blue Ridge since 1992 and Chairman of the Board since 2010. In 2013, he retired from a sole accounting and tax practice in Luray, Virginia that he operated for 28 years. He was previously at Draffin & Tucker, LLP, a full service accounting firm based in Albany, Georgia. Mr. Dees is a U.S. Army veteran with service during the Vietnam War. He is a graduate of the University of Georgia with a Bachelor of Business Administration in Accounting and a Masters of Accountancy. Mr. Dees is a Certified Public Accountant licensed in the Commonwealth of Virginia.

James E. Gander, II, 58, has served as a director of Blue Ridge since 1994. He is a beef cattle and crop farmer operating on a farm in Page County, Virginia continuously owned and operated by his family since 1754. He is a graduate of James Madison University with a Bachelor of Arts in English.

Robert S. Janney, 67, has served as a director and General Counsel of Blue Ridge since 2000. He has been engaged in the general practice of law at the firm of Janney & Janney, PLC in Luray, Virginia since 1974. Mr. Janney has served on the counsel of the Virginia State Bar and as Chairman of the General Practices Session of the Virginia State Bar. He is a graduate of the University of Virginia College of Arts and Sciences with a major in Government and high honors as well as a graduate of the University of Virginia School of Law.

Class II Directors (Term Expiring 2019)

Richard L. Masincup, 69, has served as a director of Blue Ridge since 1994. He is a retired auditor for the Virginia Department of Taxation. Mr. Masincup also provided almost 30 years of service to the Virginia Army Guard and the West Virginia Air Guard, retiring as First Sergeant in the West Virginia Air National Guard. He is a graduate of Bridgewater College with a Bachelor of Arts in Chemistry and of James Madison University with a Master of Business Administration.

Brian K. Plum, 36, has served as a director of Blue Ridge since 2014 and as President and Chief Executive Officer of Blue Ridge Bankshares, Inc. and Blue Ridge Bank since December 2014. Mr. Plum held the positions of Executive Vice President from 2010 to 2014, Chief Financial Officer from 2007-2014 and Chief Administrative Officer in 2014 with Blue Ridge and Blue Ridge Bank prior to the appointment to his current positions. Before joining Blue Ridge in 2007, he served in several positions with the accounting firm PBGH, LLP (now PBMares, LLP) in Harrisonburg, Virginia. Mr. Plum is a graduate of Eastern Mennonite University with a Bachelor of Science in Accounting and Economics, of James Madison University with Masters of Science in Accounting and of the Darden School of Business at the University of Virginia with a Master of Business Administration. Mr. Plum is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Class III Directors (Term Expiring 2017)

John H.H. Graves, 55, has served as a director of Blue Ridge since 2010. Mr. Graves has served as the President, Chief Executive Officer and Chairman of the Board of Directors of the Luray Caverns Corporation since 2008, after previously serving the company in various leadership roles. Mr. Graves served 26 years in the U.S. Army National Guard, retiring as Lt. Colonel in 2006. He is a graduate of James Madison University with a Bachelor of Fine Arts.

William W. Stokes, 53, has served as a director of Blue Ridge since 2012. Mr. Stokes has been the Chief Financial Officer of Bio-Cat, Inc., a high quality enzyme manufacturer based in the Charlottesville, Virginia area, since 2009. He previously spent over 20 years in commercial banking, including as a Senior Vice President and Area Executive for the Charlottesville market for StellarOne Bank (now Union Bank & Trust) and its predecessor, Second Bank and Trust. Mr. Stokes is a graduate of North Carolina State University with a Bachelor of Arts in Accounting.

Malcolm R. Sullivan, Jr., 70, has served as a director of Blue Ridge since 2007. He is owner and Chairman of the Board of Sullivan Mechanical Contractors, Inc., a 70 year-old contracting firm based in Shenandoah, Virginia. He also manages the Sullivan Group, a commercial rental and lease business. Mr. Sullivan has served his local community in various capacities and is currently the President of the Page County Technical Center Foundation. He has also served as local, state and national President of the American Subcontractors Association and was designated Man of the Year in 1990 by the Engineering News Record. He is a graduate of Elon College with a Bachelor of Fine Arts in English.

New Directors of Blue Ridge Following the Merger

In addition to the above listed individuals who will remain directors of Blue Ridge following the merger, Blue Ridge will appoint three current directors of River – Hunter H. Bost, Kenneth E. Flynt and Ronald S. Haley – to the board of directors of Blue Ridge effective upon the consummation of the merger, pursuant to the merger agreement. Each of the appointed directors will serve until Blue Ridge’s next annual meeting of shareholders, and, subject to the good faith consideration by the nominating committee of Blue Ridge’s board of the selection criteria set forth in its charter, such persons will be nominated to sit for election at such annual meeting. They will also serve as directors of Blue Ridge Bank upon consummation of the subsidiary bank merger.

Hunter H. Bost, 49, has served as a director of River since 2005. He is a private investor and real estate developer based in Durham, North Carolina. Previously, he worked at McDuff Capital, Electra Partners, Merrill Lynch and Price Waterhouse (now PwC). Mr. Bost was a Morehead Scholar at the University of North Carolina at Chapel Hill, where he received a Bachelor of Arts in Economics and a Master of Accounting. He served on the Board of Visitors and the International Studies Advisory Board at the University of North Carolina at Chapel Hill and is a graduate of the MIT Sloan School of Management and Harvard University’s Kennedy School of Government.

Kenneth E. Flynt, 66, has served as a director of River since 2006. He is a former President and Chief Executive Officer of 1st Medallion Mortgage Corporation, having retired in 2008. Mr. Flynt presently serves as Associate Dean of the College of Business at Western Carolina University (“WCU”). He also serves on the Executive Committee of the Haywood County Chamber of Commerce and is Chairman of the Economic Development Committee of Haywood County. He is past Finance Committee chairman of Main Street United Methodist Church in Kernersville, North Carolina, past regional president of the Board of Advisors of the WCU College of Business and a past chairman of the Kernersville Chamber of Commerce. Mr. Flynt served as chief executive officer of several financial institutions for a total of 20 years. He holds a Bachelor of Science in Economics and Finance (Magna Cum Laude) from WCU and a Master of Economics from North Carolina State University.

Ronald D. Haley, 63, has served as a director of River since 2006 and as President and Chief Executive Officer of River Bancorp, Inc. and River Community Bank, N.A. since 2005. Before joining River, Mr. Haley served as Senior Vice President and Senior Loan Officer of Smith River Community Bank, N.A. Prior to that, Mr. Haley was employed by Crestar Bank and its predecessor First National Bank of Martinsville and Henry County. Mr. Haley is a native of Patrick County, Virginia, attending the University of Virginia and the School of Bank Management. He is a member of the Economic Development Authority for Patrick County, Chairman of the Patrick Henry Community College Foundation, Director and Vice Chairman of Government Affairs for the Martinsville and Henry County Chamber of Commerce, former Chairman of the Chamber of Commerce’s Partnership for Economic Growth for Martinsville and Henry County, and former President of the Patrick County Chamber of Commerce. Mr. Haley is a member of the Board of Directors of the Virginia Bankers Association and is Chairman of the Government Relations Committee. Mr. Haley is also a former president of the Virginia Young Bankers Association and a director of the Virginia Council of Economic Education. He was the 2007 recipient of the Distinguished Patrick Countian Award and the 2013 recipient of the Fred Herring Award.

Executive Officers of Blue Ridge Who Are Not Directors

Information with respect to Brian K. Plum, Blue Ridge’s President and Chief Executive Officer, who is also a director, is set forth above. Information with respect to Blue Ridge’s other executive officers is as follows:

Amanda G. Story, 33, has been Chief Financial Officer of Blue Ridge and Blue Ridge Bank since February 2014. Ms. Story joined Blue Ridge after serving as Senior Accountant with Brown, Edwards & Company, LLP (formerly S.B. Hoover & Company, LLP), an accounting firm in Harrisonburg, Virginia, from 2006 to January 2014. Ms. Story is a graduate of Bridgewater College, receiving a Bachelor of Arts in Business Administration with a concentration in Accounting.

Benjamin T. Horne IV, 49, has served as Executive Vice President and Chief Lending Officer of Blue Ridge and Blue Ridge Bank since October 2011. Before joining Blue Ridge, Mr. Horne was a Senior Vice President and Commercial Real Estate Area Manager at StellarOne Bank (now Union Bank & Trust) in Charlottesville, Virginia. Mr. Horne graduated from Virginia Commonwealth University with a Bachelor of Science in Business Administration. He is also a graduate of The Risk Management Association Banking School.

Compensation of Directors and Executive Officers

Directors. Non-employee directors of Blue Ridge receive a $7,200 annual retainer, with the exception of the Chairman, who receives a $12,000 annual retainer. They also receive $600 for each regular meeting of the Blue Ridge’s board attended, and $250 for each committee meeting attended, with the committee chairmen receiving $400. Additionally, directors receive $500 for attending any special meeting of the board. Brian K. Plum, Blue Ridge’s President and Chief Executive Officer, is not compensated for his service on the boards of Blue Ridge and Blue Ridge Bank. The combined aggregate compensation of Blue Ridge’s nine directors in 2015 was $124,000.

Executive Officers. The principal components of compensation for Blue Ridge’s executive officers are base salary and a discretionary cash bonus. Blue Ridge has substantially relied on base salary as its primary component, and base salary is paid to recognize the day-to-day duties and responsibilities of Blue Ridge’s executive officers. Individual base salary determinations involve consideration of market competitiveness, incumbent qualifications, performance and service longevity. Blue Ridge has no formal cash bonus plan. At the discretion of the Blue Ridge board, the executive officers may receive an annual cash bonus based on individual and organization performance and other criteria. Blue Ridge has no equity compensation plan.

In 2016, the Blue Ridge board adopted a supplemental executive retirement plan (“SERP”) for the benefit of its executive officers. Benefits in the SERP vest over a 20-year service period and, if fully vested, provide a benefit equal to 30% of average salary as defined by the plan for a period of 15 years. The board adopted the SERP as a strategy to encourage executive retention. The SERP is anticipated to have a pre-tax total cost to Blue Ridge of $26,000 for 2016.

The Blue Ridge executive officers also receive other compensation and benefits similar to all other officers and employees of Blue Ridge. The combined aggregate compensation for 2015 of Blue Ridge’s three executive officers named above, the only executive officers of Blue Ridge, was $508,000.

Related Party Transactions

Blue Ridge and its subsidiary bank, Blue Ridge Bank, have banking and other business transactions in the ordinary course of business with directors and officers of Blue Ridge and Blue Ridge Bank, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties.

From time to time, Blue Ridge Bank makes loans to the directors and officers of Blue Ridge and Blue Ridge Bank. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Blue Ridge or Blue Ridge Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Blue Ridge Bank has employed certain employees who are related to Blue Ridge’s executive officers and/or directors. These individuals are compensated consistent with the policies of Blue Ridge Bank that apply to all employees.

INFORMATION ABOUT RIVER

The following provides additional information regarding River and should be read in conjunction with River’s financial statements and the notes thereto beginning on page G-1 and the other information on River included elsewhere herein.

General

River Bancorp, Inc. is organized under the laws of the State of Virginia for the purpose of operating as a bank holding company for River Community Bank, N.A. River Community Bank commenced business on July 24, 2000 and provides full consumer and commercial banking services to customers throughout Charlotte, Henry, and Patrick Counties and the City of Martinsville, Virginia. River Community Bank also operates a commercial loan production office in Greensboro, North Carolina.

River Community Bank operates a residential mortgage banking division through eight mortgage loan production offices in Columbus, Forsyth, Guilford, New Hanover, Rockingham and Wake Counties, North Carolina. River Community Bank also owns 39% of Main Street Title Agency, LLC, a Virginia limited liability company that offers and sells routine title insurance products to retail customers.

River Community Bank, as a national bank, is subject to supervision and regulation by the OCC. River is subject to supervision and regulation by the Federal Reserve and the Virginia SCC.

As of March 31, 2016, River had total consolidated assets of approximately $111.9 million, total consolidated gross portfolio loans of approximately $98.3 million (including $9.3 million of mortgage loans held for sale), total consolidated deposits of approximately $94.7 million, and consolidated stockholders’ equity of approximately $11.5 million.

Market Area

River’s primary service areas consist of the areas within a 30 mile radius of the offices of River Community Bank in the southern Virginia counties of Charlotte, Henry, and Patrick, and in north-central North Carolina, centered around River Community Bank’s commercial loan production office located in Guilford County, North Carolina. Cities and towns within this market area include Martinsville, Stuart, Drakes Branch, and Bassett, Virginia, and Greensboro, North Carolina. Through River Community Bank’s mortgage division, River also conducts business within the Research Triangle area of North Carolina, centered on Cary and Raleigh, North Carolina; Coastal North Carolina, centered in Wilmington and Whiteville, North Carolina; and the Piedmont Triad region of North Carolina, centered in Greensboro, Eden and Kernersville, North Carolina.

Business Strategy

River’s business strategy is to operate as a profitable, diversified financial services company providing a variety of banking and other financial services, with an emphasis on commercial business loans to small and mid-sized businesses and residential mortgage lending. River emphasizes comprehensive retail and business products and responsive, decentralized decision-making which reflects its knowledge of its local markets and customers. River offers a wide range of commercial and retail banking and financial services to businesses and individuals.

To continue asset growth and profitability, River’s marketing strategy is targeted to:

•	capitalize on River’s personal relationship approach that it believes differentiates it from its larger competitors;

•	provide customers with access to local executives who make key credit and other decisions;

•	pursue commercial lending opportunities with small to mid-sized businesses that are underserved by larger competitors;

•	provide excellent service through River’s mortgage operation in order to gain referrals from real estate professionals; and

•	cross-sell products and services to existing customers to leverage relationships and enhance profitability.

Lending Activities

General. River Community Bank offers a range of lending services, including real estate, commercial, government-guaranteed lending and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in River Community Bank’s market areas.

Loan Underwriting. River’s lending activities are subject to written policies approved by the board of directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credits, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and to ascertain compliance with River’s policies. Management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions. River generally does not make commercial or consumer loans outside its market area

Loan Portfolio Composition. At March 31, 2016, River’s held for investment loan portfolio, net of reserves unearned income, totaled $87.8 million, representing approximately 78.4% of total assets of $111.9 million.

The composition of River’s loan portfolio at March 31, 2016 and December 31, 2015 and 2014 is indicated below, along with the growth from the prior year. This table excludes mortgage loans held for sale.

		At December 31,
(Dollars in thousands)	At March 31, 2016	2015	2014
Commercial Real estate:	$22,585	$23,869	$24,624
Commercial real estate	29,447	29,070	26,171
Construction and land development	9,947	9,410	9,130
Residential real estate	25,140	24,446	25,846
Farmland	631	649	580
Installment and consumer lines	1,314	1,405	1,403
Total loans	89,064	88,849	87,754
Less: Allowance for loan losses	(1,103)	(1,410)	(1,298)
Less: Net deferred fees	(183)	(218)	(319)
Loans, Net	$87,778	$87,221	$86,137

River’s non-performing loans as a percentage of gross loans held for investment increased to $1.29 million, or 1.4% of total assets at March 31, 2016, compared to $1.26 million, or 1.4% of total assets at December 31, 2015.

Real Estate Loans Held for Investment. Loans secured by first or second mortgages on real estate made up approximately 66.0% of River Community Bank’s held for investment loan portfolio as of March 31, 2016. These loans are generally commercial real estate loans. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. River Community Bank has not in the past and does not have plans in the future to originate loans that would be considered sub-prime or that allow for negative amortization. River Community Bank generally charges origination fees for each loan.

Real estate loans are subject to the same general risks as other loans. They are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness, and ability to repay the loan.

Commercial real estate loans generally have terms of five years or less, although payments may be structured on a longer amortization basis. River evaluates each borrower on an individual basis and attempts to determine its business risks and credit profile. It attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. River generally requires that debtor cash flows exceed 125% of monthly debt service obligations. River typically reviews all of the personal financial statements of the principal owners at the time it originates the loan and annually thereafter. Except in rare circumstances, it also requires borrowers to execute personal guarantees at the time of origination. These reviews of personal financial statements generally reveal secondary sources of payment and liquidity to support a loan request.

Mortgage Loans. Residential real estate loans generally have longer terms of up to 30 years. River offers fixed and adjustable rate mortgages in both conforming loan amounts and jumbo loan amounts. River has limited credit risk on these loans as most are sold to third parties soon after closing. All the residential real estate loans originated to be sold in the secondary market by River Community Bank fall into the “qualified mortgage” category under the Dodd-Frank Act. For additional information about the qualified mortgage rules, please see “Supervision and Regulation – Ability-to-Repay and Qualified Mortgage Rule” below.

Through River’s mortgage banking division, it originates residential real estate loans for sale into the secondary market. Occasionally, a loan will be held in River Community Bank’s loan portfolio. River Community Bank manages the interest rate risk on its uncommitted, locked pipeline by selling mortgage-backed securities (or hedges) against a measured pull-through percentage until the loans are closed and ready for sale. River Community Bank will then use a best execution model that will deliver the closed loans either through assignment of the mortgage-backed securities trades to a specific investor or through a direct trade with an investor and simultaneous pair-off of existing mortgage-backed securities trades. River Community Bank hedges both unclosed and closed loans until loans are committed to a trade or sale, at which time the trade becomes the hedge. River’s hedge position is managed against a constantly measured pull-through percentage and with relatively low-risk hedge instruments that will allow it to comply with its minimum exposure tolerance levels even in extremely volatile market conditions.

River also offers home equity loans. Its underwriting criteria for and the risks associated with home equity loans and lines of credit generally are the same as those for first mortgage loans. Home equity lines of credit typically have terms of 20 years or less and may extend up to 80% of the available equity of each property.

Commercial Loans. River Community Bank makes loans for commercial purposes in various lines of businesses. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or if they are secured, the value of the security may be more difficult to assess and monitor than real estate.

Equipment loans typically are made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 75% or less. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, and personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loan are converted into cash, and in other cases principal typically will be due at maturity.

Government-Guaranteed Loans. River Community Bank offers small business loans utilizing government enhancements such as the Small Business Administration’s 7(a) and 504 programs and the Virginia Small Business Financing Authority. These loans typically are partially guaranteed by the government, which reduces River Community Bank’s risk. Government guarantees generally do not exceed 75% of the loan amount.

The larger banks in River’s market areas make proportionately more loans to mid- to large-sized businesses than River Community Bank does. Many of River Community Bank’s commercial loans are made to small to mid-sized businesses, which may be less able to withstand competitive, economic and financial conditions than larger borrowers.

Consumer Loans. River Community Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Installment loans typically carry balances of less than $50,000 and are amortized over periods up to 72 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured or, if they are secured, the value of the security may be more difficult to assess and monitor than real estate.

Deposits. River Community Bank offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market accounts, a variety of certificates of deposit, and individual retirement accounts. The primary sources of deposits are residents of, and businesses and their employees located in, its primary market areas. Deposits are obtained through personal solicitation by officers and directors, direct mail solicitations, internet deposit listing services, and advertisements published in the local media. To attract deposits, River Community Bank offers a broad line of competitively priced deposit products and services.

Capital Resources

River’s stockholders’ equity was $11.49 million at March 31, 2016 and approximately $11.36 million at December 31, 2015. The net increase in stockholders’ equity during the three months ended March 31, 2016 consisted of net income of $168,000, a $21,000 increase in the unrealized gain on securities available-for-sale (from an approximate unrealized gain of $14,000 at December 31, 2015 to an approximate unrealized gain of $35,000 at March 31, 2016), which was offset by a $75,000 dividend paid to shareholders and $10,000 expense related to stock options granted in 2015. River’s total stockholders’ equity was approximately $11.36 million and $9.84 million as of December 31, 2015 and 2014, respectively, or an increase of $1.52 million. This increase was the result primarily of 2015 net income of $1.4 million, a $363,000 increase related to stock option exercises, partially offset by dividends paid of $266,000. River’s total stockholders’ equity was 10.6%, 9.9% and 8.9% of total assets as of March 31, 2016, December 31, 2015 and 2014, respectively.

The federal banking regulatory authorities have adopted certain “prompt corrective action” rules with respect to depository institutions. The rules establish five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” The various federal banking regulatory agencies have adopted regulations to implement the capital rules by, among other things, defining the relevant capital measures for the five capital categories. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 capital ratio of 8% or greater, a Tier 1 common equity ratio of 6.5% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level. At March 31, 2016, River Community Bank met the capital ratios of a “well capitalized” financial institution with a total risk-based capital ratio of 13.31%, a Tier 1 capital ratio of 12.07%, a Tier 1 common equity ratio of 12.07%, and a Tier 1 leverage ratio of 9.75%. Depository institutions that fall below the “adequately capitalized” category generally are prohibited from making any capital distribution, are subject to growth limitations, and are required to submit a capital restoration plan. There are a number of requirements and restrictions that may be imposed on institutions treated as “significantly undercapitalized” and, if the institution is “critically undercapitalized,” the banking regulatory agencies have the right to appoint a receiver or conservator.

The following sets forth the capital ratios of River Community Bank as of the dates indicated. Due to changes in capital rules, the Tier 1 common equity ratio was not calculated as of December 31, 2014.

	Capital Ratios	Regulatory Requirement to be Well-Capitalized
At March 31, 2016
Total risk-weighted based capital ratio	13.31%	10.0%
Tier 1 capital ratio	12.07%	8.0%
Tier 1 common equity ratio	12.07%	6.5%
Leverage capital ratio	9.75%	5.0%
At December 31, 2015:
Total capital to risk-weighted assets	13.01%	10.0%
Tier 1 capital to risk-weighted assets	11.76%	8.0%
Tier 1 common equity ratio	11.76%	6.5%
Tier 1 capital to total assets—leverage ratio	9.40%	5.0%
At December 31, 2014:
Total capital to risk-weighted assets	11.94%	10.0%
Tier 1 capital to risk-weighted assets	10.69%	6.0%
Tier 1 capital to total assets—leverage ratio	8.44%	5.0%

Loan Quality

Management seeks to maintain a high quality of loans through sound underwriting and lending practices. As of March 31, 2016 and December 31, 2015 and 2014, approximately 71.0%, 68.9% and 66.4%, respectively, of the total loan portfolio was collateralized by commercial and residential real estate mortgages. The level of nonperforming loans and other real estate owned also is relevant to the credit quality of a loan portfolio. As of March 31, 2016 and December 31, 2015 and 2014, River had nonperforming loans (those loans where the interest is no longer accruing or over 90 days or more past due), of $1.28 million, $1.26 million and $1.24 million, respectively. As of the same dates, OREO totaled $787,000, and $838,000 and $352,000, respectively.

The commercial real estate mortgage loans in River’s portfolio consist of fixed and adjustable-interest rate loans which were originated at prevailing market interest rates. River’s policy has been to originate commercial real estate mortgage loans predominantly in their primary market areas. Commercial real estate mortgage loans are generally made in amounts up to 80% of the appraised value of the property securing the loan and entail significant additional risks compared to residential mortgage loans. In making commercial real estate loans, River primarily considers the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and River’s lending experience with the borrower.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and which are collateralized by real property whose values tend to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower’s ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself, which is subject to adverse conditions in the economy. Commercial loans also entail certain additional risks since they usually involve large loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

River makes consumer and personal loans that are collateralized by personal assets. These loans are often collateralized by automobiles and recreational vehicles. Advances are generally made within established policy limits. The borrowers have demonstrated an ability to repay a similar debt according to credit bureau reports. Such loans generally have a term of 60 months or less.

From time to time, River will originate loans on an unsecured basis. At March 31, 2016 and December 31, 2015, commercial and consumer unsecured loans totaled $5,728,000 and $6,182,000, respectively.

Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. On a routine basis, River monitors these concentrations in order to consider adjustments in its lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of March 31, 2016 and December 31, 2015 and 2014, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 6% of total loans, except that as of such dates loans collateralized with mortgages on real estate, exclusive of home equity lines of credit, represented 61.7%, 64.4% and 61.6%, respectively, of the loan portfolio and were to borrowers in varying activities and businesses.

The Loan Committee of the board of directors concentrates its efforts and resources, and that of senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, River’s management has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and nonperforming loans as early as possible.

Classification of Assets

Generally, interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management’s policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more unless, in the determination of management, the principal and interest on the loan are well collateralized and in the process of collection, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

Real estate acquired by River as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. OREO properties are recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for credit losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to non-interest expense. As of March 31, 2016 and December 31, 2015 and 2014, River had OREO of $787,000, $838,000 and $352,000, respectively.

As of March 31, 2016 and December 31, 2015 and 2014, River had impaired loans of $1.39 million, $1.36 million and $1.36 million, respectively. As of such dates, loans on non-accrual status and OREO, and certain other related information, were as follows:

			As of December 31,
	As of March 31, 2016		2015		2014
		% of Total		% of Total		% of Total
(Dollars in thousands)	Amount	Loans	Amount	Loans	Amount	Loans
Total non-accrual loans	$1,288	1.45%	$1,257	1.41%	$1,243	1.42%
Other real estate owned	$787	0.88%	$838	0.94%	$352	0.40%
Past due loans, 90 days or more	299	0.34%	466	0.52%	105	0.12%
Total non-performing assets	2,374	2.67%	2,561	2.88%	1,700	1.94%
Total non-performing assets as a percentage of total assets	2,374	2.12%	2,561	2.23%	1,700	1.49%
Troubled debt restructuring	105	0.12%	105	0.12%	105	0.12%
Past due loans, 30 to 89 days	$322	0.36%	$581	0.65%	$547	0.62%
Allowance for credit losses as a percentage of:
Total loans, excluding loans held-for-sale		1.24%		1.59%		1.48%
Non-performing loans		85.68%		112.14%		104.39%

As of March 31, 2016, six relationships totaling $322,000 were 30 to 89 days delinquent. Management continually evaluates the collectability of nonperforming loans and the adequacy of the allowance for loan losses to absorb the identified and unidentified losses inherent in the loan portfolio. As a result of these evaluations, loans considered uncollectible are charged-off and adjustments to the reserve considered necessary are provided through a provision charged against earnings. These evaluations consider the current economic environment, the real estate market and its impact on underlying collateral values, trends in the level of nonperforming and past-due loans, and changes in the size and composition of the loan portfolio.

The provision for loan losses totaled $140,000 for the three months ended March 31, 2016 and $1,000 and $1.05 million for the years ended December 31, 2015 and 2014, respectively. For such periods, net loans charged-off totaled $446,000, ($110,000) and $620,000, respectively. At March 31, 2016 and December 31, 2015 and 2014, River had nonperforming loans of $1.28 million, $1.26 million and $1.25 million, respectively. Considering the nature of River’s loan portfolio, management believes that the allowance for credit losses at March 31, 2016 was adequate.

During the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014, the activity in the allowance for credit losses was as follows:

	Three months ended March 31,	Years Ended December 31,
	2016	2015	2014
(Dollars in thousands)
Allowance at beginning of period	$1,410	$1,298	$810
Loans charged-off:
Real estate	—	96	73
Commercial	459	—	515
Consumer and other	5	35	2
Total loans charged-off	464	131	590
Recoveries:
Real estate	—	225	4
Commercial	16	12	15
Consumer and other	2	4	10
Total recoveries	18	241	30
Net loans charged-off	(446)	(110)	560
Provision for credit losses charged to expense	140	1	1,048
Allowance at end of period	$1,104	$1,410	$1,298
Net charge-offs as a percentage of average loans outstanding (annualized for the interim period)	0.01%	(0.12)%	0.69%
Allowance for credit losses as a percentage of period-end total loans receivable, excluding loans held-for-sale	1.24%	1.59%	1.48%
Allowance for credit losses as a percentage of non-performing loans	85.68%	112.14%	104.39%
Average loans outstanding during the period	$89,372	$88,938	$81,739
Period-end total loans receivable	$89,064	$88,847	$87,753
Nonperforming loans, end of period	$1,288	$1,257	$1,243

Investment Securities

The following table sets forth the value of River’s investment portfolio as of March 31, 2016 and December 31, 2015 and 2014:

	At March 31,	At December 31,
(Dollars in thousands)	2016	2015	2014
Securities available-for-sale:
Corporate securities	$—	$—	$—
Municipal Bonds	1,336	1,727	1,751
U.S. Government agency obligations	2,465	2,395	2,394
Mortgage-backed securities	1,404	836	1,085
Other securities	—	—	—
Total securities available-for-sale	$5,205	$4,958	$5,230
Securities held-to-maturity:	—	—	—
Securities held for trading:	—	—	—
Total investment securities	$5,205	$4,958	$5,230

River has adopted ASC Topic 320 (“ASC 320”), which requires companies to classify investments securities, including mortgage-backed securities as held-to-maturity, available-for-sale, or trading securities. Securities classified as held-to-maturity are carried at amortized cost. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax effect, reported as a separate component of stockholders’ equity. Securities classified as trading securities are recorded at fair value, with unrealized gains and losses included in earnings. As a result of the adoption of ASC 320, under which River expects to continue to hold investment securities classified as available-for-sale, changes in the underlying market values of such securities can have a material adverse effect on River’s capital position. Typically, an increase in interest rates results in a decrease in underlying market value and a decrease in the level of principal repayments on mortgage-backed securities.

As a result of changes in market interest rates, changes in the market value of available-for-sale securities resulted in an increase of $21,000 and a decrease of $7,000 in stockholders’ equity during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. These fluctuations in stockholders’ equity represent the after-tax impact of changes in interest rates on the value of these investments.

Deposit Activities

Deposits are the major source of River’s funds for lending and other investment purposes. Deposits are attracted principally from within River’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $250,000 or more) and retirement savings plans. As of March 31, 2016 and December 31, 2015 and 2014, the distribution by type of River’s deposit accounts was as follows:

	As of March 31,	As of December 31,
	2016	2015	2014
(Dollars in thousands)
Non-interest bearing deposits	$15,309	$14,181	$15,548
Interest bearing demand deposits	6,094	6,077	4,627
Savings & Money Market	21,361	21,945	18,336
Certificates of deposit:
$250,000 and over	8,337	8,208	11,151
less than $250,000	43,571	47,152	43,626
Total certificates of deposit	51,908	55,360	54,777
Total Deposits	$94,672	$97,563	$93,288

River’s deposits decreased during the first three months of 2016, from $97.6 million at December 31, 2015 to $94.7 million at March 31, 2016, a decrease of $2.9 million, or 3.0%. River’s deposits increased to $97.6 million as of December 31, 2015, from $93.3 million as of December 31, 2014, or an increase of $4.3 million, or 4.6%. The increase was primarily attributable to the general growth of River.

Maturity terms, service fees and withdrawal penalties are established by River on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions’ normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew, or roll over deposits at such rates without restriction, “adequately capitalized” depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and “undercapitalized” depository institutions may not accept, renew or roll over deposits at such rates. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized”

will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. See “Supervision and Regulation – Regulation of Blue Ridge Bank – Capital Requirements” and “– Prompt Corrective Action.” As of March 31, 2016 and December 31, 2015, River met the definition of a “well capitalized” depository institution.

Time deposits of $250,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect River’s liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect River’s earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to River.

Liquidity

Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw their funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. In the ordinary course of business, River Community Bank’s cash flows are generated from interest and fee income, as well as from loan repayments and the sale or maturity of investments available-for-sale. In addition to cash and due from banks, River Community Bank considers all securities available-for-sale and federal funds sold as primary sources of asset liquidity. Many factors affect the ability to accomplish these liquidity objectives successfully, including the economic environment, the asset/liability mix within the balance sheet, as well as River Community Bank’s reputation in the community. River Community Bank’s principal sources of funds are net increases in deposits, principal and interest payments on loans and proceeds from sales and maturities of investments. River Community Bank uses its capital resources primarily to fund existing and continuing loan commitments and to purchase investment securities. At March 31, 2016, River Community Bank had commitments to originate loans totaling $4.2 million, and had issued standby letters of credit of $724,187. Scheduled maturities of certificates of deposit during the twelve months following March 31, 2016 totaled $34.1 million. Management believes that River Community Bank had adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded in the subsequent twelve months and, if so desired, that it can adjust the rates on certificates of deposit and other deposit accounts to retain deposits in a changing interest rate environment.

Properties

River’s corporate headquarters is located at 433 East Commonwealth Boulevard, Suite 1, Martinsville, Virginia. River leases this 13,328 square-foot facility.

River Community Bank leases a 1,596 square-foot branch in Stuart, Virginia, a 3,400 square-foot branch in Bassett, Virginia, a 3,053 square-foot branch in Drakes Branch, Virginia, and a 5,000 square-foot branch in Martinsville, Virginia. The corporate headquarters, Martinsville branch, Stuart Branch, and Drakes Branch branch leases have a 15-year term, with renewal options, and the Bassett branch lease has a five year term, with renewal options. All of these leases are made on market terms and in the ordinary course of business.

River Community Bank’s mortgage loan production offices, located in Greensboro, Raleigh, Cary, Eden, Whiteville, Kernersville, and Wilmington, North Carolina, are also subject to lease contracts. Specifically, these leased properties range in size from approximately 6,000 square feet to 600 square feet, and are subject to relatively short term leases ranging from approximately three years to a month-to-month lease. All of these leases are made on market terms and in the ordinary course of business.

Competition

The financial services industry is highly competitive. River competes for loans, deposits, and financial services in all of its principal markets. It competes directly with other bank and nonbank institutions located within its markets, internet-based banks, out-of-market banks and bank holding companies that advertise or otherwise serve its markets, along with money market and mutual funds, brokerage houses, mortgage companies, and insurance companies or other commercial entities that offer financial services products. Competition involves efforts to retain current customers and to obtain new loans and deposits, the scope and type of services offered, interest rates paid on deposits and charged on loans. Many of River’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of River’s competitors have been in business for a long time and have an established customer base and name recognition. River believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the communities in which it operates.

Employees

River and River Community Bank currently employ approximately 100 persons on a full-time or part-time basis. River considers its employee relations to be good and has no collective bargaining agreements with any employees.

Legal Proceedings

From time to time, River is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, neither River nor River Community Bank are engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on River or River Community Bank.

Management

Directors. The board of directors of River is comprised of nine people. Directors serve until the next annual meeting of shareholders, and until their respective successors have been duly elected and qualified. The following sets forth certain information regarding the directors of River.

Name	Principal Occupation
Hunter H. Bost	Chairman; President, Rompekabe, SA and Manager, Vulcan Property Holdings, LTD.
Robert B. Burger, Jr.	Retired – Funeral Director; Chairman – River Community Bank
Ronald D. Haley	President and CEO, River and River Community Bank
Kenneth E. Flynt	Associate Dean, Western Carolina University
Rickie E. Fulcher	Director of Retail Operations, Clark Gas & Oil
S. Floyd Mays, Jr.	President, Floyd Mays Insurance Agency, Inc.
John G. Mebane, III	Managing Director, Bootstrap Advisors, LLC
Jimmie R. Mills	Retired – Automobile Dealer
Louis R. Oberle, Jr.	Member/Manager of Trailbreaker Consulting, LLC

Executive Officers. The following sets forth information regarding the executive officers of River and River Community Bank. The officers of River and River Community Bank serve at the pleasure of the board of directors.

Name	Position with River or River Community Bank
Ronald D. Haley	President and Chief Executive Officer
Mary S. Handy	Executive Vice President and Chief Financial Officer
Betty Gibson	Executive Vice President and Head of Mortgage Operations

Security Ownership of Management

The following table sets forth, as of the record date for the River special meeting ([•], 2016), certain information with respect to the beneficial ownership of River common stock held by each director and executive officer of River, and all the directors and executive officers of River as a group. As of the record date, to the knowledge of management of River, there are no beneficial owners of 10% or more of River’s common stock.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Hunter H. Bost	15,654	(2)(3)	2.13%
Robert B. Burger, Jr.	9,360		1.27%
Kenneth E. Flynt	13,000	(2)(3)	1.75%
Rickie E. Fulcher	4,900	(3)	*
Betty J. Gibson	2,500	(3)	*
Ronald D. Haley	7,160		*
Mary S. Handy	2,200	(3)	*
S. Floyd Mays, Jr.	36,451	(3)	4.93%
John G. Mebane, III	7,000	(3)	*
Jimmie R. Mills	7,160	(4)	*
Louis R. Oberle, Jr.	9,500	(2)(3)	1.29%
All directors and executive officers as a group (11 persons)	114,885	(2)(3)(4)	15.63%

*	Represents less than 1% of River common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 433 Commonwealth Blvd. East, Suite 1, Martinsville, Virginia 24112.
(2)	Includes shares held indirectly by individual retirement accounts as follows: Mr. Bost, 5,000; Mr. Flynt, 4,500; and Mr. Oberle, 5,000.
(3)	Includes shares of common stock underlying stock options that are currently exercisable as follows: Mr. Bost, 1,594; Mr. Flynt, 7,000; Mr. Fulcher, 4,500; Ms. Gibson, 2,500; Ms. Handy, 2,000; Mr. Mays, 4,500; Mr. Mebane, 4,500; and Mr. Oberle, 4,500. These shares cannot be voted at the River special meeting because the stock options have not been exercised.
(4)	Includes shares held by affiliated corporations, close relatives and dependent children, and shares held jointly with spouses, or as custodians or trustees, as follows: Mr. Mills, 7,060.

SUPERVISION AND REGULATION

Bank holding companies and banks are extensively regulated under both federal and state laws. The following description briefly addresses certain historic and current provisions of federal and state laws and certain regulations, proposed regulations and the potential impacts on Blue Ridge and its wholly-owned bank subsidiary, Blue Ridge Bank (for the purposes of this section only, the “bank”). To the extent statutory or regulatory provisions or proposals are described in this joint proxy statement/offering circular, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Regulation of Blue Ridge Bankshares, Inc.

General. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), Blue Ridge is subject to supervision, regulation and examination by the Federal Reserve. Blue Ridge is also registered under the bank holding company laws of Virginia and is subject to supervision, regulation and examination by the Virginia SCC.

Permitted Activities. A bank holding company is limited to managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines by regulation or order to be closely related to banking, managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate ownership or control of any subsidiary when the Federal Reserve has reasonable cause to believe that a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company may result from such an activity.

Banking Acquisitions; Changes in Control. The BHCA requires, among other things, the prior approval of the Federal Reserve in any case where a bank holding company proposes to (i) acquire direct or indirect ownership or control of more than five percent of the outstanding voting stock of any bank or bank holding company (unless it already owns a majority of such voting shares), (ii) acquire all or substantially all of the assets of another bank or bank holding company, or (iii) merge or consolidate with any other bank holding company. In determining whether to approve a proposed bank acquisition, the Federal Reserve will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, the acquiring institution’s performance under the Community Reinvestment Act of 1977 and its compliance with fair housing and other consumer protection laws.

Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with the applicable regulations, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company’s acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered its securities with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. Blue Ridge does not have any voting securities that are registered under Section 12 of the Exchange Act.

In addition, Virginia law requires prior approval from the Virginia SCC for (i) the acquisition of more than 5% of the voting shares of a Virginia bank or any holding company that controls a Virginia bank, or (ii) the acquisition by a Virginia bank holding company of a bank or its holding company domiciled outside Virginia.

Source of Strength. Federal Reserve policy has historically required bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. The Dodd-Frank Act codified this policy as a statutory requirement. Under this requirement, Blue Ridge is expected to commit resources to support the bank, including at times when Blue Ridge may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to depositors and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Safety and Soundness. There are a number of obligations and restrictions imposed on bank holding companies and their subsidiary banks by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance fund in the event of a depository institution default. For example, under the Federal Deposit Insurance Company Improvement Act of 1991, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any subsidiary bank that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal bank regulatory agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

Under the Federal Deposit Insurance Act (the “FDIA”), the federal bank regulatory agencies have adopted guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risk and exposures specified in the guidelines.

Capital Requirements. The Federal Reserve imposes certain capital requirements on bank holding companies under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. Because Blue Ridge’s total assets are less than $1.0 billion, it is considered a small bank holding company under the Federal Reserve’s capital adequacy regulations and is subject to capital requirements applied on a bank-only basis. The capital requirements imposed on the bank are described below under “– Regulation of Blue Ridge Bank – Capital Requirements.” Subject to its capital requirements and certain other restrictions, Blue Ridge is able to borrow money to make a capital contribution to the bank, and such loans may be repaid from dividends paid by the bank to Blue Ridge.

Limits on Dividends and Other Payments. Blue Ridge is a legal entity, separate and distinct from its subsidiaries. A portion of the revenues of Blue Ridge may result from dividends paid to it by the bank. There are various legal limitations applicable to the payment of dividends by the bank to Blue Ridge and to the payment of dividends by Blue Ridge to its shareholders. The bank is subject to various statutory restrictions on its ability to pay dividends to Blue Ridge. Under current regulations, prior approval from the Federal Reserve is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by the bank or Blue Ridge may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit the bank or Blue Ridge from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of the bank, or Blue Ridge, could be deemed to constitute such an unsafe or unsound practice.

Under the FDIA, insured depository institutions such as the bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become “undercapitalized” (as such term is used in the statute). Based on the bank’s current financial condition, Blue Ridge does not expect this provision will have any impact on its ability to receive dividends from the bank.

Regulation of Blue Ridge Bank

General. Blue Ridge Bank is supervised and regularly examined by the Federal Reserve and the Virginia SCC. The various laws and regulations administered by the bank regulatory agencies affect corporate practices, such as the payment of dividends, incurrence of debt and acquisition of financial institutions and other companies; they also affect business practices, such as the payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Certain of these laws and regulations are referenced above under “– Regulation of Blue Ridge Bankshares, Inc.”

Capital Requirements. The Federal Reserve and the other federal banking agencies have issued risk-based and leverage capital requirements applicable to U.S. banking organizations. Those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth.

On June 7, 2012, the Federal Reserve issued a series of proposed rules intended to revise and strengthen its risk-based and leverage capital requirements and its method for calculating risk-weighted assets. The rules were proposed to implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The proposed rules modified or left unchanged the components of regulatory capital, which are: (i) “total capital”, defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments; (ii) “Tier 1 capital,” which consists principally of common and certain qualifying preferred shareholders’ equity (including grandfathered trust preferred securities) as well as retained earnings, less certain intangibles and other adjustments; and (iii) “Tier 2 capital”, which consists of cumulative preferred stock, long-term perpetual preferred stock, a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments), and a limited amount of the general loan loss allowance. The Federal Reserve also has established a minimum leverage capital ratio of Tier 1 capital to average adjusted assets (“Tier 1 leverage ratio”).

In July 2013, the Federal Reserve issued final rules that made the changes to its capital rules to align them with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act. Effective January 1, 2015, the final rules require the bank to comply with the following minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the prior requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from the prior requirement); and (iv) a leverage ratio of 4.0% of total assets (unchanged from the prior requirement). The following additional capital requirements related to the capital conservation buffer are being phased in over a four-year period beginning January 1, 2016. When fully phased in on January 1, 2019, the rules will require the bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets. The capital conservation buffer requirement is being phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing by the same amount each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. As of March 31, 2016, the bank maintained common equity Tier 1 capital of $29.1 million, Tier 1 capital of $29.1 million, risk weighted assets of $191.0 million and total capital of $31.5 million. As of March 31, 2016, all ratios were in excess of the fully phased-in requirements, with the common equity Tier 1 ratio at 15.23% of risk-weighted assets, the Tier 1 capital ratio at 15.23% of risk-weighted assets, the total capital ratio at 16.48% of risk-weighted assets, and the Tier 1 leverage ratio at 10.79% of total assets.

Deposit Insurance. The deposits of the bank are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The deposit insurance assessment is equal to the bank’s average total assets minus average tangible equity, pursuant to a rule issued by the FDIC as required by the Dodd-Frank Act.

The FDIA, as amended by the Federal Deposit Insurance Reform Act and the Dodd-Frank Act, requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits of at least 1.35%. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Effective on the later of July 1, 2016 or the date on which the deposit insurance reserves to estimated deposits reaches 1.15%, deposit insurance assessments for banks with less than $10 billion in assets will be assessed based upon a standardized statistical formula designed to predict the likelihood of failure over the following three years. Factors include, but are not limited to, capital ratios, growth rates and loan portfolio composition.

All FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately one basis point of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

Transactions with Affiliates. Pursuant to Sections 23A and 23B of the Federal Reserve Act and Regulation W, the authority of the bank to engage in transactions with related parties or “affiliates” or to make loans to insiders is limited. Loan transactions with an affiliate generally must be collateralized and certain transactions between the bank and its affiliates, including the sale of assets, the payment of money or the provision of services, must be on terms and conditions that are substantially the same, or at least as favorable to the bank, as those prevailing for comparable nonaffiliated transactions. In addition, the bank generally may not purchase securities issued or underwritten by affiliates.

Loans to executive officers, directors or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of a bank (“10% Shareholders”), are subject to Sections 22(g) and 22(h) of the Federal Reserve Act and their corresponding regulations (Regulation O) and Section 13(k) of the Exchange Act relating to the prohibition on personal loans to executives (which exempts financial institutions in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act). Among other things, these loans must be made on terms substantially the same as those prevailing on transactions made to unaffiliated individuals and certain extensions of credit to those persons must first be approved in advance by a disinterested majority of the entire board of directors. Section 22(h) of the Federal Reserve Act prohibits loans to any of those individuals where the aggregate amount exceeds an amount equal to 15% of an institution’s unimpaired capital and surplus plus an additional 10% of unimpaired capital and surplus in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all of the extensions of credit outstanding to all of these persons would exceed the bank’s unimpaired capital and unimpaired surplus. Section 22(g) of the Federal Reserve Act identifies limited circumstances in which the bank is permitted to extend credit to executive officers.

Prompt Corrective Action. Federal banking regulators are authorized and, under certain circumstances, required to take certain actions against banks that fail to meet their capital requirements. The federal bank regulatory agencies have additional enforcement authority with respect to undercapitalized depository institutions. “Well capitalized” institutions may generally operate without supervisory restriction. With respect to “adequately capitalized” institutions, such banks cannot normally pay dividends or make any capital contributions that would leave it undercapitalized, they cannot pay a management fee to a controlling person if, after paying the fee, it would be undercapitalized, and they cannot accept, renew or roll over any brokered deposit unless the bank has applied for and been granted a waiver by the FDIC.

Immediately upon becoming “undercapitalized,” a depository institution becomes subject to the provisions of Section 38 of the FDIA, which: (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF, subject in certain cases to specified procedures. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or the sale of the institution to a willing purchase; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions. The bank meets the definition of being “well capitalized” as of March 31, 2016.

The new capital requirement rules issued by the Federal Reserve incorporate new requirements into the prompt corrective action framework.

Community Reinvestment Act (“CRA”). The bank is subject to the requirements of the Community Reinvestment Act of 1977, as amended. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of the local communities they serve, including low and moderate income neighborhoods. The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting such credit needs. Furthermore, such assessment is also required of banks that have applied, among other things, to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch. In the case of a bank holding company applying for approval to acquire a bank or another bank holding company, the record of each subsidiary bank of the applicant bank holding company is subject to assessment in considering the application. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” The bank received a “satisfactory” CRA rating in its most recent examination.

Privacy Legislation. Several laws, including the Right To Financial Privacy Act, and related regulations issued by the federal bank regulatory agencies, provide protections against the transfer and use of customer information by financial institutions. A financial institution must provide to its customers information regarding its policies and procedures with respect to the handling of customers’ personal information. Each institution must conduct an internal risk assessment of its ability to protect customer information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated parties without prior notice and approval from the customer.

USA Patriot Act of 2001. In October 2001, the USA Patriot Act of 2001 (“Patriot Act”) was enacted in response to the September 11, 2001 terrorist attacks in New York, Pennsylvania and Northern Virginia. The Patriot Act is intended to strengthen U.S. law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism. The Patriot Act contains anti-money laundering and financial transparency laws, and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities to identify persons who may be involved in terrorism or money laundering.

Consumer Financial Protection. The bank is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Service Members Civil Relief Act, laws governing flood insurance, federal and state laws prohibiting unfair and deceptive business practices, foreclosure laws and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. If the bank fails to comply with these laws and regulations, it may be subject to various penalties. Failure to comply with consumer protection requirements may also result in failure to obtain any required bank regulatory approval for merger or acquisition transactions the bank may wish to pursue or being prohibited from engaging in such transactions even if approval is not required.

The Dodd-Frank Act centralized responsibility for consumer financial protection by creating a new agency, the CFPB, and giving it responsibility for implementing, examining, and enforcing compliance with federal consumer protection laws. The CFPB focuses on (i) risks to consumers and compliance with the federal consumer financial laws, (ii) the markets in which firms operate and risks to consumers posed by activities in those markets., (iii) depository institutions that offer a wide variety of consumer financial products and services, and (iv) non-depository companies that offer one or more consumer financial products or services.

The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction.

Ability-to-Repay and Qualified Mortgage Rule. Pursuant to the Dodd-Frank Act, the CFPB issued a final rule on January 10, 2013 (effective on January 10, 2014), amending Regulation Z as implemented by the Truth in Lending Act, requiring mortgage lenders to make a reasonable and good faith determination based on verified and documented information that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Mortgage lenders are required to determine consumers’ ability to repay in one of two ways. The first alternative requires the mortgage lender to consider the following eight underwriting factors when making the credit decision: (i) current or reasonably expected income or assets; (ii) current employment status; (iii) the monthly payment on the covered transaction; (iv) the monthly payment on any simultaneous loan; (v) the monthly payment for mortgage-related obligations; (vi) current debt obligations, alimony, and child support; (vii) the monthly debt-to-income ratio or residual income; and (viii) credit history. Alternatively, the mortgage lender can originate “qualified mortgages,” which are entitled to a presumption that the creditor making the loan satisfied the ability-to-repay requirements. In general, a “qualified mortgage” is a mortgage loan without negative amortization, interest-only payments, balloon payments, or terms exceeding 30 years. In addition, to be a qualified mortgage the points and fees paid by a consumer cannot exceed 3% of the total loan amount. Qualified mortgages that are “higher-priced” (e.g. subprime loans) garner a rebuttable presumption of compliance with the ability-to-repay rules, while qualified mortgages that are not “higher-priced” (e.g. prime loans) are given a safe harbor of compliance. Blue Ridge is predominantly an originator of compliant qualified mortgages.

Cybersecurity. In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Blue Ridge fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties. To date, Blue Ridge has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but its systems and those of its customers and third-party service providers are under constant threat and it is possible that Blue Ridge could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Blue Ridge and its customers.

Effect of Governmental Monetary Policies. Blue Ridge’s operations are affected not only by general economic conditions but also by the policies of various regulatory authorities. In particular, the Federal Reserve regulates money and credit conditions and interest rates to influence general economic conditions. These policies have a significant impact on overall growth and distribution of loans, investments and deposits; they affect interest rates charged on loans or paid for deposits. Federal Reserve monetary policies have had significant effects on the operating results of commercial banks, including Blue Ridge, in the past and are expected to do so in the future.

Regulation of National Banks. Because the continuing bank will be a national bank, it will be subject to the supervision and regulation of the OCC under the National Bank Act and the regulations and guidance promulgated by the OCC. While these banking laws and regulations are similar in most material respects to the law and regulations that currently apply to Blue Ridge Bank as a state-chartered, Federal Reserve member bank, there are important distinctions. These distinctions include permissible activities, loan to one borrower limitations and the ability of the OCC to preempt state laws under certain circumstances. River Community Bank is a national bank and is subject to the supervision and regulation of the OCC under the National Bank Act and the regulations and guidance promulgated by the OCC. Because River Community Bank currently has a holding company, and Blue Ridge Bank currently has a holding company and will have a holding company after the merger and subsidiary bank merger, the continuing bank will be under the same structure, supervision and regulation as River Community Bank.

MARKET FOR COMMON STOCK AND DIVIDENDS

Blue Ridge common stock is traded on the OTC Pink marketplace under the symbol “BRBS.” As of the record date for the Blue Ridge special meeting, there were [•] shares of Blue Ridge common stock outstanding, which were held by approximately [•] holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others. The closing price of Blue Ridge common stock on March 30, 2016, the last trading day before the public announcement of the signing of the merger agreement, and on [•], 2016, the latest practicable date before the date of this joint proxy statement/offering circular, was $16.75 and $[•], respectively.

There is no established trading market for shares of River common stock, which have traded only infrequently in private transactions. As of the record date for the River special meeting, there were [•] shares of River common stock outstanding, which were held by approximately [•] holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others. The most recent trade of River common stock known to management that occurred on or before March 30, 2016, the last trading day before the public announcement of the signing of the merger agreement, and on [•], 2016, the latest practicable date before the date of this joint proxy statement/offering circular, was $[•] and $[•], respectively.

The following table sets forth the high and low sales prices of Blue Ridge common stock during the periods indicated as reported on the OTC Pink marketplace. Because there is no established trading market for shares of River common stock, no reliable information is available as to trades of shares of River common stock or as to the prices at which such shares have traded. River’s management has reviewed the limited information available as to the ranges at which shares of River’s common stock have sold. Based on such information, there were 2,000 shares of River common stock traded in 2014, none in 2015 and 1,082 shares traded in 2016.

The following data regarding shares is provided for information purposes only and should not be viewed as indicative of the actual or market value of shares of Blue Ridge common stock or River common stock.

	Blue Ridge Common Stock			River Common Stock
			Dividends			Dividends
	Sales Price		Declared	Sales Price		Declared
	High	Low	Per Share	High	Low	Per Share
2016
First Quarter	$17.40	$16.00	$0.1175	$14.50	$14.50	$0.10
Second Quarter (through [•])	[•]	[•]	[•]	[•]	[•]	[•]
2015
First Quarter	$17.40	$14.40	$0.1115	N/A	N/A	$0.075
Second Quarter	16.75	16.00	0.1115	N/A	N/A	0.100
Third Quarter	17.00	16.11	0.1115	N/A	N/A	0.100
Fourth Quarter	17.00	15.50	0.1115	N/A	N/A	0.100
2014
First Quarter	$15.99	$12.00	$0.11	N/A	N/A	$0.015
Second Quarter	15.30	15.25	0.11	$12.50	$12.50	0.015
Third Quarter	17.00	16.00	0.11	N/A	N/A	0.050
Fourth Quarter	21.00	17.25	0.11	N/A	N/A	0.050

You are advised to obtain current market quotations for Blue Ridge common stock and River common stock. The market price of Blue Ridge common stock at the effective date of the merger or at the time former shareholders of River receive certificates evidencing shares of Blue Ridge common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/offering circular or at the time of the special meetings.

Blue Ridge and River are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, Blue Ridge’s and River’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from Blue Ridge Bank and River Community Bank. The subsidiary banks of both Blue Ridge and River are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to Blue Ridge and River.

Blue Ridge and the continuing bank, as a bank holding company and a national bank, respectively, will be subject to substantially the same regulatory restrictions on the payment of dividends as currently are applicable to River and River Community Bank. As a national bank, River Community Bank is subject to certain restrictions on its reserves and capital imposed by federal banking statutes and regulations. Under OCC regulations, a national bank may not declare a dividend in excess of its undivided profits. Additionally, a national bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the national bank in any calendar year exceeds the total of the national bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the OCC. A national bank may not declare or pay any dividend if, after making the dividend, the national bank would be “undercapitalized,” as defined in regulations of the OCC. In addition, under the current supervisory practices of the Federal Reserve, Blue Ridge should inform and consult with its regulators reasonably in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to Blue Ridge’s capital structure.

Blue Ridge currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. Blue Ridge has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on Blue Ridge common stock will be at the discretion of its board of directors and will depend upon the earnings of Blue Ridge and the continuing bank, the financial condition of Blue Ridge and other factors, including general economic conditions and applicable governmental regulations and policies.

LEGAL MATTERS

The validity of the Blue Ridge common stock to be issued upon completion of the merger will be passed upon for Blue Ridge by LeClairRyan, A Professional Corporation. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Blue Ridge by LeClairRyan, A Professional Corporation, and for River by Bryan Cave LLP.

EXPERTS

The consolidated financial statements as of December 31, 2015, and for each of the years in the two-year period ended December 31, 2015 for Blue Ridge, included beginning on page F-1 of this joint proxy statement/offering circular, have been audited by Brown, Edwards & Company, L.L.P., Blue Ridge’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2015, and for each of the years in the two-year period ended December 31, 2015 for River, included beginning on page G-1 of this joint proxy statement/offering circular, have been audited by Elliott Davis Decosimo, LLC, River’s independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

In accordance with Virginia law, no business may be brought before the Blue Ridge or River special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/offering circular. As of the date of this joint proxy statement/offering circular, the Blue Ridge board and the River board know of no matters that will be presented for consideration at either of the special shareholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the Blue Ridge special meeting, or any adjournments thereof, or before the River special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of Blue Ridge and River, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

Blue Ridge has filed an offering statement on Form 1-A with the SEC that qualifies the Blue Ridge common stock to be issued in the merger. This document is a part of such offering statement and constitutes an offering circular of Blue Ridge and a proxy statement of each of Blue Ridge and River for their respective special meetings of shareholders.

As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by Blue Ridge or the exhibits to such offering statement. Please refer to the offering statement for further information about Blue Ridge and the Blue Ridge common stock to be issued in the merger. Statements contained in this joint proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, upon payment of the prescribed fees, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. The SEC filings made by Blue Ridge are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/offering circular.

In addition, both Blue Ridge Bank and River Community Bank file quarterly Consolidated Reports of Condition and Income (“Call Reports”) with the FDIC. All Call Reports are publicly available, free of charge, on the FDIC’s website at www.fdic.gov. Each Call Report consists of a Balance Sheet, Income Statement, Changes in Equity Capital and other supporting schedules as of the end of or for the period to which the Call Report relates. The

Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. These instructions in most, but not all, cases follow GAAP, including the opinions and statements of the Accounting Principles Board and the Financial Accounting Standards Board. These reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the reporting bank. Nevertheless, the reports provide important information concerning the bank’s financial condition and results of operations.

Blue Ridge has supplied all of the information contained in this joint proxy statement/offering circular relating to Blue Ridge and Blue Ridge Bank, and River has supplied all of the information relating to River and River Community Bank.

You should rely only on the information contained in this joint proxy statement/offering circular. Blue Ridge and River have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/offering circular. This joint proxy statement/offering circular is dated [•], 2016. You should not assume that the information contained in this joint proxy statement/offering circular is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/offering circular to you nor the issuance of Blue Ridge common stock in the merger creates any implication to the contrary.

CONSOLIDATED FINANCIAL STATEMENTS

OF

BLUE RIDGE BANKSHARES, INC.

March 31, 2016 and March 31, 2015 financial statements are unaudited.

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Blue Ridge Bankshares, Inc.

Luray, Virginia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Blue Ridge Bankshares, Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

124 Newman Avenue • Harrisonburg, VA 22801-4004 • 540-434-6736 • Fax: 540-434-3097 • www.BEcpas.com

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Ridge Bankshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

CERTIFIED PUBLIC ACCOUNTANTS

Harrisonburg, Virginia

March 7, 2016

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
ASSETS
Cash and due from banks (Note 2)	$7,265,264	$7,941,884
Federal funds sold	582,000	542,000
Investment securities
Securities available for sale (at fair value) (Note 3)	21,089,617	19,937,946
Securities held to maturity (fair value of $14,616,354 in 2015, $15,374,995 in 2014) (Note 3)	14,226,788	14,965,603
Restricted investments	2,640,734	2,152,507

Total Investment Securities	37,957,139	37,056,056
Loans held for sale (Note 4)	9,314,638	—
Loans held for investment (Note 4)	207,284,260	186,844,767
Allowance for loan losses (Note 4)	(2,347,720)	(2,121,118)

Net Loans Held for Investment	204,936,540	184,723,649
Bank premises and equipment, net (Note 5)	2,039,816	2,206,817
Bank owned life insurance (Note 1)	2,414,246	2,349,745
Goodwill (Note 12)	366,300	366,300
Other assets	4,034,209	4,167,145

Total Assets	$268,910,152	$239,353,596

LIABILITIES
Deposits
Demand deposits
Noninterest bearing	$36,168,631	$27,877,754
Interest bearing	48,514,321	43,447,388
Savings deposits	14,973,385	12,239,581
Time deposits (Note 6)	96,835,508	100,333,919

Total Deposits	196,491,845	183,898,642
Other borrowed funds (Note 7)	37,959,419	29,893,599
Subordinated debt, net of issuance costs (Note 8)	9,664,908	—
Other liabilities	693,156	774,867

Total liabilities	244,809,328	214,567,108
STOCKHOLDERS’ EQUITY
Preferred stock, $50 par value, authorized - 250,000 shares; outstanding - 4,500 shares (Note 9)	—	225,000
Common stock, no par value, authorized - 5,000,000 shares; outstanding - 1,401,511 and 1,270,555, respectively (Note 10)	7,080,669	5,306,408
Contributed equity	42,887	4,275,000
Retained earnings	17,686,430	15,844,755
Accumulated other comprehensive income	(200,956)	(264,675)

	24,609,030	25,386,488
Unearned ESOP shares	(508,206)	(600,000)

Total Stockholders’ Equity	24,100,824	24,786,488

Total Liabilities and Stockholders’ Equity	$268,910,152	$239,353,596

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

December 31, 2015 and 2014

	2015	2014
INTEREST INCOME
Interest and fees on loans held for investment	$9,584,629	$8,168,968
Interest and fees on loans held for sale	75,728	—
Interest on federal funds sold	3,655	3,269
Interest and dividends on taxable investment securities	721,115	817,229
Interest and dividends on nontaxable investment securities	284,107	301,015

Total Interest Income	10,669,234	9,290,481

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	219,955	185,265
Interest on time deposits	1,262,851	1,086,901
Interest on borrowed funds	561,703	411,945

Total Interest Expense	2,044,509	1,684,111

Net Interest Income	8,624,725	7,606,370

PROVISION FOR LOAN LOSSES	320,000	70,000

Net Interest Income after Provision for Loan Losses	8,304,725	7,536,370
OTHER INCOME
Service charges on deposit accounts	304,153	279,807
Earnings on investment in life insurance	64,501	65,945
Securities gains	—	16,456
Small business investment company fund income	313,155	180,026
Other noninterest income	463,509	440,401

Total Other Income	1,145,318	982,635

OTHER EXPENSES
Salaries and employee benefits	2,703,414	2,689,071
Occupancy and equipment expenses	567,429	553,514
Data processing	455,603	430,958
Advertising expense	367,385	324,043
Debit card expenses	149,878	134,197
Directors fees	124,000	131,500
Audits and examinations	89,099	59,220
Other taxes and assessments	460,376	419,367
Other contractual services	213,751	281,372
Other noninterest expense	772,876	675,349

Total Other Expenses	5,903,811	5,698,591

Income before Income Taxes	3,546,232	2,820,414
INCOME TAX EXPENSE (Note 15)	1,048,127	791,352

Net Income	2,498,105	2,029,062
Dividends to Preferred Stockholders	(45,000)	(45,000)
Net Income Available to Common Stockholders	$2,453,105	$1,984,062

Earnings per Share	$1.79	$2.11

Weighted Average Shares Outstanding	1,370,656	938,286

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED STAEMENTS OF COMPREHENSIVE INCOME

December 31, 2015 and 2014

	2015	2014
Net Income	$2,498,105	$2,029,062
Other comprehensive income:
Gross unrealized gains (losses) arising during the period	98,542	230,791
Adjustment for income tax expense	(34,823)	(80,582)

	63,719	150,209
Less:
Reclassification adjustment for gains included in net income	—	(16,456)
Adjustment for income tax expense	—	5,600

	—	(10,856)
Other comprehensive income, net of tax	63,719	139,353

Comprehensive income	$2,561,824	$2,168,415

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

December 31, 2015 and 2014

	Preferred Stock	Common Stock	Contributed Equity	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total
Balance, December 31, 2013	$225,000	$859,944	$4,275,000	$14,273,627	$(404,028)	$—	$19,229,543
Comprehensive Net Income
Net income	—	—	—	2,029,062	—	—	2,029,062
Changes in unrealized gains on securities available for sale, net of deferred income tax liability of $74,982	—	—	—	—	139,353	—	139,353

Total Comprehensive Income	—	—	—	—	—	—	2,168,415
Issuance of common stock (336,016 shares), net of capital raise expenses of $258,320	—	4,446,464	—	—	—	—	4,446,464
Contingent ESOP liability	—	—	—	—	—	(600,000)	(600,000)
Preferred stock dividends	—	—	—	(45,000)	—	—	(45,000)
Common stock dividends	—	—	—	(412,934)	—	—	(412,934)

Balance, December 31, 2014	225,000	5,306,408	4,275,000	15,844,755	(264,675)	(600,000)	24,786,488
Comprehensive Net Income
Net income	—	—	—	2,498,105	—	—	2,498,105
Changes in unrealized gains on securities available for sale, net of deferred income tax liability of $34,823	—	—	—	—	63,719	—	63,719

Total Comprehensive Income	—	—	—	—	—	—	2,561,824
Issuance of common stock (130,956 shares), net of capital raise expenses of $59,123	—	1,774,261	—	—	—	—	1,774,261
Redemption of preferred stock and contributed equity	(225,000)	—	(4,275,000)	—	—	—	(4,500,000)
Release of unearned ESOP shares	—	—	42,887	—	—	91,794	134,681
Preferred stock dividends	—	—	—	(45,000)	—	—	(45,000)
Common stock dividends	—	—	—	(611,430)	—	—	(611,430)

Balance, December 31, 2015	$—	$7,080,669	$42,887	$17,686,430	$(200,956)	$(508,206)	$24,100,824

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2015 and 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,498,105	$2,029,062
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	320,000	70,000
Deferred income taxes	69,738	(81,069)
Net increase in loans held for sale	(9,314,638)	—
Securities gains	—	(16,456)
Depreciation	269,793	249,944
Investment amortization expense, net	203,566	321,469
Amortization of debt refinancing fees	76,167	76,166
Amortization of subordinated debt issuance costs	3,721	—
Decrease (Increase) in other assets	65,999	(312,307)
Decrease in accrued expenses	(81,712)	(4,908)
Increase in carrying value of life insurance investments	(64,501)	(65,945)
Release of unearned ESOP shares	134,681	—

Total adjustments	(8,317,186)	236,894

Net Cash (Used in) Provided by Operating Activities	(5,819,081)	2,265,956

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale	(5,358,301)	(5,344,809)
Purchases of securities held to maturity	—	(220,674)
Proceeds from calls, maturities, sales, paydowns and maturities of securities available for sale	4,199,501	15,573,360
Proceeds from calls, maturities, sales, paydowns and maturities of securities held for investment	625,179	552,905
(Increase) Decrease in federal funds sold	(40,000)	3,000
Net increase in loans held for investment	(20,532,891)	(31,006,770)
Purchase of bank premises and equipment	(102,792)	(626,118)
Capital calls of SBIC funds and other investments	(183,692)	(580,114)
Nonincome distributions from limited liability companies	146,068	368,624
(Increase) decrease in restricted investments	(472,486)	4,900

Net Cash Used in Investing Activities	(21,719,414)	(21,275,696)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in demand and savings deposits	16,091,614	6,886,073
Net change in time deposits	(3,498,411)	8,667,241
Federal Home Loan Bank advances	31,000,000	19,000,000
Federal Home Loan Bank repayments	(22,928,571)	(16,171,428)
Issuance of subordinated debt	10,000,000	—
Payment of subordinated debt issuance costs	(338,813)	—
Preferred stock dividends paid	(45,000)	(25,500)
Common stock dividends paid	(611,430)	(412,934)
Redemption of preferred stock	(4,500,000)	—
Issuance of common stock	1,774,261	4,446,464
Repayment of contingent ESOP liability	(81,775)	—

Net Cash Provided by Financing Activities	26,861,875	22,389,916

CASH AND CASH EQUIVALENTS
Net increase in cash and cash equivalents	(676,620)	3,380,176
Cash and Cash Equivalents, Beginning of Year	7,941,884	4,561,708

Cash and Cash Equivalents, End of Year	$7,265,264	$7,941,884

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

December 31, 2015 and 2014

	2015	2014
SUPPLEMENTAL INFORMATION
Interest paid	$2,035,732	$1,675,825
Income taxes paid	750,000	800,000
Preferred stock dividends accrued, not paid	—	11,250
Real estate acquired by foreclosure	—	70,000

The accompanying notes are an integral part of this statement.

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 1.	Nature of Operations and Significant Accounting Policies:

Nature of Operations:

Blue Ridge Bankshares, Inc. (“Company”) through Blue Ridge Bank (“Bank”) operates under a charter issued by the Commonwealth of Virginia and provides commercial banking services. As a state chartered bank, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and The Federal Reserve Bank of Richmond. The Bank provides services to customers located primarily in the Piedmont and Shenandoah Valley regions of the Commonwealth of Virginia.

Consolidation Policy:

The consolidated financial statements include the accounts of Blue Ridge Bankshares, Inc. and its wholly-owned subsidiaries, Blue Ridge Bank and PVB Properties, LLC. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements:

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts in those statements. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant changes is the determination of the allowance for loan losses, which is sensitive to changes in local and national economic conditions.

Cash and Cash Equivalents:

Cash and cash equivalents include cash on hand and correspondent balances in other financial institutions.

Investment Securities:

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities not intended to be held to maturity are classified as available for sale and carried at fair value. Securities available for sale are intended to be used as part of the Company’s asset and liability management strategy and may be sold in response to changes in interest rates, prepayment risk or other similar factors.

Amortization of premiums and accretion of discounts on securities are reported as adjustments to interest income using the effective interest method. Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders’ equity, whereas realized gains and losses flow through the Company’s current earnings.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 1.	Nature of Operations and Significant Accounting Policies (Continued):

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan that are carried on the balance sheet net of any unearned discount and the allowance for loan losses. Interest income on loans is based generally on the daily amount of principal outstanding.

The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected. Receipts on impaired loans are applied to principal until the loan is brought current and collection is reasonably assured. Loans are considered past due based on the contractual terms of the loan.

Allowance for Loan Losses:

The allowance for loan losses is maintained at a level believed to be adequate by management to absorb probable losses inherent in the portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and other pertinent factors such as regulatory guidance and general economic conditions. The allowance is established through a provision for loan losses charged to earnings. Loans identified as losses and deemed uncollectible by management are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired, for which an allowance is established when the fair value of the loan is lower than its carrying value. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. Historical losses are categorized into risk-similar loan pools and a loss ratio factor is applied to each group’s loan balances to determine the allocation. The loss ratio factor is based on average loss history for the current year and two prior years.

Qualitative and environmental factors include external risk factors that management believes affect the overall lending environment of the Company. Environmental factors that management of the Company routinely analyze include levels and trends in delinquencies and impaired loans, levels and trends in charge-offs and recoveries, trends in volume and terms of loans, effects of changes in risk selection and underwriting practices, experience, ability, depth of lending management and staff, national and local economic trends, conditions such as unemployment rates, housing statistics, banking industry conditions, and the effect of changes in credit concentrations. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and consideration of current economic trends, all of which may be susceptible to significant change.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 1.	Nature of Operations and Significant Accounting Policies (Continued):

There have been no significant changes to the methods used to determine the allowance for loan losses during the years ended December 31, 2015 and 2014.

Loan Charge-off Policies:

Consumer loans are generally fully or partially charged down to the fair value of collateral securing the asset when the loan is 120 days past due unless the loan is well secured and in the process of collection. All other loans are generally charged down to the net realizable value when the loan is 90 days past due or when current information confirms all or part of a specific loan to be uncollectible.

Bank Owned Life Insurance:

The Bank owns and is the beneficiary of several single premium life insurance contracts insuring key employees of the Bank. The policies are stated at cash surrender value, with changes in value recorded in income for the year.

Small Business Investment Company (SBIC) Fund Income:

The Bank has an interest in several Small Business Investment Company funds. The Bank’s obligations to these funds are satisfied in the form of capital calls that occur during the commitment period. Two-thirds of income distributions from these funds are shown as a reduction to the Bank’s principal investment. The remaining one-third is recognized as income until the investment principal has been recovered. At that time, all distributions in excess of initial investment are recognized as income.

Advertising Costs:

Advertising costs are expensed as incurred.

Bank Premises and Equipment:

Bank premises and equipment are stated at cost, less any accumulated depreciation. Depreciation is recognized over the estimated useful lives of the assets on a straight-line basis. Maintenance and repairs are charged to operations as incurred. Gains and losses on dispositions are reflected in noninterest income or expense.

Income Taxes:

Amounts provided for income tax expense are based on income reported for financial statement purposes rather than amounts currently payable under income tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 1.	Nature of Operations and Significant Accounting Policies (Continued):

Earnings Per Share:

Earnings per share are based on the weighted average number of shares outstanding.

Financial Instruments:

In the ordinary course of business the Bank has entered into commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Reclassified Amounts:

Certain amounts have been reclassified from prior year financial statements to ensure consistent presentation with current year amounts. These reclassifications are for presentation purposes, and have no impact on overall financial information.

Subsequent Events:

Subsequent events have been evaluated through March 7, 2016, the date the financial statements were available to be issued.

Note 2.	Cash and Due From Banks

The Bank has compensating balance agreements with its correspondent bank and The Federal Reserve Bank of Richmond. The total included in cash and due from banks related to these agreements at December 31, 2015 and 2014 was $275,000.

Note 3.	Investment Securities

The amortized cost and fair values of investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2015
Available for Sale
Mortgage backed securities	$17,962,482	$18,080	$408,767	$17,571,795
Corporate bonds	3,100,000	49,686	4,750	3,144,936
Equity securities	335,636	37,250	—	372,886

	21,398,118	105,016	413,517	21,089,617

Held to Maturity
State and municipal	14,226,788	400,840	11,275	14,616,354

	14,226,788	400,840	11,275	14,616,354

Total Investment Securities	$35,624,906	$505,856	$424,792	$35,705,971

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 3.	Investment Securities (Continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014
Available for Sale
Mortgage backed securities	$18,940,505	$41,768	$440,787	$18,541,486
Corporate bonds	1,032,928	6,106	18,390	1,020,644
Equity securities	355,816	20,000	—	375,816

	20,329,249	67,874	459,177	19,937,946

Held to Maturity
State and municipal	14,965,424	436,306	26,914	15,374,816
Mortgage backed securities	179	—	—	179

	14,965,603	436,306	26,914	15,374,995

Total Investment Securities	$35,294,852	$504,180	$486,091	$35,312,941

Proceeds from sales, calls and maturities of available for sale securities during 2015 and 2014 were $4,199,500 and $15,573,360, resulting in gains of $0 and $16,456 for 2015 and 2014, respectively.

During 2015 and 2014, held to maturity securities with book values of $625,179 and $552,905, respectively, were either called or matured resulting in no gain or loss for both years.

Investment securities with an approximate fair value of $7,170,000 and $7,345,000, at December 31, 2015 and 2014, respectively, were pledged to secure public deposits and for other purposes required by law and as collateral for the Bank’s line of credit with the Federal Home Loan Bank of Atlanta.

The amortized cost and fair value of investment securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Amounts maturing:
Within one year	$—	$—	$—	$—
After one year through five years	422,484	429,472	1,089,484	1,122,916
After five years through ten years	3,100,000	3,144,936	6,342,082	6,511,809
After ten years	17,539,998	17,142,321	6,795,222	6,981,629
	21,062,482	20,716,729	14,226,788	14,616,354
Equity investments with no maturity	335,636	372,888	—	—

Total	$21,398,118	$21,089,617	$14,226,788	$14,616,354

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 3.	Investment Securities (Continued):

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that securities have been in a continuous loss position is as follows:

December 31, 2015	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and Municipal	$1,433,825	$(11,275)	$—	$—	$1,433,825	$(11,275)
Mortgage backed	3,651,215	(53,239)	12,719,106	(355,528)	16,370,321	(408,767)
Corporate bonds	747,500	(2,500)	497,750	(2,250)	1,245,250	(4,750)

Total	$5,832,540	$(67,014)	$13,216,856	$(357,778)	$19,049,396	$(424,792)

December 31, 2014	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
State and Municipal	$326,481	$(8,519)	$1,235,857	$(18,395)	$1,562,338	$(26,914)
Mortgage backed	3,588,514	(59,469)	10,671,946	(381,318)	14,260,460	(440,787)
Corporate bonds	—	—	481,610	(18,390)	481,610	(18,390)

Total	$3,914,995	$(67,988)	$12,389,413	$(418,103)	$16,304,408	$(486,091)

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2015, the Company had securities which have depreciated 2.23% in value from the amortized cost. Included in this total are fourteen securities that have been in a continuous loss position for more than twelve months. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability and intent to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses

The following table summarizes the primary segments of the loan portfolio (in thousands):

	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
December 31, 2015
Residential loans	$325	$77,115	$77,440
Commercial real estate loans
Non owner-occupied & multi-family	369	36,747	37,116
Owner-occupied & farmland	—	27,873	27,873
Construction loans
Residential construction	—	3,305	3,305
Commercial construction & raw land	—	13,890	13,890
Home equity loans	—	6,877	6,877
Consumer loans	—	16,309	16,309
Commercial/farm loans	—	10,414	10,414
Municipal/other loans	705	13,567	14,272
Unearned income on loans	—	(212)	(212)

Total	$1,399	$205,885	$207,284

	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
December 31, 2014
Residential loans	$329	$70,778	$71,107
Commercial real estate loans
Non owner-occupied & multi-family	373	41,805	42,178
Owner-occupied & farmland	—	24,556	24,556
Construction loans
Residential construction	—	2,224	2,224
Commercial construction & raw land	—	11,449	11,449
Home equity loans	—	5,293	5,293
Consumer loans	—	4,536	4,536
Commercial/farm loans	—	14,391	14,391
Municipal/other loans	770	10,542	11,312
Unearned income on loans	—	(201)	(201)

Total	$1,472	$185,373	$186,845

To allow management to better monitor risk and performance, the Bank’s loan portfolio is disaggregated to a level that is consistent with applicable call report codes. In general, the loan portfolio is segmented into the following categories: (i) the commercial loan portfolio; (ii) the commercial real estate loan portfolio; (iii) the municipal loan portfolio; (iv) the consumer loan portfolio; and, (v) the residential loan portfolio; however, each category may consist of multiple call report codes.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

The commercial loan segment consists of loans made for the purpose of financing the activities of commercial customers. The commercial real estate (“CRE”) loan segment includes both non-owner occupied and owner occupied CRE loans, in addition to multifamily residential and commercial real estate construction loans. The municipal loan segment includes loans made to local governments and governmental authorities in the normal course of their operations. The consumer loans consist of motor vehicle loans, savings account loans, personal lines of credit, overdraft loans, other types of secured consumer loans, and unsecured personal loans. The residential loan segment is made up of fixed rate and adjustable rate single-family amortizing term loans, which are primarily first liens, and also includes the Bank’s home equity loan portfolio, which are generally second liens.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial loans and commercial real estate loans are reviewed on a regular basis with a focus on larger loans along with loans which have experienced past payment or financial deficiencies. Certain loans including commercial and other loans which are experiencing payment or financial difficulties, loans in industries for which economic trends are negative and loans which are of heightened concern to management are included on the Bank’s “watch list”. Watch list loans, if significant, and larger commercial loans and commercial real estate loans which are 90 days or more past due are selected for impairment testing. These loans are analyzed to determine if they are “impaired”, which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement.

Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank does not separately evaluate individual consumer and residential mortgage loans for impairment, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring agreement.

Once the determination has been made that a loan is impaired, the determination of whether a specific allocation of the allowance is necessary is measured by comparing the recorded investment in the loan to the fair value of the loan using one of three methods: (a) the present value of expected future cash flows discounted at the loan’s effective interest rate; (b) the loan’s observable market price; or (c) the fair value of the collateral less selling costs. The method is selected on a loan-by-loan basis, with management primarily utilizing the fair value of collateral method, which is required for loans that are collateral dependent. The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made on a monthly basis. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The Bank had $1,399,000 and $1,475,000 in impaired loans as of December 31, 2015 and 2014, respectively.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

Management uses a nine point internal risk rating system to monitor the credit quality of the overall loan portfolio. The first five categories are considered not criticized, and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow Bank regulatory definitions. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the orderly liquidation of the debt, and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category have all the weaknesses found in Substandard loans, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable. Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process with both internal and external oversight. The Bank’s loan officers are responsible for the timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis. The loan processing department confirms the appropriate risk grade at origination and monitors all subsequent changes to risk ratings. The Bank’s Loan Committee reviews risk grades when approving a loan and approves all risk rating changes, except those made within the pass risk ratings. The Bank engages an external consultant to conduct loan reviews on an annual basis of all relationships greater than $1,300,000. The internal audit function of the Bank reviews a sample of new loans throughout the year. The Bank’s process requires the review and evaluation of an impaired loan to be updated at least quarterly. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, and Doubtful within the internal risk rating system as of December 31, 2015 and 2014 (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2015
Commercial real estate loans
Non owner-occupied & multi-family	$35,873	$1,153	$90	$—	$37,116
Owner-occupied & farmland	25,876	1,997	—	—	27,873
Construction loans
Residential construction loans	3,305	—	—	—	3,305
Commercial construction & raw land loans	13,871	12	7	—	13,890
Commercial/farm loans	16,293	11	—	5	16,309
Municipal/other loans	13,566	706	—	—	14,272

	108,784	3,879	97	5	112,765
Less: Unearned revenue	(19)	—	—	—	(19)

Total	$108,765	$3,879	$97	$5	$112,746

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

		Special
	Pass	Mention	Substandard	Doubtful	Total
December 31, 2014
Commercial real estate loans
Non owner-occupied & multi-family	$38,867	$3,311	$—	$—	$42,178
Owner-occupied & farmland	24,556	—	—	—	24,556
Construction loans
Residential construction loans	2,224	—	—	—	2,224
Commercial construction & raw land loans	11,440	—	9	—	11,449
Commercial/farm loans	14,359	18	—	14	14,391
Municipal/other loans	10,541	771	—	—	11,312
	101,987	4,100	9	14	106,110
Purchased Loan Premiums	174	—	—	—	174
Less: Unearned revenue	(223)	—	—	—	(223)

Total	$101,938	$4,100	$9	$14	$106,061

The following table presents (in thousands) the classes of the loan portfolio for which loan performance is the primary credit quality indicator as of December 31, 2015 and 2014:

		Home
	Residential	Equity	Consumer
	Loans	Loans	Loans	Total
December 31, 2015
Performing loans	$77,191	$6,877	$10,365	$94,433
Non-performing loans	249	—	49	298
	77,440	6,877	10,414	94,731
Less: Unearned revenue	(120)	(14)	(59)	(193)

Total	$77,320	$6,863	$10,355	$94,538

	Residential Loans	Home Equity Loans	Consumer Loans	Total
December 31, 2014
Performing loans	$71,009	$5,293	$4,534	$80,836
Non-performing loans	98	—	2	100

	71,107	5,293	4,536	80,936
Less: Unearned revenue	(106)	(9)	(37)	(152)

Total	$71,001	$5,284	$4,499	$80,784

An allowance for loan and lease losses (“ALLL”) is maintained to absorb losses from the loan portfolio. The ALLL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans. Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2015 and 2014 (in thousands):

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

December 31, 2015	Current	30-59 Days Past Due	60 - 89 Days Past Due	90 Days+ Past Due	Total Past Due	Non- Accrual	Total Loans
Residential loans	$76,969	$222	$—	$—	$222	$249	$77,440
Commercial real estate loans
Non owner-occupied/multi-family	36,359	757	—	—	757	—	37,116
Owner-occupied & farmland	27,873	—	—	—	—	—	27,873
Construction loans
Residential construction loans	3,305	—	—	—	—	—	3,305
Commercial construction & raw land loans	13,878	—	—	—	—	12	13,890
Home equity loans	6,877	—	—	—	—	—	6,877
Consumer loans	9,852	413	78	22	513	49	10,414
Commercial/farm loans	16,235	—	—	—	—	74	16,309
Municipal/other loans	14,272	—	—	—	—	—	14,272
Unearned income on loans	(212)	—	—	—	—	—	(212)

Total	$205,408	$1,392	$78	$22	$1,492	$384	$207,284

December 31, 2014	Current	30-59 Days Past Due	60 - 89 Days Past Due	90 Days+ Past Due	Total Past Due	Non- Accrual	Total Loans
Residential loans	$70,872	$32	$—	$105	$137	$98	$71,107
Commercial real estate loans
Non owner-occupied/multi-family	42,178	—	—	—	—	—	42,178
Owner-occupied & farmland	24,556	—	—	—	—	—	24,556
Construction loans
Residential construction loans	2,224	—	—	—	—	—	2,224
Commercial construction & raw land loans	11,449	—	—	—	—	—	11,449
Home equity loans	5,293	—	—	—	—	—	5,293
Consumer loans	4,467	45	11	11	67	2	4,536
Commercial/farm loans	14,360	—	—	—	—	31	14,391
Municipal/other loans	11,296	—	16	—	16	—	11,312
Unearned income on loans	(201)	—	—	—	—	—	(201)

Total	$186,494	$77	$27	$116	$220	$131	$186,845

The classes described above provide the starting point for the ALLL analysis. Management tracks the historical net charge-off activity by loan class. A historical charge-off factor is calculated and applied to each class. Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends are used in the estimation of losses in the current portfolio. Other qualitative factors are also considered.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

“Pass” rated credits are segregated from “Criticized” credits for the application of qualitative factors. Management has identified a number of qualitative factors which it uses to supplement the historical charge-off factor because these factors are likely to cause estimated credit losses associated with the existing loan pools to differ from historical loss experience. The qualitative factors are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources. The Bank’s qualitative factors consist of: changes in lending policies and procedures, changes in international, national, regional, and local conditions, changes in the nature and volume of the portfolio and terms of loans, changes in the experience, depth, and ability of lending management, changes in the volume and severity of past due loans and other similar conditions, changes in the quality of the organization’s loan review system, changes in the value of underlying collateral for dependent loans, the existence and effect of any concentrations of credit and changes in the levels of such concentrations, and the effect of other external factors.

Management reviews the loan portfolio on a monthly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALLL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALLL.

The following tables summarize the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2015 and 2014. Activity in the allowance is presented for the each of the twelve months ended December 31, 2015 and 2014 (in thousands):

	Commercial	Commercial Real Estate	Consumer	Residential	Municipal	Total
ALLL Balance at December 31, 2014	$415	$746	$208	$484	$268	$2,121
Charge-offs	—	—	(113)	—	—	(113)
Recoveries	—	—	20	—	—	20
Provision	3	(66)	361	3	19	320

ALLL Balance at December 31, 2015	$418	$680	$476	$487	$287	$2,348

Individually evaluated for impairment	$—	$45	$—	$40	$250	$335
Collectively evaluated for impairment	$418	$635	$476	$447	$37	$2,013

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

	Commercial	Commercial Real Estate	Consumer	Residential	Municipal	Total
ALLL Balance at December 31, 2013	$306	$1,073	$56	$322	$314	$2,071
Charge-offs	—	—	(24)	—	—	(24)
Recoveries	—	—	4	—	—	4
Provision	109	(327)	172	162	(46)	70

ALLL Balance at December 31, 2014	$415	$746	$208	$484	$268	$2,121

Individually evaluated for impairment	$—	$52	$—	$45	$234	$331
Collectively evaluated for impairment	$415	$694	$208	$439	$34	$1,790

The following is a summary of the changes in the allowance for loan losses for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Balance, beginning	$2,121	$2,071
Charge-offs	(113)	(24)
Recoveries	20	4
Provision	320	70

Balance, ending	$2,348	$2,121

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALLL that is representative of the risk found in the components of the portfolio at any given date.

At December 31, 2015 loans with a carrying amount of $44.0 million were pledged to secure short-term and long-term borrowings with the Federal Home Loan Bank.

Loans held for sale consists of the Bank’s commitment to purchase up to $10,000,000 in residential mortgage loan fundings originated primarily in Virginia, Pennsylvania, New Jersey and Florida by another financial institution. The Bank reviews loan documentation for each specific mortgage prior to funding to ensure it conforms to the terms of the agreement. The mortgages funded through this program must have already obtained a purchase commitment (takeout) from another financial institution as part of the conditions of the Bank’s funding. The Bank earns 30-day LIBOR plus 2.25% on all loans held in this category. The balance of loans held for sale was $9,314,638 and $0 at December 31, 2015 and 2014, respectively.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 4.	Loans Receivable and Related Allowance for Loan Losses (Continued)

Nonaccrual loans were approximately $384,000 and $131,000 at December 31, 2015 and 2014, respectively. The Bank is not committed to lend additional funds to borrowers whose loans are considered impaired or whose loans have been modified.

The Bank has a loan with a balance of approximately $706,000 and $771,000 at December 31, 2015 and 2014 that was involved in bankruptcy litigation. The loan was for the benefit of a municipality. Funds advanced for the loan were held in the custody of the company that declared bankruptcy, resulting in the municipality not taking in its direct possession the full note amount. The municipality has continued to make payments on the note and it was current at December 31, 2015 and 2014. The municipality believes the amortized balance of the obligation is approximately $25,000 at December 31, 2015.

Note 5.	Bank Premises and Equipment

Bank premises and equipment are summarized as follows:

	2015	2014
Buildings and land	$2,188,154	$2,161,858
Furniture, fixtures and equipment	2,167,081	2,164,393
Software	154,837	169,031

Total Cost	4,510,072	4,495,282
Less: Accumulated depreciation	2,470,256	2,288,465

Total, net of depreciation	$2,039,816	$2,206,817

Depreciation expense for 2015 and 2014 was $269,793 and $249,944, respectively.

Note 6.	Time Deposits

The aggregate amounts of certificates of deposit, with a minimum denomination of $250,000 were $15,189,000 and $11,694,000 at December 31, 2015 and 2014, respectively.

Time deposits include brokered deposits purchased through the Certificate of Deposit Account Registry Service (CDARS). The balance of these time deposits was approximately $2,680,886 and $9,478,000 at December 31, 2015 and 2014, respectively. As long as the Bank maintains its current rating through CDARS rating service, it may purchase deposits up to 15% of its assets as of the most recent quarter end. At December 31, 2015, the Bank could have purchased up to approximately $40,000,000 in deposits through CDARS. The decision to utilize this funding depends on the Bank’s liquidity needs and the pricing of CDARS deposits compared to other potential funding sources.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 6.	Time Deposits (Continued)

At December 31, 2015, the scheduled maturities of time deposits are as follows:

Maturities
2016	$49,298,841
2017	22,485,633
2018	8,100,748
2019	9,831,008
2020	6,398,651
2021 and beyond	720,627

Total	$96,835,508

Note 7.	Borrowings

The Bank has a line of credit from the Federal Home Loan Bank of Atlanta (FHLB) secured by the Bank’s real estate loan portfolio and certain pledged securities. The FHLB will lend up to 25% of the Bank’s total assets at the prior quarter end, subject to certain eligibility requirements, including adequate collateral. At December 31, 2015, the Bank had borrowings from FHLB that totaled $37,657,000. The interest rate on the borrowings range from .34% to 3.95% depending on the structure and maturity. The borrowings at year-end also required the Bank to own $1,815,300 of FHLB stock. This amount is included with restricted investments on the consolidated balance sheets.

During 2012, the Bank refinanced $11,000,000 of its fixed rate debt to take advantage of the low rate interest environment by extending maturities. The refinancing of this debt created fees of approximately $457,000, which were capitalized according to accounting standards and are included on the balance sheet as a reduction of the outstanding principal. This amount is being amortized over the life of the new debt.

The principal on FHLB borrowings matures as follows:

Maturities
2016	$17,700,000
2017	—
2018	14,957,000
2019	5,000,000

Total principal	37,657,000
Capitalized refinancing fees	(215,806)

FHLB borrowings, net	$37,441,194

At December 31, 2015, the Bank had fixed rate advances from the Federal Home Loan Bank of Atlanta (FHLB) totaling $29,585,572.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 7.	Borrowings (Continued)

In December 2014, the Company issued stock as part of a private placement capital raise. The Bank’s Employee Stock Ownership Plan (“ESOP”) purchased stock as part of this raise and borrowed $600,000 from Community Bankers’ Bank to fund the purchase. The loan carries an interest rate of 4.50% and is to be repaid in seven annual installments of principal and interest. The Company has guaranteed the loan, which carried a balance of $518,225 and $600,000 at December 31, 2015 and 2014, respectively. The balance is included in other borrowed funds on the consolidated balance sheet. Repayment of the loan comes from the Bank’s annual discretionary contribution to the ESOP, as well as the Bank’s matching component to employee’s elective deferrals into the 401(k) plan, the proceeds of which are contributed to the ESOP. The shares purchased with the proceeds of this loan are being used as collateral and are therefore restricted. A prorated portion of the restricted shares are released each year as the loan is repaid. The Company also pledged securities from its AFS portfolio with an approximate fair value of $289,000. These securities are included in restricted investments on the consolidated balance sheet.

In addition the Bank has established lines of credit for federal funds purchases of $5,000,000 with its correspondent bank. The balance was zero at December 31, 2015 and December 31, 2014.

Note 8.	Subordinated Debt

On November 20, 2015, the Company entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with 14 institutional accredited investors under which the Company issued an aggregate of $10,000,000 of subordinated notes (the “Notes”) to the institutional accredited investors. The Notes have a maturity date of December 1, 2025. The Notes bear interest, payable on the 1st of June and December of each year, commencing June 1, 2016, at a fixed rate of 6.75% per year for the first five years, and thereafter will bear a floating interest rate of LIBOR plus 512.8 basis points. The Notes are not convertible into common stock or preferred stock and are not callable by the holders. The Company has the right to redeem the Notes, in whole or in part, without premium or penalty, at any interest payment date on or after December 1, 2020 and prior to the maturity date, but in all cases in a principal amount with integral multiples of $1,000, plus interest accrued and unpaid through the date of redemption. If an event of default occurs, such as the bankruptcy of the Company, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. The Notes are unsecured, subordinated obligations of the Company and will rank junior in right of payment to the Company’s existing and future senior indebtedness. The Notes qualify as Tier 2 capital for regulatory reporting.

As part of the transaction, the Company incurred issuance costs totaling $338,813. These costs are being amortized over the life of the Notes. The following table summarizes the balance of the Notes and related issuance costs at December 31, 2015:

Subordinated debt	$10,000,000
Unamortized issuance costs	(335,092)

Subordinated debt, net	$9,664,908

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 9.	Preferred Stock

The Company is authorized to issue 250,000 shares of preferred stock at a par value of $50 per share. In 2011, the Company issued 4,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A to the United States Department of Treasury as part of the Small Business Lending Fund (SBLF) program. The shares were issued at $1,000 per share, which was also the liquidation value, for a total issuance of $4,500,000. Dividend rates fluctuated with the amount of qualified small business lending as defined by the SBLF program. As of December 31, 2014, the dividend rate was 1.00%. In December 2015, the Company fully redeemed the shares using proceeds from the Subordinated Debt issuance described in Note 8.

Note 10.	Common Stock

The Company has 5,000,000 shares of no par value authorized common stock of which 1,401,511 and 1,270,555 shares were issued and outstanding at December 31, 2015 and 2014, respectively.

Note 11.	Other Real Estate Owned (Foreclosed Assets)

The Bank had the following amounts in Other Real Estate Owned at December 31, 2015 and 2014:

	Estimated Realizable Value
Real Estate Held	2015	2014
Land	$—	$140,000
1-4 Family	70,000	70,000

	$70,000	$210,000

The estimated realizable value is the net amount Bank management expects to realize from the sale of the foreclosed upon real estate. The net realizable amount takes into account realtor commissions and other anticipated costs associated with the disposition of real estate. The property currently held in Other Real Estate Owned was obtained during 2014. Adjustments to reduce the loan balance to net realizable value at the time the property was acquired were made to the Allowance for Loan Losses. Bank Management continues to monitor the properties for changes in value. Any decline in value would be charged to operations.

Expenses associated with the maintenance and upkeep of Other Real Estate Owned are recorded as Other Real Estate Expense. The balance of Other Real Estate Owned is included with other assets on the Company’s consolidated balance sheets.

Note 12.	Goodwill

The balance in goodwill is the result of a branch acquisition in Charlottesville in 2011. The Bank purchased the branch in an effort to expand its geographic service area by targeting an attractive market with the potential to provide continued balance sheet growth and new opportunities for the Bank. Bank management will evaluate at least annually the recorded value of the goodwill. In the event the asset suffers a decline in value based on criteria established in governing accounting standards, an impairment will be recorded.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 13.	Disclosures About Fair Value of Financial Instruments

In accordance with the requirements of U.S. GAAP, fair value disclosure estimates are being made for like-kind financial instruments. Fair value estimates are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the financial instruments.

U.S. GAAP excludes certain items from the disclosure requirements, and accordingly, the aggregate fair value of amounts presented do not represent the underlying value of the Company. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

The following table represents the estimates of fair value of financial instruments as of December 31, 2015 and 2014:

	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and short-term investments	$7,265,264	$7,265,264	$7,941,884	$7,941,884
Federal funds sold	582,000	582,000	542,000	542,000
Investment securities	37,957,139	38,346,705	37,056,056	37,465,448
Loans held for sale	9,314,638	9,314,638	—	—
Net loans held for investment	204,936,540	211,798,362	184,723,649	192,789,000
Accrued interest receivable	873,295	873,295	786,782	786,782
Bank-owned life insurance	2,414,246	2,414,246	2,349,745	2,349,745
Financial Liabilities
Deposits	196,491,845	196,578,000	183,898,642	184,899,000
Other borrowed funds	37,959,419	38,487,225	29,893,599	30,383,000
Subordinated debt, net	9,664,908	9,664,908	—	—
Accrued interest payable	149,590	149,590	175,842	175,842

The following methods and assumptions are used to estimate the fair value of financial instruments:

Cash and short term investments: The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of certificates of deposit in other banks.

Investment securities: Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, quoted market prices of similar securities are used.

Loans held for sale: Loans held for sale are usually held for a short period of time ranging from 10 to 60 days. The carrying value of these loans approximates their fair value.

Loans held for investment: The fair value of loans held for investment is based on a discounted value of the estimated future cash flow expected to be received through the earlier of the loan payout or the loan repricing date. The interest rate applied in the discounted cash flow method reflects average current rates on similar loans adjusted for relative risk and maturity. Fair values of impaired loans are estimated based on estimates of net realization of underlying collateral.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 13.	Disclosures About Fair Value of Financial Instruments (Continued)

Deposits: The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the interest rates currently offered for deposits of similar remaining maturities.

Other borrowed funds: The fair value of fixed maturity obligations is estimated by a discounted cash flow method using the interest rates currently offered for borrowings of similar remaining maturities.

Accrued interest receivable and payable: The carrying amounts of accrued interest receivable and payable approximate their fair values.

Bank-owned life insurance: The carrying and fair value amount of bank-owned life insurance is based on the present value of the receivable from the executive. The cash surrender values of the policies exceed the carrying amounts as of the balance sheet date.

Off-balance sheet instruments: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the customers. The amount of fees currently charged on commitments is determined to be insignificant and therefore the fair value and carrying value of off-balance sheet instruments are not shown.

Note 14.	Fair Value Measurements

U.S. GAAP defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 -	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liabilities, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 -	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 14.	Fair Value Measurements (Continued)

The following sections provide a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities: Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Currently, all of the Company’s securities are considered to be Level 2 securities.

Fair values of assets and liabilities measured on a recurring basis at December 31, 2015 and 2014 are as follows:

	Fair Value Measurements at Reporting Date Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Available for-sale securities	$21,089,617	$—	$21,089,617	$—
Bank-owned life insurance	2,414,246	—	2,414,246	—

Total	$23,503,863	$—	$23,503,863	$—

December 31, 2014
Available for-sale securities	$19,937,946	$—	$19,937,946	$—
Bank-owned life insurance	2,349,745	—	2,349,745	—

Total	$22,287,691	$—	$22,287,691	$—

Gains and losses (realized and unrealized) included in earnings for the year are reported in noninterest income as follows:

December 31, 2015:
Total gains included in earnings for the year	$—

Change in unrealized gains or losses relating to assets still held at year end	$98,542

December 31, 2014:
Total gains included in earnings for the year	$16,456

Change in unrealized gains or losses relating to assets still held at year end	$214,335

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 14.	Fair Value Measurements (Continued)

Fair values of assets measured on a non-recurring basis at December 31, 2015 and 2014 are as follows:

	Fair Value Measurements at Reporting Date Using
	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Other real estate owned	$70,000	$—	$—	$70,000

Total	$70,000	$—	$—	$70,000

December 31, 2014
Other real estate owned	$210,000	$—	$—	$210,000

Total	$210,000	$—	$—	$210,000

For level 3 assets and liabilities measured at fair value on a recurring basis or non-recurring basis as of December 31, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value At December 31, 2015	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$70,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15%-35%

	Fair Value At December 31, 2014	Valuation Technique	Significant Unobservable Inputs	Range
Other real estate owned	$210,000	Discounted appraised value	Discounted for selling costs and age of appraisals	15%-35%

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 15.	Income Taxes

A reconciliation between the amount of total income taxes and the amount computed by multiplying income by the applicable federal income tax rates is as follows:

	2015	2014
Income taxes computed at the applicable federal income tax rate	$1,218,557	$962,147
Tax exempt municipal income	(153,461)	(151,767)
Income from life insurance	(21,930)	(22,421)
Other, net	4,961	3,393

Income Tax Expense	$1,048,127	$791,352

The current and deferred components of income tax expense are as follows:

	2015	2014
Current tax expense	$1,117,865	$710,283
Deferred tax expense	(69,738)	81,069

Income Tax Expense	$1,048,127	$791,352

Deferred tax assets have been provided for temporary differences related to the allowance for loan losses, recognition of loan fee income, and deferred compensation agreements. Deferred tax liabilities have been provided for temporary differences related to depreciation and unrealized securities gains.

The net deferred tax asset was made up of the following:

	2015	2014
Deferred tax assets	$1,317,608	$1,320,122
Deferred tax liabilities	(340,238)	(385,668)

Net Deferred Tax Asset	$977,370	$934,454

This amount has been included as part of other assets on the balance sheet.

The federal and Virginia income tax returns of the Company for 2012 to 2015 are subject to examination by the Internal Revenue Service and the Virginia Department of Taxation.

Note 16.	Employee Benefits

The Bank has a 401(k) Profit Sharing Plan that covers eligible employees. Employees may make voluntary contributions subject to certain limits based on federal tax laws. The Bank matches 100 percent of an employee’s contribution up to five percent of his or her salary. The Bank’s Board of Directors may make additional contributions at its discretion. Employees become eligible to participate after one year of continuous service and the benefits vest over a five-year period. For the years ended December 31, 2015 and 2014, total expenses attributable to this plan were $92,621 and $78,031, respectively.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 16.	Employee Benefits (Continued)

In 2013, the Company established an Employee Stock Ownership Plan (ESOP) that covers eligible employees. Benefits in the Plan vest over a five-year period. Contributions to the plan are made at the discretion of the Board of Directors, and may include both the matching component to employees’ elective deferrals into the 401(k) plan and discretionary profit contributions. In December 2014, the ESOP borrowed $600,000 and used the proceeds to purchase 42,857 common shares from the Company. Shares purchased with the borrowed funds are allocated and released to participants over the repayment period of the loan using a formula that considers current contributions to service the debt compared to total expected contributions over the amortization period of the loan. As of December 31, 2015, 6,557 shares had been released from the suspended shares resulting in a remaining balance of 36,300 unallocated ESOP shares. The fair value of unallocated shares as of December 31, 2015 was $689,700. All shares issued to and held by the Plan are considered outstanding in the computation of earnings per share. The Plan or the Company is required to purchase shares from separated employees at a price determined by a third party appraisal.

The Company recognized discretionary expenses of $65,000 and $60,000 for contributions to the Plan in 2015 and 2014, respectively. Compensation expense with regards to allocated shares is determined based on the fair value of the stock at the date of allocation and totaled $126,000 for 2015. Dividends on shares released are recorded as dividends paid on common stock in the statement of Stockholders’ Equity (totaled $3,000 in 2015) and dividends on unreleased shares are recorded as compensation expense (totaled $18,000 in 2015). The Plan held 53,200 total shares of Company stock at December 31, 2015 and 2014.

Note 17.	Financial Instruments With Off-Balance-Sheet Risk

In the normal course of business, to meet the credit needs of its customers, the Bank has made commitments to extend credit of $19,465,000 and $10,846,000 as of December 31, 2015 and 2014, respectively. These commitments represent a credit risk which is not recognized in the consolidated balance sheet. The Bank uses the same credit policies in making commitments as it does for the loans reflected in the balance sheet. Commitments to extend credit are generally made for a period of one year and interest rates are determined when funds are disbursed. Collateral and other security for the loans are determined on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

Note 18.	Commitments and Contingencies

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The commitments include a total of $1,039,132 for its interest in five Small Business Investment Company (SBIC) funds. The Bank funded $1,160,868 of its total $2,400,000 investment prior to December 31, 2015, and anticipates capital calls for the remaining amount to occur during the next one to three years. Management does not anticipate any loss resulting from these commitments.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 19.	Lease Commitments

The Bank leases real property in McGaheysville, Virginia for a branch that began operations in March 2003. The lease term commenced March 1, 2003 and continues for fifteen years, with five optional one year extensions. Base annual rent, including utilities, is $36,300 or $3,025 per month, adjusted annually for inflation as listed by the Consumer Price Index.

The Bank leases real property in Albemarle County, Virginia for a branch that began operations in May 2012. The lease term commenced May 1, 2012 and continues for seven years with two optional five year extensions. Base annual rent, including utilities, is $81,400, or $6,783 per month, increasing at 2% annually.

The Bank leases real property in Harrisonburg, Virginia for a branch that began operations in April 2014. The lease term commenced April 1, 2014 and continues for fifteen years with two optional five year extensions. Base annual rent is $43,470, or $3,623 per month, adjusted annually for inflation as listed by the Consumer Price Index.

At December 31, 2015, the aggregate future minimum rental commitments (base rents) under this noncancellable operating lease are as follows:

Annual Payments
For the year ending December 31,
2016	$161,170
2017	164,275
2018	135,060
2019	74,743
2020	74,743
Thereafter	446,603

Total	$1,056,594

Rent expense for 2015 and 2014 was $178,470 and $153,568, respectively.

Note 20.	Concentration of Credit Risk

The majority of the Bank’s loans are made to customers in the Bank’s trade area and a substantial portion of the loans are secured by real estate. Accordingly, the ultimate collectibility of the Bank’s loan portfolio is susceptible to changes in local economic conditions including the agribusiness sector and the real estate market. A summary of loans by type is shown in Note 4. Collateral required by the Bank is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower. In addition, investment in state and municipal securities include governmental entities within the Bank’s market area.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 21.	Transactions With Related Parties

During the year, officers, directors, and principal shareholders and their related interests were customers of and had transactions with the Bank during the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers and did not involve any abnormal risk. Loan transactions to such related parties are shown in the following schedule:

	2015	2014
Total loans, beginning of year	$5,613,000	$2,142,000
Changes in related parties	—	2,855,000
Advances	3,394,000	1,475,000
Curtailments	(2,763,000)	(859,000)

Total loans, end of year	$6,244,000	$5,613,000

The Bank held related party deposits of approximately $3,163,000 and $3,474,000 at December 31, 2015 and 2014, respectively.

Note 22.	Regulatory Matters

The principal source of funds of Blue Ridge Bankshares, Inc. is dividends paid by its subsidiary bank. The various regulatory authorities impose restrictions on dividends paid by a state bank. A state bank cannot pay dividends (without the consent of state banking authorities) in excess of the total net profits (net income less dividends paid) of the current year to date and the combined retained net profits of the previous two years. As of January 1, 2016, Blue Ridge Bank could pay dividends to Blue Ridge Bankshares, Inc. of approximately $5,734,000 without the permission of regulatory authorities. The ability to pay such a dividend would additionally be affected by the subsidiary bank’s capital availability.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 22.	Regulatory Matters (Continued)

The Bank is considered well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s prompt corrective action category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total risk based capital
(To risk rated assets)
Blue Ridge Bankshares	$26,570	14.05%	$15,124	8.0%	N/A	N/A
Blue Ridge Bank	$30,774	16.45%	$14,962	8.0%	$18,703	10.0%
Tier I capital
(To risk rated assets)
Blue Ridge Bankshares	$24,222	12.81%	$11,343	6.0%	N/A	N/A
Blue Ridge Bank	$28,436	15.20%	$11,222	6.0%	$14,962	8.0%
Common equity tier 1 capital
(To risk rated assets)
Blue Ridge Bankshares	$24,222	12.81%	$8,507	4.5%	N/A	N/A
Blue Ridge Bank	$28,436	15.20%	$8,416	4.5%	$12,157	6.5%
Tier I capital
(To average assets)
Blue Ridge Bankshares	$24,222	9.53%	$10,165	4.0%	N/A	N/A
Blue Ridge Bank	$28,436	10.86%	$10,476	4.0%	$13,095	5.0%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total risk based capital
(To risk rated assets)
Blue Ridge Bankshares	$27,079	16.76%	$12,922	8%	N/A	N/A
Blue Ridge Bank	$26,491	16.47%	$12,864	8%	$16,080	10%
Tier I capital
(To risk rated assets)
Blue Ridge Bankshares	$24,958	15.45%	$6,461	4%	N/A	N/A
Blue Ridge Bank	$24,480	15.22%	$6,432	4%	$9,648	6%
Tier I capital
(To average assets)
Blue Ridge Bankshares	$24,958	10.99%	$9,082	4%	N/A	N/A
Blue Ridge Bank	$24,480	10.57%	$9,262	4%	$11,578	5%

(Continued)

BLUE RIDGE BANKSHARES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Note 22.	Regulatory Matters (Continued)

On July 7, 2013 the Federal Reserve Board approved the Basel III Final Rule which began implementation January 1, 2015. The desired overall objective of Basel III is to improve the banking sector’s ability to absorb shocks arising from financial and economic stress. The Final Rule changed minimum capital ratios and raised the Tier 1 Risk Weighted Assets to 6% from 4%. In addition, the new rules will require a bank to maintain a capital conservation buffer that starts at 0.625% beginning in 2016 and reaches 2.50% by 2019. The phase in of this buffer began in 2015 with complete compliance required by 2019. Generally, the Basel III Final Rule will require banks to maintain higher levels of common equity and regulatory capital.

Note 23.	Recent Accounting Pronouncements and Changes

In January 2014, the FASB issued ASU 2014-04, Receivables (Topic 310) – Troubled Debt Restructurings by Creditors. ASU 2014-04 is intended to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU 2014-04 is effective for annual periods beginning after December 15, 2014. Adoption by the Company did not have a material impact on the consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018. Adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860) – Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. ASU 2014-11 is intended to clarify the accounting for and improve the disclosures related to repurchase-to-maturity transactions and repurchase financings. ASU 2014-11 is effective for annual periods beginning after December 15, 2014. Adoption by the Company did not have a material impact on the consolidated financial statements and related disclosures.

In January 2016, ASU No. 2016-01 Financial Instruments – Overall (Subtopic 825-10) was issued by the FASB. The amendments address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments on its financial statements.

(Continued)

Blue Ridge Bankshares, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(unaudited)	(audited)
Assets
Cash and due from banks	$6,263,504	$7,265,264
Federal funds sold	1,095,000	582,000
Securities available for sale, at fair value	20,965,651	21,089,617
Securities held to maturity, at cost	14,197,879	14,226,788
Restricted equity securities, at cost	2,224,231	2,640,734
Loans held for sale, at fair value	12,238,707	9,314,638
Loans, net of unearned income	207,722,491	207,284,260
Less allowance for loan losses	2,401,418	2,347,720

Loans, net	205,321,073	204,936,540
Premises and equipment, net	2,052,463	2,039,816
Cash surrender value of life insurance	3,429,966	2,414,246
Other real estate owned	—	70,000
Other assets	4,425,126	4,330,509

Total assets	$272,213,600	$268,910,152

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$36,085,777	$36,168,631
Interest-bearing	173,647,166	160,323,214

Total deposits	209,732,943	196,491,845

Other borrowings	26,778,461	37,959,419
Subordinated debentures, net of issuance costs	9,673,378	9,664,908
Other liabilities	1,383,989	693,156

Total liabilities	247,568,771	244,809,328

Commitments and contingencies
Shareholders’ Equity:
Common stock, no par value; 5,000,000 shares authorized; 1,401,511 shares issued and outstanding at March 31, 2016 and December 31, 2015	7,080,669	7,080,669
Additional paid-in capital	42,887	42,887
Retained earnings	18,046,105	17,686,430
Accumulated other comprehensive income	(16,626)	(200,956)

	25,153,035	24,609,030
Unearned ESOP shares	(508,206)	(508,206)

Total shareholders’ equity	24,644,829	24,100,824

Total liabilities and shareholders’ equity	$272,213,600	$268,910,152

See accompanying notes to unaudited consolidated financial statements.

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Interest income:
Interest and fees on loans	$2,608,988	$2,267,750
Interest on taxable securities	208,499	164,021
Interest on nontaxable securities	60,724	70,701
Interest on deposits in other banks	7,699	2,425
Interest on federal funds sold	2,290	1,029

Total interest income	2,888,200	2,505,926

Interest expense:
Interest on deposits	401,605	359,477
Interest on subordinated debentures	177,220	—
Interest on other borrowings	120,394	112,426

Total interest expense	699,219	471,903

Net interest income	2,188,981	2,034,023
Provision for loan losses	90,000	40,000

Net interest income after provision for loan losses	2,098,981	1,994,023

Non-interest income:
Service charges on deposit accounts	77,522	68,503
Loss on disposal of assets	(1,025)	—
Income from investment in life insurance contracts	15,721	16,021
Other income	124,066	158,284

Total other income	216,284	242,808

Non-interest expenses:
Salaries and employee benefits	741,271	659,759
Occupancy and equipment expense	147,967	151,333
Data processing fees	114,816	115,319
Other real estate expenses	1,871	975
Legal and other professional fees	70,355	60,297
Advertising fees	83,427	85,022
Audit and accounting fees	44,455	33,700
FDIC insurance expense	42,000	81,000
Director fees	35,900	37,500
Other taxes and assessments	88,033	73,975
Other operating	207,419	155,277

Total other expenses	1,577,514	1,454,157

Income before income tax (benefits)	737,751	782,674
Income tax expense (benefits)	213,397	227,894

Net income	$524,354	$554,780

Preferred stock dividends	—	(11,250)

Net earnings (loss) available to common shareholders	$524,354	$543,530

Basic earnings (loss) per common share	$0.37	$0.43

Diluted earnings (loss) per common share	$0.37	$0.43

See accompanying notes to unaudited consolidated financial statements.

Blue Ridge Bankshares, Inc.

Consolidated Statements of Comprehensive Income

For the Three Months Ended March 31, 2016 and 2015

(Unaudited)

	2016	2015
Net income	$524,354	$554,780
Other comprehensive income, net of tax:
Net unrealized holding gains arising during period, net of tax of $100,738 and $38,623	184,330	70,673

Comprehensive income	$708,684	$625,453

See accompanying notes to unaudited consolidated financial statements.

Blue Ridge Bankshares, Inc.

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2016 and 2015

(Unaudited)

	2016	2015
Cash flows from operating activities:
Net income	$524,354	$554,780
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	67,090	68,777
Deferred income taxes	69,738	(81,069)
Provision for loan losses	90,000	40,000
Net increase in loans held for sale	(2,924,069)	—
Loss on disposal of premises and equipment	1,025	—
Investment amortization expense, net	47,740	50,034
Amortization of debt refinancing fees	19,042	19,042
Amortization of subordinated debt issuance costs	8,470	—
Increase in cash value of life insurance	(15,720)	(16,021)
Decrease (Increase) in other assets	(66,842)	451,025
Increase (Decrease) in accrued expenses	690,833	(43,045)

Net cash (used in) provided by operating activities	(1,488,339)	1,043,523

Cash flows from investing activities:
Net (increase) decrease in federal funds sold	(513,000)	164,000
Purchase of securities available for sale	(345,046)	—
Proceeds from calls, maturities, sales, paydowns and maturities of securities available for sale	730,070	1,003,713
Purchase of insurance policies	(1,000,000)	—
Net change in restricted equity securities	416,503	(690)
Net increase in loans held for investment	(474,533)	(1,832,883)
Purchase of premises and equipment	(80,762)	(19,907)
Capital calls of SBIC funds and other investments	(128,010)	(26,773)
Nonincome distributions from limited liability companies	4,938	54,007

Net cash used in investing activities	(1,389,840)	(658,533)

Cash flows from financing activities:
Net increase in deposits	13,241,098	5,174,293
Common stock dividends paid	(164,679)	(146,115)
Preferred stock dividends paid	—	(11,250)
Net decrease in other borrowings	(11,200,000)	(2,042,857)
Issuance of common stock	—	1,774,261

Net cash provided by financing activities	1,876,419	4,748,332

Net increase (decrease) in cash and due from banks	(1,001,760)	5,133,322
Cash and due from banks at beginning of period	7,265,264	7,941,884

Cash and due from banks at end of period	$6,263,504	$13,075,206

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$511,320	$457,839

See accompanying notes to unaudited consolidated financial statements.

Notes to Consolidated Financial Statements – March 31, 2016 and 2015 (Unaudited) and December 31, 2015

Note 1 - Basis of Presentation

The corporate history of Blue Ridge Bankshares, Inc. (the “Company”) is available at http: www.mybrb.com.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Blue Ridge Bank (the “Bank”). All intercompany accounts and transactions have been eliminated in consolidation.

The financial statements for the interim periods ended March 31, 2016 and March 31, 2015 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. The financial information as of December 31, 2015 has been derived from the audited financial statements as of that date.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

Note 2 – Regulatory Oversight, Capital Adequacy, Operating Results and Liquidity

Regulatory Oversight

The Company operates under the supervision and monitoring of the Federal Reserve Bank of Richmond while the Bank’s primary regulator is the Bureau of Financial Institutions. On August 18, 2011, the Company issued 4,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A to the United States Department of Treasury as part of the Small Business Lending Fund (SBLF) program. The shares were issued at $1,000 per share, which is also the liquidation value, for a total issuance of $4,500,000. Dividend rates fluctuated with the amount of qualified small business lending as defined by the SBLF program. The rate was scheduled to increase to 9% beginning in February 2016. At December 31, 2015, the Company fully redeemed the shares using proceeds from the Subordinated Debt issuance described in Note 13.

Capital Adequacy

As of March 31, 2016, the Bank exceeded all of the regulatory capital ratio levels to be categorized as “well capitalized.” The following table summarizes the Company’s and Bank’s capital ratios at March 31, 2016:

	Regulatory Levels To Be Well Capitalized (Applies to Bank)	Blue Ridge Bank	Blue Ridge Bankshares, Inc.
Total risk-based (to risk-weighted assets)	10.00%	16.48%	13.95%
Tier 1 risk-based (to risk-weighted assets)	8.00%	15.23%	12.71%
Common Equity Tier 1 (to risk-weighted assets)	6.50%	15.23%	12.71%
Tier 1 leverage (to total average assets)	5.00%	10.79%	9.57%

Operating Results

The Company recorded net income of $524 thousand for the three months ended March 31, 2016 compared to net income of $555 thousand for the three months ended March 31, 2015, a -5.5% year over year decrease in net income for the comparative three month period. Pre-tax income of $738 thousand in the three months ended March 31, 2016 was down 5.7% from the pre-tax income of $783 thousand during the three months ended March 31, 2015. This year over year decline in three month earnings was driven primarily by a $185 thousand or 165.7% increase in interest expense on borrowed funds due to the subordinated debt issuance described in Note 13. This year over year earnings decline was partially offset by increased net interest income due to continued growth of our average earning assets.

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Our primary liquidity needs involve the funding of loans available for sale, new portfolio loans, and maturing deposits.

We meet our liquidity needs through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts and with advances from the Federal Home Loan Bank of Atlanta and federal funds purchased lines of credit.

As of March 31, 2016, the Company had $112.1 million in total borrowing capacity, of which we had utilized $29.4 million or 26.3%, leaving remaining available liquidity of $82.7 million. The following tables present available sources of liquidity at March 31, 2016 and December 31, 2015:

	March 31, 2016
	Total Line of Credit	Funds Borrowed	Funds Available
Available sources of liquidity
Federal funds purchased lines of credit	$5,000,000	$—	$5,000,000
Available brokered certificates of deposit	40,457,000	2,983,000	37,474,000
Federal Home Loan Bank Advance Availability	66,709,000	26,457,000	40,252,000

Total sources of liquidity	$112,166,000	$29,440,000	$82,726,000

	December 31, 2015
	Total Line of Credit	Funds Borrowed	Funds Available
Available sources of liquidity
Federal funds purchased lines of credit	$5,000,000	$—	$5,000,000
Available brokered certificates of deposit	40,026,000	2,980,000	37,046,000
Federal Home Loan Bank Advance Availability	64,291,000	37,657,000	26,634,000

Total sources of liquidity	$109,317,000	$40,637,000	$68,680,000

Additionally, loans available for sale function as a further source of liquidity based on the speed with which these loans are sold and settled for cash. Management expects that, on average, loans originated for sale will be sold and converted to cash within 30 to 35 business days after the loan is originated. The balance of loans available for sale averaged over $8.2 million during the first three months of 2016. Accordingly, in the event of a liquidity crisis, we have the ability to slow or stop loan origination activity to allow the loans available for sale to convert into cash. Based on current and expected liquidity needs and sources, management expects the Company to be able to meet all obligations as they become due.

Note 3 – Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31.

	For the three months ended March 31,
	2016	2015
Net income	$524,354	$554,780
Preferred stock dividends		(11,250)

Net income available to common shareholders	$524,354	$543,530

Weighted average common shares	1,401,511	1,276,375
Effect of dilutive securities	—	—

Diluted average common shares	1,401,511	1,276,375

Earnings (losses) per common share	$0.37	$0.43

Diluted earnings (losses) per common share	$0.37	$0.43

Note 4 - Net Interest Income

The Bank’s net interest income is determined by the level of our earning assets, primarily loans outstanding, and the management of our net interest margin.

For the three months ended March 31, 2016, net interest income totaled $2.2 million as compared to $2.0 million for the same period in 2015, for an increase of $155 thousand, or 7.6%. Total interest income increased $382 thousand or 15.3% to $2.9 million at March 31, 2016 as compared to $2.5 million for the same period last year. Interest and fees on loans increased by $341 thousand, or 15.1%, to $2.6 million in the three months ended March 31, 2016 from $2.3 million in the three months ended March 31, 2015. During the first three months of 2016, the bank’s average total loan portfolio increased $20.2 million from the same period reported at March 31, 2015. Interest income on investment securities increased by $40 thousand, or 16.8%, to $277 thousand in the three months ended March 31, 2016 compared to $237 thousand in the three months ended March 31, 2015. Total interest expense increased by $227 thousand, or 48.2%, to $699 thousand for the three months ended March 31, 2016 compared to $472 thousand for the same period in 2015. The net interest margin and the interest rate spread were 3.79% and 3.63%, respectively, for the three months ended March 31, 2016. The net interest margin realized on earning assets and the interest rate spread were 3.70% and 3.54%, respectively, for the three months ended March 31, 2015.

Note 5 - Provision and Allowance for Loan Losses

There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We establish and maintain an allowance for loan losses based on a number of qualitative factors including, among other things, historical experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. We believe that changes in economic and industry conditions capture the impact of general declines in the value of collateral property, and in this way our qualitative factors reflect general declines in collateral values.

To the extent that the recovery of loan balances has become collateral dependent, we obtain appraisals when appropriate, and then we reduce these appraised values for selling and holding costs to determine the liquidated value. Any shortfall between the liquidated value and the loan balance is charged against the allowance for loan losses in the month the related appraisal was received. In the ordinary course of managing and monitoring nonperforming loans, information may come to our attention that indicates the collateral value has declined further from the value established in the most recent appraisal. Such other information may include prices on recent comparable property sales or internet based property valuation estimates. In cases where this other information is deemed reliable, and the impact of a further reduction in collateral value would result in a further loss to the Company, we will record an increase to the allowance to reflect the additional estimated collateral shortfall.

The provision for loan losses is the periodic charge to operating earnings that management believes is necessary to maintain the allowance for possible loan losses at an adequate level. The amounts of these periodic charges are based on management’s analysis of the potential risk in the loan portfolio. This analysis includes, among other things, evaluation of the trends in key loan portfolio metrics as follows:

	March 31,	December	September	June 30,	March 31,	December	September	June 30,
(In thousands)	2016	31, 2015	30, 2015	2015	2015	31, 2014	30, 2014	2014
Portfolio loans, gross	$207,722	$207,284	$200,793	$197,547	$188,647	$186,845	$178,209	$164,909
Loans past due >30 days and still accruing interest	$1,468	$1,346	$371	$248	$227	$640	$326	$208
Loans on nonaccrual	$364	$384	$392	$406	$315	$131	$112	$41
(as a % of loans, gross)	0.18%	0.19%	0.20%	0.21%	0.17%	0.07%	0.06%	0.03%
Net loan charge offs (recoveries)	$36	$18	$36	$8	$31	$8	$3	$8
(as a % of loans, gross)	0.02%	0.01%	0.02%	0.00%	0.02%	0.00%	0.00%	0.01%

Portfolio loans, gross addresses the impact on the provision for loan losses from changes in the size and composition of our loan portfolio. Given the low historical charge-off activity experienced by the Bank, we apply various reserve factors to our portfolio based on the relative inherent risk for a particular loan type and grade. The inherent risk is established based on peer group data, information from regulatory agencies, the experience of the Bank’s lending officers, and recent trends in portfolio losses. These reserve factors are continuously evaluated and subject to change depending on trends in national and local economic conditions, the depth of experience of the Bank’s lenders, delinquency trends and other factors.

Loans past due greater than 30 days and still accruing interest has proven to be a useful leading indicator of directional trends in future loan losses. As the level of this metric rises, expectations are for a comparable increase in loans moving into a nonaccrual status and ultimately foreclosure resulting in increased losses. This pattern has been observed in the past where increasing trends in loans past due greater than 30 days and still accruing are followed in future quarters with the same directional changes in the level of loans on nonaccrual. The level of loans past due greater than 30 days and still accruing interest totaled $1.468 million at March 31, 2016, an increase of $1.241 million as compared to $227 thousand at March 31, 2015. This increase in past due loans occurred primarily during the last two quarters and reflects the impact an increasing dealer loan portfolio, which reached $10.37 million at March 31, 2016, and one long-standing commercial banking relationship. The impact from the dealer portfolio represents $343 thousand of the increase while the commercial banking relationship accounted for $747 thousand. As such, the deterioration in this credit metric over the last two quarters reflects both a trend that was anticipated by management with respect to the dealer portfolio, and an unanticipated change in a current borrowing relationship. Management will continue to carefully monitor past due loans and work aggressively to manage loan delinquency levels.

Loans on nonaccrual has been another leading indicator of potential future losses from loans. We typically place loans on nonaccrual status when they become 90 days past due. In addition to the interest lost when a loan is placed on nonaccrual status, there is an increased probability of a loan on nonaccrual moving into foreclosure with a potential loss outcome. The March 31, 2016 nonaccrual balance of $364 thousand is relatively stable from the $384 thousand balance of nonaccrual loans at December 31, 2015. While management is generally encouraged by the historically low nonaccrual balances, we remain vigilant in our loan monitoring and loss mitigation efforts.

Net loan charge offs or recoveries reflect our practice of charging recognized losses to the allowance and adding subsequent recoveries back to the allowance.

While charge-off activity has increased over the last four quarters, quarterly net charge-offs remain very low at $36 thousand and $18 thousand for the quarters ending March 31, 2016 and December 31, 2015, respectively. The increase in this category is related to the growing dealer loan portfolio that reached $10.37 million at March 31, 2016. Trends in charge-off activity are closely monitored by Bank Management.

In addition to considering the metrics described above, we evaluate the collectability of individual loans, the balance of impaired loans, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans and a review of specific problem loans.

	March 31,	December	September	June 30,	March 31,	December	September	June 30,
(In thousands)	2016	31, 2015	30, 2015	2015	2015	31, 2014	30, 2014	2014
Provision during quarter ended	$90	$90	$150	$40	$40	$60	$10	$0
Provision added in excess of net charge-offs	$54	$72	$114	$32	$9	$52	$7	$(8)
Allowance for loan losses	$2,401	$2,347	$2,276	$2,162	$2,130	$2,121	$2,069	$2,062
(as a % of loans, gross)	1.16%	1.13%	1.13%	1.09%	1.13%	1.14%	1.16%	1.25%

The difference between the amount of the provision for loan losses and net loan charge offs will result in expansion or shrinkage to the level of the allowance for loan losses.

While the level of nonaccrual loans has trended upward over the last several quarters, it remains low as a percentage of total loans and the loan portfolio as a whole continues to perform very well. In response to the upward trend in nonaccruals, Blue Ridge has edged up the allowance, but only slightly. The allowance has remained in a fairly tight range of between 1.09% and 1.16% of total loans. Management believes that the changes in the level of the allowance for loan losses are directionally consistent with the trends observed in the various asset quality metrics discussed above.

Management continues to carefully monitor past due and nonaccrual loans. Management acknowledges that future asset quality results may vary from our estimates and expectations, resulting in negative asset quality metrics, which could have a material adverse effect on our results of operations and financial condition.

Note 6 - Noninterest Income

Noninterest income for the three months ended March 31, 2016 totaled $216 thousand, a decrease of $26 thousand or 10.9%, as compared to $242 thousand for the three months ended March 31, 2015. The largest decrease was in small business investment company fund income due to no distributions being received in the first three months of 2016 compared to $54 thousand being received for the same period in 2015.

Note 7 - Noninterest Expense

Total noninterest expense for the three months ended March 31, 2016 was $1.6 million, as compared to $1.5 million for the same period in 2015. The largest contributor to this increase was in expenses related to salaries and benefits, which increased $82 thousand or 12.3% to $742 thousand during the first three months of 2016 compared to $660 thousand during the three months ending March 31, 2015 due to the hiring of additional business development and information technology staff.

Note 8 – Investment Securities

Investment securities are as follows:

	March 31, 2016
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Mortgage backed securities	$17,213	$173	$213	$17,173
Corporate bonds	3,100	—	35	3,065
Equity securities	670	58	—	728

	$20,983	$231	$248	$20,966

Held to maturity
State and municipal	$14,198	$507	$—	$14,705

	$14,198	$507	$—	$14,705

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available for sale
Mortgage backed securities	$17,962	$18	$408	$17,572
Corporate bonds	3,100	50	5	3,145
Equity securities	336	37	—	373

	$21,398	$105	$413	$21,090

Held to maturity
State and municipal	$14,227	$401	$11	$14,617

	$14,227	$401	$11	$14,617

Note 9 — Loans and allowance for loan losses

The composition of loans is summarized as follows:

		December 31,
(in thousands)	March 31, 2016	2015
Commercial and financial	$31,301	$30,325
Agricultural	178	257
Real estate – construction, commercial	14,005	13,890
Real estate – construction, residential	3,732	3,305
Real estate – mortgage, commercial	56,830	59,845
Real estate – mortgage, residential	84,680	84,317
Real estate – mortgage, farmland	5,065	5,144
Consumer installment loans	12,131	10,413

Gross loans	207,922	207,496
Less: Unearned income	(200)	(212)
Less: Allowance for loan losses	(2,401)	(2,347)

Net loans	$205,321	$204,937

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade areas, which includes the counties Page, Albemarle, and Rockingham, Virginia, as well as all of the counties adjacent to these three. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Loans exhibiting one or more of the following attributes are placed on a nonaccrual status:

a.)	Principal and/or interest is 90 days or more delinquent, unless the obligation is (i) well secured by collateral with a realizable value sufficient to discharge the debt including accrued interest in full, and (ii) in the process of collection, which is reasonably expected to result in repayment of the debt or in its restoration to a current status.

b.)	A borrower’s financial condition has deteriorated to such an extent, or some condition exists, that makes collection of interest and/or principal in full unlikely in management’s opinion.

c.)	Foreclosure or legal action has been initiated as a result of default by the borrower on the terms of the debt.

The following is a summary of current, past due and nonaccrual loans:

	March 31, 2016
(in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due & Accruing	Nonaccrual	Total Past Due & Nonaccrual	Current Loans	Total Loans
Commercial and financial	$30	$—	$—	$70	$100	$31,201	$31,301
Real estate – construction, commercial	—	—	—	—	—	14,005	14,005
Real estate – construction, residential	103	—	—	—	103	3,629	3,732
Real estate – mortgage, commercial	747	—	—	—	747	56,083	56,830
Real estate – mortgage, residential	55	85	—	248	388	84,292	84,680
Agricultural & Farmland	—	—	—	—	—	5,243	5,243
Consumer installment loans	378	53	15	46	492	11,639	12,131
Less: Unearned income	—	—	—	—	—	(200)	(200)

	1,313	$138	$15	$364	$1,830	$205,892	207,722

	December 31, 2015
(in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due & Accruing	Nonaccrual	Total Past Due & Nonaccrual	Current Loans	Total Loans
Commercial and financial	$—	$—	$—	$74	$74	$30,251	$30,325
Real estate – construction, commercial	—	—	—	12	12	13,878	13,890
Real estate – construction, residential	—	—	—	—	—	3,305	3,305
Real estate – mortgage, commercial	757	—	—	—	757	59,088	59,845
Real estate – mortgage, residential	222	—	—	249	471	83,846	84,317
Agricultural & Farmland	—	—	—	—	—	5,401	5,401
Consumer installment loans	413	78	22	49	562	9,851	10,413
Less: Unearned income	—	—	—	—	—	(212)	(212)

	1,392	$78	$22	$384	$1,876	$205,408	207,284

Other Risk Elements in the Loan Portfolio

We also monitor and evaluate several other loan portfolio characteristics at a total portfolio level rather than by major loan category. These characteristics include:

Junior Liens – Loans secured by liens in subordinate positions tend to have a higher risk profile than loans secured by liens in the first or senior position. At March 31, 2016 the Company held $7.76 million of loans secured by junior liens, which represented approximately 3.8% of the total net loan portfolio. At December 31, 2015 the Company held $7.77 million of loans secured by junior liens which represented approximately 3.7% of the total net loan portfolio.

High Loan to Value Ratios – Typically the Company will not originate a new loan with a loan to value (LTV) ratio in excess of 100%, except for loans made by our Dealer Division where originating LTVs can be as high as 120%. At March 31, 2016 the loan portfolio included 324 dealer loans with an aggregate balance of $3.53 million or 1.7% of the net loan portfolio, with LTV ratios in excess of 100%. At December 31, 2015 the loan portfolio included 262 dealer loans with an aggregate balance of $2.83 million, or 1.4% of the net loan portfolio, with LTV ratios in excess of 100%.

Restructured Loans – Historically, the Company has followed a conservative approach by classifying any loan as restructured whenever the terms of a loan were adjusted to the benefit of any borrower in financial distress, regardless of the status of the loan at the time of restructuring. In some cases, we have restructured loans for borrowers who were not delinquent, but for various reasons these borrowers were experiencing financial distress that raised a doubt about their continued ability to make payments under current terms. By adjusting the terms of the loan to better fit the borrower’s current financial condition, expectations are that the loan will avoid a future default. In other cases, we have restructured loans for borrowers who were in default at the time the loan terms were restructured. The expectation is that by adjusting the terms of such loans, the borrower may begin to make payments again based on the improved loan terms.

The types of changes that are made for troubled borrowers to restructure their obligations include the following:

•	Deferral of one or more scheduled loan payments to a future date

•	Temporary or permanent reduction of the loan interest rate

•	Conversion from principal and interest payment term to an interest only payment term on a temporary basis, or until maturity

•	Forgiveness of accrued but uncollected interest

•	Extension of loan maturity date

•	Reduction in principal due under the loan agreement

The potential financial effects of restructuring troubled debts includes a reduction in the level of interest income collected, a complete loss of interest income, or a loss of some portion of the original loan principal. All troubled debt restructurings are tested for impairment. If a loan is considered to be collateral dependent, the measurement of impairment is based on the fair value of the collateral, net of estimated liquidation costs. If the loan is not considered to be collateral dependent, the present value of expected cash flows is used to determine any amount of impairment. Any impairment is then charged to the allowance for loan and lease losses or designated as a specific reserve, and as such will be considered as a component of the reserve calculation.

Blue Ridge Bank did not have any restructured loans at March 31, 2016 or December 31, 2015.

Loans classified as Special Mention or Substandard – Management evaluates all loan relationships periodically in order to assess the financial strength of the borrower and the value of any underlying collateral. Loans that are found to have a potential or actual weakness are classified as special mention or substandard and subject to increased monitoring by management. This typically includes frequent contact with the borrower to actively manage the borrowing relationship as needed to rehabilitate or mitigate the weakness identified. A summary of loan credit quality is presented below:

(in thousands)	March 31, 2016
	Pass	Special Mention	Substandard	Total
Commercial and financial	$30,569	$700	$32	$31,301
Agricultural	178	—	—	178
Real estate – construction, commercial	14,005	—	—	14,005
Real estate – construction, residential	3,732	—	—	3,732
Real estate – mortgage, commercial	56,465	365	—	56,830
Real estate – mortgage, residential	84,282	321	77	84,680
Real estate – mortgage, farmland	5,065	—	—	5,065
Consumer installment loans	12,092	7	32	12,131

Less: Unearned income	(200)			(200)

	$206,188	$1,393	$141	$207,722

(In thousands)	December 31, 2015
	Pass	Special Mention	Substandard	Total
Commercial and financial	$29,573	$717	$35	$30,325
Agricultural	257	—	—	257
Real estate – construction, commercial	13,871	12	7	13,890
Real estate – construction, residential	3,305	—	—	3,305
Real estate – mortgage, commercial	59,479	366	—	59,845
Real estate – mortgage, residential	83,904	323	90	84,317
Real estate – mortgage, farmland	5,144	—	—	5,144
Consumer installment loans	10,355	16	42	10,413

Less: Unearned income	(212)			(212)

	$205,676	$1,434	$174	$207,284

Management has established an allowance for loan losses through a provision for loan losses charged to expense on the statement of earnings. Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance for loan losses represents an amount, which is believed to be adequate to absorb probable losses on existing loans that may become uncollectible. Management’s judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove to be accurate. To the extent that the recovery of loan balances has become collateral dependent, the Bank obtains appraisals when appropriate, and then reduces these appraised values by the amount estimated for selling and holding costs to determine the liquidated value. Any shortfall between the liquidated value and the loan balance is charged against the allowance for loan losses in the month the related appraisal was received. Losses will undoubtedly vary from management estimates, and there is a possibility that charge-offs can reduce this allowance. Management’s determination of the allowance for loan losses is based on evaluations of the collectability of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of the overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, commercial and residential real estate market trends, the amount and quality of collateral securing the loans, the Bank’s historical loan loss experience, and a review of specific problem loans. Management also considers subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

An analysis of the activity in the allowance for loan losses is presented below:

	For the three Months Ended March 31,
(in thousands)	2016	2015
Balance, beginning of year	$2,347	$2,121
Provision for loan losses	90	40
Loans charged off	(50)	(40)
Recoveries of loans previously charged off	14	9

Balance, end of period	$2,401	$2,130

Note 10 — Other Real Estate Owned

Other real estate owned represents collateral property taken back from borrowers in partial or full satisfaction of their defaulted debt obligation to Blue Ridge. We track our historical experience of loans that ultimately convert to other real estate owned by collateral type as shown on the following tables:

Book Value of Other Real Estate
at March 31, 2016
(in thousands)	Virginia	Total
Residential	$—	$—
Commercial	—	—
Finished lots	—	—
Raw land	—	—

	$—	$—

Number of Parcels at March 31, 2015
	Virginia	Total
Residential	—	—
Commercial	—	—
Finished lots	—	—
Raw land	—	—

	—	—

Book Value of Other Real Estate at December 31, 2015
(In thousands)	Virginia	Total
Residential	$70	$70
Commercial	—	—
Finished lots	—	—
Raw land	—	—

	$70	$70

Number of Parcels at December 31, 2015
	Virginia	Total
Residential	1	1
Commercial	—	—
Finished lots	—	—
Raw land	—	—
	1	1

During the three months ended March 31, 2016 Blue Ridge sold its only other real estate owned property with a total book value of $70 thousand. The net proceeds from this sale were $69.9 thousand, which resulted in a net recovery of approximately 98.5% of the original loan amount and 99.9% of the book value of the other real estate sold.

Note 11 — Deposits

Total deposits increased by $13.2 million or 6.7%, to a total of $209.7 million at March 31, 2016 from $196.5 million at December 31, 2015. This increase was driven primarily as a result of the net increase in interest bearing demand deposits. Noninterest-bearing demand deposits decreased $83 thousand or -.23%, while interest-bearing demand deposits increased $12.8 million or 26.4%.

Balances within the major deposit categories are as follows:

	March 31, 2016
(In thousands)	Core Deposits	Brokered Deposits	Total Deposits
Noninterest-bearing demand deposits	$36,086	—	36,086
Interest-bearing demand deposits	58,204	3,132	61,336
Savings deposits	15,088	—	15,088
Certificates of deposit $100,000 and over	40,899	7,471	48,370
Other time deposits	48,853	—	48,853

	$199,130	10,603	209,733

	December 31, 2015
(In thousands)	Core Deposits	Brokered Deposits	Total Deposits
Noninterest-bearing demand deposits	$36,169	$—	$36,169
Interest-bearing demand deposits	44,506	4,008	48,514
Savings deposits	14,973	—	14,973
Certificates of deposit $100,000 and over	45,095	7,468	52,563
Other time deposits	44,273	—	44,273

	$185,016	$11,476	$196,492

Note 12 - Other Borrowings

Other Borrowings of $26.8 million at March 31, 2016 are composed of advances from the Federal Home Loan Bank of Atlanta (FHLB) and an ESOP loan guaranteed by the Company. Other borrowings decreased $11.2 million from $38.0 million at December 31, 2015.

FHLB advances outstanding and related terms at March 31, 2016 and December 31, 2015 are shown in the following tables:

(In thousands)		FHLB Advances Outstanding March 31, 2016
Type advance	Balance	Interest rate	Maturity date
Fixed rate	$1,000	3.95%	October 27, 2019
Fixed rate hybrid	11,457	1.31%	October 31, 2018
Fixed rate	3,500	1.21%	February 13, 2018
Fixed rate	2,500	0.93%	October 11, 2016
Fixed rate	4,000	2.13%	September 30, 2019
Fixed rate	4,000	0.49%	May 31, 2016

	26,457
Capitalized refinancing fees	(197)

FHLB Advances, net	$26,260

(In thousands)		FHLB Advances Outstanding December 31, 2015
Type advance	Balance	Interest rate	Maturity date
Fixed rate	$1,000	3.95%	October 27, 2019
Fixed rate hybrid	11,457	1.31%	October 31, 2018
Fixed rate	3,500	1.21%	February 13, 2018
Fixed rate	2,500	0.93%	October 11, 2016
Fixed rate	5,000	0.61%	March 28, 2016
Fixed rate	4,000	2.13%	September 30, 2019
Fixed rate	2,500	0.30%	January 4, 2016
Fixed rate	2,700	0.39%	January 14, 2016
Fixed rate	5,000	0.34%	February 1, 2016

	37,657
Capitalized refinancing fees	(216)

FHLB Advances, net	$37,441

In December 2014, the Company issued stock as part of a private placement capital raise. The Bank’s Employee Stock Ownership Plan (“ESOP”) purchased stock as part of this raise and borrowed $600,000 from Community Bankers’ Bank to fund the purchase. The loan carries an interest rate of 4.50% and is to be repaid in seven annual installments of principal and interest. The Company has guaranteed the loan, which carried a balance of $518,225 at March 31, 2016 and December 31, 2015. The balance is included in other borrowed funds on the consolidated balance sheet. Repayment of the loan comes from the Bank’s annual discretionary contribution to the ESOP, as well as the Bank’s matching component to employee’s elective deferrals into the 401(k) plan, the proceeds of which are contributed to the ESOP. The shares purchased with the proceeds of this loan are being used as collateral and are therefore restricted. A prorated portion of the restricted shares are released each year as the loan is repaid. The Company also pledged securities from its AFS portfolio with an approximate fair value of $289,000. These securities are included in restricted investments on the consolidated balance sheet.

Note 13 - Subordinated Debentures

On November 20, 2015, the Company entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with 14 institutional accredited investors under which the Company issued an aggregate of $10,000,000 of subordinated notes (the “Notes”) to the institutional accredited investors. The Notes have a maturity date of December 1, 2025. The Notes bear interest, payable on the 1st of June and December of each year, commencing June 1, 2016, at a fixed rate of 6.75% per year for the first five years, and thereafter will bear a floating interest rate of LIBOR plus 512.8 basis points. The Notes are not convertible into common stock or preferred stock and are not callable by the holders. The Company has the right to redeem the Notes, in whole or in part, without premium or penalty, at any interest payment date on or after December 1, 2020 and prior to the maturity date, but in all cases in a principal amount with integral multiples of $1,000, plus interest accrued and unpaid through the date of redemption. If an event of default occurs, such as the bankruptcy of the Company, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. The Notes are unsecured, subordinated obligations of the Company and will rank junior in right of payment to the Company’s existing and future senior indebtedness. The Notes qualify as Tier 2 capital for regulatory reporting.

As part of the transaction, the Company incurred issuance costs totaling $338,813. These costs are being amortized over the life of the Notes. The following table summarizes the balance of the Notes and related issuance costs at March 31, 2016 and December 31, 2015:

	March 30,	December 31,
	2016	2015
(In thousands)
Subordinated debt	$10,000	$10,000
Unamortized issuance costs	(327)	(335)

Subordinated debt, net	$9,673	$9,665

Note 14 – Employee Stock Ownership Plan

In 2013, the Company established an Employee Stock Ownership Plan (ESOP) that covers eligible employees. Benefits in the Plan vest over a five-year period. Contributions to the plan are made at the discretion of the Board of Directors, and may include both the matching component to employees’ elective deferrals into the 401(k) plan and discretionary profit contributions. In December 2014, the ESOP borrowed $600,000 and used the proceeds to purchase 42,857 common shares from the Company. Shares purchased with the borrowed funds are allocated and released to participants over the repayment period of the loan using a formula that considers current contributions to service the debt compared to total expected contributions over the amortization period of the loan. As of December 31, 2015, 6,557 shares had been released from the suspended shares resulting in a remaining balance of 36,300 unallocated ESOP shares. The fair value of unallocated shares as of December 31, 2015 was $689,700. There have been no additional shares released as of March 31, 2016. All shares issued to and held by the Plan are considered outstanding in the computation of earnings per share. The Plan or the Company is required to purchase shares from separated employees at a price determined by a third party appraisal.

Note 15 – Reclassifications

Certain amounts reported as of December 31, 2015, or the period ended March 31, 2015, have been reclassified to conform with the presentation of March 31, 2016. These reclassifications had no effect on previously reported net loss or shareholders’ equity.

CONSOLIDATED FINANCIAL STATEMENTS

OF

RIVER BANCORP, INC.

Independent Auditor’s Report

To the Board of Directors and Shareholders

River Bancorp, Inc.

Martinsville, Virginia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of River Bancorp, Inc. and subsidiary (the “Corporation”) which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of River Bancorp, Inc. and subsidiary as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Richmond, Virginia

March 25, 2016

RIVER BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014
Assets
Cash and due from banks	$2,373,505	$2,695,599
Interest-bearing deposits with banks	1,208,016	2,648,352
Federal funds sold	2,889,000	1,549,000

Cash and cash equivalents	6,470,521	6,892,951
Securities available for sale	4,958,837	5,230,293
Restricted equity securities	583,250	801,950
Loans held for sale	11,603,104	11,625,382
Loans, net of allowance for loan losses of $1,409,522 in 2015 and $1,297,881 in 2014	87,220,218	86,136,168
Property and equipment, net	730,900	821,883
Accrued interest receivable	340,348	332,217
Foreclosed assets	838,023	351,616
Government guaranteed mortgage receivable	648,295	454,576
Other assets	1,226,986	1,223,077

Total assets	$114,620,482	$113,870,113

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$14,181,491	$15,547,649
Interest-bearing deposits	83,381,249	77,740,455

Total deposits	97,562,740	93,288,104
Accrued interest payable	40,560	42,280
Federal Home Loan Bank advances	5,000,000	10,000,000
Other liabilities	656,603	701,713

Total liabilities	103,259,903	104,032,097

Commitments and contingencies (Note 15 and 19)
Stockholders’ Equity
Common stock, $5 par value; 10,000,000 shares authorized; 734,921 and 706,681 shares issued and outstanding as of December 31, 2015 and 2014, respectively	3,674,605	3,533,405
Surplus	4,257,583	4,007,187
Retained earnings	3,414,739	2,276,480
Accumulated other comprehensive income	13,652	20,944

Total stockholders’ equity	11,360,579	9,838,016

Total liabilities and stockholders’ equity	$114,620,482	$113,870,113

See accompanying notes to consolidated financial statements

RIVER BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the years ended December 31, 2015 and 2014

	2015	2014
Interest income
Loans and fees on loans	$5,635,386	$5,364,432
Federal funds sold	6,305	5,098
Investment securities, taxable	135,021	160,575
Investment securities, nontaxable	38,771	38,711
Dividends on restricted equity securities	38,392	29,671
Deposits with banks	4,299	2,611

Total interest income	5,858,174	5,601,098

Interest expense
Deposits	633,730	579,124
Federal funds purchased	618	1,041
Borrowed funds	24,762	40,585

Total interest expense	659,110	620,750

Net interest income	5,199,064	4,980,348
Provision for loan losses	1,228	1,047,873

Net interest income after provision for loan losses	5,197,836	3,932,475

Noninterest income
Service charges on deposit accounts	310,950	321,549
Mortgage brokerage income	3,328,350	3,729,759
Gain on sale of mortgages	3,874,658	4,206,680
Other service charges and fees	228,212	219,401

Total noninterest income	7,742,170	8,477,389

Noninterest expenses
Salaries and employee benefits	6,479,967	6,584,691
Occupancy and equipment expense	1,240,831	1,234,787
Professional fees	496,575	357,686
Advertising and promotion	223,056	234,458
Outside processing	564,643	488,374
Franchise tax	104,535	96,000
FDIC insurance expense	85,554	77,995
Foreclosed asset expense, net	45,927	37,888
Other general and administrative	1,556,489	1,704,870

Total noninterest expenses	10,797,577	10,816,746

Net income before tax	2,142,429	1,593,118
Income tax expense	737,810	574,644

Net income	$1,404,619	$1,018,474

Basic earnings per share	$1.98	$1.44

Basic weighted average shares outstanding	711,109	706,681

See accompanying notes to consolidated financial statements

RIVER BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2015 and 2014

	2015	2014
Net income	$1,404,619	$1,018,474
Other comprehensive loss
Unrealized gain (loss) on securities available for sale	(11,048)	318,734
Income taxes related to unrealized gain (loss)	3,756	(108,387)

Total other comprehensive income (loss)	(7,292)	210,347

Total comprehensive income	$1,397,327	$1,228,821

See accompanying notes to consolidated financial statements

RIVER BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2015 and 2014

					Accumulated
					Other	Total
	Common	Common		Retained	Comprehensive	Stockholders’
	Shares	Stock	Surplus	Earnings	Income (Loss)	Equity
Balance, December 31, 2013	706,681	3,533,405	4,007,187	1,349,875	(189,403)	8,701,064
Net income	—	—	—	1,018,474	—	1,018,474
Dividends declared and paid	—	—	—	(91,869)	—	(91,869)
Other comprehensive income	—	—	—	—	210,347	210,347

Balance, December 31, 2014	706,681	$3,533,405	$4,007,187	$2,276,480	$20,944	$9,838,016
Net income	—	—	—	1,404,619	—	1,404,619
Exercise of stock options	28,240	141,200	221,684	—	—	362,884
Stock option expense	—	—	28,712	—	—	28,712
Dividends declared and paid	—	—	—	(266,360)	—	(266,360)
Other comprehensive loss	—	—	—	—	(7,292)	(7,292)

Balance, December 31, 2015	734,921	$3,674,605	$4,257,583	$3,414,739	$13,652	$11,360,579

See accompanying notes to consolidated financial statements

RIVER BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities
Net income	$1,404,619	$1,018,474
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	230,871	236,040
Deferred taxes	(74,195)	(77,276)
Net (increase) decrease in loans held for sale	22,278	(312,759)
Provision for loan losses	1,228	1,047,873
Stock option expense	28,712	—
Net accretion/amortization on securities	7,023	8,436
Net loss on fixed asset disposals	—	3,665
Write down of other real estate	25,856	6,746
Loss on sale of other real estate	25,621	38,362
Changes in assets and liabilities:
Accrued interest receivable	(8,131)	(32,896)
Other assets	(123,433)	(127,406)
Accrued interest payable	(1,720)	(8,811)
Other liabilities	(41,353)	11,939

Net cash provided by operating activities	1,497,376	1,812,387

Cash flows from investing activities
Maturities, sales, and principal repayments of investment securities	253,385	770,864
(Purchase) redemptions of restricted equity securities	218,700	(194,200)
Net increase in loans	(1,085,278)	(12,359,666)
Net increase of property and equipment	(139,888)	(128,954)
Repurchase of foreclosed mortgages	(570,210)	(383,512)
Proceeds from sale of other real estate owned	32,326	133,527

Net cash used in investing activities	(1,290,965)	(12,161,941)

Cash flows from financing activities
Net increase (decrease) in noninterest-bearing deposits	(1,366,159)	1,632,154
Net increase in interest-bearing deposits	5,640,794	8,232,721
Repayment of borrowed funds	—	(700,000)
Payment of dividends	(266,360)	(91,869)
Proceeds from exercise of stock options	362,884	—
Proceeds from (redemption of) Federal Home Loan Bank advance	(5,000,000)	5,000,000

Net cash provided by (used in) financing activities	(628,841)	14,073,006

Net increase (decrease) in cash and cash equivalents	(422,430)	3,723,452
Cash and cash equivalents at beginning of year	6,892,951	3,169,499

Cash and cash equivalents at end of year	$6,470,521	$6,892,951

Supplemental disclosure of cash flow information
Interest paid	$657,390	$611,939

Taxes paid	$686,805	$522,000

See accompanying notes to consolidated financial statements

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies

Organization

Smith River Community Bank, N.A. was organized as a nationally chartered commercial bank and member of the Federal Reserve System and incorporated under the laws of the State of Virginia and commenced operations on July 24, 2000. From that time until March 23, 2005, the Bank operated as a subsidiary of a multi-bank holding company. On that date, the bank holding company sold all of the shares of the Bank to a group of unrelated investors. The Bank currently serves the city of Martinsville and Henry, Patrick, and Charlotte Counties, Virginia and surrounding areas. As a national chartered bank, the Bank is subject to regulation by the Office of the Comptroller of the Currency.

During 2006, River Bancorp, Inc., a financial holding company chartered in Virginia, was formed. On January 13, 2006, River Bancorp, Inc. acquired all the outstanding shares of Smith River Community Bank. On January 1, 2008, the Bank changed its name to River Community Bank, N.A. (the “Bank”). 1st Medallion Mortgage Corporation, the primary business activity of which is mortgage lending services, was opened in 2006 as a wholly owned subsidiary of River Bancorp, Inc. 1st Medallion Mortgage Corporation was closed February 1, 2012. At such time, the Bank acquired substantially all assets and liabilities, hired the majority of the employees, and assumed certain leases in order to complete the expansion of the Bank’s mortgage department. Operations for the mortgage department are located in Greensboro, North Carolina with mortgage loan production offices in Greensboro, Raleigh and Cary, North Carolina. As 1st Medallion was a wholly owned subsidiary of River Bancorp, Inc., there was no impact to the consolidated financial statements related to this transaction. In 2013, the mortgage department expanded into Eden, Kernersville, and Whiteville, North Carolina. In 2014, the mortgage department further expanded into Wilmington, North Carolina.

The accounting and reporting policies of River Bancorp, Inc. and the Bank (therein after, collectively referred to as the “Corporation”) follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

A summary of our significant accounting policies are discussed herein. The Corporation believes its policies, with respect to the methodology for our determination of the allowance for loan losses and asset impairment judgments involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Principles of Consolidation

Our consolidated financial statements include the accounts of the Corporation and its subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Use of Estimates, continued

Substantially all of the Corporation’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Corporation’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced by the manufacturing and retirement segments and to an extent by the tourism and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Corporation’s allowances for loan and foreclosed real estate losses. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, “interest-bearing deposits with banks” and “federal funds sold.”

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Corporation considered the above guidance when conducting its review for other-than-temporary impairment as of December 31, 2015 and 2014.

Loans Held for Sale

Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. As all these loans are under agreements to sell to investors at the time of origination, the agreed upon sales price is considered fair value. This amount is generally the loan’s principal amount. Changes in fair value are recognized in the Gain on Sale of Mortgages on the Statement of Operations.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, are reported at their adjusted outstanding principal amount. Adjustments include charge-offs, the allowance for loan losses, deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments the loan is returned to accrual status. Past due status of loans is based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance, or portion thereof, is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. For purposes of impairment, the Corporation considers any criticized loan impaired.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Advertising Expense

The Corporation expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2015 and 2014 was $223,056 and $234,458, respectively.

Property and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	7-20
Furniture and equipment	3-5
Buildings	40

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Assets acquired through loan foreclosure that are guaranteed by governmental agencies are carried as a receivable for the value which is guaranteed. The remainder of the asset is recorded at fair value at the date of foreclosure and valuations are periodically performed by management. The assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in valuation allowance are included in the net expenses from foreclosed assets.

Stock-based Compensation

Generally accepted accounting principles related to stock compensation require all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Corporation records compensation expense for the unvested portion of granted stock option awards.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized gains (or the deferred tax asset in the case of unrealized losses) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized gains or losses are recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

The Corporation analyzes tax positions taken or expected to be taken on its tax returns to determine if it has any liability related to uncertain tax positions in accordance with guidance on income taxes. Liabilities, if any, resulting from this evaluation are recorded in the current period.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Income Taxes, continued

Valuation allowances are established to reduce deferred tax assets if it is determined to be “more likely than not” that all or some portion of the potential deferred tax assets will not be realized. No valuation allowance has been recorded because we believe that it is more likely than not that we will recognize the full benefit of the deferred tax asset.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Corporation’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Credit related financial instruments

In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under home equity arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

Derivative financial instruments designated as hedges

As part of the Corporation’s asset/liability management, the Corporation may use interest rate contracts, which include swaps, futures, forwards and option agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring.

The Corporation did not utilize any derivative financial instruments in its asset/liability management strategy during 2015 or 2014.

Fair Value of Financial Instruments

Generally accepted accounting principles related to fair value measurements require disclosures about the fair value of assets and liabilities recognized in the balance sheet whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans) and establishes a framework for measuring fair value and expands related disclosures.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements

The following is a summary of recent authoritative pronouncements:

In January 2014, the FASB amended Receivables topic of the Accounting Standards Codification. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned (OREO). In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments will be effective for the Corporation for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015, with early implementation of the guidance permitted. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Corporation applied the amendments using a modified retrospective approach. These amendments did not have a material effect on its financial statements.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Corporation for annual periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. The Corporation will apply the guidance using a modified retrospective approach. The Corporation does not expect these amendments to have a material effect on its financial statements.

In January 2015, the FASB issued guidance to eliminate from U.S. GAAP the concept of an extraordinary item, which is an event or transaction that is both (1) unusual in nature and (2) infrequently occurring. Under the new guidance, an entity will no longer (1) segregate an extraordinary item from the results of ordinary operations; (2) separately present an extraordinary item on its income statement, net of tax, after income from continuing operations; or (3) disclose income taxes and earnings-per-share data applicable to an extraordinary item. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Corporation will apply the guidance prospectively. The Corporation does not expect these amendments to have a material effect on its financial statements.

In February 2015, the FASB issued guidance which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. Although the amendments are expected to result in the deconsolidation of many entities, the Company will need to reevaluate all its previous consolidation conclusions. The amendments will be effective for fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2017-all other entities, with early adoption permitted (including during an interim period), provided that the guidance is applied as of the beginning of the annual period containing the adoption date. The Corporation does not expect these amendments to have a material effect on its financial statements.

In June 2015, the FASB issued amendments to clarify the Accounting Standards Codification (ASC), correct unintended application of guidance, and make minor improvements to the ASC that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments were effective upon issuance (June 12, 2015) for amendments that do not have transition guidance. Amendments that are subject to transition guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Corporation does not expect these amendments to have a material effect on its financial statements.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 – Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers. As a result of the deferral, the guidance in ASU 2014-09 will be effective for the Company for annual periods beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019. The Company will apply the guidance using a modified retrospective approach. The Corporation does not expect these amendments to have a material effect on its financial statements.

In January 2016, the FASB amended the Financial Instruments topic of the Accounting Standards Codification to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Corporation will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Corporation does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB issued new guidance to change accounting for leases and that will generally require most leases to be recognized on the balance sheet. The new lease standard only contains targeted changes to accounting by lessors, however, lessees will be required to recognize most leases in their balance sheets as lease liabilities for lease payments and right-of-use assets representing the lessee’s rights to use the underlying assets for the lease terms for lease arrangements longer than 12 months. Under this approach, a lessee will account for most existing capital/finance leases as Type A leases and most existing operating leases as Type B leases. Type A and Type B leases have unique accounting and disclosure requirements. Existing sale-leaseback guidance, including guidance for real estate, will be replaced with a new model applicable to both lessees and lessors. The new guidance will be effective for annual periods beginning after December 15, 2019. Early adoption is permitted for all companies and organizations. Management is currently analyzing the impact of the adoption of this guidance on the Corporation’s financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Corporation’s financial position, results of operations or cash flows.

Note 2 – Restrictions on Cash

The Corporation processes daily through a correspondent bank, Community Banker’s Bank. The Corporation has compensating balance agreements with its correspondent bank and continues to maintain a required reserve balance of $250,000.

Note 3 – Securities

The amortized costs, unrealized gains and losses and approximate fair values of investment securities as of December 31, 2015 and 2014 are shown in the following tables. The entire investment portfolio is classified as available for sale to preserve maximum liquidity for funding needs.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 3 – Securities, continued

		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2015
Government-sponsored enterprises	$2,500,000	$23	$104,633	$2,395,390
Mortgage backed securities	787,619	48,748	—	836,367
Municipal bonds	1,650,533	76,547	—	1,727,080

Total securities available for sale	$4,938,152	$125,318	$104,633	$4,958,837

2014
Government-sponsored enterprises	$2,527,687	$328	$134,421	$2,393,594
Mortgage backed securities	1,018,377	66,566	—	1,084,943
Municipal bonds	1,652,496	99,260	—	1,751,756

Total securities available for sale	$5,198,560	$166,154	$134,421	$5,230,293

The following tables detail unrealized losses and related fair values in the Corporation’s investment securities portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of year-end.

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
2015
Government-sponsored enterprises	$—	$—	$1,895,367	$104,633	$1,895,367	$104,633

Total temporarily impaired securities	$—	$—	$1,895,367	$104,633	$1,895,367	$104,633

2014
Government-sponsored enterprises	$—	$—	$2,365,579	$134,421	$2,365,579	$134,421

Total temporarily impaired securities	$—	$—	$2,365,579	$134,421	$2,365,579	$134,421

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the tables above to be temporary in nature as the investments will not be sold while in a loss position. There were three and four temporarily impaired securities held as of December 31, 2015 and 2014, respectively.

The amortized costs and fair values of securities available for sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Approximate
	Amortized	Fair
	Cost	Value
Due within one year	$—	$—
Due after one year but within five years	502,516	532,715
Due after five years but within ten years	1,248,550	1,305,540
Due after ten years	3,187,086	3,120,582

	$4,938,152	$4,958,837

There were no investment securities sold during 2015 or 2014. Securities available for sale with carrying values approximating $3,697,344 and $3,158,543 at December 31, 2015 and December 31, 2014, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 3 – Securities, continued

Federal Reserve Bank stock is included in restricted equity securities and totaled $263,750 as of December 31, 2015 and December 31, 2014. As a member of the Federal Reserve, the Bank is required to hold Federal Reserve Bank Stock equivalent to 6 percent of total capital and surplus. The calculation to determine the amount of stock required to be held is performed quarterly based on the quarterly report of condition for the Bank. Federal Home Loan Bank (“FHLB”) stock is also included in restricted equity securities and totaled $319,500 and $538,200 as of December 31, 2015 and 2014, respectively. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Note 4 – Loans Receivable

The major components of loans in the balance sheets as of December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014
Commercial	$23,651	$24,305
Real estate:
Construction and land development	9,410	9,130
Residential, 1-4 families	21,978	23,263
Multifamily	2,468	2,583
Nonfarm, nonresidential	29,070	26,171
Farmland	649	580
Consumer	1,405	1,403

	88,631	87,435
Allowance for loan losses	(1,410)	(1,298)

	$87,221	$86,137

Overdrafts included in loans as of December 31, 2015 and 2014 were $32,141 and $41,291, respectively.

Note 5 – Loans Acquired with Deteriorated Credit Quality

On August 20, 2010 the Corporation acquired certain assets and assumed certain liabilities of the former Imperial Savings and Loan Association in an FDIC-assisted transacton. On the acquisition date loans acquired with deteriorated credit quality were $164,834, with a discount of $2,796. Because of uncertainty related to the amount and timing of cash flows, the entire discount was deemed non-accretable. As of December 31, 2015 and 2014 the carrying value of these loans was $58,546 and $61,963, respectively.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6 – Allowance for Loan Losses

The following tables present an allocation of the Corporation’s allowance for loan losses and the respective loans evaluated based on its allowance methodology:

	Loans Secured by Real Estate
Allowance for loan losses
	Construction	Farmland	1-4 Family	Nonfarm Non- Multifamily	Residential	Commercial	Consumer	Total
Balance, December 31, 2013	$2	$4,738	$165,185	$—	$317,582	$299,384	$23,511	$810,402
Charge-offs	—	—	(14,456)	—	(170,920)	(402,399)	(2,252)	(590,027)
Recoveries	—	—	1,050	—	4,126	15,051	9,406	29,633
Provision	119,581	(3,713)	(90,797)	—	186,561	849,263	(13,022)	1,047,873

Balance, December 31, 2014	$119,583	$1,025	$60,982	$—	$337,349	$761,299	$17,643	$1,297,881
Charge-offs	—	—	(118,319)	—	—	—	(12,728)	(131,047)
Recoveries	—	—	—	—	225,000	12,088	4,372	241,460
Provision	(24,890)	1,472	281,042	—	(323,987)	61,242	6,349	1,228

Balance, December 31, 2015	$94,693	$2,497	$223,705	$—	$238,362	$834,629	$15,636	$1,409,522

	Loans Secured by Real Estate
(in thousands)	Construction	Farmland	1-4 Family	Multifamily	Nonfarm Non- Residential	Commercial	Consumer	Total
Loans collectively evaluated for impairment	$9,410	$649	$21,773	$2,468	$29,070	$22,494	$1,405	$87,269
Loans individually evaluated for impairment	—	—	205	—	—	1,157	—	1,362

	9,410	649	21,978	2,468	29,070	23,651	1,405	88,631
Allowance for loans collectively evaluated for impairment	$95	$2	$224	$—	$238	$365	$16	940
Allowance for loans individually evaluated for impairment	—	—	—	—	—	470	—	470

Loan balance, December 31, 2015	$95	$2	$224	$—	$238	$835	$16	$1,410

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6 – Allowance for Loan Losses, continued

	Loans Secured by Real Estate
Loans				Nonfarm
				Non-
	Construction	Farmland	1-4 Family	Multifamily	Residential	Commercial	Consumer	Total
(in thousands)
Loans collectively evaluated for impairment	$9,130	$580	$23,107	$2,583	$26,171	$23,098	$1,403	$86,072
Loans individually evaluated for impairment	—	—	156	—	—	1,207	—	1,363

	9,130	580	23,263	2,583	26,171	24,305	1,403	87,435
Allowance for loans collectively evaluated for impairment	$120	$1	$61	$—	$337	$256	$18	793
Allowance for loans individually evaluated for impairment	—	—	—	—	—	505	—	505

Loan balance, December 31, 2014	$120	$1	$61	$—	$337	$761	$18	$1,298

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6 – Allowance for Loan Losses, continued

A loan is considered past due if the required principal and interest payment has not been received as of the due date. Loans are placed in nonaccrual status when the collection of principal and interest is 90 days or more past due or when it is believed that the principal and interest due will not be received in accordance with the contractual terms. When interest accrual is discontinued, all unpaid accrued interest is reversed. Payments received on nonaccrual loans are applied to the principal balance. Interest income is not recognized on impaired loans subsequent to the nonaccrual status designation. A loan is returned to accrual status when the borrower makes consistent payments accordingly to contractual terms and future payments are reasonably assured. Total loans in nonaccrual status as of December 31, 2015 and 2014 were $1,256,782 and $1,243,115, respectively. The following table presents the nonaccrual loans by loan category as of December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Commercial	$1,157,448	$1,192,551
Residential, 1-4 families	99,334	50,222
Consumer	—	342

Total	$1,256,782	$1,243,115

The following table presents the aging analysis of the Corporation’s loan portfolio as of December 31, 2015 and 2014 (in thousands):

							Loans 90
2015	30-59 Days Past Due	60-89 Days Past Due	90 days or more Past Due	Total Past Due	Current	Total Loans Outstanding	days past due and still accruing
Commercial	$—	$—	$1,157	$1,157	$22,494	$23,651	$—
Construction and land development	—	119	—	119	9,291	9,410	—
Residential, 1-4 families	45	197	566	808	21,170	21,978	466
Multifamily	—	—	—	—	2,468	2,468	—
Nonfarm, nonresidential	206	—	—	206	28,864	29,070	—
Farmland	—	—	—	—	649	649	—
Consumer	14	—	—	14	1,391	1,405	—

Total	$265	$316	$1,723	$2,304	$86,327	$88,631	$466

2014	30-59 Days Past Due	60-89 Days Past Due	90 days or more Past Due	Total Past Due	Current	Total Loans Outstanding	Loans 90 days past due and still accruing
Commercial	$—	$—	$146	$146	$24,159	$24,305	$—
Construction and land development	—	—	—	—	9,130	9,130	—
Residential, 1-4 families	477	67	155	699	22,564	23,263	105
Multifamily	—	—	—	—	2,583	2,583	—
Nonfarm, nonresidential	—	—	—	—	26,171	26,171	—
Farmland	—	—	—	—	580	580	—
Consumer	3	—	—	3	1,400	1,403	—

Total	$480	$67	$301	$848	$86,587	$87,435	$105

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6 – Allowance for Loan Losses, continued

For internal review and regulatory purposes, the Corporation utilizes a credit classification system to manage the credit quality of its commercial, consumer, and real estate loan portfolios. Loans classified as special mention have potential weaknesses, which may, if not checked or corrected, weaken the asset or adequately protect the Bank’s credit position at some future date. Any one noted weakness could be reason for inclusion in the category even though the other credit or financial criteria, taken collectively, might suggest a more favorable risk rating. Evidence of correction of the deficiency(ies) should be provided to justify subsequent upgrading. Loans classified as substandard have well-defined weaknesses and typically have experienced a degradation in either the current value of the pledged collateral or of the paying capacity of the borrower. These loans carry a distinct possibility that the Corporation could sustain some loss unless the weakness is corrected. Loans classified as doubtful have uncorrected weaknesses that have a high possibility of loss. A loan may reside in this classification temporarily until a currently unquantifiable expected loss can be determined with a greater degree of accuracy. Any loan classified in the Loss risk class is considered uncollectible and is to be charged-off within 30 days or less.

The Corporation has established a standard risk grading (also referred to as loan grade) system to assist management and lenders in their analysis and supervision of the loan portfolio. Loan officers assign a grade to each credit at its inception; this grade is changed as required thereafter based on the borrower’s financial condition, payment performance, and other material information.

Pass –Included in this category are loans which expose the Corporation to an acceptable about of credit risk. Loans in this category are not expected to result in loss in the near future.

Special Mention –Included in this category are loans which do not presently expose the Corporation to a sufficient degree of risk to warrant an adverse classification such as Substandard, or worse, but do possess credit deficiencies or certain conditions deserving management’s close attention. Failure to properly monitor such loans or to correct deficiencies could result in greater credit risk in the future.

Substandard –Substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.

Doubtful –Loans classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection in full on the basis of currently known facts, conditions and values, highly questionable and improbable.

The following table presents a summary of loans classified by this credit classification as of December 31, 2015 and 2014 (in thousands):

	Loans Secured by Real Estate
2015	Construction	Farmland	1-4 Family	Multifamily	Nonfarm Non- Residential	Commercial	Consumer	Total
Pass	$9,410	$649	$21,773	$2,468	$29,070	$22,494	$1,405	$87,269
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	205	—	—	720	—	925
Doubtful	—	—	—	—	—	437	—	437

Loan Balance, December 31, 2015	$9,410	$649	$21,978	$2,468	$29,070	$23,651	$1,405	$88,631

	Loans Secured by Real Estate
2014	Construction	Farmland	1-4 Family	Multifamily	Nonfarm Non- Residential	Commercial	Consumer	Total
Pass	$9,130	$580	$22,973	$2,583	$25,095	$23,112	$1,403	$84,876
Special Mention	—	—	134	—	1,076	—	—	1,210
Substandard	—	—	156	—	—	688	—	844
Doubtful	—	—	—	—	—	505	—	505

Loan Balance, December 31, 2014	$9,130	$580	$23,263	$2,583	$26,171	$24,305	$1,403	$87,435

A specific reserved has been allocated for the full amount of the loan classified as doubtful as of December 31, 2015 and December 31, 2014.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6– Allowance for Loan Losses, continued

The Corporation had $1,362,175 of impaired loans as of December 31, 2015. The following table reflects the recorded investment, unpaid principle balance, and the average daily recorded investment in impaired loans during the year and interest income recognized on those loans:

	Impaired Loans
	For the Year Ended December 31, 2015
	Recorded Investment	Unpaid Balance	Related Allowance	Average Daily Recorded Investment	Interest Income Recognized
With no allowance recorded:
Loans secured by real estate 1-4 family	$204,726	$204,726	$—	$163,736	$3,705
Commercial	146,069	146,069	—	149,049	—
Consumer	—	—	—	82	22

Total	350,795	350,795	—	312,867	3,727

With an allowance recorded:
Loans secured by real estate 1-4 family	—	—	—	4,438	842
Commercial	1,011,380	1,011,380	469,897	1,018,401	—

Total	1,011,380	1,011,380	469,897	1,022,839	842

Total
Loans secured by real estate 1-4 family	204,726	204,726	—	168,174	4,547
Commercial	1,157,449	1,157,449	469,897	1,167,450	—
Consumer	—	—	—	82	22

Total	$1,362,175	$1,362,175	$469,897	$1,335,706	$4,569

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6– Allowance for Loan Losses, continued

The Corporation had $1,363,408 of impaired loans at December 31, 2014. The following table reflects the recorded investment, unpaid principle balance, and the average daily recorded investment in impaired loans during the year and interest income recognized on those loans:

	Impaired Loans
	For the Year Ended December 31, 2014
	Recorded Investment	Unpaid Balance	Related Allowance	Average Daily Recorded Investment	Interest Income Recognized
With no allowance recorded:
Loans secured by real estate 1-4 family	$155,614	$155,614	$—	$74,146	$1,765
Nonfarm/nonresidential	—	—	—	242,074	34,134
Commercial	160,969	160,969	—	96,131	—
Consumer	342	342	—	615	—

Total	316,925	316,925	—	412,966	35,899

With an allowance recorded:
Loans secured by real estate 1-4 family	—	—	—	94,511	—
Nonfarm/nonresidential	—	—	—	123,346	—
Commercial	1,046,483	1,046,483	505,000	483,198	4,726
Consumer	—	—	—	—	—

Total	1,046,483	1,046,483	505,000	701,055	4,726

Total
Loans secured by real estate 1-4 family	155,614	155,614	—	168,657	1,765
Nonfarm/nonresidential	—	—	—	365,420	34,134
Commercial	1,207,452	1,207,452	505,000	579,329	4,726
Consumer	342	342	—	615	—

Total	$1,363,408	$1,363,408	$505,000	$1,114,020	$40,625

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6– Allowance for Loan Losses, continued

Troubled debt restructurings (TDRs) generally occur when a borrower is experiencing, or is expected to experience, financial difficulties in the near term. Consequently, a loan modification that would not otherwise be considered is granted to the borrower.

During the year ended December 31, 2012, one loan secured by real estate, 1-4 family, was restructured under these terms. The balance of the loan immediately after the restructuring was $109,518. Pre-modification, the loan balance was $101,329. Unpaid interest and past due charges were added back to the modified loan. The interest rate was reduced to assist the borrower. The resulting loan to value was greater than 100%. The borrower made six payments after the loan was modified in April 2012. After the September 2012 payment, no additional payments were made and the borrower is in default under the terms of the restructuring. The note was brought current in 2013, but was in default again as of December 31, 2014 and remains as an impaired loan with a substandard risk grading. This loan is 100% guaranteed by a governmental agency and therefore no allowance is recorded.

There were no troubled debt restructurings during 2015 or 2014. There are no other TDRs held by the Corporation.

Note 7 – Foreclosed Assets

Foreclosed assets are carried at fair market value, less cost to sale. An analysis of activity for the foreclosed assets account is as follows:

	2015	2014
Balance at beginning of year	$351,616	$146,739
Additions to foreclosed assets	570,210	383,512
Proceeds from sales of foreclosed assets	(32,326)	(133,527)
Loss on foreclosed assets sold	(25,621)	(38,362)
Write-down of foreclosed assets	(25,856)	(6,746)

Balance at end of year	$838,023	$351,616

Foreclosed assets guaranteed by governmental agencies were acquired during 2015 and 2014 but are not included in the above calculation. The amount of the assets guaranteed by the government totaled $648,295 and $454,576 as of December 31, 2015 and 2014, respectively.

Note 8 – Related Party Transactions

Directors, executive officers and related interests provide the Corporation with business and many are among its significant depositors and borrowers. Total amounts outstanding at December 31, 2015 and 2014 for all such loans are summarized below:

	2015	2014
Balance at beginning of year	$446,115	$855,583
Additions	614,678	300,680
Payments and relationship changes	(384,087)	(710,148)

Balance at end of year	$676,706	$446,115

These loans, in the opinion of management, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Total unfunded commitments to directors, executive officers and related interests were $502,718 and $414,265 as of December 31, 2015 and 2014, respectively.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 8 – Related Party Transactions, continued

The Corporation leases a 3,400 square foot facility located at 380 Riverside Drive, in Bassett, Virginia for the Stanleytown branch of the Bank.This property is owned by a director of the Corporation. Lease payments on this property were $48,000 for the years ended December 31, 2015 and 2014, respectively. This lease was renewed on December 4, 2011 for a term of five years. Management believes this lease to be at a rate comparable to similar properties.

Total deposit dollars from executive officers, directors, and their related interests as of December 31, 2015 and 2014 were $944,604 and $924,698, respectively.

Note 9 – Property and Equipment

Furniture, fixtures and equipment as of December 31, 2015 and 2014 are as follows:

	2015	2014
Furniture and equipment	$1,284,839	$1,222,429
Computer software	578,574	510,670
Leasehold improvements	330,749	321,174

	2,194,162	2,054,273
Accumulated depreciation/amortization	(1,463,262)	(1,232,391)

Furniture, fixtures and equipment, net	$730,900	$821,882

Depreciation expenses were $230,871 and $236,040 during 2015 and 2014, respectively.

Note 10 – Deposits

The maturities of time deposits $250,000 and over and other time deposits as of December 31, 2015 are as follows:

	Time
	Deposits
	$250,000	Other Time
	And Over	Deposits
Three months or less	$3,553,910	$7,555,172
Over 3 through 6 months	2,354,584	8,896,268
Over 6 through 12 months	284,658	13,596,877
Over 12 through 36 months	1,761,920	12,745,174
Over 36 months	252,973	4,348,356

Total	$8,208,045	$47,141,847

Time deposits of $250,000 or more totaled $11,151,032 as of December 31, 2014.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 – Debt

Borrowed funds

The Corporation had no secured borrowings as of December 31, 2015 and 2014, respectively. The Corporation had a borrowing with a maturity date of July 1, 2014 and carried interest at a rate of 6.0%. The borrowing agreement contained no debt covenants or prepayment penalties. This borrowing was paid in full.

Unsecured lines of credit

The Bank has established an unsecured line of credit for $3,000,000 with its primary correspondent bank with no outstanding balance as of December 31, 2015 and 2014. This line is used as needed in the normal course of business.

The Bank has established additional unsecured lines of credit totaling $4,800,000. As of December 31, 2015 and 2014, there was no outstanding balance on the lines of credit.

Federal Home Loan Bank advances

As a member of the FHLB the Bank has ability to borrow from the FHLB up to approximately $22,800,000. These borrowings are collateralized by loans secured by commercial real estate and loans secured by 1-4 family first liens, second liens, and equity lines. The bank utilizes the Daily Rate Credit product which allows for immediate borrowings and repayments with no pre-payment penalty. This line renews on an annual basis. The bank also utilizes the Fixed Rate Credit product with a minimum of one month borrowing. The amounts outstanding as of December 31, 2015 and 2014 were $5,000,000 and $10,000,000, respectively.

Note 12 – Income Taxes

The liability (or balance sheet) approach is used in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed quarterly for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2015	2014
Current	$812,005	$651,920
Deferred tax provision	(74,195)	(77,276)

Income tax expense	$737,810	$574,644

The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows for the years ended December 31:

	2015	2014
Computed at the expected statutory rate	$728,426	$541,660
Nondeductible expense	6,441	6,387
Tax-exempt interest, net	(13,530)	(13,530)
State income taxes	18,838	23,490
Other	(2,365)	16,637

Income tax expense	$737,810	$574,644

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 12 – Income Taxes, continued

The components of deferred tax assets and liabilities are as follows as of December 31:

	2015	2014
Allowance for loan losses	$185,329	$184,911
Other real estate valuation allowance	30,286	7,258
Interest on nonaccrual loans	78,565	43,080
Accrued expenses	96,400	112,522
Core deposit intangible	94,432	111,346

Deferred tax assets	485,012	459,117

Unrealized gain on securities available for sale	7,033	10,789
Assets acquired in FDIC assisted transaction	194,245	241,382
Prepaid service contracts and insurance	16,969	9,115
Depreciation and amortization	86,802	95,947
Other	6,848	6,720

Deferred tax liabilities	311,897	363,953

Net deferred tax asset	$173,115	$95,164

The Corporation has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with accounting guidance related to income taxes.

The Corporation and its subsidiary file consolidated federal income tax returns and separate state income tax returns. With few exceptions, the Corporation is no longer subject to federal or state income tax examinations by tax authorities for years before 2012.

Note 13 – Net Income Per Share

	Income	Shares	Per Share
	Numerator	Denominator	Amount
2015
Basic EPS
Net income available to common stockholders	$1,404,619	711,109	$1.98
Diluted EPS
Net income available to common stockholders	$1,404,619	711,109	$1.98
2014
Basic EPS
Net income available to common stockholders	$1,018,474	706,681	$1.44
Diluted EPS
Net income available to common stockholders	$1,018,474	706,681	$1.44

Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by applying the treasury stock method. Under the treasury stock method, the exercise of dilutive stock options is assumed. The sum of the assumed proceeds of (a) the stock option exercises, (b) the amount of any tax benefits that would be credited to additional paid-in capital assuming exercise of the options, and (c) the unamortized compensation expense on in-the-money options not yet recognized pursuant to generally accepted accounting principles for share-based payments are assumed to be used to purchase common stock at the average market price during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased), if any, are included in the denominator of the diluted earnings per share calculation. There were 39,958 and 32,240 options excluded from dilutive shares at December 31, 2015 and 2014, respectively, because their exercise would have been anti-dilutive.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 13 – Net Income Per Share, continued

Any difference in the number of shares used for basic earnings per share and diluted earnings per share for each of the two years results solely from the dilutive effect of stock options. Options on an average of 27,812 and 32,740 shares were not included in computing diluted earnings per share for the years ended December 31, 2015 and 2014, respectively, because the effects of the corresponding stock options were antidilutive.

Note 14 – Employee Benefit Plans

The Corporation adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code during 2005. The plan covers substantially all employees who have completed 1,000 hours of service and were employed on the first day of the previous quarter. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Corporation began a matching contribution during 2006. Total 401(K) match expense was $94,882 and $78,073 for the years ended December 31, 2015 and 2014, respectively.

Note 15 – Leases, Commitments, and Contingencies

Leases

The Corporation has entered into a number of operating leases for properties related to its branch banking and mortgage operations. All land and buildings are leased. The leases have various initial terms and expire on various dates. The lease agreements generally provide that the Corporation is responsible for ongoing repairs and maintenance, insurance, and real estate taxes. The leases also provide for renewal options and certain scheduled increases in monthly lease payments. Total lease expense for the leases discussed above for the years ended December 31, 2015 and 2014 was $638,802 and $638,917, respectively.

In addition to the leases for office space and land rent, the Corporation also leases various pieces of office equipment under short-term operating leases.

Future minimum lease payments under non-cancellable leases are as follows:

2016	$519,454
2017	429,581
2018	320,620
2019	279,350
2020	271,053
Thereafter	474,608

$2,249,665

Employment Agreements

The Corporation has an employment agreement with the President and Chief Executive Officer. The agreement has a rolling one year term that unless terminated 30 days prior to each anniversary date, is extended automatically for an additional year.

The Corporation has an employment agreement with the Chief Financial Officer. The agreement does not have a term, but is cancellable with 60 days written notice by either party.

The Bank has an employment agreement with the Executive Vice President, Mortgage. The agreement has a rolling one year term that unless terminated 30 days prior to each anniversary date, is extended automatically for an additional year.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 15 – Leases, Commitments, and Contingencies, continued

Contingencies

The Corporation sells mortgage loans to unrelated investors. In the event the Corporation is not able to deliver certain loan closing documents within the specified time period, the Corporation may be required to re-purchase some of these loans. As of December 31, 2015 and 2014, these loans totaled $11,603,104 and $11,625,382, respectively. The reserve related to the re-purchase of mortgage loans totaled $210,716 and $256,564 as of December 31, 2015 and 2014, respectively.

In the normal course of business the Corporation may be involved in various legal proceedings. Management believes that any liability resulting from such proceedings will not be material to the financial statements.

Note 16 – Stock Options

The Corporation adopted a long-term incentive stock option plan during 2005 under which up to 70,000 shares of stock may be issued. Shares subject to the plan may be issued in any combination of incentive stock options, non-incentive stock options or restricted stock, provided that the total value of shares issued pursuant to incentive stock options may not exceed $100,000 to any individual. Termination of restrictions on any restricted stock granted or expiration of stock appreciation rights are controlled by the terms of each individual grant. Incentive and non-incentive options expire no more than 10 years from the date of grant. There were 37,094 granted in 2015 and none in 2014.

Exercise prices of all options are determined by each individual grant except that stock options may not be granted at less than fair market value.

The per share weighted average fair value of stock options granted during 2015 was $2.99 on the date of grant utilizing the Black-Scholes option-pricing model with the following assumptions:

2015 Grants
Risk-free interest rate	1.64%
Expected life of options	7.0 years
Expected volatility of stock price	21.24%
Expected dividend yield	0.40%

Expected volatilities are based on the historical volatility of the Corporation’s stock. All options are included in the calculation of compensation cost. The risk-free rate for period within the contractual life of the option is based upon the ten year Treasury rate at the date of the grant.

The Corporation recorded $28,712 and $0 stock-based compensation expense during the years ended December 31, 2015 and 2014. There is $82,145 unrecognized expense related to the plan. That cost is expected to be recognized over a weighted-average period of 2.3 years.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 16 – Stock Options, continued

Following is a status and summary of changes in options during the years ended December 31, 2015 and 2014:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term	Value
Outstanding at December 31, 2013	32,240	$13.01	2.1	$—
Exercised	—	—	—	—

Outstanding at December 31, 2014	32,240	$13.01	1.1	$—
Granted	37,094	11.23	9.2
Exercised	28,240	12.85	—	—

Outstanding at December 31, 2015	39,958	$11.50	8.4	$—

Exercisable at December 31, 2015	4,000	$14.00	0.8	$—

The amount of exercisable options as of December 31, 2015 was 4,000 with an exercise price of $14.00 per option, a weighted average remaining contractual term of 0.8 years and no intrinsic value. The amount of exercisable options as of December 31, 2014 was 32,240 with a weighted average exercise price of $13.01, a weighted average remaining contractual term of 1.1 years and no intrinsic value. The range of exercise prices as of December 31, 2014 was $12.85 to $14.00 per option.

Cash received for the 28,240 options exercised during 2015 was $362,884. There were no options exercised during the year ended December 31, 2014.

Note 17 – Regulatory Requirements and Restrictions

Under the applicable federal laws, the Comptroller of the Currency restricts the total dividend payments of any calendar year, without prior approval, to the net profits of that year as defined, combined with retained net profits for the two preceding years. The Corporation began paying dividends once it met those requirements and it was deemed appropriate by management.

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital ratios can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the consolidated financial statements. Quantitative measures established by regulations to ensure capital adequacy require the Corporation and the Bank to maintain minimum capital ratios. The Corporation and the Bank were well-capitalized as of December 31, 2015 and 2014.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 – Regulatory Requirements and Restrictions, continued

Actual capital amounts and ratios for the Corporation and River Community Bank as of December 31, 2015 and 2014 are presented in the following table:

					Minimum To Be
					Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2015
Total Capital
(to Risk-Weighted Assets)
Corporation	$12,496,000	13.63%	$7,335,000	8.00%	$	N/A	N/A
Bank	11,889,000	13.01%	7,310,000	8.00%		9,138,000	10.00%
Tier 1 Capital-
(to Risk-Weighted Assets)
Corporation	11,347,000	12.38%	5,501,000	6.00%		N/A	N/A
Bank	10,743,000	11.76%	5,483,000	6.00%		7,310,000	8.00%
Common Equity Tier 1 Capital-
(to Risk-Weighted Assets)
Corporation	11,347,000	12.38%	4,126,000	4.50%		N/A	N/A
Bank	10,743,000	11.76%	4,112,000	4.50%		5,940,000	6.50%
Tier 1 Capital
(to Average Assets)
Corporation	11,347,000	9.90%	4,665,000	4.00%		N/A	N/A
Bank	10,743,000	9.40%	4,662,000	4.00%		5,828,000	5.00%
As of December 31, 2014
Total Capital
(to Risk-Weighted Assets)
Corporation	$11,268,000	12.52%	$7,199,000	8.00%	$	N/A	N/A
Bank	10,717,000	11.94%	7,182,000	8.00%		8,977,000	10.00%
Tier 1 Capital-
(to Risk-Weighted Assets)
Corporation	10,141,000	11.27%	3,600,000	4.00%		N/A	N/A
Bank	9,592,000	10.69%	3,591,000	4.00%		5,386,000	6.00%
Tier 1 Capital
(to Average Assets)
Corporation	10,141,000	8.91%	4,461,000	4.00%		N/A	N/A
Bank	9,592,000	8.44%	4,386,000	4.00%		5,482,000	5.00%

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 18 – Parent Company Financial Information

CONDENSED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
Assets
Cash and due from banks	$302,114	$16,820

Cash and cash equivalents	302,114	16,820
Investment in subsidiary bank	10,757,109	9,613,390
Other assets	301,356	223,882

Total Assets	$11,360,579	$9,854,092

Liabilities and Stockholders’ Equity
Liabilities
Accrued interest payable and other liabilities	$—	$16,076

Total Liabilities	$—	$16,076

Stockholders’ Equity
Stockholders’ equity	11,360,579	9,838,016

Total Liabilities and Stockholders’ Equity	$11,360,579	$9,854,092

CONDENSED STATEMENTS OF OPERATIONS

For the years ended December 31, 2015 and 2014

	2015	2014
Income
Equity in undistributed income of subsidiary bank	$1,151,010	$374,242
Dividends received from subsidiary	404,000	807,000

Total Income	1,555,010	1,181,242

Expenses
Interest on borrowed funds	—	14,502
Stock option expense	28,712	—
Director fees	46,400	23,250
Professional fees	147,045	25,238
Other expenses	5,708	3,315

Total expenses	227,865	66,305

Net income before tax	1,327,145	1,114,937
Income tax expense (benefit)	(77,474)	96,463

Net income	$1,404,619	$1,018,474

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 18 – Parent Company Financial Information, continued

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2015 and 2014

	2015	2014
Cash Flows From Operating Activities
Net income	$1,404,619	$1,018,474
Adjustments to reconcile net income to net cash provided by operations:
Equity in undistributed income of subsidiary bank	1,151,011	(530,641)
(Increase) decrease in other assets	(77,474)	390,800
Increase (decrease) in other liabilities	(16,075)	(134,115)

Net cash provided by operating activities	160,059	744,518

Cash Flows From Investing Activities	—
Net cash provided by investing activities	—	—

Cash Flows From Financing Activities
Payment of dividends	(266,361)	(91,869)
Proceeds from exercise of stock options	(391,596)	—
Repayment of borrowed funds	—	(700,000)

Net cash provided by (used in) financing activities	125,235	(791,869)

Net increase (decrease) in cash and cash equivalents	285,294	(47,351)
Cash and cash equivalents, beginning	16,820	64,171

Cash and cash equivalents, ending	$302,114	$16,820

Note 19 – Financial Instruments With Off-Balance-Sheet Risk

In the normal course of business to meet the financing needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These financial instruments involve commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The same credit policy is used in making commitments as is used for on-balance sheet risk. As of December 31, 2015 and 2014 outstanding commitments to extend credit were $14,543,292 and $18,165,327, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without ever being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash outlays for the Corporation.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 20 – Concentrations of Credit Risk

Virtually all of the Corporation’s business activity is with customers located in our primary market area and such customers are generally depositors of the Corporation. The loan portfolio has five areas classified as concentrations of credit at December 31, 2015. The areas of concentrations of credit are in loans for residential lessors of dwellings with an outstanding balance of $6,649,362; loans for restaurants with an outstanding balance of $4,086,977; loans to freight trucking – local and long distance with an outstanding balance of $3,685,665; and loans to religious affiliations with an outstanding balance of $4,896,011.

The Corporation’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $500,000.

The Corporation from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 21 – Fair Value of Financial Instruments

Generally accepted accounting principles related to fair value measurements require disclosures about the fair value of assets and liabilities recognized in the balance sheet whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

The guidance for fair value measurement and disclosure defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date and also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

There are three levels of inputs that may be used to measure fair value:

Level 1: Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2: Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3: Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Investment Securities Available for Sale: Investment securities available for sale are recorded at fair value on a recurring basis. Fair value is measured based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 2 securities include Treasury notes and bills, mortgage-backed securities issued by government sponsored entities, municipal bonds and other securities issued by government sponsored agencies.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 21 – Fair Value of Financial Instruments, continued

General

The Corporation has no liabilities measured at fair value on a recurring or nonrecurring basis.

Assets Recorded at Fair Value on a Recurring Basis

December 31, 2015	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,395,390	$—	$2,395,390	$—
Mortgage backed securities	836,367	—	836,367	—
Municipal bonds	1,727,080	—	1,727,080	—

Total assets at fair value	$4,958,837	$—	$4,958,837	$—

December 31, 2014	Total	Level 1	Level 2	Level 3
Government-sponsored enterprises	$2,393,594	$—	$2,393,594	$—
Mortgage backed securities	1,084,943	—	1,084,943	—
Municipal bonds	1,751,756	—	1,751,756	—

Total assets at fair value	$5,230,293	$—	$5,230,293	$—

Impaired Loans: The Corporation does not record loans at fair value. From time to time, a loan is considered impaired. The fair value of impaired loans is estimated using one of several methods, including collateral value, liquidation value, and discounted cash flows. When the fair value of collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as Level 2. If the fair value of the loan is based on criteria other than observable market prices or current appraised value, the loan is recorded as Level 3.

Loans Held for Sale: The fair values of loans held for sale are based on prices agreed upon in the agreement to sell the loan to an investor, or if not available, are determined by discounting estimated cash flows using interest rates approximating the Corporation’s current origination rates for similar loans adjusted to reflect the inherent credit risk.

Foreclosed Assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Foreclosed assets are then carried at the lower of the carrying value or fair value. Fair value is based upon independent observable market prices or appraised values of the collateral, which the Corporation considers to be Level 3 inputs.

Assets Recorded at Fair Value on a Nonrecurring Basis

December 31, 2015	Total	Level 1	Level 2	Level 3
Impaired loans	$541,483	$—	$—	$541,483
Foreclosed assets	838,023	—	—	838,023
Loans held for sale	11,603,104	—	11,603,104	—

Total assets at fair value	$12,982,610	$—	$11,603,104	$1,379,506

December 31, 2014	Total	Level 1	Level 2	Level 3
Impaired loans	$541,483	$—	$—	$541,483
Foreclosed assets	351,616	—	—	351,616
Loans held for sale	11,625,382	—	11,625,382	—

Total assets at fair value	$12,518,481	$—	$11,625,382	$893,099

Level 3 inputs consist of appraisals for which management has taken additional discounts to reflect current market conditions. Those discounts range from 10-45% depending on the property.

RIVER BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 22 – Subsequent Events

In accordance with accounting guidance, the Corporation evaluated events and transactions for potential recognition or disclosure in our consolidated financial statements through the date the financial statements were available to be issued which was March 21, 2016.

RIVER BANCORP, INC.

Consolidated Balance Sheet

(Unaudited)

March 31, 2016

ASSETS
Cash and Due from banks	$3,051,140
Interest bearing deposits in banks	1,176,904
Federal Fund Sold	1,001,000
Securities available for sale	5,205,051
Restricted equity securities	583,850
Mortgage loans held for sale	9,263,428
Loans
Commercial	69,122,260
Residential	14,222,044
Consumer	5,719,626

Total Gross Loans	89,063,930
Unearned income and deferred fees	182,676

Loans, net of unearned income and deferred fees	88,881,254
Less: allowance for loan losses	1,103,400

Net Loans	87,777,854
Furniture, fixtures and equipment	710,287
Accrued interest receivable	323,393
Deferred Taxes	180,147
Other assets	2,618,074

TOTAL ASSETS	$111,891,128

LIABILITIES AND SHAREHOLDER’S EQUITY
Deposits:
Nonnterest bearing demand deposits	$15,308,572
Interest checking deposits	6,093,567
Money market deposits	13,522,543
Savings deposits	7,838,436
Time deposits $100,000 and over	32,903,621
Other time deposits	19,004,842

Total Deposits	94,671,581
Accrued interest payable	39,026
FHLB Advance
5,000,000
Deferred tax liability	17,905
Other liabilities	677,098

Total Liabilities	100,405,610
Shareholder’s Equity:
Common stock, $5 par value, authorized 10,000,000 shares;	3,674,605
issued and outstanding	734,921
Surplus	4,266,539
Retained Earnings	3,341,247
Accumulated other comprehensive gain	34,756
Current Year Net income	168,371

Total Shareholders’ Equity	11,485,518

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$111,891,128

RIVER BANCORP, INC.

Consolidated Statement of Operations

(Unaudited)

For the Three Months Periods Ended March 31, 2016 and 2015

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2016	2015
Interest Income:
Interest and fees on loans	$1,355,503	$1,344,941
Interest on interest-bearing deposits	(1,918)	1,210
Interest on federal funds sold	4,958	1,173
Interest on securities available for sale	40,359	44,334
Dividends on restricted equity securities	7,724	9,585

Total Interest Income	1,406,626	1,401,243
Interest Expense:
Interest on time deposits $100,000 and over	92,421	90,488
Interest on other deposits	61,807	63,776
Interest on borrowerd funds	5,512	6,517

Total Interest Expense	159,740	160,781

Net Interest Income	1,246,886	1,240,462
Provision for loan losses	140,000	40,000

Net Interest Income After Provision for Loan Losses	1,106,886	1,200,462
Noninterest Income:
Service charges on deposit accounts	78,909	75,087
Mortgage brokerage income	543,999	836,435
Other fee income and miscellaneous income	1,037,298	1,026,329

Total Noninterest income	1,660,206	1,937,851
Noninterest Expense:
Salaries and employee benefits	1,470,341	1,618,183
Occupancy and equipment	301,392	297,604
Professional fees	114,125	101,609
Advertising and promotion	49,582	46,963
Outside processing	153,620	138,394
Franchise tax	25,200	25,200
FDIC Insurance	19,802	21,885
Other expenses	376,358	435,028

Total Noninterest Expense	2,510,420	2,684,866
Income Before Tax	$256,672	$453,447
Income Tax Expense	88,301	157,148

Net Income	$168,371	$296,299

RIVER BANCORP, INC.

Consolidated Statement of Cash Flows

(Unaudited)

For the Three Month Period Ended March 31, 2016

March 31, 2016
Cash flows from operating activities
Net income	$168,371
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	55,083
Net decrease in loans held for sale	2,339,676
Provision for loan losses	140,000
Stock option expense	8,956
Net accretion/amortization on securities	2,023
Loss on sale of other real estate	14,374
Changes in assets and liabilities:
Accrued interest receivable	16,955
Other assets	(165,712)
Accrued interest payable	(1,534)
Other liabilities	57,091

Net cash provided by operating activities	2,635,283

Cash flows from investing activities
Maturities, sales, and principal repayments of investment securities	1,305,199
Purchase of investment securities	(1,521,459)
Purchase of restricted equity securities	(600)
Net increase in loans	(697,635)
Net increase of property and equipment	(34,470)
Proceeds from sale of other real estate owned	36,856

Net cash used in investing activities	(912,109)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	1,127,081
Net decrease in interest-bearing deposits	(4,018,240)
Payment of dividends	(73,492)

Net cash provided by (used in) financing activities	(2,964,651)

Net increase (decrease) in cash and cash equivalents	(1,241,477)
Cash and cash equivalents at beginning of year	6,470,521

Cash and cash equivalents at end of period	$5,229,044

Supplemental disclosure of cash flow information
Interest paid	$158,206

Taxes paid	$237,000

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

between

BLUE RIDGE BANKSHARES, INC.

and

RIVER BANCORP, INC.

March 30, 2016

A-i

5.17	Change of Method	A-43
5.18	Matters Related to BRB Common Stock	A-44
5.19	Corporate Governance	A-44
5.20	Shareholder Litigation	A-44

ARTICLE 6.	CONDITIONS TO THE MERGER	A-45
6.1	General Conditions	A-45
6.2	Conditions to Obligations of BRB	A-45
6.3	Conditions to Obligations of RBI	A-46

ARTICLE 7.	TERMINATION	A-47
7.1	Termination	A-47
7.2	Effect of Termination	A-48
7.3	Non-Survival of Representations, Warranties and Covenants	A-49
7.4	Fees and Expenses	A-49

ARTICLE 8.	GENERAL PROVISIONS	A-51
8.1	Entire Agreement	A-51
8.2	Binding Effect; No Third Party Rights	A-51
8.3	Waiver and Amendment	A-51
8.4	Governing Law	A-51
8.5	Notices	A-51
8.6	Counterparts	A-52
8.7	Waiver of Jury Trial	A-52
8.8	Severability	A-53

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger
EXHIBIT 1.3	Form of Subsidiary Bank Agreement and Plan of Merger
EXHIBIT 5.8(a)	Form of RBI Affiliate Agreement
EXHIBIT 5.8(b)	Form of BRB Affiliate Agreement
EXHIBIT 5.9	Form of Director Noncompetition Agreement

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
BHCA	Section 3.3(a)
BRB	Recitals
BRB Benefit Plans	Section 3.4(k)(i)
BRB Common Stock	Section 2.1(a)
BRB Financial Statements	Section 3.4(e)(i)
BRB Material Contract	Section 3.4(i)(i)
BRB Shareholder Approval	Section 3.4(c)(i)
BRB Shareholders Meeting	Section 5.3(b)
BRB Subsidiary(ies)	Section 3.4(b)
BRB Technology Systems	Section 3.4(s)
BRB VWAP	Section 2.1(b)(ii)
Bank Reports	Section 3.3(f)
Blue Sky Qualification	Section 5.4(a)
Cash Consideration	Section 2.1(b)(i)
Cash Designee Shares	Section 2.2(c)(i)(B)
Cash Election Shares	Section 2.2(a)
Closing Date	Section 1.2(b)
Code	Recitals
Continuing Bank	Section 1.3(a)
Derivative Contract	Section 3.3(t)
Disclosure Schedule	Section 3.1
Dissenting Shares	Section 2.9
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.2(a)
Election Deadline	Section 2.2(a)
Election Form	Section 2.2(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(i)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.3(a)
FDIC	Section 3.3(a)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(c)(iii)
Intellectual Property	Section 3.3(s)
Joint Proxy Statement	Section 3.3(c)(iii)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Measurement Period	Section 2.1(b)(ii)
Merger	Recitals
Merger Consideration	Section 2.1(b)(ii)
No Election Stock Designee Shares	Section 2.2(c)(iii)(B)
No Election Shares	Section 2.2(a)
OREO	Section 3.3(o)(iii)

A-iii

Offering Statement	Section 3.3(c)(iii)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
RBI	Recitals
RBI Benefit Plans	Section 3.3(m)(i)
RBI Common Certificate	Section 2.1(d)
RBI Common Stock	Section 2.1(b)
RBI Continuing Employees	Section 5.10(a)
RBI Directors	Section 5.19(a)
RBI Financial Statements	Section 3.3(e)(i)
RBI Material Contract	Section 3.3(i)(i)
RBI Stock Option	Section 2.4
RBI Stock Plan	Section 2.4
RBI Shareholder Approval	Section 3.3(c)(i)
RBI Shareholders Meeting	Section 5.3(a)
RBI Subsidiary(ies)	Section 3.3(b)
RBI Technology Systems	Section 3.3(s)
Regulatory Approvals	Section 3.3(c)(iii)
Regulatory Agencies	Section 3.3(f)
Rights	Section 3.3(d)
River Community Bank	Section 1.3
SEC	Section 3.3(c)(iii)
Sarbanes-Oxley Act	Section 3.3(e)(ii)
Securities Act	Section 3.3(c)(iii)
Stock Consideration	Section 2.1(b)(ii)
Stock Conversion Number	Section 2.2(a)
Stock Designee Shares	Section 2.2(c)(ii)(B)
Stock Election Shares	Section 2.2(a)
Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Termination Event	Section 7.4(d)
Termination Fee	Section 7.4(b)
Trading Day	Section 2.1(b)(ii)
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of March 30, 2016, between BLUE RIDGE BANKSHARES, INC., a Virginia corporation (“BRB”), and RIVER BANCORP, INC., a Virginia corporation (“RBI”).

WHEREAS, the Boards of Directors of BRB and RBI have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of RBI with and into BRB (the “Merger”);

WHEREAS, the Boards of Directors of BRB and RBI have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1	The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2), RBI will be merged with and into BRB pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of RBI thereupon shall cease, and BRB will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2	Effective Date; Closing.

(a) The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur as soon as practicable after all required regulatory and shareholder approvals to consummate the Merger have been received. At or after the Closing Date (as defined below), BRB and RBI will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of BRB on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.3	Subsidiary Bank Merger.

(a) At the Effective Date or as soon thereafter as reasonably practicable, Blue Ridge Bank, the wholly-owned Virginia chartered commercial bank subsidiary of BRB, shall be merged (the “Subsidiary Bank Merger”) with and into River Community Bank, N.A., the wholly-owned national banking association subsidiary of RBI (“River Community Bank”), pursuant to a Subsidiary Bank Agreement and Plan of Merger, the form of which is attached hereto as Exhibit 1.3. River Community Bank shall be the surviving bank in the Subsidiary Bank Merger (referred to herein as the “Continuing Bank” whenever reference is made to it as of the effective date of the Subsidiary Bank Merger or thereafter), and at the time of the Subsidiary Bank Merger the name of the Continuing Bank shall be changed to “Blue Ridge Bank, National Association”. As soon as practicable after the approval of this Agreement by the Boards of Directors of BRB and RBI, each of BRB, Blue Ridge Bank, RBI and River Community Bank, respectively, shall take all actions necessary, including effecting the necessary shareholder and board of director approvals, to approve and adopt a final Subsidiary Bank Agreement and Plan of Merger with respect to the Subsidiary Bank Merger, all of which shall be conditioned on the consummation of the Merger. Prior to the Effective Date, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

(b) Prior to the effective date of the Subsidiary Bank Merger, RBI shall cause the number of directors that will comprise the full Board of Directors of the Continuing Bank effective at the effective date of the Subsidiary Bank Merger to be fixed at 13 or such other number as mutually agreed to by the parties after the date hereof. The members of the initial Board of Directors of the Continuing Bank at the effective date of the Subsidiary Bank Merger shall consist of all of the current directors of Blue Ridge Bank, the RBI Directors (as defined herein) and one (1) individual recommended by RBI from among the current members of the Board of Directors of River Community Bank and approved by BRB. No other directors or employees of BRB, RBI or their respective subsidiary banks shall be designated to serve on the Board of Directors of the Continuing Bank at the effective date of the Subsidiary Bank Merger.

(c) The headquarters of the Continuing Bank will be located in Luray, Virginia.

1.4	Articles of Incorporation and Bylaws of BRB.

The Articles of Incorporation of BRB as in effect immediately prior to the Effective Date will be the Articles of Incorporation of BRB at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of BRB as in effect immediately prior to the Effective Date will be the Bylaws of BRB at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 2

Merger Consideration; Election, Allocation and Exchange Procedures

2.1	Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of BRB or RBI, or their respective shareholders:

(a) Subject to Section 2.1(e), each share of common stock, no par value per share, of BRB (“BRB Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Subject to Section 2.1(e) and the allocation procedures of Section 2.2, each share of common stock, par value $5.00 per share, of RBI (“RBI Common Stock”), that is issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.9), shall be converted into and exchanged for the right to receive, at the election of the holder thereof, either:

(i) cash in the amount of $16.57 per share (the “Cash Consideration”); or

(ii) 0.9821 shares of BRB Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided, however, that, notwithstanding the foregoing, (A) if the volume-weighted average price of BRB Common Stock during the Measurement Period (as defined herein), as reported by Bloomberg Financial L.P. (the “BRB VWAP”), is less than or equal to $16.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of BRB Common Stock determined by dividing $15.71 by the BRB VWAP, and (B) if the BRB VWAP is greater than or equal to $18.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of BRB Common Stock determined by dividing $17.68 by the BRB VWAP. For purposes of this Agreement, the term “Measurement Period” shall mean the period ending on (and including) the second Trading Day prior to the Effective Date during which an aggregate of at least 2,500 shares of BRB Common Stock are traded; provided, however, that the Measurement Period shall be a minimum of thirty (30) consecutive Trading Days. For purposes of this Agreement, the term “Trading Day” means a day the New York Stock Exchange is open for buying and selling securities.

(c) All shares of RBI Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of RBI Common Stock (a “RBI Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of RBI Common Stock (i) the Merger Consideration upon the surrender of such RBI Common Certificate in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.5 and 2.7.

(e) Each share of RBI Common Stock held by either party and each share of BRB Common Stock held by RBI or any of the RBI Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of BRB Common Stock shall resume the status of authorized and unissued shares of BRB Common Stock.

2.2	Election and Allocation Procedures.

(a) Prior to the Effective Date, BRB shall appoint Computershare Trust Company, N.A. (or such other company or entity as BRB and RBI may mutually agree to designate) to act as the exchange agent (the “Exchange Agent”) for purposes of conducting the election, allocation and exchange procedures described in this Article 2. Provided that RBI has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to the holders of RBI Common Stock, contemporaneously with, or in no event more than ten (10) days after, the mailing of the Joint Proxy Statement (as defined herein), an election form in such form as BRB and RBI shall agree (the “Election Form”). Each Election Form shall permit a holder of RBI Common Stock (or the beneficial owner through appropriate and customary documentation and instruction):

(i) to elect to receive the Cash Consideration with respect to all or any of such holder’s RBI Common Stock (collectively, the “Cash Election Shares”);

(ii) to elect to receive the Stock Consideration with respect to all or any of such holder’s RBI Common Stock (collectively, the “Stock Election Shares”); or

(iii) to indicate that such holder makes no election with respect to such holder’s shares of RBI Common Stock (collectively, the “No Election Shares”).

Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of RBI Common Stock that will be converted into the Stock Consideration (the “Stock Conversion Number”) shall be equal to the product of (A) 70% and (B) the number of shares of RBI Common Stock issued and outstanding immediately prior to the Effective Date (excluding any shares of RBI Common Stock held by either party and each share of BRB Common Stock held by RBI or any of the RBI Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted)) rounded down to the nearest whole share. Any shares of RBI Common Stock with respect to which the holder (or the beneficial owner, as the case may be) either (X) has not submitted to the Exchange Agent an effective, properly completed Election Form by the Election Deadline (as defined herein), or (Y) has revoked an Election Form prior to the Election Deadline and has not resubmitted a properly completed Election Form prior to the Election Deadline, shall be designated No Election Shares. For purposes of this Agreement, the term “Election Deadline” means 5:00 p.m., Eastern Time, on the business day immediately prior to the RBI Shareholders Meeting, or such other date as BRB and RBI shall mutually agree upon.

(b) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BRB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Within five (5) business days after the Effective Date, BRB shall cause the Exchange Agent to allocate the Merger Consideration, which shall be effected by the Exchange Agent as follows:

(i) If the total number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and each No Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (the “Cash Designee Shares”) such that the total amount of Stock Election Shares minus the sum of the Cash Designee Shares and the Dissenting Shares (as defined herein) equals the Stock Conversion Number, and each Cash Designee Share shall be converted into the right to receive the Cash Consideration; and

(C) each remaining unconverted Stock Election Share (after application of subsection (B) above) shall be converted into the right to receive the Stock Consideration.

(ii) If the total number of Stock Election Shares and No Election Shares is less than the Stock Conversion Number, then:

(A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (the “Stock Designee Shares”) such that the total amount of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals the Stock Conversion Number, and each Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted Cash Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

(iii) If the total number of Stock Election Shares is less than the Stock Conversion Number, but the total number of Stock Election Shares and No Election Shares is greater than the Stock Conversion Number, then:

(A) each Stock Election Share shall be converted into the right to receive the Stock Consideration and each Cash Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total amount of Stock Election Shares plus the No Election Stock Designee Shares equals the Stock Conversion Number. Each No Election Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted No Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

2.3	Exchange Procedures.

(a) On or before the Closing Date, BRB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the RBI Common Certificates, (i) certificates (or such other evidence as may be required by the Exchange Agent) representing the shares of BRB Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of RBI Common Stock.

(b) As promptly as practicable after the Exchange Agent completes the allocation procedures set forth in Section 2.2, and in no event later than five (5) business days thereafter, BRB shall cause the Exchange Agent to send to each former shareholder of record of RBI Common Stock immediately before the Effective Date transmittal materials for use in exchanging such shareholder’s RBI Common Certificates for the Merger Consideration.

(c) BRB shall cause the Merger Consideration into which shares of RBI Common Stock are converted at the Effective Date, and dividends or distributions that a RBI shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such RBI shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of RBI Common Certificates representing such shares of RBI Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Date. No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.5 or 2.7. If this Agreement is terminated following the delivery by any RBI shareholder of his, her or its RBI Common Certificates to the Exchange Agent, BRB will instruct the Exchange Agent to promptly return such RBI Common Certificates to the record holder thereof.

(d) Any RBI shareholder whose RBI Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by BRB pursuant to applicable law and as required in accordance with BRB’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of RBI for six (6) months after the Effective Date shall be returned to BRB (together with any earnings in respect thereof). Any shareholders of RBI who have not complied with this Article 2 shall thereafter be entitled to look only to BRB, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of RBI Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto or any of the BRB Subsidiaries (as defined herein) or the RBI Subsidiaries (as defined herein) shall be liable to any shareholder of RBI for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.4	RBI Stock Options.

Each option to purchase shares of RBI Common Stock (a “RBI Stock Option”) granted under an equity based compensation plan of RBI (a “RBI Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Date shall, at the Effective Date, without any action on the part of the holder thereof, be converted into an obligation of BRB to pay (or cause to be paid), and a right of the holder of the RBI Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to (A) the product of the BRB VWAP and the exchange ratio relating to the Stock Consideration, minus (B) the per share exercise price of such RBI Stock Option, and (ii) the number of shares of RBI Common Stock subject to such RBI Stock Option. In the event that the product obtained by such calculation with respect to a RBI Stock Option is zero or a negative number, then such RBI Stock Option shall, immediately prior to the Effective Date, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a RBI Stock Option as soon as reasonably practicable following the Effective Date and in no event later than thirty (30) days following the Effective Date.

2.5	No Fractional Shares.

Each holder of shares of RBI Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of BRB Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of BRB Common Stock multiplied by the BRB VWAP.

2.6	Anti-Dilution.

In the event BRB changes (or establishes a record date for changing) the number of shares of BRB Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

2.7	Dividends.

No dividend or other distribution payable to the holders of record of BRB Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any RBI Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.3(d)) for exchange as provided in Section 2.3 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.8	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.9	Dissenting Shares.

Any holder of shares of RBI Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from BRB, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to RBI the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Date a dissenting shareholder of RBI fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, BRB shall issue and deliver the consideration to which such holder of shares of RBI Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the RBI Common Certificate representing such shares.

ARTICLE 3

Representations and Warranties

3.1	Disclosure Schedules.

Prior to the date of this Agreement, RBI has delivered to BRB a schedule and BRB has delivered to RBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement for such party contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Sections 3.3 or 3.4 or to one or more of such party’s covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

3.2	Standard.

(a) No representation or warranty of RBI, on the one hand, or BRB, on the other hand, contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for RBI and Section 3.4(c)(i) for BRB, which shall be true in all material respects, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for RBI, and Sections 3.4(c)(ii)(A), 3.4(d) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for BRB, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence that, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “RBI Subsidiaries” as defined in Section 3.3(b) or the “BRB Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, solely with respect to clause (i) above, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to BRB, the BRB Subsidiaries, RBI or the RBI Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which such party and its subsidiaries operate.

(c) The term “Knowledge” when used with respect to a party means the actual knowledge of such party’s executive officers. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to BRB or any BRB Subsidiary (as defined herein), those individuals set forth on Section 3.2(c) of the BRB Disclosure Schedule, and (z) with respect to RBI or any RBI Subsidiary (as defined herein), those individuals set forth on Section 3.2(c) of the RBI Disclosure Schedule.

3.3	Representations and Warranties of RBI.

Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in its Disclosure Schedule, RBI hereby represents and warrants to BRB as follows:

(a) Organization, Standing and Power. RBI is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. RBI has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. RBI is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). River Community Bank, a wholly-owned subsidiary of RBI, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. River Community Bank’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of the articles of incorporation, articles of association, bylaws or other similar governing instruments (“Organizational Documents”) of RBI and River Community Bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, have previously been provided or made available to BRB.

(b) Subsidiaries. RBI does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in the RBI Disclosure Schedule (each individually a “RBI Subsidiary” and collectively the “RBI Subsidiaries”). Each RBI Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on RBI on a consolidated basis. The outstanding shares of capital stock or equity interests of each RBI Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except to the extent that the shares of River Community Bank may be deemed assessable pursuant to 12 U.S.C. § 1831o) and all such shares are directly or indirectly owned by RBI free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any RBI Subsidiary and there are no agreements, understandings or commitments relating to the right of RBI to vote or to dispose of the capital stock or equity interests of any RBI Subsidiary. A true and complete list of each direct and indirect RBI Subsidiary as of the date hereof that shows the jurisdiction of organization of each RBI Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each RBI Subsidiary, is set forth in Section 3.3(b) of the RBI Disclosure Schedule.

(c) Authority; No Breach of the Agreement.

(i) RBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by RBI, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of RBI, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of RBI Common Stock (the “RBI Shareholder Approval”). This Agreement is a valid and legally binding obligation of RBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by RBI, nor the consummation by RBI of the transactions contemplated hereby, nor compliance by RBI with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of RBI or River Community Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of RBI or any RBI Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which RBI or any RBI Subsidiary is a party or by which RBI or any RBI Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required shareholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to RBI or any RBI Subsidiary.

(iii) Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the RBI Shareholders Meeting (as defined herein) and the BRB Shareholders Meeting (as defined herein) to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of an offering statement on Form 1-A qualifying the shares of BRB Common Stock to be issued in the Merger (the “Offering Statement”), in which the Joint Proxy Statement will be included, and declaration of qualification of the Offering Statement under the Securities Act of 1933, as amended (the “Securities Act”), (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of BRB Common Stock pursuant to this Agreement, (E) compliance with the provisions of the rules of the OTC Markets and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, all of which are set forth in Section 3.3(c) of the RBI Disclosure Schedule, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by RBI of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, RBI is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(d) RBI Capital Stock. The authorized capital stock of RBI consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 734,921 shares are issued and outstanding as of the date of this Agreement. RBI is not authorized to issue preferred stock. All outstanding shares of RBI Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 32,594 shares of RBI Common Stock are subject to RBI Stock Options granted under a RBI Stock Plan. As of the date of this Agreement, there are no shares of capital stock of RBI reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which RBI is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a RBI Stock Plan and as set forth in Section 3.3(d) of the RBI Disclosure Schedule. Copies of any RBI Stock Plan and individual stock award agreements thereunder have previously been provided or made available to BRB.

(e) Financial Statements; Accounting Controls.

(i) RBI has made available to BRB copies of RBI’s audited consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the financial statements (collectively, the “RBI Financial Statements”), and will make available to BRB, as soon as reasonably practicable following the preparation thereof, similar financial statements for each subsequent calendar quarter. The RBI Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to BRB after the date of this Agreement, will fairly present) the consolidated financial position of RBI and the RBI Subsidiaries, as at the respective dates and the consolidated results of RBI’s operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii) RBI and the RBI Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of the RBI Board of Directors and the duly authorized executive officers of RBI, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to RBI or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to the properties and assets of RBI and any RBI Subsidiary is permitted only in accordance with general or specific authorization of the RBI Board of Directors and the duly authorized executive officers of RBI, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. RBI is not subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and nothing contained in this Section 3.3(e)(ii) shall be construed as a representation or warranty that the internal accounting controls of RBI are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(f) Bank Reports. RBI and each of the RBI Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2012 with the Board of Governors of the Federal Reserve System, the Bureau of Financial Institutions of the Virginia State Corporation Commission, the FDIC and the Office of the Comptroller of the Currency, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over RBI and each of the RBI Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding RBI or any of the RBI Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Copies of all RBI Bank Reports filed since December 31, 2012 have been provided to BRB (except to the extent that such Bank Reports are publicly available). Except for normal examinations conducted by a Regulatory Agency in the ordinary course of RBI’s and each of the RBI Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of RBI or any of the RBI Subsidiaries, and no enforcement action, to its Knowledge, is threatened by any Regulatory Agency. Except as disclosed in the Bank Reports and in Section 3.3(f) of the RBI Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of RBI or any of the RBI Subsidiaries, and there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of RBI or any of the RBI Subsidiaries since December 31, 2012, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RBI. RBI is “well capitalized” and “well managed” as such terms are defined in 12 C.F.R. § 225.2. River Community Bank is an “eligible bank” as such term is defined in 12 C.F.R. § 5.3(g).

(g) Absence of Certain Changes or Events. Since December 31, 2015, except as disclosed in the RBI Financial Statements or Bank Reports provided to BRB prior to the date of this Agreement, (i) RBI and the RBI Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on RBI.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in the RBI Financial Statements or Bank Reports provided to BRB prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2015 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, which shall include, but not be limited to, all unfunded loan commitments extended in the ordinary course of business and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither RBI nor any RBI Subsidiary has, and since December 31, 2015 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the RBI Financial Statements or Bank Reports) and except as disclosed in Section 3.3(h) of the RBI Disclosure Schedule.

(i) RBI Material Contracts; Defaults.

(i) Set forth in Section 3.3(i)(i) of the RBI Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that RBI or any RBI Subsidiary is a party to, bound by or subject to (each, a “RBI Material Contract”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of RBI or a RBI Subsidiary to indemnification from RBI or a RBI Subsidiary, (C) which would be required to be filed as an exhibit to a Form 10-K filed by RBI as of the date of this Agreement pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if RBI were subject to such reporting requirements, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of RBI or a RBI Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by RBI or a RBI Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by RBI or a RBI Subsidiary, (J) which materially restricts the conduct of any business by RBI or a RBI Subsidiary or limits the freedom of RBI or a RBI Subsidiary to engage in any line of business in any geographic area (or would so restrict BRB or the Continuing Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires RBI or a RBI Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits RBI or a RBI Subsidiary to do, any of the foregoing.

(ii) Each RBI Material Contract is valid and binding on RBI or the respective RBI Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of RBI, is valid and binding on the other parties thereto. RBI and each RBI Subsidiary is not, and to the Knowledge of RBI, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by RBI or a RBI Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of the RBI Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of RBI, threatened against RBI or any of the RBI Subsidiaries or against any of RBI’s or the RBI Subsidiaries’ properties, assets, interests or rights, or against any of RBI’s or RBI Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of the RBI Disclosure Schedule, neither RBI nor any of the RBI Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of RBI or the operations of any of the RBI Subsidiaries and neither RBI nor any of the RBI Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. RBI and each of the RBI Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters.

(i) RBI and each of the RBI Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by RBI or any of the RBI Subsidiaries have been paid, are reflected as a liability in the RBI Financial Statements or Bank Reports, or are being contested in good faith as set forth in the RBI Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of the RBI Disclosure Schedule, no tax return or report filed by RBI or any of the RBI Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against RBI or any of the RBI Subsidiaries by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) RBI and each of the RBI Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. RBI and each of the RBI Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of RBI or any of the RBI Subsidiaries. Neither RBI nor any of the RBI Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among RBI and the RBI Subsidiaries). Neither RBI nor any of the RBI Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither RBI nor any of the RBI Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. RBI and each of the RBI Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. RBI is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) RBI is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Property.

(i) Except as set forth in Section 3.3(l)(i) of the RBI Disclosure Schedule or reserved against as disclosed in the RBI Financial Statements or Bank Reports, RBI and each of the RBI Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the RBI Financial Statements or Bank Reports as of December 31, 2015 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to RBI’s or any of the RBI Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by RBI and each of the RBI Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.3(l)(ii) of the RBI Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by RBI and each of the RBI Subsidiaries or in which RBI or any of the RBI Subsidiaries has any leasehold interest. RBI has made available to BRB true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which RBI or any of the RBI Subsidiaries is a party.

(m) Employee Benefit Plans.

(i) Section 3.3(m)(i) of the RBI Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of RBI and the RBI Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “RBI Benefit Plan” and collectively, the “RBI Benefit Plans”). Neither RBI nor any RBI Subsidiary is subject to or obligated under any oral or unwritten RBI Benefit Plan.

(ii) RBI has, with respect to each RBI Benefit Plan, previously delivered or made available to BRB true and complete copies of: (A) all current RBI Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and RBI Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the RBI Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all RBI Benefit Plans, as applicable; and (H) a written summary of any unwritten RBI Benefit Plans that provide for material compensation or benefits.

(iii) None of the RBI Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of the RBI Benefit Plans are in compliance in all material respects with applicable laws and regulations, and RBI has administered the RBI Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each RBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without required notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any RBI Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of RBI or any RBI Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To its Knowledge, RBI has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any RBI Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To RBI’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any RBI Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or anticipated with respect to any of the RBI Benefit Plans. None of the RBI Benefit Plans is the subject of a pending or, to the Knowledge of RBI, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix) Except as set forth in Section 3.3(m)(ix) of the RBI Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no RBI Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no RBI Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any RBI Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x) RBI has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(m)(xi) of the RBI Disclosure Schedule, RBI and the RBI Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any RBI Benefit Plan.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of RBI or any RBI Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. RBI has delivered or caused to be delivered to BRB true and complete copies of all notice of continuation coverage rights under Section 4980B of the Code sent or received, the names and addresses of the senders and recipients, and their dates of termination of employment or other “qualifying event,” as defined in Section 4980B(f)(3) of the Code.

(xiii) Each RBI Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in documentary and operational compliance with Section 409A of the Code.

(n) Insurance. Set forth in Section 3.3(n) of the RBI Disclosure Schedule is a list of all insurance policies or bonds currently maintained by RBI or each RBI Subsidiary. RBI and the RBI Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of RBI reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2015, neither RBI nor any of the RBI Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and RBI has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of RBI or the RBI Subsidiaries.

(o) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of the RBI Disclosure Schedule:

(i) All evidences of indebtedness reflected as assets by RBI or any of the RBI Subsidiaries in the RBI Financial Statements or Bank Reports as of December 31, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on RBI; and (D) in all material respects made in accordance with its loan policies, except for such exceptions as have been duly approved in accordance with the requirements of such loan policy.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) of RBI has been established in accordance with GAAP and applicable regulatory requirements and guidelines. The amount of Loan Loss Allowance has been calculated in accordance with the written methodology maintained by River Community Bank.

(iii) The other real estate owned (“OREO”) of River Community Bank is held at a reasonable estimate of its fair value, less estimated costs to sell.

(iv) The reserve for repossession with respect to mortgage loans shown by RBI or any of the RBI Subsidiaries in the RBI Financial Statements and Bank Reports as of December 31, 2015 was, and the reserve for repossession with respect to mortgage loans to be shown on the RBI Financial Statements and Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, representative of a reasonable estimate of the liabilities of RBI or any of the RBI Subsidiaries related to repurchases of mortgage loans sold as of the dates thereof.

(v) Section 3.3(o)(v) of the RBI Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2011 by it or any of the RBI Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the RBI Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the RBI Subsidiaries to purchase back (but have not been purchased back).

(p) Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of the RBI Disclosure Schedule, as of the date of this Agreement, neither RBI nor any of the RBI Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by River Community Bank or any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the RBI Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to RBI or any of the RBI Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of the RBI Disclosure Schedule, RBI and each of RBI Subsidiaries are in substantial compliance with all Environmental Laws (as defined herein). Neither RBI nor any of the RBI Subsidiaries has received any communication alleging that RBI or such RBI Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither RBI nor any of the RBI Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) RBI or such RBI Subsidiary, (B) any person or entity whose liability for any Environmental Claim RBI or any RBI Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by RBI or any RBI Subsidiary, or any real or personal property which RBI or any RBI Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which RBI or a RBI Subsidiary holds a security interest securing a loan recorded on the books of RBI or such RBI Subsidiary. Neither RBI nor any of the RBI Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by RBI or any of the RBI Subsidiaries, or all real and personal property which RBI or any of the RBI Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, RBI will promptly provide BRB with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the RBI Disclosure Schedule). RBI and all of the RBI Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of RBI, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against RBI or any of the RBI Subsidiaries or against any person or entity whose liability for any Environmental Claim RBI or any of the RBI Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(r) Books and Records. The books and records of RBI and those of the RBI Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. RBI and the RBI Subsidiaries own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property and the RBI Technology Systems (as such terms are defined herein) that are used by RBI and the RBI Subsidiaries in their respective businesses as currently conducted. RBI and the RBI Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of RBI threatened, against RBI or any of the RBI Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “RBI Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by RBI and the RBI Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.3(t) of the RBI Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for RBI’s own account, or for the account of one or more of the RBI Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of RBI or one of the RBI Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither RBI nor any of the RBI Subsidiaries, nor, to the Knowledge of RBI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of the RBI Disclosure Schedule.

(u) Deposits. Except as set forth in Section 3.3(u) of the RBI Disclosure Schedule, as of December 31, 2015, none of RBI’s deposits or the deposits of any of the RBI Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of RBI or any of the RBI Subsidiaries.

(v) Investment Securities.

(i) RBI and each of the RBI Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of RBI or the RBI Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of RBI and each of the RBI Subsidiaries in accordance with GAAP.

(ii) RBI and each of the RBI Subsidiaries employs investment, securities risk management and other policies, practices and procedures that RBI and each of the RBI Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. The Board of Directors of RBI has approved the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt BRB and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. RBI has taken all action required to be taken by RBI in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of RBI’s Articles of Incorporation and Bylaws.

(x) Transactions With Affiliates. All “covered transactions” between RBI and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y) CRA, Anti-Money Laundering, OFAC and Customer Information Security. River Community Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). Neither RBI nor River Community Bank has Knowledge of any facts or circumstances that would cause River Community Bank: (A) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (B) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (C) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by River Community Bank. To the Knowledge of RBI and River Community Bank, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either RBI or any RBI Subsidiary to undertake any remedial action. The Board of Directors of River Community Bank (or where appropriate of any other RBI Subsidiary) has adopted, and River Community Bank (or such other RBI Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and River Community Bank (or such other RBI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z) Required Vote. The affirmative vote of the holders of more than two-thirds of the outstanding shares of RBI Common Stock is necessary to approve this Agreement and the Merger on behalf of RBI. No other vote of the shareholders of RBI is required by the VSCA, RBI’s Articles of Incorporation, RBI’s Bylaws or otherwise to approve this Agreement and the Merger.

(aa) Financial Advisors. None of RBI, any of the RBI Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, RBI has retained BSP Securities, LLC as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(aa) of the RBI Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(bb) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of RBI has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of BSP Securities, LLC to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of RBI Common Stock from BRB in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the shareholders of RBI. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4	Representations and Warranties of BRB.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, BRB hereby represents and warrants to RBI as follows:

(a) Organization, Standing and Power. BRB is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. BRB has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. BRB is duly registered as a bank holding company under the BHCA. Blue Ridge Bank, a wholly-owned subsidiary of BRB, is a Virginia commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Blue Ridge Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law. True and complete copies of Organizational Documents of BRB and Blue Ridge Bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, have previously been provided or made available to RBI.

(b) Subsidiaries. BRB does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.4(b) in the BRB Disclosure Schedule (each individually a “BRB Subsidiary” and collectively the “BRB Subsidiaries”). Each BRB Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on BRB on a consolidated basis. The outstanding shares of capital stock or equity interests of each BRB Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except to the extent that the shares of Blue Ridge Bank may be deemed assessable pursuant to 12 U.S.C. § 1831o) and all such shares are directly or indirectly owned by BRB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any BRB Subsidiary and there are no agreements, understandings or commitments relating to the right of BRB to vote or to dispose of the capital stock or equity interests of any BRB Subsidiary. A true and complete list of each direct and indirect BRB Subsidiary as of the date hereof that shows the jurisdiction of organization of each BRB Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each BRB Subsidiary, is set forth in Section 3.4(b) of the BRB Disclosure Schedule.

(c) Authority; No Breach of the Agreement.

(i) BRB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by BRB, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of BRB, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of BRB Common Stock (the “BRB Shareholder Approval”). This Agreement is a valid and legally binding obligation of BRB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by BRB, nor the consummation by BRB of the transactions contemplated hereby, nor compliance by BRB with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of BRB or Blue Ridge Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of BRB or any BRB Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which BRB or any BRB Subsidiary is a party or by which BRB or any BRB Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required shareholder approvals, and the receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 3.4(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BRB or any BRB Subsidiary.

(iii) Except for (A) the necessary Regulatory Approvals, (B) the filing with the SEC of the Offering Statement, in which the Joint Proxy Statement will be included, and declaration of qualification of the Offering Statement under the Securities Act, (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of BRB Common Stock pursuant to this Agreement, (E) compliance with the provisions of the rules of the OTC Markets and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by BRB of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, BRB is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger.

(d) BRB Capital Stock. The authorized capital stock of BRB consists of 250,000 shares of preferred stock, par value $50.00 per share, of which none are issued and outstanding, and 5,000,000 shares of common stock, no par value per share, of which 1,401,511 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of capital stock of BRB have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of BRB, except as contemplated by the Blue Ridge Bank employee stock ownership plan.

(e) Financial Statements; Accounting Controls.

(i) BRB has made available to RBI copies of BRB’s audited consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the financial statements (collectively, the “BRB Financial Statements”), and will make available to RBI, as soon as reasonably practicable following the preparation thereof, similar financial statements for each subsequent calendar quarter. The BRB Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to RBI after the date of this Agreement, will fairly present) the consolidated financial position of BRB and the BRB Subsidiaries, as at the respective dates and the consolidated results of BRB’s operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(ii) BRB and the BRB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of the BRB Board of Directors and the duly authorized executive officers of BRB, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to BRB or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to the properties and assets of BRB and any BRB Subsidiary is permitted only in accordance with general or specific authorization of the BRB Board of Directors and the duly authorized executive officers of BRB, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. BRB is not subject to the Sarbanes-Oxley Act, and nothing contained in this Section 3.4(e)(ii) shall be construed as a representation or warranty that the internal accounting controls of BRB are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

(f) Bank Reports. BRB and each of the BRB Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2012 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding BRB or any of the BRB Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Copies of all BRB Bank Reports filed since December 31, 2012 have been provided to RBI (except to the extent that such Bank Reports are publicly available). Except for normal examinations conducted by a Regulatory Agency in the ordinary course of BRB’s and each of the BRB Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of BRB or any of the BRB Subsidiaries, and no enforcement action, to its Knowledge, is threatened by any Regulatory Agency. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of BRB or any of the BRB Subsidiaries, and there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BRB or any of the BRB Subsidiaries since December 31, 2012, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BRB. BRB is “well capitalized” and “well managed” as such terms are defined in 12 C.F.R. § 225.2. Blue Ridge Bank is an “eligible depository bank” as such term is defined in 12 C.F.R. § 303.2(r).

(g) Absence of Certain Changes or Events. Since December 31, 2015, except as disclosed in the BRB Financial Statements or Bank Reports provided to RBI prior to the date of this Agreement, (i) BRB and the BRB Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on BRB.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in the BRB Financial Statements or Bank Reports provided to RBI prior to the date of this Agreement, (ii) liabilities incurred since December 31, 2015 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, which shall include, but not be limited to, all unfunded loan commitments extended in the ordinary course of business and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither BRB nor any BRB Subsidiary has, and since December 31, 2015 neither has incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the BRB Financial Statements or Bank Reports) and except as disclosed in Section 3.4(h) of the BRB Disclosure Schedule.

(i) BRB Material Contracts; Defaults.

(i) BRB has previously provided or made available to RBI each of the following agreements, contracts, arrangements, commitments or understandings (if oral, a short summary thereof) that BRB or any BRB Subsidiary is a party to, bound by or subject to (each, a “BRB Material Contract”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of BRB or a BRB Subsidiary to indemnification from BRB or a BRB Subsidiary, (C) which would be required to be filed as an exhibit to a Form 10-K filed by BRB as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act, if BRB were subject to such reporting requirements, (D) which is a lease for any real or material personal property owned or presently used by BRB or a BRB Subsidiary, (E) which materially restricts the conduct of any business by BRB or a BRB Subsidiary or limits the freedom of BRB or a BRB Subsidiary to engage in any line of business in any geographic area (or would so restrict BRB or the Continuing Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires BRB or a BRB Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (F) which is with respect to, or otherwise commits BRB or a BRB Subsidiary to do, any of the foregoing.

(ii) Each BRB Material Contract is valid and binding on BRB or the respective BRB Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of BRB, is valid and binding on the other parties thereto. BRB and each BRB Subsidiary is not, and to the Knowledge of BRB, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(j) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to the Knowledge of BRB, threatened against BRB or any of the BRB Subsidiaries or against any of BRB’s or the BRB Subsidiaries’ properties, assets, interests or rights, or against any of BRB’s or BRB Subsidiaries’ officers, directors or employees in their capacities as such. Neither BRB nor any of the BRB Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of BRB or the operations of any of the BRB Subsidiaries and neither BRB nor any of the BRB Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. BRB and each of the BRB Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters. BRB and each of the BRB Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by BRB or any of the BRB Subsidiaries have been paid, are reflected as a liability in the BRB Financial Statements or Bank Reports. No tax return or report filed by BRB or any of the BRB Subsidiaries is the subject of any administrative or judicial proceeding and no unpaid tax deficiency has been asserted against BRB or any of the BRB Subsidiaries by any Governmental Authority. BRB and each of the BRB Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. BRB and each of the BRB Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law. BRB is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Property.

(i) Except as set forth in Section 3.4(l)(i) of the BRB Disclosure Schedule or reserved against as disclosed in the BRB Financial Statements or Bank Reports, BRB and each of the BRB Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the BRB Financial Statements or Bank Reports as of December 31, 2015 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to BRB’s or any of the BRB Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by BRB and each of the BRB Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) BRB has made available to RBI true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which BRB or any of the BRB Subsidiaries is a party.

(m) Employee Benefit Plans.

(i) All of the BRB Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and BRB and Blue Ridge Bank have administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “BRB Benefit Plan” means an employee benefit plan and program of BRB and the BRB Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “BRB Benefit Plan” and collectively, the “BRB Benefit Plans”). BRB has previously provided or made available to RBI copies or summaries of all of the BRB Benefit Plans.

(ii) None of the BRB Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of ERISA.

(iii) All of the BRB Benefit Plans are in compliance in all material respects with applicable laws and regulations, and BRB has administered the BRB Benefit Plans in accordance with applicable laws and regulations in all material respects.

(iv) Each BRB Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without required notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(v) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any BRB Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of BRB or any BRB Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vi) To its Knowledge, BRB has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any BRB Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To BRB’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any BRB Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(vii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or anticipated with respect to any of the BRB Benefit Plans. None of the BRB Benefit Plans is the subject of a pending or, to the Knowledge of BRB, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(viii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of BRB or any BRB Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(ix) Each BRB Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in documentary and operational compliance with Section 409A of the Code.

(n) Insurance. BRB and the BRB Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of BRB reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2015, neither BRB nor any of the BRB Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and BRB has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of BRB or the BRB Subsidiaries.

(o) Loan Portfolio; Allowance for Loan Losses.

(i) All evidences of indebtedness reflected as assets by BRB or any of the BRB Subsidiaries in the BRB Financial Statements or Bank Reports as of December 31, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on BRB; and (D) in all material respects made in accordance with its loan policies, except for such exceptions as have been duly approved in accordance with the requirements of such loan policy.

(ii) The Loan Loss Allowance of BRB has been established in accordance with GAAP and applicable regulatory requirements and guidelines. The amount of Loan Loss Allowance has been calculated in accordance with the written methodology maintained by Blue Ridge Bank.

(iii) The OREO of Blue Ridge Bank is held at a reasonable estimate of its fair value, less estimated costs to sell.

(p) Certain Loans and Related Matters. Except as set forth in Section 3.4(p) of the BRB Disclosure Schedule, as of the date of this Agreement, neither BRB nor any of the BRB Subsidiaries was a party to any written or oral: (i) a Loan, under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by Blue Ridge Bank or any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the BRB Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to BRB or any of the BRB Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q) Environmental Matters.

(i) BRB and each of the BRB Subsidiaries are in substantial compliance with all Environmental Laws (as defined herein). Neither BRB nor any of the BRB Subsidiaries has received any communication alleging that BRB or such BRB Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither BRB nor any of the BRB Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) BRB or such BRB Subsidiary, (B) any person or entity whose liability for any Environmental Claim BRB or any BRB Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by BRB or any BRB Subsidiary, or any real or personal property which BRB or any BRB Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which BRB or a BRB Subsidiary holds a security interest securing a loan recorded on the books of BRB or such BRB Subsidiary. Neither BRB nor any of the BRB Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by BRB or any of the BRB Subsidiaries, or all real and personal property which BRB or any of the BRB Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, BRB will promptly provide RBI with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. BRB and all of the BRB Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of BRB, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against BRB or any of the BRB Subsidiaries or against any person or entity whose liability for any Environmental Claim BRB or any of the BRB Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(r) Books and Records. The books and records of BRB and those of the BRB Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. BRB and the BRB Subsidiaries own, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property and the BRB Technology Systems (as defined below) that are used by BRB and the BRB Subsidiaries in their respective businesses as currently conducted. BRB and the BRB Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of BRB threatened, against BRB or any of the BRB Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. The term “BRB Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by BRB and the BRB Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.4(t) of the BRB Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for BRB’s own account, or for the account of one or more of the BRB Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of BRB or one of the BRB Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither BRB nor any of the BRB Subsidiaries, nor, to the Knowledge of BRB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.4(t) of the BRB Disclosure Schedule.

(u) Deposits. Except as set forth in Section 3.4(u) of the BRB Disclosure Schedule, as of December 31, 2015, none of BRB’s deposits or the deposits of any of the BRB Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of BRB or any of the BRB Subsidiaries.

(v) Investment Securities.

(i) BRB and each of the BRB Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of BRB or the BRB Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of BRB and each of the BRB Subsidiaries in accordance with GAAP.

(ii) BRB and each of the BRB Subsidiaries employs investment, securities risk management and other policies, practices and procedures that BRB and each of the BRB Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w) Transactions With Affiliates. All “covered transactions” between BRB and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(x) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Blue Ridge Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Neither BRB nor Blue Ridge Bank has Knowledge of any facts or circumstances that would cause Blue Ridge Bank: (A) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (B) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (C) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Blue Ridge Bank. To the Knowledge of BRB and Blue Ridge Bank, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either BRB or any BRB Subsidiary to undertake any remedial action. The Board of Directors of Blue Ridge Bank (or where appropriate of any other BRB Subsidiary) has adopted, and Blue Ridge Bank (or such other BRB Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Blue Ridge Bank (or such other BRB Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(y) Required Vote. The affirmative vote of the holders of more than two-thirds of the outstanding shares of BRB Common Stock is necessary to approve this Agreement and the Merger on behalf of BRB. No other vote of the shareholders of BRB is required by the VSCA, BRB’s Articles of Incorporation, BRB’s Bylaws or otherwise to approve this Agreement and the Merger.

(z) Financial Advisors. None of BRB, any of the BRB Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, BRB has retained Sandler O’Neill & Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(z) of the BRB Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(aa) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of BRB has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of RBI Common Stock is fair to BRB, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1	Conduct of Business of RBI Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in the RBI Disclosure Schedule, without the prior written consent of BRB, RBI agrees that it will not, and, except with respect to clause (s), will cause each of the RBI Subsidiaries not to:

(a) Conduct its business and the business of the RBI Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of BRB or RBI (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, repeal or modify its Organizational Documents.

(d) Other than pursuant to stock options outstanding as of the date hereof under the RBI Stock Plans as disclosed in Section 3.3(d) of the RBI Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of RBI or a RBI Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such salary or wage increase will result in an annual adjustment in any individual officer’s or employee’s salary or wages of more than two percent (2%) without prior consultation with and approval from BRB and that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from BRB, except for incentive based compensation to a single loan collector and to employees engaged in selling mortgage products and services in the ordinary course of business.

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the RBI Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g) Hire any person as an employee of RBI or a RBI Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of the RBI Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of RBI and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof.

(h) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for payment of quarterly cash dividends, not to exceed $0.10 per share, on RBI Common Stock at times consistent with current RBI practice (provided that ex-dividend dates shall be coordinated with BRB ex-dividend dates so that holders of RBI Common Stock shall receive one (and only one) quarterly dividend during the quarter from RBI and BRB).

(i) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a RBI Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement.

(m) Make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person.

(n) Except as otherwise permitted under this Section 4.1 or as set forth in Section 4.1(n) of the RBI Disclosure Schedule, enter into, amend, modify, cancel, fail to renew or terminate any RBI Material Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a RBI Material Contract if entered into prior to the date hereof.

(o) Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which RBI or a RBI Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by RBI and the RBI Subsidiaries collectively of an aggregate amount that exceeds $50,000 and/or would impose any material restriction on the business of RBI or create precedent for claims that are reasonably likely to be material to RBI.

(p) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q) Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, BRB prior to the date hereof).

(r) (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (A) in the case of unsecured Loans made to any borrower that are originated in compliance with RBI’s internal loan policies without exceptions, a principal balance not in excess of $50,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (B) in the case of secured Loans made to any borrower that are originated in compliance with RBI’s internal loan policies without exceptions, a principal balance not in excess of $1,200,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that BRB’s prior written consent is required pursuant to clause (i) above, BRB shall use its reasonable best efforts to provide such consent within one (1) business day of any request by RBI.

(s) With respect to RBI only, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of one (1) year or less, or dispose of any debt security or equity investment.

(u) Enter into or settle any Derivative Contract.

(v) Other than as a Loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w) Make or change any material Tax election, settle or compromise any material Tax liability of RBI, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of RBI, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(x) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y) Agree to take any of the actions prohibited by this Section 4.1.

4.2	Conduct of Business of BRB Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in the BRB Disclosure Schedule, without the prior written consent of RBI, BRB agrees that it will not, and, except with respect to clause (j), will cause each of the BRB Subsidiaries not to:

(a) Conduct its business and the business of the BRB Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of BRB or RBI (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on RBI, the shareholders of RBI or the transactions contemplated by this Agreement.

(d) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for payment of quarterly cash dividends, not to exceed $0.1175 per share, on BRB Common Stock at times consistent with current BRB practice.

(f) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $250,000 in the aggregate.

(g) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(h) Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which BRB or a BRB Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by BRB and the BRB Subsidiaries collectively of an aggregate amount that exceeds $150,000 and/or would impose any material restriction on the business of BRB or create precedent for claims that are reasonably likely to be material to BRB.

(i) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(j) With respect to BRB only, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(k) Enter into or settle any Derivative Contract.

(l) Other than as a Loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(m) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(n) Agree to take any of the actions prohibited by this Section 4.2.

4.3	Transition.

To facilitate the integration of the operations of BRB and RBI and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of BRB and RBI shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4	Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give BRB directly or indirectly, the right to control or direct the operations of RBI or to exercise, directly or indirectly, a controlling influence over the management or policies of RBI, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give RBI, directly or indirectly, the right to control or direct the operations of BRB or to exercise, directly or indirectly, a controlling influence over the management or policies of BRB. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1	Commercially Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2	Access to Information; Notice of Certain Matters; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, the parties hereto shall permit each other to make or cause to be made such investigation of their operational, financial and legal condition as may be reasonably requested from time to time; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by a party shall affect the representations and warranties of the other party. Each party shall provide to the other party all written agendas and meeting or written consent materials provided to the directors of it and its subsidiary bank in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), each party and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement. Except as otherwise provided herein, BRB and its representatives shall not be entitled to receive information relating to an Acquisition Proposal, a Superior Proposal or any matters relating thereto, and RBI and its representatives shall not be entitled to receive information relating to an acquisition or merger proposal received by BRB or any matters relating thereto. Neither of the parties nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or any of its subsidiaries.

(b) As soon as reasonably practicable after they become available, but in no event more than twenty (20) calendar days after the end of each calendar month ending after the date of this Agreement, RBI shall furnish to BRB, and BRB shall furnish to RBI, (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it or any of its subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against planned performance, and (iii) to the extent permitted by applicable law, any reports provided to its board of directors or any committee thereof relating to the financial performance and risk management of it or any of its subsidiaries.

(c) Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3	Shareholder Approvals.

(a) RBI shall call a meeting of its shareholders for the purpose of obtaining the RBI Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable, subject to the availability of the Joint Proxy Statement (such meeting and any adjournment or postponement thereof, the “RBI Shareholders Meeting”). In connection with that meeting, the Board of Directors of RBI shall support and recommend approval of this Agreement and the Plan of Merger, and any other matters required to be approved by RBI’s shareholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the RBI Shareholder Approval unless the Board of Directors of RBI has received and recommended (or submitted to shareholders) a Superior Proposal in accordance with Section 5.5.

(b) BRB shall call a meeting of its shareholders for the purpose of obtaining the BRB Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable, subject to the availability of the Joint Proxy Statement (such meeting and any adjournment or postponement thereof, the “BRB Shareholders Meeting”). In connection with that meeting, the Board of Directors of BRB shall support and recommend approval of this Agreement and the Plan of Merger, and any other matters required to be approved by BRB’s shareholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the BRB Shareholder Approval, subject to the fiduciary duties of BRB’s Board of Directors.

5.4	Offering Statement; Joint Proxy Statement.

(a) Each party will cooperate with the other party, and its representatives, in the preparation of the Offering Statement, including any pre-qualification or post-qualification amendments or supplements thereto, to be filed by BRB with the SEC in connection with the BRB Shareholders Meeting and the RBI Shareholders Meeting, and the Joint Proxy Statement constituting a part thereof, which shall include the offering circular of BRB. Neither the Joint Proxy Statement nor the Offering Statement shall be filed, and, prior to the earlier of the Effective Date or the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Offering Statement shall be filed, by BRB without the approval of RBI or its counsel. BRB will use its reasonable best efforts, in which RBI will reasonably cooperate as necessary, to file the Offering Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Offering Statement to be qualified under the Securities Act pursuant to Regulation A thereunder or otherwise as the parties may agree, as promptly as reasonably practicable after the filing thereof, and BRB and RBI shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. BRB will also use its reasonable best efforts, in which RBI will reasonably cooperate as necessary, to cause its offering of securities in connection with the transactions contemplated by this Agreement to be registered or qualified pursuant to state “Blue Sky” laws of the various states in which the securities will be offered or exempt from such registration or qualification, so long as such exemption will not place restrictions on transfer of the shares of BRB Common Stock to be received by RBI shareholders who will not be considered affiliates of BRB following the Merger (any such, registration, qualification, or exemption being referred to as a “Blue Sky Qualification”).

(b) Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Offering Statement, will, at the time such form and each amendment or supplement thereto, if any, is qualified under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the BRB and RBI shareholders and at the time of the BRB Shareholders Meeting and RBI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Offering Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Offering Statement.

5.5	No Other Acquisition Proposals.

(a) RBI agrees that it will not, and will cause the RBI Subsidiaries and RBI’s and the RBI Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by RBI or any of the RBI Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit RBI, prior to its meeting of shareholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to RBI (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the RBI Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside legal counsel and its financial advisors, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, RBI receives from such person or entity an executed confidentiality agreement providing for the protection of confidential information on terms substantially no less favorable to it than the provisions of the “Confidentiality” section of the Nonbinding Indication of Interest, dated February 29, 2016, between BRB and RBI, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with RBI, and (iii) the RBI Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). RBI shall immediately (within twenty-four (24) hours) notify BRB orally and in writing of RBI’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep BRB apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving RBI or River Community Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of RBI or ten percent (10%) or more of any class of equity or voting securities of RBI or the RBI Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of RBI; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of RBI or the RBI Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of RBI.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of RBI concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the shareholders of RBI from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving RBI or River Community Bank.

(e) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit RBI to terminate this Agreement or affect any other obligation of RBI under this Agreement.

(f) RBI agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of RBI shall be deemed a breach of this Section 5.5 by RBI.

5.6	Applications and Consents.

(a) The parties hereto shall cooperate and use their commercially reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all Regulatory Approvals and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7	Public Announcements.

Prior to the Effective Date, BRB and RBI will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8	Affiliate Agreements.

(a) RBI has identified to BRB all persons who are, as of the date hereof, directors or executive officers of RBI. RBI shall have delivered to BRB on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8(a) hereto from each such RBI director or executive officer.

(b) BRB has identified to RBI all persons who are, as of the date hereof, directors or executive officers of BRB. BRB shall have delivered to RBI on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8(b) hereto from each such BRB director or executive officer.

5.9	Director Noncompetition Agreements.

RBI shall have delivered to BRB on or prior to the date hereof executed copies of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each RBI director.

5.10	Employee Benefit Plans.

(a) BRB at its election shall either: (i) provide generally to officers and employees of RBI and the RBI Subsidiaries, who at or after the Effective Date become employees of BRB or the BRB Subsidiaries (“RBI Continuing Employees”), employee benefits under the BRB Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of BRB and the BRB Subsidiaries; or (ii) maintain for the benefit of the RBI Continuing Employees, the RBI Benefit Plans maintained by RBI immediately prior to the Effective Date; provided that BRB may take action to amend any RBI Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those RBI Benefit Plans following such amendment are no less favorable to the RBI Continuing Employees than benefits provided by BRB to its officers and employees under any comparable BRB Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the BRB Benefit Plans, service with or credited by RBI or any of the RBI Subsidiaries shall be treated as service with BRB. To the extent permitted under applicable law, BRB shall cause welfare BRB Benefit Plans maintained by BRB that cover the RBI Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the RBI Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the RBI Continuing Employees under welfare RBI Benefit Plans to be credited to such RBI Continuing Employees under welfare BRB Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such RBI Continuing Employees under welfare BRB Benefit Plans.

(c) For purposes of this Agreement, “RBI Terminated Employee” shall be an employee of RBI or any RBI Subsidiary at the Effective Date who, after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance, (i) has his or her employment involuntarily terminated other than for cause by BRB, (ii) has his or her primary office location relocated by BRB to an office outside the counties in which River Community Bank currently maintains its main office or a full service branch location, or (iii) has his or her base compensation amount reduced by BRB; provided, however, that an individual shall not be deemed an RBI Terminated Employee if such individual, in the case of clause (ii) or (iii), accepts the change proposed by BRB by continuing employment with BRB after being advised of his or her option to resign and receive benefits pursuant to this paragraph. Each RBI Terminated Employee shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with RBI and BRB, subject to a minimum of six (6) weeks and a maximum of twenty-six (26) weeks of pay. Such severance payments will be in lieu of any payment under severance pay plans that may be in effect at RBI or any RBI Subsidiary prior to the Effective Date.

(d) With respect to RBI’s 401(k) plan, RBI shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each RBI Continuing Employee who was a participant in the RBI 401(k) plan and who continues in the employment of BRB or any BRB Subsidiary shall be eligible to participate in BRB’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated RBI 401(k) plan will be eligible for distribution or rollover, including direct rollover to BRB’s 401(k) plan for RBI Continuing Employees. Any other former employee of RBI or the RBI Subsidiaries who is employed by BRB or the BRB Subsidiaries after the Effective Date shall be eligible to be a participant in the BRB 401(k) plan upon complying with eligibility requirements. All rights to participate in BRB’s 401(k) plan are subject to BRB’s right to amend or terminate the plan. For purposes of administering BRB’s 401(k) plan, service with RBI and the RBI Subsidiaries shall be deemed to be service with BRB for participation and vesting purposes, but not for purposes of benefit accrual.

(e) Nothing in this Section 5.10 shall be interpreted as preventing BRB, from and after the Effective Date, from amending, modifying or terminating any BRB Benefit Plans or RBI Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11	Reservation of Shares.

BRB shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of BRB Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

5.12	Financial Ability.

On the Effective Date and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 2 hereof, BRB shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of RBI Common Stock pursuant to Article 2 hereof.

5.13	Indemnification; Insurance.

(a) Following the Effective Date, BRB shall indemnify, defend and hold harmless any person who has rights to indemnification from RBI, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and RBI’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, BRB shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between BRB and the indemnified party.

(b) BRB shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by RBI from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by RBI for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, BRB would be required to expend more than two hundred fifty percent (250%) of current annual premiums, BRB will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of current annual premiums.

(c) The provisions of this Section 5.13 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.14	Employment Arrangements.

BRB will, as of and after the Effective Date, assume and honor all employment, severance, and change in control agreements or arrangements that RBI and the RBI Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.14 of RBI Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

5.15	Notice of Deadlines.

RBI has set forth in Section 5.15 of the RBI Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which RBI or any of the RBI Subsidiaries is a party.

5.16	Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17	Change of Method.

BRB and RBI shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the BRB Shareholders Meeting or RBI Shareholders Meeting), to change the method or structure of effecting the combination of BRB and RBI (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Merger Consideration, (ii) adversely affect the tax treatment of BRB or RBI pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18	Matters Related to BRB Common Stock.

Prior to the Effective Date, BRB shall use its reasonable best efforts to cause the outstanding shares of BRB common stock to be eligible for book-entry services through the Depository Trust Company such that the Stock Consideration may be issued in book-entry form.

5.19	Corporate Governance.

(a) Prior to the Effective Date, BRB shall take all actions necessary to create three (3) director vacancies on its Board of Directors, and the vacancies so created shall be filled by three (3) individuals recommended by RBI from among the current members of the Board of Directors of RBI or River Community Bank, and approved by BRB (the “RBI Directors”). The RBI Directors will serve in such capacity until the next annual meeting of the shareholders of BRB following the Effective Date, and, subject to the good faith consideration by the Nominating Committee of BRB’s Board of Directors of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by BRB’s shareholders at such annual meeting of shareholders.

(b) Prior to the effective date of the Subsidiary Bank Merger, BRB, RBI and their respective banking subsidiaries shall take all actions necessary (i) to cause and accept the resignations of all current directors of River Community Bank other than those individuals who will serve as directors of the Continuing Bank immediately after the Subsidiary Bank Merger and (ii) to appoint all of the current directors of Blue Ridge Bank to the Board of Directors of the Continuing Bank effective as of the effective date of the Subsidiary Bank Merger.

(c) At or prior to the Effective Date, BRB shall establish an advisory board which shall initially be comprised of the current members of the Board of Directors of RBI (other than the directors of the Continuing Bank immediately after the Subsidiary Bank Merger), together with other business and community leaders chosen by BRB after consultation with RBI. Membership on such advisory board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BRB until the later of the date that is one (1) year following the Effective Date or the date on which he or she ceases to be a member of such advisory board.

5.20	Shareholder Litigation.

Each of BRB and RBI shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by RBI shall be agreed to without BRB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6

Conditions to the Merger

6.1	General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the BRB Shareholder Approval and the RBI Shareholder Approval.

(b) Regulatory Approvals. BRB, RBI and their respective shareholders shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on BRB (after giving effect to the Merger) in the reasonable opinion of BRB or RBI, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of BRB or RBI.

(c) Offering Statement. The Offering Statement shall have been qualified under the Securities Act and no stop order suspending the qualification of the Offering Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn. In addition, the Offering Statement (or the offering of BRB Common Stock described by the Offering Statement) shall have received all necessary Blue Sky Qualifications.

(d) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2	Conditions to Obligations of BRB.

The obligations of BRB to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by BRB pursuant to the provisions of this Section 6.2 and Section 8.3.

(a) Representations and Warranties. The representations and warranties of RBI set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and BRB shall have received a certificate, dated as of the Closing Date, signed on behalf of RBI by the Chief Executive Officer and Chief Financial Officer of RBI to such effect.

(b) Performance of Obligations. RBI and each of the RBI subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and BRB shall have received a certificate, dated as of the Closing Date, signed on behalf of RBI by the Chief Executive Officer and Chief Financial Officer of RBI to such effect.

(c) Federal Tax Opinion. BRB shall have received a written opinion, dated the Closing Date, from its counsel, LeClairRyan, A Professional Corporation, in form and substance reasonably satisfactory to BRB, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of BRB and RBI reasonably satisfactory in form and substance to such counsel.

(d) Dissenting Shares. The aggregate number of Dissenting Shares shall not represent ten percent (10%) or more of the outstanding shares of RBI Common Stock unless waived in the sole discretion of BRB.

(e) Mortgage Loan Buy-Backs. From the date of this Agreement until the Closing Date, RBI shall not have incurred losses or have been notified of potential losses, as the case may be, with respect to any and all residential mortgage loans originated by RBI or any of the RBI Subsidiaries that were sold in the secondary mortgage market and which have been re-purchased by it or any of the RBI Subsidiaries or which RBI has been notified of potential re-purchase by it or any of the RBI Subsidiaries, as the case may be, which in the aggregate exceed $1,000,000.

(f) Resignations of River Community Bank Directors. RBI and River Community Bank shall cause each person serving as director of River Community Bank, other than those individuals who will serve as directors of the Continuing Bank immediately after the Subsidiary Bank Merger, to submit a written resignation and release, in the form and substance reasonably satisfactory to BRB, to take effect as of the effective date of the Subsidiary Bank Merger.

6.3	Conditions to Obligations of RBI.

The obligations of RBI to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by RBI pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of BRB set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date, as though made on and as of the Closing Date and RBI shall have received a certificate, dated as of the Closing Date, signed on behalf of BRB by the Chief Executive Officer and Chief Financial Officer of BRB to such effect.

(b) Performance of Obligations. BRB and each of the BRB Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and RBI shall have received a certificate, dated as of the Closing Date, signed on behalf of BRB by the Chief Executive Officer and Chief Financial Officer of BRB to such effect.

(c) Federal Tax Opinion. RBI shall have received a written opinion, dated the Closing Date, from its counsel, Bryan Cave LLP, in form and substance reasonably satisfactory to RBI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in BRB Common Stock, no gain or loss will be recognized by any of the holders of RBI Common Stock in the Merger. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of BRB and RBI reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1	Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after receipt of the BRB Shareholder Approval and the RBI Shareholder Approval, as provided below:

(a) Mutual Consent. By the mutual consent in writing of BRB and RBI;

(b) Closing Delay. By either BRB or RBI, evidenced by written notice, if the Merger has not been consummated by January 15, 2017, or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c) Breach of Representation or Warranty.

(i) By BRB (provided that BRB is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of RBI contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to RBI of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide BRB the ability to refuse to consummate the Merger under Section 6.2(a);

(ii) By RBI (provided that RBI is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of BRB contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to BRB of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide RBI the ability to refuse to consummate the Merger under Section 6.3(a);

(d) Breach of Covenant or Agreement.

(i) By BRB (provided that BRB is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by RBI of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to RBI of such breach;

(ii) By RBI (provided that RBI is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by BRB of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to BRB of such breach;

(e) Conditions to Performance Not Met. By either BRB on the one hand or RBI on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) RBI Solicitation and Recommendation Matters; RBI Shareholders Meeting Failure. At any time prior to the RBI Shareholders Meeting, by BRB if (i) RBI shall have materially breached Section 5.5, (ii) the RBI Board of Directors shall have failed to make its recommendation referred to in Section 5.3(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of BRB or (iii) RBI shall have materially breached its obligations under Section 5.3(a) by failing to call, give notice of, convene and hold the RBI Shareholders Meeting in accordance with Section 5.3(a);

(g) No RBI Shareholder Approval. By either BRB or RBI, if the RBI Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the RBI Shareholders Meeting or any adjournment thereof;

(h) BRB Solicitation and Recommendation Matters; BRB Shareholders Meeting Failure. At any time prior to the BRB Shareholders Meeting, by RBI if (i) the BRB Board of Directors shall have failed to make its recommendation referred to in Section 5.3(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of RBI or (ii) BRB shall have materially breached its obligations under Section 5.3(b) by failing to call, give notice of, convene and hold the BRB Shareholders Meeting in accordance with Section 5.3(b);

(i) No BRB Shareholder Approval. By either BRB or RBI, if the BRB Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the BRB Shareholders Meeting or any adjournment thereof;

(j) Termination Event. By BRB upon the occurrence of a Termination Event (as defined in Section 7.4(e) hereof); or

(k) Other Agreement. At any time prior to the RBI Shareholders Meeting, by RBI in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by RBI and the RBI Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by RBI pursuant to this Section 7.1(k) only after RBI provides written notice to BRB advising BRB that the RBI Board of Directors is prepared to accept a Superior Proposal, and only if, after receipt of such notice, BRB does not, in its sole discretion, promptly make an offer to RBI that the RBI Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal.

7.2	Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of BRB, RBI, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that

(i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3	Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date, except for Section 5.13 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4	Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Merger shall be borne equally by BRB and RBI and except that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne by BRB and RBI in proportion to their number of shareholders.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by BRB while structuring the Merger, RBI shall pay BRB the sum of $495,000 (the “Termination Fee”) if this Agreement is terminated as set forth below, which payment shall constitute BRB’s exclusive remedy against RBI, its Subsidiaries, directors, officers, employees and agents under such circumstances:

(i) if this Agreement is terminated by BRB pursuant to Section 7.1(f) or Section 7.1(j), or by RBI pursuant to Section 7.1(k), payment shall be made to BRB concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by BRB pursuant to Section 7.1(c)(i) or Section 7.1(d)(i), or Section 7.1(e) due to a breach by RBI of any representation, warranty, covenant or agreement under this Agreement, (B) by either BRB or RBI pursuant to Section 7.1(b) due to an intentional delay by RBI in not using commercially reasonable efforts to take all actions necessary to consummate the Merger, or (C) by either BRB or RBI pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the RBI shareholders, senior management or the Board of Directors of RBI (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of RBI contemplated by this Agreement at the RBI Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination RBI enters into an agreement or consummates a transaction with respect to such Acquisition Proposal or any other Acquisition Proposal by the same third party (including for these purposes, any related party of such third party, an entity under direct or indirect control of such third party, or any individual, group of individuals or entity acting in concert with such third party), then RBI shall pay to BRB the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to such Acquisition Proposal or any other Acquisition Proposal by the same third party (including for these purposes, any related party of such third party, an entity under direct or indirect control of such third party, or any individual, group of individuals or entity acting in concert with such third party) is consummated otherwise than pursuant to an agreement with RBI within fifteen (15) months after the termination of this Agreement, then RBI shall pay to BRB the Termination Fee on the date when such transaction is consummated.

(c) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by RBI while structuring the Merger, BRB shall pay RBI the sum of $200,000 if this Agreement is terminated by RBI pursuant to Section 7.1(h), which payment shall constitute RBI’s exclusive remedy against BRB or any of the BRB Subsidiaries, or any director, officer, employee or agent of BRB or any of the BRB subsidiaries, and which payment shall be made to BRB concurrently with the termination of this Agreement.

(d) The agreements contained in paragraphs (b) and (c) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by RBI or BRB, as the case may be. If a party fails to pay or cause payment the amount(s) due under paragraph (b) or (c) above at the time specified therein, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which the other party prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(e) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) RBI or River Community Bank, without having received BRB’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with RBI or River Community Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of RBI or River Community Bank; or (B) RBI or River Community Bank, without having received BRB’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from RBI securities representing ten percent (10%) or more of the voting power of RBI; or

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of RBI Common Stock is commenced (other than by BRB or a BRB Subsidiary), and the RBI Board recommends that the shareholders of RBI tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(f) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1	Entire Agreement.

This Agreement, including the Disclosure Schedules and the exhibits hereto, contains the entire agreement between BRB and RBI with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2	Binding Effect; No Third Party Rights.

This Agreement shall bind BRB and RBI and their respective successors and assigns. Other than Sections 5.9, 5.10, 5.11, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3	Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the BRB Shareholders Meeting or the RBI Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Governmental Authorities.

8.4	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5	Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to BRB:

Brian K. Plum

President and Chief Executive Officer

Blue Ridge Bankshares, Inc.

17 West Main Street

Luray, Virginia 22835

Telephone: (540) 843-5207

Facsimile: (540) 743-5536

with a copy to:

Scott H. Richter, Esq.

LeClairRyan, A Professional Corporation

919 East Main Street

24th Floor

Richmond, Virginia 23219

Telephone: (804) 343-4079

Facsimile: (804) 783-7621

If to RBI:

Ronald D. Haley

President and Chief Executive Officer

River Bancorp, Inc.

1 East Market Street

Martinsville, Virginia 24112

Telephone: (276) 638-2929

Facsimile: (276) 638-2718

with a copy to:

Talfourd H. Kemper Jr., Esq.

Woods Rogers PLC

10 South Jefferson Street

Suite 1400

Roanoke, Virginia 24011

Telephone: (540) 983-7600

Facsimile: (540) 983-7711

and

Jonathan S. Hightower, Esq.

Bryan Cave LLP

1201 West Peachtree Street NW, Suite 1400

Atlanta, Georgia 30309

Telephone: (404) 572-6669

Facsimile: (404) 420-0669

8.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7	Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum

Brian K. Plum
President and Chief Executive Officer

RIVER BANCORP, INC.

By:	/s/ Ronald D. Haley

Ronald D. Haley
President and Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

BLUE RIDGE BANKSHARES, INC.

AND

RIVER BANCORP, INC.

Pursuant to this Plan of Merger (“Plan of Merger”), River Bancorp, Inc., a Virginia corporation (“RBI”), shall merge with and into Blue Ridge Bankshares, Inc., a Virginia corporation (“BRB”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of March 30, 2016, between BRB and RBI (the “Agreement”), at the Effective Date (as defined herein), RBI shall be merged with and into BRB (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of RBI thereupon shall cease, and BRB shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

Merger Consideration; Election, Allocation and Exchange Procedures

2.1	Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of BRB or RBI, or their respective shareholders:

(a) Subject to Section 2.1(e), each share of common stock, no par value per share, of BRB (“BRB Common Stock”), that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Subject to Section 2.1(e) and the allocation procedures of Section 2.2, each share of common stock, par value $5.00 per share, of RBI (“RBI Common Stock”), that is issued and outstanding immediately before the Effective Date (other than the Dissenting Shares as defined in Section 2.9), shall be converted into and exchanged for the right to receive, at the election of the holder thereof, either:

(i) cash in the amount of $16.57 per share (the “Cash Consideration”); or

(ii) 0.9821 shares of BRB Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided, however, that, notwithstanding the foregoing, (A) if the volume-weighted average price of BRB Common Stock during the Measurement Period (as defined herein), as reported by Bloomberg Financial L.P. (the “BRB VWAP”), is less than or equal to $16.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of BRB Common Stock determined by dividing $15.71 by the BRB VWAP, and (B) if the BRB VWAP is greater than or equal to $18.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest

1/1000thof a share) of BRB Common Stock determined by dividing $17.68 by the BRB VWAP. For purposes of this Plan of Merger, the term “Measurement Period” shall mean the period ending on (and including) the second Trading Day prior to the Effective Date during which an aggregate of at least 2,500 shares of BRB Common Stock are traded; provided, however, that the Measurement Period shall be a minimum of thirty (30) consecutive Trading Days. For purposes of this Plan of Merger, the term “Trading Day” means a day the New York Stock Exchange is open for buying and selling securities.

(c) All shares of RBI Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of RBI Common Stock (a “RBI Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of RBI Common Stock (i) the Merger Consideration upon the surrender of such RBI Common Certificate in accordance with Section 2.3, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.5 and 2.7.

(e) Each share of RBI Common Stock held by either party and each share of BRB Common Stock held by RBI or any of the RBI Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of BRB Common Stock shall resume the status of authorized and unissued shares of BRB Common Stock.

2.2	Election and Allocation Procedures.

(a) Prior to the Effective Date, BRB shall appoint Computershare Trust Company, N.A. (or such other company or entity as BRB and RBI may mutually agree to designate) to act as the exchange agent (the “Exchange Agent”) for purposes of conducting the election, allocation and exchange procedures described in this Article 2. Provided that RBI has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to the holders of RBI Common Stock, contemporaneously with, or in no event more than ten (10) days after, the mailing of the Joint Proxy Statement (as defined in the Agreement), an election form in such form as BRB and RBI shall agree (the “Election Form”). Each Election Form shall permit a holder of RBI Common Stock (or the beneficial owner through appropriate and customary documentation and instruction):

(i) to elect to receive the Cash Consideration with respect to all or any of such holder’s RBI Common Stock (collectively, the “Cash Election Shares”);

(ii) to elect to receive the Stock Consideration with respect to all or any of such holder’s RBI Common Stock (collectively, the “Stock Election Shares”); or

(iii) to indicate that such holder makes no election with respect to such holder’s shares of RBI Common Stock (collectively, the “No Election Shares”).

Notwithstanding anything in this Plan of Merger to the contrary, the aggregate number of shares of RBI Common Stock that will be converted into the Stock Consideration (the “Stock Conversion Number”) shall be equal to the product of (A) 70% and (B) the number of shares of RBI Common Stock issued and outstanding immediately prior to the Effective Date (excluding any shares of RBI Common Stock held by either party and each share of BRB Common Stock held by RBI or any of the RBI Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted)) rounded down to the nearest whole share. Any shares of RBI Common Stock with respect to which the holder (or the beneficial owner, as the case may be) either (X) has not submitted to the Exchange Agent an effective, properly completed Election Form by the Election Deadline (as defined herein), or (Y) has revoked an Election Form prior to the Election Deadline and has not resubmitted a properly completed Election Form prior to the Election Deadline, shall be designated No Election Shares. For purposes of this Plan of Merger, the term “Election Deadline” means 5:00 p.m., Eastern Time, on the business day immediately prior to the RBI Shareholders Meeting, or such other date as BRB and RBI shall mutually agree upon.

(b) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BRB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Within five (5) business days after the Effective Date, BRB shall cause the Exchange Agent to allocate the Merger Consideration, which shall be effected by the Exchange Agent as follows:

(i) If the total number of Stock Election Shares is greater than the Stock Conversion Number, then:

(A) each Cash Election Share and each No Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (the “Cash Designee Shares”) such that the total amount of Stock Election Shares minus the sum of the Cash Designee Shares and the Dissenting Shares (as defined herein) equals the Stock Conversion Number, and each Cash Designee Share shall be converted into the right to receive the Cash Consideration; and

(C) each remaining unconverted Stock Election Share (after application of subsection (B) above) shall be converted into the right to receive the Stock Consideration.

(ii) If the total number of Stock Election Shares and No Election Shares is less than the Stock Conversion Number, then:

(A) each Stock Election Share and each No Election Share shall be converted into the right to receive the Stock Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (the “Stock Designee Shares”) such that the total amount of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals the Stock Conversion Number, and each Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted Cash Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

(iii) If the total number of Stock Election Shares is less than the Stock Conversion Number, but the total number of Stock Election Shares and No Election Shares is greater than the Stock Conversion Number, then:

(A) each Stock Election Share shall be converted into the right to receive the Stock Consideration and each Cash Election Share shall be converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis based upon the number of No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total amount of Stock Election Shares plus the No Election Stock Designee Shares equals the Stock Conversion Number. Each No Election Stock Designee Share shall be converted into the right to receive the Stock Consideration; and

(C) each remaining unconverted No Election Share (after application of subsection (B) above) shall be converted into the right to receive the Cash Consideration.

2.3	Exchange Procedures.

(a) On or before the Closing Date, BRB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the RBI Common Certificates, (i) certificates (or such other evidence as may be required by the Exchange Agent) representing the shares of BRB Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration payable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of RBI Common Stock.

(b) As promptly as practicable after the Exchange Agent completes the allocation procedures set forth in Section 2.2, and in no event later than five (5) business days thereafter, BRB shall cause the Exchange Agent to send to each former shareholder of record of RBI Common Stock immediately before the Effective Date transmittal materials for use in exchanging such shareholder’s RBI Common Certificates for the Merger Consideration.

(c) BRB shall cause the Merger Consideration into which shares of RBI Common Stock are converted at the Effective Date, and dividends or distributions that a RBI shareholder shall be entitled to receive, and any cash to be paid in lieu of fractional shares, to be issued and paid to such RBI shareholder promptly following the later to occur of (i) delivery to the Exchange Agent of RBI Common Certificates representing such shares of RBI Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto and (ii) the Effective Date. No interest will accrue or be paid on any cash to be paid pursuant to Sections 2.5 or 2.7. If the Agreement is terminated following the delivery by any RBI shareholder of his, her or its RBI Common Certificates to the Exchange Agent, BRB will instruct the Exchange Agent to promptly return such RBI Common Certificates to the record holder thereof.

(d) Any RBI shareholder whose RBI Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares upon compliance with reasonable conditions imposed by BRB pursuant to applicable law and as required in accordance with BRB’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of RBI for six (6) months after the Effective Date shall be returned to BRB (together with any earnings in respect thereof). Any shareholders of RBI who have not complied with this Article 2 shall thereafter be entitled to look only to BRB, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of RBI Common Stock such shareholder holds as determined pursuant to this Plan of Merger, without any interest thereon.

(f) None of the Exchange Agent, either of the parties hereto or any of the BRB Subsidiaries (as defined in the Agreement) or the RBI Subsidiaries (as defined in the Agreement) shall be liable to any shareholder of RBI for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.4	RBI Stock Options.

Each option to purchase shares of RBI Common Stock (a “RBI Stock Option”) granted under an equity based compensation plan of RBI (a “RBI Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Date shall, at the Effective Date, without any action on the part of the holder thereof, be converted into an obligation of BRB to pay (or cause to be paid), and a right of the holder of the RBI Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to (A) the product of the BRB VWAP and the exchange ratio relating to the Stock Consideration, minus (B) the per share exercise price of such RBI Stock Option, and (ii) the number of shares of RBI Common Stock subject to such RBI Stock Option. In the event that the product obtained by such calculation with respect to a RBI Stock Option is zero or a negative number, then such RBI Stock Option shall, immediately prior to the Effective Date, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a RBI Stock Option as soon as reasonably practicable following the Effective Date and in no event later than thirty (30) days following the Effective Date.

2.5	No Fractional Shares.

Each holder of shares of RBI Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of BRB Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of BRB Common Stock multiplied by the BRB VWAP.

2.6	Anti-Dilution.

In the event BRB changes (or establishes a record date for changing) the number of shares of BRB Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Stock Consideration.

2.7	Dividends.

No dividend or other distribution payable to the holders of record of BRB Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any RBI Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.3(d)) for exchange as provided in Section 2.3 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.8	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.9	Dissenting Shares.

Any holder of shares of RBI Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from BRB, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the VSCA, and surrendered to RBI the certificate or certificates representing the shares for which payment is being made (the “Dissenting Shares”). In the event that after the Effective Date a dissenting shareholder of RBI fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, BRB shall issue and deliver the consideration to which such holder of shares of RBI Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the RBI Common Certificate representing such shares.

ARTICLE 3

Articles of Incorporation and Bylaws of BRB

The Articles of Incorporation of BRB as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of BRB at and after the Effective Date until thereafter amended in accordance with applicable law. The Bylaws of BRB as in effect immediately prior to the Effective Date shall be the Bylaws of BRB at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of BRB and RBI to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 1.3

To the Agreement and

Plan of Reorganization

FORM OF SUBSIDIARY BANK AGREEMENT AND PLAN OF MERGER

BETWEEN

RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

AND

BLUE RIDGE BANK

This Subsidiary Bank Agreement and Plan of Merger (the “Subsidiary Bank Agreement”), dated [            ], 2016, is between River Community Bank, National Association, a national banking association (“River Community Bank”), and Blue Ridge Bank, a Virginia chartered bank.

ARTICLE 1

Terms of the Merger

1.1	The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of March 30, 2016 (the “Agreement”), between Blue Ridge Bankshares, Inc. (“BRB”) and River Bancorp, Inc. (“RBI”), at the Effective Date (as defined herein), Blue Ridge Bank shall be merged with and into River Community Bank (the “Merger”) in accordance with the provisions of the National Bank Act and the rules and regulations promulgated thereunder and, with respect to Blue Ridge Bank, pursuant to the Virginia Stock Corporation Act. River Community Bank shall be the surviving national banking association in the Merger (River Community Bank as existing on and after the Effective Date is sometimes referred to herein as the “Continuing Bank”). The Merger shall become effective on such date and time as specified in Article 6 hereof (the “Effective Date”).

1.2	Articles of Association; Bylaws.

The Articles of Association and Bylaws of River Community Bank in effect immediately prior to the consummation of the Merger shall continue to remain in effect following the Effective Date until otherwise amended, provided, however that the Articles of Association and Bylaws shall be amended at the Effective Date to change the name of the Continuing Bank to “Blue Ridge Bank, National Association”.

1.3.	Conversion of Shares.

Each share of common stock of River Community Bank issued and outstanding immediately prior to the Effective Date shall continue unchanged as an outstanding share of common stock of the Continuing Bank, and each outstanding share of common stock of Blue Ridge Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

1.4	Assets and Liabilities.

All assets of Blue Ridge Bank as they exist at the Effective Date shall pass to and vest in the Continuing Bank without any conveyance or other transfer. The Continuing Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging banks existing as of the Effective Date.

ARTICLE 2

Board of Directors

Immediately after the Effective Date, the Board of Directors of the Continuing Bank shall consist of the following individuals:

[Insert names of the current directors of Blue Ridge Bank, the RBI Directors and one other current director of River Community Bank]

ARTICLE 3

Capital Stock

The amount of capital stock of the Continuing Bank after the Effective Date shall be $50 million, divided into 10,000,000 shares of common stock, each of $5.00 par value. At the Effective Date, the Continuing Bank shall have a surplus of approximately $[            ] million, undivided profits, including capital reserves, of $[            ] million and accumulated other comprehensive income of $[            ], adjusted however, for normal earnings and expenses between [            ], 2016 and the Effective Date.

ARTICLE 4

Conditions Precedent

The obligations of River Community Bank and Blue Ridge Bank to effect the Merger as herein provided shall be subject to the receipt of all applicable regulatory approvals and to the prior effectiveness of the merger of RBI with and into BRB in accordance with the Agreement.

ARTICLE 5

Termination

This Subsidiary Bank Agreement may be terminated at any time prior to the Effective Date by the parties hereto.

ARTICLE 6

Board and Stockholder Approvals; Effectiveness

This Subsidiary Bank Agreement has been authorized and approved by the respective boards of directors of Blue Ridge Bank and River Community Bank, by BRB as the sole stockholder of Blue Ridge Bank and by RBI as the sole stockholder of River Community Bank, and the merger shall become effective as of [            ], Eastern Time, on [            ], 2016, and the parties hereto request that such time and date be specified in the merger approval to be issued by the Comptroller of the Currency of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Bank Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

By:
Ronald D. Haley
President and Chief Executive Officer

BLUE RIDGE BANK AND TRUST COMPANY

By:
Brian K. Plum
President and Chief Executive Officer

EXHIBIT 5.8(a)

To the Agreement and

Plan of Reorganization

FORM OF RBI AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of March 30, 2016, is by and among BLUE RIDGE BANKSHARES, INC., a Virginia corporation (“BRB”), RIVER BANCORP, INC., a Virginia corporation (“RBI”), and the undersigned shareholder of RBI (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of BRB and RBI have approved a business combination of their companies through the merger (the “Merger”) of RBI with and into BRB pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of March 30, 2016, by and between BRB and RBI, and a related Plan of Merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote the number of shares of common stock, par value $5.00 per share, of RBI (“RBI Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of RBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to BRB and RBI entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreement to Vote.

During the term of this Agreement and at such time as RBI conducts the RBI Shareholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the RBI Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RBI under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of BRB or RBI under the Merger Agreement.

2.	Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a) Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of RBI Common Stock or rights to acquire shares of RBI Common Stock and for which Shareholder has the right and power to vote. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) Restrictions on Transfer and Dispositions. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares. In addition, during the term of this Agreement, Shareholder will not sell, directly or indirectly, any shares of BRB Common Stock in a transaction or transactions effected over the OTC market.

(c) Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e) No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to BRB in writing.

(f) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h) No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i) Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of RBI should not support the Merger.

3.	No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.	Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of RBI affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of RBI issued to or acquired by Shareholder.

5.	Capacity; Obligation to Vote.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of RBI is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of RBI, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of RBI. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder of his or her responsibilities as a director or officer of RBI, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) BRB is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) RBI is otherwise entitled to terminate the Merger Agreement.

6.	Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, RBI or BRB, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.	Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall authorize and instruct RBI to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.	Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.	Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.	Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to BRB or RBI, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of RBI.

12.	Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b) The parties hereto agree and designate River Community Bank as a third-party beneficiary of this Agreement, with River Community Bank having the right to enforce the terms hereof.

13.	Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14.	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, BRB, RBI and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

BLUE RIDGE BANKSHARES, INC.

By:
Brian K. Plum
President and Chief Executive Officer

RIVER BANCORP, INC.

By:
Ronald D. Haley
President and Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares
(including restricted stock):

Number of Shares
Underlying Options:

EXHIBIT 5.8(b)

To the Agreement and

Plan of Reorganization

FORM OF BRB AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of March 30, 2016, is by and among BLUE RIDGE BANKSHARES, INC., a Virginia corporation (“BRB”), RIVER BANCORP, INC., a Virginia corporation (“RBI”), and the undersigned shareholder of BRB (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of BRB and RBI have approved a business combination of their companies through the merger (the “Merger”) of RBI with and into BRB pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of March 30, 2016, by and between BRB and RBI, and a related Plan of Merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote the number of shares of common stock, no par value per share, of BRB (“BRB Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of BRB Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to BRB and RBI entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreement to Vote.

During the term of this Agreement and at such time as BRB conducts the BRB Shareholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the BRB Shareholders Meeting; and (ii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of BRB under the Merger Agreement or of Shareholder under this Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of BRB or RBI under the Merger Agreement.

2.	Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a) Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of BRB Common Stock or rights to acquire shares of BRB Common Stock and for which Shareholder has the right and power to vote. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) Restrictions on Transfer and Acquisitions. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares. In addition, during the term of this Agreement, Shareholder will not acquire, directly or indirectly, any additional shares of BRB Common Stock in a transaction or transactions effected over the OTC market.

(c) Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e) No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to RBI in writing.

(f) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h) Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of BRB should not support the Merger.

3.	No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.	Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of BRB affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of BRB issued to or acquired by Shareholder.

5.	Capacity.

(a) With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder of his or her responsibilities as a director or officer of BRB. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) RBI is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) BRB is otherwise entitled to terminate the Merger Agreement.

6.	Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, RBI or BRB, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.	Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall authorize and instruct BRB to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9.	Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.	Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.	Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to BRB or RBI, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of BRB.

12.	Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b) The parties hereto agree and designate Blue Ridge Bank as a third-party beneficiary of this Agreement, with Blue Ridge Bank having the right to enforce the terms hereof.

13.	Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14.	Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, BRB, RBI and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

BLUE RIDGE BANKSHARES, INC.

By:
Brian K. Plum
President and Chief Executive Officer

RIVER BANCORP, INC.

By:
Ronald D. Haley
President and Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares
(including restricted stock):

Number of Shares
Underlying Options:

EXHIBIT 5.9

To the Agreement and

Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

March 30, 2016

Blue Ridge Bankshares, Inc.

17 West Main Street

Luray, Virginia 22835

Ladies and Gentlemen:

The undersigned is a director of River Bancorp, Inc., a Virginia corporation (“RBI”), and/or River Community Bank, N.A., the wholly-owned national banking association subsidiary of RBI (“Bank Subsidiary”). Blue Ridge Bankshares, Inc., a Virginia corporation (“BRB”), has agreed to acquire RBI (the “Merger”), pursuant to an Agreement and Plan of Reorganization, dated as of March 30, 2016, by and between BRB and RBI, and a related Plan of Merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of (i) BRB’s Board of Directors or (ii) an advisory board of the Continuing Bank (as defined in the Agreement), at and after the Effective Date (as defined in the Agreement) of the Merger.

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for a period of 12 months following the Effective Date of the Merger (or longer period that the undersigned shall be a member of the BRB Board of Directors or advisory board of the Continuing Bank), the undersigned will not, directly or indirectly: (i) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 5% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (ii) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with BRB or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which BRB or any of its Affiliates are engaged; the term “Market Area” means (i) the city of Martinsville and the counties of Charlotte, Henry and Patrick in Virginia and the city of Greensboro and the county of Guilford in North Carolina, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county or municipality in which BRB or its subsidiaries has established and is continuing to operate a banking, mortgage or loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, BRB; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between BRB and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 30th day of March 2016.

Very truly yours
[Insert Name]

APPENDIX B

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

March 30, 2016

Board of Directors

Blue Ridge Bankshares, Inc.

17 West Main Street

P.O. Box 609

Luray. VA 22835

Ladies and Gentlemen:

Blue Ridge Bankshares, Inc. (“BRB”) and River Bancorp, Inc. (“RBI”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which RBI will, subject to the terms and conditions set forth in the Agreement, merge with and into BRB with BRB being the surviving corporation in the merger (the “Merger”). Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of common stock, par value $5.00 per share, of RBI (“RBI Common Stock”) that is issued and outstanding immediately before the Effective Date, except for certain shares of RBI Common Stock as specified in the Agreement, shall be converted into and exchanged for the right to receive, at the election of the holder thereof, either: (a) cash in the amount of $16.57 per share (the “Cash Consideration”); or (b) 0.9821 shares of BRB common stock, no par value per share (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); provided, however, that, notwithstanding the foregoing, (A) if the BRB VWAP is less than or equal to $16.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of BRB Common Stock determined by dividing $15.71 by the BRB VWAP, and (B) if the BRB VWAP is greater than or equal to $18.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of BRB Common Stock determined by dividing $17.68 by the BRB VWAP. The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 30% of RBI Common Stock being converted into the right to receive the Cash Consideration and 70% of RBI Common Stock being converted into the right to receive the Stock Consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to BRB.

Sandler O’Neill & Partners, L.P. (“Sandier O’Neill” “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with tills opinion, we have reviewed and considered, among other things: (i) a draft

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of the Agreement, dated March 25, 2016; (ii) certain publicly available financial statements and other historical financial information of BRB and Blue Ridge Bank, a wholly-owned subsidiary of BRB, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of RBI that we deemed relevant; (iv) internal financial projections for BRB for the years ending December 31, 2016 through December 31, 2020, as reviewed with and confirmed by the senior management of BRB; (v) internal financial projections for RBI for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of RBI; (vi) the pro forma financial impact of the Merger on BRB based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, an adjustment to RBI’s estimated provision expense as well as a core deposit intangible asset, as provided by the senior management of BRB; (vii) the publicly reported historical price and trading activity for BRB Common Stock, including a comparison of certain stock market information for BRB Common Stock and certain stock indices as well as similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for BRB and RBI with similar institutions for which publicly available information is available; (ix) the financial terms of certain recent business combinations in the commercial banking industry on a regional basis, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of BRB the business, financial condition, results of operations and prospects of BRB and held similar discussions with certain members of the senior management of RBI regarding the business, financial condition, results of operations and prospects of RBI.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by BRB or RBI, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of BRB, without independent verification or investigation, on the assessments of the management of BRB as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of BRB and RBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BRB or RBI, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of BRB or RBI. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BRB or RBI, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to BRB or RBI. We have assumed, with your consent, that the respective allowances for loan losses for both BRB and RBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for BRB for the years ending December 31, 2016 through December 31, 2020, as reviewed with and confirmed by the senior management of BRB, as well as internal financial projections for RBI for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of RBI. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, an adjustment to RBI’s estimated provision expense as well as a core deposit intangible asset, as provided by the senior management of BRB. With respect to the foregoing information, the respective senior managements of BRB and RBI confirmed to us that such information reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of BRB and RBI, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in BRB’s or RBF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BRB and RBI will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BRB, RBI or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that BRB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of BRB Common Stock at any time or what the value of BRB Common Stock will be once it is actually received by the holders of RBI Common Stock.

We have acted as BRB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon consummation of the Merger. BRB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to BRB and received lees for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to BRB, RBI and their respective affiliates. We may also actively trade the equity and debt securities of BRB or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of BRB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of BRB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger or the issuance of additional shares of BRB Common Stock in connection with the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to BRB and does not address the underlying business decision of BRB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for BRB or the effect of any other transaction in which BRB might engage, We also do not express any opinion as to the amount of compensation to be received in the Merger by any BRB or RBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to BRB from a financial point of view.

Very truly yours,

APPENDIX C

OPINION OF BSP SECURITIES, LLC

March 29, 2016

Board of Directors

River Bancorp, Inc.

433 Commonwealth Boulevard, East

Suite One

Martinsville, VA 24112

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that River Bancorp, Inc. (“Seller”) and Blue Ridge Bankshares, Inc. (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of March 29, 2016 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Buyer’s bank subsidiary, Blue Ridge Bank, shall merge with and into Seller’s bank subsidiary, River Community Bank, NA.

In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) $16.57 in cash (the “Cash Consideration”) or (ii) 0.9821 share of Buyer Common Stock (the “Stock Consideration”) provided, however, that, (A) if the volume-weighted average price of Buyer Common Stock during the Measurement Period, as reported by Bloomberg Financial L.P. (the “Buyer VWAP”), is less than or equal to $16.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of Buyer Common Stock determined by dividing $15.71 by the Buyer VWAP, and (B) if the Buyer VWAP is greater than or equal to $18.00, then the Stock Consideration shall equal the number of shares (rounded to the nearest 1/1000th of a share) of Buyer Common Stock determined by dividing $17.68 by the Buyer VWAP. The term “Measurement Period” means the period ending on (and including) the second trading day prior to the effective date of the transaction during which an aggregate of at least 2,500 shares of Buyer Common Stock are traded; provided, however, that the Measurement Period shall be a minimum of thirty (30) consecutive trading days.

Seller has requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted

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on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;

4.	Reviewed Buyer’s audited financial statements for the years ended December 31, 2015, 2014 and 2013;

5.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

7.	Reviewed historical trading activity of Buyer;

8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327    (404) 848-1571 (phone) / (404) 848-1574 (fax)

have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at December 31, 2015 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327    (404) 848-1571 (phone) / (404) 848-1574 (fax)

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated November 30, 2014. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Seller in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327    (404) 848-1571 (phone) / (404) 848-1574 (fax)

APPENDIX D

VIRGINIA STOCK CORPORATION ACT

ARTICLE 15

APPRAISAL RIGHTS

APPENDIX D

APPRAISAL RIGHTS

Virginia Stock Corporation Act

Article 15

Appraisal Rights and Other Remedies

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718; however, appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if shareholder approval is required for the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if:

a. Under the terms of the corporate action approved by the shareholders there is to be distributed to the shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in § 13.1-746 or 13.1-746.1:

(1) Within one year after the shareholders’ approval of the action; and

(2) In accordance with their respective interests determined at the time of distribution; and

b. The disposition of assets is not an interested transaction;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5. Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors; or

6. Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the domestic corporation, as the shares held by the shareholder immediately before the domestication.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

4. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice shall state the corporation’s position as to the availability of appraisal rights.

A copy of this article shall accompany the meeting notice sent to those record shareholders who are or may be entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1. Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2. Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections F and G of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment.

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation before the proposed action becomes effective written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

2. Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of subsection A or B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions.

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolutions of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

PART III

EXHIBITS

Items 16 and 17. Index to Exhibits and Description of Exhibits.

The exhibits filed as a part of this offering statement are as follows, which is the exhibit index:

Exhibit No.	Description of Exhibit

2.1	Articles of Incorporation of Blue Ridge Bankshares, Inc., as amended.

2.2	Bylaws of Blue Ridge Bankshares, Inc., as amended.

3.1	Specimen certificate of Blue Ridge Bankshares, Inc. common stock.

3.2	Form of 6.75% Fixed to Floating Rate Subordinated Note Due 2025.

6.1	Form of Affiliate Agreement, dated as of March 30, 2016, by and among Blue Ridge Bankshares, Inc., River Bancorp, Inc. and each of the directors and executive officers of River Bancorp, Inc. (filed as Exhibit 5.8(a) to Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

6.2	Form of Affiliate Agreement, dated as of March 30, 2016, by and among Blue Ridge Bankshares, Inc., River Bancorp, Inc. and each of the directors and executive officers of Blue Ridge Bankshares, Inc. (filed as Exhibit 5.8(b) to Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

6.3	Employment Agreement, dated as of November 1, 2011, by and between Blue Ridge Bank and Brian K. Plum.

6.4	Change in Control Agreement, dated as of January 1, 2011, by and between Blue Ridge Bank and Brian K. Plum.

6.5	Change in Control Agreement, dated as of January 1, 2011, by and between Blue Ridge Bank and Benjamin T. Horne, IV.

6.6	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Brian K. Plum.

6.7	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Benjamin T. Horne, IV.

6.8	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Amanda G. Story.

6.9	Form of Stock Purchase Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated December 31, 2014 and March 17, 2015.

6.10	Form of Registration Rights Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated December 31, 2014 and March 17, 2015.

6.11	Form of Subordinated Note Purchase Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated November 20, 2015.

III-1

7.0	Agreement and Plan of Reorganization, dated March 30, 2016, between Blue Ridge Bankshares Inc. and River Bancorp, Inc., and the related Plan of Merger (filed as Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

10.0	Power of Attorney (contained as part of the signature pages herewith).

11.1	Consent of Brown, Edwards & Company, as independent registered public accounting firm for Blue Ridge Bankshares, Inc.

11.2	Consent of Elliott Davis Decosimo, LLC, as independent registered public accounting firm for River Bancorp, Inc.

11.3	Consent of LeClairRyan A Professional Corporation (included as part of Exhibit 12.1).

11.4	Consent of Bryan Cave, LLP (included as part of Exhibit 12.3).*

12.1	Opinion of LeClairRyan, A Professional Corporation, regarding the legality of the securities being registered.

12.2	Opinion of LeClairRyan, A Professional Corporation, regarding certain tax matters.*

12.3	Opinion of Bryan Cave, LLP, regarding certain tax matters.*

15.1	Form of proxy card of Blue Ridge Bankshares, Inc.

15.2	Form of proxy card of River Bancorp, Inc.

15.3	Consent of Sandler O’Neill & Partners, L.P., as financial advisor to Blue Ridge Bankshares, Inc.

15.4	Consent of BSP Securities, LLC, as financial advisor to River Bancorp, Inc.

*	To be filed by amendment.

III-2

SIGNATURES

Pursuant to the requirements of Regulation A under the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Luray, Commonwealth of Virginia on May 18, 2016.

BLUE RIDGE BANKSHARES, INC.

By:	/s Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Brian K. Plum and Amanda G. Story, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this offering statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ Brian K. Plum Brian K. Plum	President, Chief Executive Officer and Director (principal executive officer)	May 18, 2016

/s/ Larry Dees Larry Dees	Chairman of the Board of Directors	May 18, 2016

/s/ Mensel D. Dean, Jr. Mensel D. Dean, Jr.	Director	May 18, 2016

/s/ James E. Gander, II James E. Gander, II	Director	May 18, 2016

/s/ John H. H. Graves John H. H. Graves	Director	May 18, 2016

III-3

Signature	Capacity	Date

/s/ Robert S. Janney Robert S. Janney	Director	May 18, 2016

/s/ Richard L. Masincup Richard L. Masincup	Director	May 18, 2016

/s/ William W. Stokes William W. Stokes	Director	May 18, 2016

/s/ Malcolm R. Sullivan, Jr. Malcolm R. Sullivan, Jr.	Director	May 18, 2016

/s/ Amanda G. Story Amanda G. Story	Chief Financial Officer (principal financial and accounting officer)	May 18, 2016

III-4

EXHIBIT LIST

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Articles of Incorporation of Blue Ridge Bankshares, Inc., as amended.

2.2	Bylaws of Blue Ridge Bankshares, Inc., as amended.

3.1	Specimen certificate of Blue Ridge Bankshares, Inc. common stock.

3.2	Form of 6.75% Fixed to Floating Rate Subordinated Note Due 2025.

6.1	Form of Affiliate Agreement, dated as of March 30, 2016, by and among Blue Ridge Bankshares, Inc., River Bancorp, Inc. and each of the directors and executive officers of River Bancorp, Inc. (filed as Exhibit 5.8(a) to Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

6.2	Form of Affiliate Agreement, dated as of March 30, 2016, by and among Blue Ridge Bankshares, Inc., River Bancorp, Inc. and each of the directors and executive officers of Blue Ridge Bankshares, Inc. (filed as Exhibit 5.8(b) to Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

6.3	Employment Agreement, dated as of November 1, 2011, by and between Blue Ridge Bank and Brian K. Plum.

6.4	Change in Control Agreement, dated as of January 1, 2011, by and between Blue Ridge Bank and Brian K. Plum.

6.5	Change in Control Agreement, dated as of January 1, 2011, by and between Blue Ridge Bank and Benjamin T. Horne, IV.

6.6	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Brian K. Plum.

6.7	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Benjamin T. Horne, IV.

6.8	Supplemental Executive Retirement Plan, dated as of March 1, 2016, by and between Blue Ridge Bank and Amanda G. Story.

6.9	Form of Stock Purchase Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated December 31, 2014 and March 17, 2015.

6.10	Form of Registration Rights Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated December 31, 2014 and March 17, 2015.

6.11	Form of Subordinated Note Purchase Agreement, by and among Blue Ridge Bankshares, Inc. and certain individual investors, dated November 20, 2015.

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7.0	Agreement and Plan of Reorganization, dated March 30, 2016, between Blue Ridge Bankshares Inc. and River Bancorp, Inc., and the related Plan of Merger (filed as Appendix A to the joint proxy statement/offering circular included in this offering statement and incorporated herein by reference).

10.0	Power of Attorney (contained as part of the signature pages herewith).

11.1	Consent of Brown, Edwards & Company, as independent registered public accounting firm for Blue Ridge Bankshares, Inc.

11.2	Consent of Elliott Davis Decosimo, LLC, as independent registered public accounting firm for River Bancorp, Inc.

11.3	Consent of LeClairRyan A Professional Corporation (included as part of Exhibit 12.1).

11.4	Consent of Bryan Cave, LLP (included as part of Exhibit 12.3).*

12.1	Opinion of LeClairRyan, A Professional Corporation, regarding the legality of the securities being registered.

12.2	Opinion of LeClairRyan, A Professional Corporation, regarding certain tax matters.*

12.3	Opinion of Bryan Cave, LLP, regarding certain tax matters.*

15.1	Form of proxy card of Blue Ridge Bankshares, Inc.

15.2	Form of proxy card of River Bancorp, Inc.

15.3	Consent of Sandler O’Neill & Partners, L.P., as financial advisor to Blue Ridge Bankshares, Inc.

15.4	Consent of BSP Securities, LLC, as financial advisor to River Bancorp, Inc.

*	To be filed by amendment.

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